Filed Pursuant to Rule 424(b)(4)
Registration No. 333-268889

PROSPECTUS

5,700,000 American Depositary Shares

XIAO-I CORPORATION

Representing 1,900,000 Ordinary Shares

This is an initial public offering, or the “offering,” of 5,700,000 American depositary shares, or ADSs (each, an “ADS”, collectively, “ADSs”), each represents one-third of an ordinary share, par value US$0.00005 per share, of Xiao-I Corporation, a holding company incorporated in the Cayman Islands (“Xiao-I” or the “Company”) whose principal place of business is in Shanghai, China, on a firm commitment basis.

Prior to this offering, there has been no public market for Xiao-I’s ADSs or Ordinary Shares. The initial public offering price is $6.8 per ADS. The ADSs have been approved for listing on the Nasdaq Global Market under the symbol “AIXI.”

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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Xiao-I is an “emerging growth company” under applicable U.S. federal securities laws and is eligible for reduced public company reporting requirements. See “Risk Factors” beginning on page 39 for factors you should consider before investing in Xiao-I’s ADSs.

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Xiao-I is a holding company incorporated in the Cayman Islands. As a holding company with no material operations of its own, Xiao-I conducts a substantial majority of its operations through Shanghai Xiao-i Robot Technology Co., Ltd. (“Shanghai Xiao-i”), a variable interest entity (the “VIE”), in the People’s Republic of China, or “PRC” or “China.” Investors in Xiao-I’s ADSs should be aware that they may never hold equity interests in the VIE, but rather purchasing equity interests solely in Xiao-I, the Cayman Islands holding company, which does not own any of the business in China conducted by the VIE and the VIE’s subsidiaries (“the PRC operating entities”). The ADSs offered in this offering represent shares of the Cayman Islands holding company instead of shares of the VIE in China.

Xiao-I’s indirect wholly owned subsidiary, Zhizhen Artificial Intelligent Technology (Shanghai) Co. Ltd. (“Zhizhen Technology” or “WFOE”) entered into a series of contractual arrangements that establish the VIE structure (the “VIE Agreements”). The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. Xiao-I has evaluated the guidance in FASB ASC 810 and determined that Xiao-I is the primary beneficiary of the VIE, for accounting purposes, based upon such contractual arrangements. ASC 810 requires a VIE to be consolidated if the company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. A VIE is an entity in which a company or its WFOE, through contractual arrangements, is fully and exclusively responsible for the management of the entity, absorbs all risk of losses of the entity (excluding non-controlling interests), receives the benefits of the entity that could be significant to the entity (excluding non-controlling interests), and has the exclusive right to exercise all voting rights of the entity, and therefore the company or its WFOE is the primary beneficiary of the entity for accounting purposes. Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance; and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. Through the VIE Agreements, the Company is deemed the primary beneficiary of the VIE for accounting purposes. The VIE has no assets that are collateral for or restricted solely to settle its obligations. The creditors of the VIE do not have recourse to the Company’s general credit. Accordingly, under U.S. GAAP, the results of the PRC operating entities are consolidated in Xiao-I’s financial statements. However, investors will not and may never hold equity interests in the PRC operating entities. The VIE Agreements may not be effective in providing control over Shanghai Xiao-i. Uncertainties exist as to Xiao-I’s ability to enforce the VIE Agreements, and the VIE Agreements have not been tested in a court of law. The Chinese regulatory authorities could disallow this VIE structure, which would likely result in a material change in the PRC operating entities’ operations and the value of Xiao-I’s ADSs, including that it could cause the value of such securities to significantly decline or become worthless. See “Prospectus Summary — Our History and Corporate Structure” beginning on page 6 of this prospectus for a summary of the contractual arrangements and “Risk Factors — Risks Relating to Our Corporate Structure” beginning on page 52 of this prospectus for certain risks relating to the contractual arrangements.

As of the date of this prospectus, no cash transfer or transfer of other assets by way of dividends or distributions have occurred among the Company, its subsidiaries, or the PRC operating entities. Xiao-I intends to keep any future earnings to finance the expansion of its business, and it does not anticipate that any cash dividends will be paid, or any funds will be transferred from one entity to another, in the foreseeable future. As such, Xiao-I has not installed any cash management policies that dictate how funds are transferred among the Company, its subsidiaries, or investors, or the PRC operating entities. For further details, please refer to “Prospectus Summary — Consolidation” beginning on page 18.

Xiao-I is a holding company with no operations of its own. Xiao-I conducts its operations in China primarily through the PRC operating entities in China. As a result, although other means are available for it to obtain financing at the holding company level, Xiao-I’s ability to pay dividends and other distributions to its shareholders and to service any debt it may incur may depend upon dividends and other distributions paid by Xiao-I’s PRC subsidiaries, which relies on dividends and other distributions paid by the PRC operating entities pursuant to the VIE Agreements. If any of these entities incurs debt on its own in the future, the instruments governing such debt may restrict its ability to pay dividends and other distributions to Xiao-I.

In addition, dividends and distributions from Xiao-I’s PRC subsidiaries and the VIE are subject to regulations and restrictions on dividends and payment to parties outside of China. Applicable PRC law permits payment of dividends to Xiao-I by WFOE only out of net income, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset by general reserve fund and profits (if general reserve fund is not enough). Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. In contrast, there is presently no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, Xiao-I’s Hong Kong subsidiary is able to transfer cash without any limitation to the Cayman Islands under normal circumstances. As a result of these PRC laws and regulations, the PRC operating entities and WFOE are restricted in their ability to transfer a portion of their net assets to the Company.

Moreover, the transfer of funds among the PRC operating entities are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Amendment Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by Xiao-I’s PRC counsel, Jingtian & Gongcheng, the Provisions on Private Lending Cases does not prohibit using cash generated from one PRC operating entity to fund another affiliated PRC operating entity’s operations. Xiao-I or the PRC operating entities have not been notified of any other restriction which could limit the PRC operating entities’ ability to transfer cash among each other. In the future, cash proceeds from overseas financing activities, including this offering, may be transferred by Xiao-I to its wholly-owned subsidiary AI Plus Holding Limited (“AI Plus”), and then transferred to AI Plus’s wholly-owned subsidiary Xiao-i Technology Limited (Xiao-i Technology”), and then transferred to WFOE via capital contribution or shareholder loans, as the case may be. Cash proceeds may flow to Shanghai Xiao-i from WFOE pursuant to certain contractual arrangements between WFOE and Shanghai Xiao-i as permitted by the applicable PRC regulations.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid out of share premium if this would result in the company being unable to pay its debts due in the ordinary course of business. If Xiao-I determines to pay dividends on any of its Ordinary Shares in the future, as a holding company, Xiao-I will rely on payments made from Shanghai Xiao-i to WFOE, pursuant to the VIE Agreements, and the distribution of such payments to Xiao-i Technology from WFOE, and then to AI Plus from Xiao-i Technology, and then to Xiao-I from AI Plus as dividends, unless Xiao-I receives proceeds from future offerings. Xiao-I does not expect to pay dividends in the foreseeable future. If, however, it declares dividends on its Ordinary Shares, the depositary will pay you the cash dividends and other distributions it receives on Xiao-I’s Ordinary Shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement. See “Prospectus Summary — Transfers of Cash to and from the VIE” on page 26 and “Risk Factors — Risks Relating to Doing Business in China — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits” on page 65 of this prospectus.

Additionally, Xiao-I is subject to certain legal and operational risks associated with the operations of the PRC operating entities in China. PRC laws and regulations governing the PRC operating entities’ current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the PRC operating entities’ operations, significant depreciation of the value of Xiao-I’s ADSs, or a complete hindrance of its ability to offer or continue to offer its securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews and expanding the efforts in anti-monopoly enforcement. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of Xiao-I’s subsidiaries and the PRC operating entities, Xiao-I’s ability to accept foreign investments, and Xiao-I’s listing on a U.S. stock exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implement rules that require the Company, its subsidiaries, or the PRC operating entities to obtain regulatory approval from Chinese authorities before listing in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, its operations could be adversely affected, directly or indirectly; its ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of its securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if the Company, or its subsidiaries or the PRC operating entities (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and the Company, or its subsidiaries or the PRC operating entities are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice.

The PRC operating entities generated approximately 2.3% and 11.7% of their revenues from Hong Kong in fiscal year 2021 and 2020, respectively. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. Xiao-I cannot assure you that there will not be any changes in the economic, political and legal environment in Hong Kong. Xiao-I may be subject to uncertainty about any future actions of the PRC government and is possible that most of the legal and operational risks associated with operating in the PRC may also apply to the PRC operating entities’ operations in Hong Kong in the future. The PRC government may intervene or influence the PRC operating entities’ current and future operations in Hong Kong at any time and exert more influence over the manner in which the PRC operating entities must conduct their business activities. Such government actions, if and when they occur, could result in a material change in their operations in Hong Kong.

In Hong Kong, the collection of personal data, their use and disclosure, retention and granting of access to and correction of personal data is governed by the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong). See “Regulations in Hong Kong — Personal data law in Hong Kong” for further details. The competition law in Hong Kong is primarily governed by the Competition Ordinance (Chapter 619 of the Laws of Hong Kong), which prohibits three principal types of anti-competitive conducts, namely (a) anti-competitive agreements or practices; (b) abuse of market power; and (c) merger control of arrangements that could substantially reduce the level of competition in telecommunication industry. The Merger Rule in the Competition Ordinance prohibits undertakings from directly or indirectly carrying out a merger that has, or is likely to have, the effect of substantially reduce the level of competition in Hong Kong. This rule is only applicable to telecommunication carrier licensees. There is no general merger control regime in Hong Kong. See “Regulations in Hong Kong — Competition law in Hong Kong” for further details.

As of the date of this prospectus, the PRC operating entities’ business operations in Hong Kong, which are relatively insignificant as compared to their business as a whole, are only required to comply with the Hong Kong laws and regulations. The PRC government has recently initiated a series of regulatory actions and statements to regulate business operations in mainland China with little advance notice. Xiao-I does not expect such statements by the PRC government would have any specific impact on the PRC operating entities’ business operations in Hong Kong. If there is any change in political arrangements between mainland China and Hong Kong, it would affect the business environment in Hong Kong generally.

The PRC operating entities’ operations in China are governed by PRC laws and regulations. Xiao-I’s PRC counsel, Jingtian & Gongcheng, has advised Xiao-I that, as of the date of this prospectus, based on their understanding of the current PRC laws, regulations and rules, Xiao-I, its subsidiaries, the PRC operating entities have received all requisite permissions and approvals from the PRC government authorities for their business operations currently conducted in China.

Neither has Xiao-I nor its subsidiaries, nor the PRC operating entities received any denial of permissions for their business operations currently conducted in China. These permissions and approvals include (without limitation) License for Value-added Telecommunications Services, Business License, Record Registration Form for Foreign Trade Business Operators, Customs Declaration Entity Registration Certificate. Xiao-I’s PRC counsel, Jingtian & Gongcheng, has advised Xiao-I that, as of the date of this prospectus, based on their understanding of the current PRC laws, regulations and rules, Xiao-I, its subsidiaries, the PRC operating entities are currently not required to obtain permission from any of the PRC authorities to issue ADSs or Ordinary Shares to foreign investors.

However, Xiao-I is subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that Xiao-I inadvertently concludes that the permissions or approvals discussed here are not required, that applicable laws, regulations or interpretations change such that Xiao-I is required to obtain approvals in the future, or that the PRC government could disallow Xiao-I’s holding company structure, which would likely result in a material change in its operations, including its ability to continue its existing holding company structure, carry on its current business, accept foreign investments, and offer or continue to offer securities to its investors. These adverse actions could cause the value of Xiao-I’s ADSs to significantly decline or become worthless. Xiao-I may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the CSRC, if it fails to comply with such rules and regulations, which would likely adversely affect the ability of Xiao-I’s securities to be listed on a U.S. exchange, which would likely cause the value of Xiao-I’s securities to significantly decline or become worthless.

Permission from Cyberspace Administration of China. Shanghai Xiao-i has applied for a cybersecurity review organized by the China Cybersecurity Review Technology and Certification Center (the “Center”), which is authorized by the Cybersecurity Review Office of the Cyberspace Administration of China (the “CAC”) to accept public consultation and cybersecurity review submissions, pursuant to the Cybersecurity Review Measures, which became effective on February 15, 2022. On August 25, 2022, Shanghai Xiao-i received a written notice from the Cybersecurity Review Office, pursuant to which cybersecurity review is not required for the offering.

PRC Limitation on Overseas Listing and Share Issuances. The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

The CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and five relevant guidelines on February 17, 2023, which will become effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing by PRC domestic company by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to complete the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provide that no overseas offering and listing shall be made under any of the following circumstances: (i) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) the domestic company intending to make the securities offering and listing, or its controlling shareholder and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (v) there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholder that are controlled by the controlling shareholder and/or actual controller.

The Overseas Listing Trial Measures also provide that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering subject to the filing procedure set forth under the Overseas Listing Trial Measures: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the issuer’s business activities are substantially conducted in mainland China, or its principal place of business are located in mainland China, or the senior managers in charge of its business operations and management are mostly Chinese citizens or domiciled in Mainland China. Where an issuer submits an application for an initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. The Overseas Listing Trial Measures also require subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer who have completed overseas offerings and listings.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) on or prior to the effective date of the Overseas Listing Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Overseas Listing Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of hearing in the market of Hong Kong or the completion of registration in the market of the United States), but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources.

Based on the foregoing, if we cannot receive the final approval from the Nasdaq on or before March 31, 2023, or if we receive the final approval from the Nasdaq on or before March 31, 2023 but fail to complete this indirect overseas issuance and Listing on or before September 30, 2023, in the opinion of our PRC counsel, Jingtian & Gongcheng, we will be required to complete the filing procedures with the CSRC in connection with the overseas securities offering and listing, which may materially delay the progress of the offer of our ADSs, or even completely hinder our ability to offer or continue to offer our ADSs if we fail to receive clearance of such filing requirements.

For more detailed information, see “Risk Factors — The approval, filing or other requirements of the CSRC or other PRC government authorities may be required under PRC laws.” on page 64 of this prospectus.

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), if the Public Company Accounting Oversight Board (the “PCAOB”), is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 (the “Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the Determination Report identified the specific registered public accounting firms which are subject to these determinations (“PCAOB Identified Firms”). On June 22, 2021, United States Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before Xiao-I’s securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate completely Xiao-I’s auditor.

Xiao-I’s current auditor, Marcum Asia CPAs LLP (“Marcum Asia”), the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia, whose audit report is included in this prospectus, is headquartered in New York, New York, and, as of the date of this prospectus, was not included in the list of PCAOB Identified Firms in the Determination Report.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance (“MOF”) of the People’s Republic of China, governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022.

On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report.

On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

Notwithstanding the foregoing, Xiao-I’s ability to retain an auditor subject to the PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to Xiao-I, may depend on the relevant positions of U.S. and Chinese regulators. Marcum Asia’s audit working papers related to Xiao-I are located in China. With respect to audits of companies with operations in China, such as the Company, there are uncertainties about the ability of its auditor to fully cooperate with a request by the PCAOB for audit working papers in China without the approval of Chinese authorities. If the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol, then such lack of inspection or re-evaluation could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Accordingly, the HFCAA calls for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to Xiao-I’s offering.

See “Risk Factors — Risks Relating to Doing Business in China — The newly enacted Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering and listing on the Nasdaq Global Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor” on page 60 of this prospectus.

Investing in Xiao-I’s ADSs involves a high degree of risk. See “Risk Factors” beginning on page 39 of this prospectus.

	Per ADS	Total
Initial public offering price	US$ 6.80	US$ 38,760,000
Underwriting discounts and commissions (7%) for sales to investors introduced by the underwriter(1)	US$ 0.48	US$ 2,713,200
Proceeds, before expenses, to Xiao-I(2)	US$ 6.32	US$ 36,046,800

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(1)      See “Underwriting” beginning on page 191 for additional disclosure regarding underwriting compensation payable by Xiao-I.

(2)      The total estimated expenses related to this offering are set forth in the section entitled “Underwriting — Discounts, Commissions and Expenses.” The expected offering expenses to be payable by the Company is $2.25 million.

The underwriters are selling 5,700,000 ADSs (or 6,555,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full) in this Offering on a firm commitment basis.

Xiao-I has granted the underwriters an option to purchase up to an additional 855,000 ADSs within 45 days from the date this prospectus at the initial public offering price, less the underwriting discounts and commissions.

The underwriters expect to deliver the ADSs against payment in U.S. dollars to the purchasers on or about March 13, 2023.

Prospectus dated March 9, 2023

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. Xiao-I has not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. Xiao-I is offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs. Xiao-I has not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside the United States.

This prospectus includes statistical and other industry and market data that Xiao-I obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable. While Xiao-I believes these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

Until April 3, 2023 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

ABOUT THIS PROSPECTUS

Xiao-I and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by Xiao-I or on its behalf or to which Xiao-I has referred you. Xiao-I takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. Xiao-I is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for ADSs is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Xiao-I’s business, financial condition, results of operations and prospects may have changed since that date.

Conventions that apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, the reference in this prospectus to:

•        “Xiao-I” or the “Company” is to Xiao-I Corporation, an exempted company with limited liability incorporated under the laws of Cayman Islands;

•        “AI Plus” is to AI Plus Holding Limited, organized under the law of British Virgin Islands, as Xiao-I’s intermediate holding company;

•        “Xiao-i Technology” is to Xiao-i Technology Limited, organized under the law of Hong Kong, which is wholly owned by AI Plus;

•        “WFOE” is to Zhizhen Artificial Technology (Shanghai) Company Limited (“Zhizhen Technology”), a limited liability company established and existing under the laws of the PRC, which is wholly owned by Xiao-i Technology;

•        “Shanghai Xiao-i” or the “VIE” is to Shanghai Xiao-i Robot Technology Company Limited, a company limited by shares established and existing under the laws of the PRC;

•        “the PRC operating entities” refers to the VIE, Shanghai Xiao-i, and its subsidiaries;

•        “Memorandum and Articles of Association” means the amended and restated memorandum of association (“Memorandum”) and the amended and restated articles of association (“Articles of Association”) of Xiao-I;

•        “China” or the “PRC” are to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau, and excluding Taiwan for the purposes of this prospectus only; the term “Chinese” has a correlative meaning for the purpose of this prospectus;

•        “mainland China”, “mainland of PRC” or “mainland PRC” are to the mainland China of the PRC, excluding Taiwan, the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only; the term “mainland Chinese” has a correlative meaning for the purpose of this prospectus;

•        “PRC government”, “PRC regulatory authorities”, “PRC authorities”, “PRC governmental authorities”, “Chinese government”, “Chinese authorities” or “Chinese governmental authorities” is to the government of mainland China for the purposes of this prospectus only; and the similar wordings have a correlative meaning for the purpose of this prospectus;

•        “PRC laws and regulations”, “PRC laws”, “laws of PRC”, “Chinese laws and regulations” or “Chinese laws” are to the laws and regulations of mainland China; and the similar wordings have a correlative meaning for the purpose of this prospectus;

•        “Ordinary Shares” are to the ordinary shares of the Company, par value US$0.00005 per share;

•        “$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” are to U.S. dollars;

•        “RMB” and “¥” are to Renminbi;

•        “Companies Act” is to the Companies Act (As Revised), Cap. 22 of the Cayman Islands.

•        “ADSs” refer to Xiao-I’s American depositary shares, each of which represents one-third of an Ordinary Share.

The PRC operating entities’ business is conducted in the PRC using RMB, the currency of China. Xiao-I’s consolidated financial statements are presented in United States dollars. In this prospectus, Xiao-I refers to assets, obligations, commitments, and liabilities in its consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of Xiao-I’s obligations and the value of its assets in terms of United States dollars which may result in an increase or decrease in the amount of Xiao-I’s obligations (expressed in dollars) and the value of its assets, including accounts receivable (expressed in dollars).

PRESENTATION OF FINANCIAL INFORMATION

The consolidated financial statements included in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The reporting currency is United States dollar. Unless otherwise indicated, all monetary amounts in this prospectus are in U.S. dollars.

This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at RMB6.3726 to $1.00 on December 30, 2021, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Board. Xiao-I makes no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On June 1, 2022, the noon buying rate in New York for cable transfers payable in Renminbi was RMB6.6858 to $1.00. Xiao-I has made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before deciding whether to buy Xiao-I’s ADSs. You should read this entire prospectus carefully, including “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Xiao-I’s consolidated financial statements, including the notes thereto, before making an investment decision. This prospectus contains information from an industry report commissioned by Xiao-I and prepared by Frost & Sullivan, an independent research firm, to provide information regarding the PRC operating entities’ industry and their market position in China.

Investors should note that Xiao-I, the ultimate Cayman Islands holding company, does not own any substantive operations in the PRC and the businesses in the PRC described in this prospectus are operated through the PRC operating entities in China.

Xiao-I’s Mission

Xiao-I’s mission is to leverage Shanghai Xiao-i’s advanced core artificial intelligence technology to make the world a better place.

Overview

Xiao-I is a holding company incorporated in the Cayman Islands. As a holding company with no material operations of its own, Xiao-I conducts a substantial majority of its operations through Shanghai Xiao-i, the VIE, in the PRC. Investors in Xiao-I’s ADSs or Ordinary Shares should be aware that they may never hold equity interests in the VIE, but rather purchasing equity interests solely in Xiao-I, the Cayman Islands holding company, which does not own any of the businesses in China conducted by the PRC operating entities. The ADSs offered in this offering represent shares of the Cayman Islands holding company instead of shares of the VIE in China.

Shanghai Yingsi Software Technology Co., Ltd. (“Incesoft”) was founded in 2001. Incesoft established the Xiaoi robot brand (Chinese: 小i机器人) and developed AI technology used to support its consumer-to-consumer business model. In 2009, Incesoft transformed its business model from consumer-to-consumer to business-to-business. At the same time, founders of Incesoft founded Shanghai Xiao-i, the VIE, which acquired the Xiaoi robot brand and Incesoft’s core AI technology. Following the acquisition, Incesoft was dissolved by de-registering with local company registrar in accordance with PRC law in 2012. Since 2009, Shanghai Xiao-i has become a leading artificial intelligence (“AI”) company by building on its wide technology commercialization, brand recognition and culture of innovation in China.

Milestone Accomplishments over 20 Years History

Since its founding in 2001, Shanghai Xiao-i has developed a portfolio of cognitive intelligence technologies for businesses based on its natural language processing and AI implementation. Leveraging its cutting-edge technologies, dedicated services, and long-standing customer base, it has become a leading customer service solution company in China according to Frost & Sullivan. It focuses on the development and promotion of cognitive intelligence technology and products with natural language processing as the core, and it uses cognitive intelligence products and services to enable and promote industrial digitization and intelligent upgrading and transformation.

Shanghai Xiao-i is a leading cognitive intelligence enterprise in China, integrating parts of perceptive intelligence like natural language processing and computer vision. It offers a wide range of business services in AI, covering natural language processing, computer vision, machine learning and cloud computing. It has multi-field data resources and multiple industry standards, a cutting-edge talent team training system and strong experience in resource integration. It primarily provides smart city, software business and architectural design AI services to its customers.

Shanghai Xiao-i has comprehensive business lines covering fundamental tech platform, conversation bot, cloud services, industry solutions and robotics solutions.

Shanghai Xiao-i’s cognitive intelligence artificial intelligence (“CIAI”) platform products and services are marketed and sold primarily to customers in the following industries: (1) Contact Center, (2) Finance, (3) Urban Public Service, (4) Construction, (5) Metaverse, (6) Manufacturing and (7) Smart Healthcare.

Xiao-I’s History and Corporate Structure

Xiao-I was incorporated in the Cayman Islands on August 13, 2018, with limited liability under the Companies Act. Upon incorporation, the authorized share capital of the Company was US$50,000 divided into 1,000,000,000 shares, par value of US$0.00005 each, comprising of 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each. The Company is a holding company.

On August 30, 2018, Xiao-I established its wholly-owned subsidiary AI Plus, under the law of British Virgin Islands, as its intermediate holding company, which then established its wholly-owned subsidiary, Xiao-i Technology under the law of Hong Kong, which in turn established a wholly-owned PRC subsidiary, Zhizhen Technology or WFOE, on March 29, 2019. Subsequently, Xiao-I, through WFOE, entered into a series of contractual arrangements with Shanghai Xiao-i and its shareholders whereby Xiao-I was established as the primary beneficiary of Shanghai Xiao-i for accounting purposes. Xiao-I has recognized the net assets of Shanghai Xiao-i at historical cost with no change in basis in the consolidated financial statements upon the completion of this reorganization.

As of the date of this prospectus, Al Plus, Xiao-i Technology and Zhizhen Technology do not have any substantive business operations. As a result of Xiao-I’s indirect ownership in Zhizhen Technology and the variable interest entity contractual arrangements, Xiao-I is regarded as the primary beneficiary of the VIE for accounting purposes. Xiao-I treats the PRC entities as its consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in Xiao-I’s consolidated financial statements in accordance with U.S. GAAP. For more details and risks related to the variable interest entity structure, please see “Risk Factors — Risks Relating to Our Corporate Structure” on page 52 of this prospectus.

The following diagram illustrates the corporate legal structure of Xiao-I as of the date of this prospectus.

The following diagram illustrates the ownership of the VIE, Shanghai Xiao-i, as of the date of this prospectus.

The VIE Agreements

The PRC government regulates the telecommunications and internet industry, including software industry, through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in software business. Xiao-I, AI Plus and Zhizhen Technology, are considered as foreign invested enterprises. To comply with these regulations, the Company conducts the majority of its activities in PRC through the PRC operating entities. Uncertainties exist as to the Company’s ability to enforce the VIE Agreements, and the VIE Agreements have not been tested in a court of law.

Zhizhen Technology has entered into the following contractual arrangements with Shanghai Xiao-i and 61 of its shareholders, whom together hold 100% equity interest in Shanghai Xiao-i, that enable the Company to (i) have power to direct the activities that most significantly affect the performance of Shanghai Xiao-i and its subsidiaries, and (ii) receive the benefits of Shanghai Xiao-i and its subsidiaries that could be significant to Shanghai Xiao-i and its subsidiaries. The Company, through its indirect wholly owned subsidiary, Zhizhen Technology, is fully and exclusively responsible for the management of Shanghai Xiao-i, absorbs all risk of losses of Shanghai Xiao-i (excluding non-controlling interests) and has the exclusive right to exercise all voting rights of Shanghai Xiao-i’s shareholders. In exchange, Shanghai Xiao-i pays service fees to Zhizhen Technology. The service fees shall consist of 100% of the profit before tax of Shanghai Xiao-i, after the deduction of all costs, expenses, taxes and other fee required under PRC laws and regulations. Shanghai Xiao-i agrees not to accept the same or any similar services provided by any third party and shall not establish cooperation relationships similar to that formed by the Exclusive Business Cooperation Agreement with any third party, except with the prior written consent of Zhizhen Technology. Therefore, the Company, through its wholly owned subsidiaries AI Plus and Zhizhen Technology, has been determined to be the primary beneficiary of Shanghai Xiao-i and the VIE’s subsidiaries for accounting purposes and has consolidated Shanghai Xiao-i’s and its subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

Exclusive Call Option Agreement

Pursuant to the Exclusive Call Option Agreement signed on March 29, 2019 by and among Zhizhen Technology, Shanghai Xiao-i and its shareholders, the shareholders irrevocably granted Zhizhen Technology or any third party designated by Zhizhen Technology an option to purchase all or part of their equity interests in Shanghai Xiao-i at any time at a price determined at Zhizhen Technology’s discretion. According to the Exclusive Call Option Agreement, the purchase price to be paid by the Company to each shareholder of Shanghai Xiao-i will be the minimum price permitted by applicable PRC Law at the time when such share transfer occurs. Without Zhizhen Technology’s prior written consent, the shareholders and Shanghai Xiao-i agreed not to, among other things: set encumbrance on, transfer all or part of, or dispose of the equity interests; amend the articles of association of Shanghai Xiao-i; change the registered capital of Shanghai Xiao-i or holding structure; change Shanghai Xiao-i’s business activities; sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of Shanghai Xiao-i’s assets, business, or revenue; incur, assume or guarantee any debts; enter into any material contract; extend any loan or credit to any party, or provide any guarantee or assume any obligation of any party; merge or consolidate with any third party or acquire or invest in any third party; or distribute dividends. The shareholders and Shanghai Xiao-i agreed to manage business and handle financial and commercial affairs prudently and in accordance with relevant laws and codes of practice. This agreement will continue with full force and effect until the earlier of the date on which Zhizhen Technology has acquired all of the Equity Interests in Shanghai Xiao-i, or this Agreement is terminated by the mutual written consent.

Exclusive Business Cooperation Agreement

On March 29, 2019, Zhizhen Technology entered into an Exclusive Business Cooperation Agreement with Shanghai Xiao-i to enable Zhizhen Technology to engage in the development and operation of the Internet technology development in accordance with applicable laws. Under this agreement, Shanghai Xiao-i appointed Zhizhen Technology to provide exclusive comprehensive business support, technical services, consulting services and other services to Shanghai Xiao-i, and Shanghai Xiao-i agreed to accept such services. The term of the Services provided by Zhizhen Technology shall be 10 years from the effective date of March 29, 2019, and will be automatically extended after the expiration until when terminated in writing by Zhizhen Technology. Additionally, Zhizhen Technology has the full and exclusive right to manage and direct all cash flow and assets of Shanghai Xiao-i and to direct and administrate the financial affairs and daily operation of Shanghai Xiao-i. In exchange, Shanghai Xiao-i pays service fees to Zhizhen Technology. The service fees shall consist of 100% of the profit before tax of Shanghai Xiao-i, after the deduction of all costs, expenses, taxes and other fee required under PRC laws and regulations. If Shanghai Xiao-i is unable to pay the service fees due to the actual managing situation, with the written consent of Zhizhen Technology, the unpaid part of the service fees in the previous fiscal year can be deferred to the end of the next year and settled together. Shanghai Xiao-i agrees not to accept the same or any similar services provided by any third party and shall not establish cooperation relationships similar to that formed by the Exclusive Business Cooperation Agreement with any third party, except with the prior written consent of Zhizhen Technology. During the validity term of this agreement, Zhizhen Technology will bear all the economic benefits and risks arising from the business of Shanghai Xiao-i and its subsidiaries. Zhizhen Technology will provide financial support to Shanghai Xiao-i or its subsidiaries in the event of a loss or serious operational difficulties.

Power of Attorney Agreement

On March 29, 2019, each shareholder of Shanghai Xiao-i, signed the Power of Attorney Agreement to irrevocably entrust Zhizhen Technology or any person(s) designated by Zhizhen Technology to act as its attorney-in-fact to exercise any and all of its rights as a shareholder of Shanghai Xiao-i, including, but not limited to, the right to convene, attend and present the shareholders’ meetings, vote, sign and perform as a shareholder; transfer, pledge or dispose of all the equity interest of Shanghai Xiao-i held by the shareholder; collect the dividend, and participate in litigation procedures. This agreement is effective and irrevocable until all of each shareholder’s equity interest in Shanghai Xiao-i has been transferred to Shanghai Xiao-i or the person(s) designated by Zhizhen Technology.

Share Interest Pledge Agreement

Under the Share Interest Pledge Agreement signed on March 29, 2019 by and among Zhizhen Technology and each shareholder of Shanghai Xiao-i, the shareholders of Shanghai Xiao-i have agreed to pledge 100% equity interest in Shanghai Xiao-i to Zhizhen Technology to guarantee the performance obligations of Shanghai Xiao-i under the Exclusive Business Cooperation Agreement, and the performance obligations of each shareholder under the Exclusive Call Option Agreement. If Shanghai Xiao-i or its shareholders breach their contractual obligations under these agreements, Zhizhen Technology, as pledgee, will have the right to exercise the pledge.

The shareholders also agreed that, without prior written consent of Zhizhen Technology, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. The pledge of equity interests in Shanghai Xiao-i has been registered with the relevant office of the State Administration for Market Regulation in accordance with the Civil Code of the People’s Republic of China.

Spousal Commitment Letter

The spouses of each individual shareholder of Shanghai Xiao-i have each signed a Commitment Letter. Under the Commitment Letter, the signing spouse unconditionally and irrevocably has agreed to the execution by his or her spouse of the above-mentioned Exclusive Business Cooperation Agreement, Exclusive Call Option Agreement, Power of Attorney Agreement and Share Interest Pledge Agreement, and that his or her spouse may perform, amend or terminate such agreements without his or her consent. In addition, in the event that the spouse obtains any equity interest in Shanghai Xiao-i held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse, as may be amended from time to time.

The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. Xiao-I has evaluated the guidance in FASB ASC 810 and determined that Xiao-I is the primary beneficiary of the VIE, for accounting purposes, based upon such contractual arrangements. ASC 810 requires a VIE to be consolidated if the company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. A VIE is an entity in which a company, through contractual arrangements, is fully and exclusively responsible for the management of the entity, absorbs all risk of losses of the entity (excluding non-controlling interests), receives the benefits of the entity that could be significant to the entity (excluding non-controlling interests), and has the exclusive right to exercise all voting rights of the entity, and therefore the company is the primary beneficiary of the entity for accounting purposes. Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance; and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. Through the VIE agreements, the Company is deemed the primary beneficiary of the VIE for accounting purposes. The VIE has no assets that are collateral for or restricted solely to settle its obligations. The creditors of VIE do not have recourse to the Company’s general credit. Accordingly, under U.S. GAAP, the results of the PRC operating entities are consolidated in Xiao-I’s financial statements.

However, investors will not and may never hold equity interests in the PRC operating entities. The VIE Agreements may not be effective in providing control over Shanghai Xiao-i. Uncertainties exist as to Xiao-I’s ability to enforce the VIE Agreements, and the VIE Agreements have not been tested in a court of law. If the VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, Xiao-I may have to incur substantial costs and expend additional resources to enforce such arrangements. The Chinese regulatory authorities could disallow this VIE structure, which would likely result in a material change in the PRC operating entities’ operations and the value of Xiao-I’s ADSs, including that it could cause the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Relating to Our Corporate Structure” beginning on page 52 of this prospectus for certain risks relating to the contractual arrangements.

As of the date of this prospectus, no cash transfer or transfer of other assets by way of dividends or distributions have occurred among the Company, its subsidiaries, or the PRC operating entities. Xiao-I intends to keep any future earnings to finance the expansion of its business, and it does not anticipate that any cash dividends will be paid, or any funds will be transferred from one entity to another, in the foreseeable future. As such, Xiao-I has not installed any cash management policies that dictate how funds are transferred among the Company, its subsidiaries, or investors, or the PRC operating entities. For further details, please refer to “Prospectus Summary — Consolidation”, as well as the condensed consolidating schedule and the consolidated financial statements included elsewhere in this registration statement.

Xiao-I is a holding company with no operations of its own. It conducts its operations in China primarily through the PRC operating entities in China. As a result, although other means are available for Xiao-I to obtain financing at the holding company level, Xiao-I’s ability to pay dividends and other distributions to its shareholders and to service any debt it may incur may depend upon dividends and other distributions paid by Xiao-I’s PRC subsidiaries, which relies on dividends and other distributions paid by the PRC operating entities pursuant to the VIE Agreements. If any of these entities incurs debt on its own in the future, the instruments governing such debt may restrict its ability to pay dividends and other distributions to Xiao-I.

In addition, dividends and distributions from Xiao-I’s PRC subsidiaries and the VIE are subject to regulations and restrictions on dividends and payment to parties outside of China. Applicable PRC law permits payment of dividends to Xiao-I by WFOE only out of net income, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset by general reserve fund and profits (if general reserve fund is not enough). Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. In contrast, there is presently no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, Xiao-I’s Hong Kong subsidiary is able to transfer cash without any limitation to the Cayman Islands under normal circumstances. As a result of these PRC laws and regulations, the PRC operating entities are restricted in their ability to transfer a portion of their net assets to the Company.

Moreover, the transfer of funds among the PRC operating entities are subject to the Provisions on Private Lending Cases, which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by Xiao-I’s PRC counsel, Jingtian & Gongcheng, the Provisions on Private Lending Cases does not prohibit using cash generated from one PRC operating entity to fund another affiliated PRC operating entity’s operations. Xiao-I, its subsidiaries or the PRC operating entities have not been notified of any other restriction which could limit the PRC operating entities’ ability to transfer cash among each other. In the future, cash proceeds from overseas financing activities, including this offering, may be transferred by Xiao-I to AI Plus, and then transferred to Xiao-i Technology, and then transferred to WFOE via capital contribution or shareholder loans, as the case may be. Cash proceeds may flow to Shanghai Xiao-i from WFOE pursuant to certain contractual arrangements between WFOE and Shanghai Xiao-i as permitted by the applicable PRC regulations.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid out of share premium if this would result in the company being unable to pay its debts due in the ordinary course of business. Xiao-I does not expect to pay dividends in the foreseeable future. If, however, it declares dividends on its Ordinary Shares, the depositary will pay you the cash dividends and other distributions it receives on Xiao-I’s Ordinary Shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement. If it determines to pay dividends on any of its Ordinary Shares in the future, as a holding company, it will rely on payments made from Shanghai Xiao-i to WFOE, pursuant to the VIE Agreements between them, and the distribution of such payments to Xiao-i Technology from WFOE, and then to AI Plus from Xiao-i Technology, and then to Xiao-I from AI Plus as dividends, unless it receives proceeds from future offerings. See “Prospectus Summary — Transfers of Cash to and from the VIE” on page 26 and “Risk Factors — Risks Relating to Doing Business in China — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits” on page 65 of this prospectus.

Product and Technology Overview

Overall Architecture of Shanghai Xiao-i’s Products and Technologies

The overall architecture of Shanghai Xiao-i’s products and technologies are divided into three layers: (1) infrastructure, (2) aggregation empowerment platform and (3) domain application.

Infrastructure Layer

Shanghai Xiao-i’s infrastructure layer provides the informational support for its products and technologies. Typically built with third-party products and technologies, it integrates the information into the infrastructure layer. Additional properties include:

•        Compatibility with cloud native and private or third-party cloud platforms;

•        Ubiquitous perception layer connection enabling integration with the Internet of Things, the Internet, 5G, and dedicated networks; and

•        Multidimensional data collection and integration, including spatiotemporal, channels, and community.

Aggregation Empowerment Platform Layer

AI Core Technology Platform — Cognitive Intelligence Artificial Intelligence (CIAI)

Using proprietary intellectual property technologies, Shanghai Xiao-i has independently developed CIAI, its core technology platform. To date, it has developed and commercialized six core technologies based on CIAI: (1) natural language processing, (2) speech processing, (3) computer vision, (4) machine learning, (5) affective computing and (6) data intelligence and hyperautomation.

•        Natural Language Processing

•        CIAI’s multilingual, natural language processing capability extracts and analyzes information, mines text, constructs knowledge, and performs knowledge representation and reasoning based on words, phrases, sentences, and text, providing solutions to the human-computer interaction needs of diverse enterprises and professional users.

•        Speech Processing

•        The hybrid architecture of Time-Delay Neural Network + Deep Feedforward Sequential Memory Network + attention, in combination with Shanghai Xiao-i’s vast corpus accumulation of more than ten years, has enabled it to train its intelligent voice technology for end-to-end application across various scenarios in numerous fields. Based on these technologies, it has built a variety of intelligent voice solutions under the Aviation Industry Computer-Based Training Committee framework, including intelligent Interactive Voice Response navigation, intelligent outbound call, intelligent agent assistance, intelligent voice quality inspection, and intelligent coaching.

•        Computer Vision

•        Shanghai Xiao-i offers various computer vision capabilities, including face recognition and analysis, multi-target tracking, human posture and action recognition, and scene analysis capabilities such as semantic and instance segmentation. In terms of Optical Character Recognition (“OCR”), it has general OCR and customized OCR for all types of cards, invoice, receipts, tickets, and more. In terms of construction drawing analysis, it applies various capabilities including pattern recognition and computer vision to comprehensively analyze and process Computer Aided Design (“CAD”) drawings, bringing to life standard review capability for construction drawings. Relating to engineering, it provides rapid engineering customization through its internally-developed deep learning framework, which is a machine learning algorithm that uses multiple layers to progressively extract higher-level features from the raw input. It also offers model distillation and pruning solutions to meet clients’ model compression requirements. This high performance framework is adaptable to various environments.

•        Machine Learning

•        Machine learning methods offered by Shanghai Xiao-i include everything from traditional machine learning to the latest deep learning, reinforcement learning (a machine learning training method based on rewarding desired behaviors and/or punishing undesired ones), active learning (a learning algorithm that interactively queries a user or some other information source to label new data points with the desired outputs), transfer learning (reusing elements of a pre-trained model in a new machine learning model), and generative adversarial networks (“GAN”) (a machine learning model in which two neural networks compete with each other to become more accurate in their predictions). These methods are applied across multiple fields such as natural language processing, speech recognition, vision recognition and analysis, and in business scenarios such as precision marketing, personalized recommendation, and risk assessment in combination with massive data and distribution processing algorithms to form an efficient human-computer collaborative learning system.

•        Affective Computing

•        Deep learning technology is used to recognize, understand, process, and simulate human emotions, so as to realize multi-dimensional and multimodal affective computing capabilities such as text, voice and vision. Shanghai Xiao-i has built affective computing, analysis, and interactive processing capabilities that process real-time perception, intelligent planning, automatic simulation, and this technology has been widely used in various practical business scenarios.

•        Data Intelligence and Hyperautomation

•        Large-scale machine learning technology mines, analyzes, and processes massive amounts of data, the assets of which are comprehensively integrated to extract information contained therein. Business processes are automatically and quickly identified, reviewed, and executed in combination with innovative technologies such as process automation and low code (which provides a development environment used to create application software through a graphical user interface). The results enable enterprises to delegate simple tasks with high repeatability, as well as complex tasks, to AI and data enhancement, thereby improving the quality and efficiency of business operations. Applications include data monitoring, data analysis, user profiling, business process automation, financing business automation, financial business automation, supply chain business automation, IT operation, and maintenance and integration automation.

Shanghai Xiao-i’s Product Platforms

Shanghai Xiao-i has commercialized its six core technologies to create the following product platforms: (1) Conversational AI, (2) Knowledge Fusion, (3) Intelligence Voice, (4) Hyperautomation, (5) Data Intelligence, (6) Intelligent Construction Support, (7) Vision Analysis, (8) Intelligent Hardware Support, and (9) Metaverse.

•        Conversational AI Platform

•        Its conversational AI platform makes full use of deep learning, data enhancement, and active learning technologies, employing flexible and diverse dialog management and context processing mechanisms, and driven by a powerful learning system, the results of which achieve in-depth scenario dialog processing, intent recognition, and complex logic reasoning in combination with structured knowledge and semantic analysis capabilities. Additionally, the platform realizes the business value of conversational AI in a variety of application scenarios, including intelligent customer service, smart marketing, intelligent hardware, intelligent assistant, agent assistance, and intelligent human-computer training.

•        Knowledge Fusion Platform

•        The knowledge fusion platform integrates various types of knowledge such as Question & Answer (“Q&A”), documents, multimedia, information forms, business processes, knowledge graphs, and multimodal to assist enterprises in improving knowledge management capabilities, building intelligent service cores, supporting intelligent knowledge management, retrieval, recommendation, application assistance, cognitive reasoning, and other capabilities. It helps enterprise-level intelligent applications, improves work efficiency, optimizes user experience, and reduces enterprise operating costs.

•        Intelligent Voice Platform

•        Shanghai Xiao-i’s intelligent voice platform (“IVP”) uses natural language processing (“NLP”), automatic speech recognition, voiceprint recognition, and text-to-speech technologies with human-computer interaction as its core, in combination with various business scenarios, to comprehensively create or enhance business capabilities such as intelligent speech solutions, thereby realizing the macro processes of intelligent IVP, intelligent outbound calls, speech analysis, agent assistance, and human-computer interaction.

•        Hyperautomation Platform

•        The hyperautomation platform innovatively uses low code technology in combination with agents to realize and expand vast capabilities of the traditional low code platform and Robotic Process Automation. It integrates technologies such as OCR, NLP, and visualized data mining and analysis, enables users to realize business and process automation, combines capabilities of knowledge base and imitation learning, and enables realization of business and process intelligence with intelligent planning capabilities.

•        Data Intelligence Platform

•        The data intelligence platform comprehensively integrates data assets, manages the entire life cycle of data, and realizes the entire cycles of data integration, processing, transformation, analysis, and mining through What You See Is What You Get (a system in which editing software allows content to be edited in a form that resembles its appearance when printed or displayed as a finished product) with the support of component-based data visualization technology. It also helps clients extract valuable information contained in data, and provides assistance in business and process automation, business prediction, decision support, among others, and improves the efficiency of data-driven business intelligence and business intelligence services.

•        Intelligent Construction Support Platform

•        Shanghai Xiao-i’s intelligent construction support platform offers many capabilities such as parsing, reconstruction, visualization, and multi-dimensional analysis of construction drawings. Combined with a variety of construction application scenarios, the platform can realize intelligent construction drawings review, design assistance, online collaborative design, among other applications. It enables the construction industry to reduce the cost of drawing review, improve per-capita energy efficiency, empowers the construction industry value chain, and facilitates the transformation and upgrading of intelligence and automation.

•        Vision Analysis Platform

•        The vision analysis platform uses a variety of computer vision-related technologies to apply OCR, detection, video, and image analysis, helps clients extract and mine valuable information contained in images, and realizes business automation, industrial defect detection, monitoring analysis, and other innovative applications encountered in specific business scenarios.

•        Intelligent Hardware Support Platform

•        The intelligent hardware support platform provides the framework of signal collection, processing, analysis, prediction, and more. This framework can be combined with various sensors to quickly process signal, select and adapt appropriate machine learning algorithms for business modeling according to the intelligent requirements of various types of hardware, make full use of various machine learning capabilities to make the equipment be more intelligent.

•        Metaverse Platform

•        Shanghai Xiao-i developed the first virtual digital human in 2016 and released it for the first time at the Guiyang Digital Expo in 2017. It continues to innovate and develop more advanced and smarter digital human products. Digital human with multimodal emotional interaction capabilities can be widely used in various business scenarios including film and television production, media, games, financial services, culture, tourism, education, healthcare, and retail.

Domain Application Layer

For more than 20 years, Shanghai Xiao-i has applied its aggregation platform to form a number of mature application fields designed to address the business needs of various fields, including (1) AI + Contact Center, (2) AI + Finance, (3) AI + Urban Public Service, (4) AI + Construction, (5) AI + Metaverse, (6) AI + Manufacturing and (7) AI + Smart Healthcare.

Its technologies are based, in significant part, upon its proprietary intellectual property portfolio. As of December 1, 2022, Shanghai Xiao-i has applied for 554 patents, 281 of which have been granted and it has obtained 225 registered trademarks and 130 computer software copyrights. In June 2020, it passed the national intellectual property management system certification and obtained the certificate. This certificate represents that the company’s intellectual property management system conforms to the GB/T 29490-2013 standard, which is the first national standard for enterprise intellectual property management jointly drafted and formulated by China National Intellectual Property Administration and the China National Institute of Standardization, and jointly approved by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC and Standardization Administration of the PRC. It continues to develop and improve its intellectual property portfolio through its in-depth Research and Development (“R&D”) department. As of December 1, 2022, it has 277 R&D personnel, accounting for about 62.5% of its personnel, including 189 with Bachelor’s degrees, 23 with Master’s degrees and 5 with Doctorates. Its primary services are software services. Software services refer to the sales of software products corresponding to the Company’s obtained patents or software copyrights to customers for meeting the needs of different customers in different industries for artificial intelligence:

(1)    Contact Center:    Shanghai Xiao-i leverages contact center AI solutions to improve customer experience and operational efficiency. It offers AI-based platforms, software tools and services that leverage voice-based assistants to facilitate strong interactions and engagement in different industries, including both small and medium enterprises and large enterprises.

(2)    Architectural Design AI services    Shanghai Xiao-i provides professional architectural drawing review solutions. By using computer vision, natural language processing technology and its unique map, image morphology processing, pattern recognition, image segmentation, image target detection, path planning, OCR and many other independent research and development technologies, combined with the rich professional experience in architectural design, it has launched AI products for blueprint review to achieve automation and intelligence, enabling the architecture industry to reduce the cost of reviewing blueprints, improving the efficiency, and cross-institution collaborative drawing review.

(3)    Smart City    Shanghai Xiao-i uses natural language processing, data intelligence and other technologies to build a cognitive brain for smart city public services, and continuously improves the level of urban intelligence from social service efficiency and public experience. It provides solutions such as smart city service hotline, smart public service and smart legal services.

The PRC operating entities generate revenue primarily from the (i) sale of software products and service, (ii) maintenance and support (“M&S”) service, and (iii) sale of cloud platform products. For the years ended December 31, 2020 and 2021, and for the six months ended June 30, 2021 and 2022, their total revenue was US$13.86 million, US$32.52 million, US$8.9 million, and US$12.9 million, respectively.

1.      Their software products sold to customers comprising customized software products for specific needs. The revenue from sales of software products increased by 109.9% from US$11.50 million for the year ended December 31, 2020 to US$24.14 million for the year ended December 31, 2021, primarily due to two major contracts signed in 2021, providing smart graphic review software products amounted to US$11.88 million and technical services amounted to US$1.51 million, respectively. The revenue from sales of software products increased by 57.8% from US$4.88 million for the six months ended June 30,

2021 to US$7.69 million for the six months ended June 30, 2022, primarily due to two major contracts providing technical services amounted to US$3.37 million and software products sales amounted to US$1.19 million, respectively.

2.      They provide M&S services for software products contracts which consist of future software updates, upgrades, and enhancements as well as technical product support services, and the provision of updates and upgrades on a when-and-if-available basis. The revenue from sales of M&S service increased by 43.1% from US$1.94 million for the year ended December 31, 2020 to US$2.78 million for the year ended December 31, 2021, primarily due to more residence service provided to customers in 2021. The revenue from sales of M&S service increased by 4.6% from US$1.43 million for the six months ended June 30, 2021 to US$1.50 million for the six months ended June 30, 2022, primarily due to a slight increase of price per service provided to customers in 2022.

3.      Their cloud platform products, which is a newly established revenue stream in 2021, consist of standardized software products uploaded to their cloud platform. The revenue from sales of cloud platform products increased from nil for the year ended December 31, 2020 to US$5.53 million for the year ended December 31, 2021. The revenue from sales of cloud platform products increased by 44.5% from US$2.53 million for the six months ended June 30, 2021 to US$3.65 million for the six months ended June 30, 2022, primarily due to increased number of customers attracted by the flexibility and mobility of cloud platform products.

They sell their products and services to end customers through their sales ecosystem. Sales to customers in Mainland China accounted for approximately 88.3% and 97.7% of their total revenue in the fiscal years 2020 and 2021, and 96.1% and 99.3% for the six months ended June 30, 2021 and 2022, respectively.

Sales to customers in Hong Kong, Macao, Taiwan and other countries accounted for approximately 11.7% and 2.3% of their total revenue in the fiscal years 2020 and 2021, and 3.9% and 0.7% for the six months ended June 30, 2021 and 2022, respectively.

Shanghai Xiao-i’s Competitive Advantages

Shanghai Xiao-i believes it has the following competitive advantages and they distinguish Shanghai Xiao-i from its competitors:

Its Pioneer Position in AI Technology and Focus on Research and Development (“R&D”)

•        It believes that it pioneered the industry’s first cognitive intelligence and narrow artificial intelligence technology and have built on its culture of innovation.

•        Since its establishment in 2001, Shanghai Xiao-i has focused on developing cognitive intelligence technologies based on its natural language processing and “AI” implementation in businesses, enjoying a privileged reputation in the “AI” industry. As a leading AI technology and industrialization service platform in China, through years of operation, it has established cooperation with many leading companies amongst various industry verticals according to Frost & Sullivan. Its industry leadership is built on its pioneering research to commercialize AI technology.

•        Its first-mover advantage in natural language processing has made it a pioneer in formulating AI industry standards and creating more than 500 patents granted or pending. To protect its technology, in June 2012, Shanghai Xiao-i sued Apple Computer Trading (Shanghai) Co., Ltd., a subsidiary of Apple, Inc., for patent infringement and received the Supreme People’s Court Supreme Court Administrative Judgment, a final judgement, confirming the validity of Shanghai Xiao-i’s patent in June 2020, but did not make a ruling on whether Apple infringed its patent. Specifically, according to the Patent Administration (Patent) Retrial Administrative Judgment issued by the Supreme People’s Court of China ((2017) ZGFXZ No. 34), in the retrial case of Shanghai Xiao-i and Apple Computer Trading (Shanghai) Co., Ltd. and the China National Intellectual Property Administration, the Supreme People’s Court determined that the invention patent named “A Chatbot System (Patent No.: 200410053749.9)” held by Shanghai Xiao-i is a valid patent. On August 3, 2020, after obtaining the final judgment confirming the validity of its patent, Shanghai Xiao-i filed another infringement lawsuit against Apple Computer Trading (Shanghai) Co., Ltd., Apple, Inc., and Apple Computer Trading (Shanghai) Co., Ltd. (together, “Apple”), demanding Apple to stop the infringement and compensate for the losses. As of the date of this prospectus, the case is still pending. See “Legal Proceedings on page 131 for details.”

•        Shanghai Xiao-i is a pioneer in AI + with over 20 years of development and innovation with 4 R&D centers, 280+ engineers, 50+ external experts, and 10+ university partners.

Advantages of Shanghai Xiao-i’s Products and Services

•        It develops and commercializes Metaverse-related offerings, including Virtual Humans, Artificial Reality (“AR”) and Virtual Reality (“VR”).

•        It helps its clients with their digital transformation using its cognitive intelligence and AI technologies.

•        It enables its customers to reap economies of scale by providing one-stop shop service from its extensive network of service hubs in their vicinity.

•        Its deep-rooted attention to quality assurance in its product and service offerings puts it ahead of its competitors.

•        It has a proven monetization model based on product differentiation, revenue source diversification, and customer loyalty.

•        Its products and services meet the needs of different customers and it maintains frequent client engagement for continuous business development and customer loyalty cultivation.

•        While its customer contracts vary, they generally represent multi-year engagements, giving it visibility into future revenue. It has master similar commercial arrangements in place with many of its customers, retaining customers over the long term.

Shanghai Xiao-i’s Robust Ecosystem of Partnerships

•        It has various regional sales teams, including Shanghai, Beijing and Hong Kong.

•        It maintains good relationships with suppliers that have a good record of performance.

•        Its products cover large and medium-sized contact centers, financial institutions, communication operators, government services, industrial manufacturing, healthcare, and other customer groups.

•        It builds strong and long-standing customer relationships with large enterprises in China. Its client list includes nearly all the industry giants in the banking and telecom industries in China.

Shanghai Xiao-i’s Visionary and Seasoned Management

•        Its CEO Mr. Hui Yuan is a recognized AI industry Key Opinion Leader and domain expert.

•        Shanghai Xiao-i’s team has deep technical expertise and proven track record of constant innovation.

•        Shanghai Xiao-i has proven ability to attract and retain highly qualified talent.

Shanghai Xiao-i’s Growth Strategy

It intends to further grow its business by pursuing the following strategies:

•        Continue to improve cognitive technology capability.    It has set up a technology research institute to conduct in-depth communication on technological innovation with experts and scholars from top universities, such as Duke University, Hong Kong University of science and technology and Columbia University. It has also carried out in-depth cooperation with well-known domestic universities to jointly develop the latest and cutting-edge technologies.

•        Further develop and create long-term sustainable commercialization opportunities through technology innovation, application combination innovation, and AI product diversification.    For example, its commercialization in the field of intelligent drawing review has met the needs of the construction industry for drawing review through its artificial intelligence technology.

•        Further strengthen the leading position in the metaverse related products.    It began to design and produce a virtual human in 2016. Its first mover advantage in the metaverse will help it continue to succeed in this field.

•        Expand its customer base and make full use of existing customers through market segmentation and personalization.    It will gradually expand its target customers from the previous major customers to small and medium-sized customers, to provide services for a wider range of customer groups.

•        Increase hardware products.    As a company mainly engaged in software sales and services, it will increase integrated software and hardware products in the future.

•        Further expand its global footprint strategically.    The goal of the company is to become a global artificial intelligence enterprise. After the completion of this offering, it is committed to internationalizing its products and services and providing high-quality products and services to customers around the world.

Consolidation

Xiao-I conducts substantially all of its business in China through Shanghai Xiao-i, the VIE, due to PRC legal restrictions of foreign ownership in certain sectors. Substantially all of Xiao-I’s revenues, costs and net income in China are directly or indirectly generated through the VIE. Xiao-I, through its indirect wholly owned subsidiary, Zhizhen Technology, has signed various agreements with the VIE and shareholders of the VIE to allow the transfer of economic benefits from the VIE to Zhizhen Technology and to direct the activities of the VIE. Total assets and liabilities presented on Xiao-I’s consolidated balance sheets and revenue, expense, net income presented on consolidated statement of operations and comprehensive income as well as the cash flow from operating, investing and financing activities presented on the consolidated statement of cash flows are the financial position, operation and cash flow of the PRC operating entities (excluding non-controlling interests). The Company has not provided any financial support to the PRC operating entities for the fiscal years ended at December 31, 2020, 2021 and for the six months ended June 30, 2022, and the variable interest entities accounted for an aggregate of 100%, 100%, and 95% of the Company’s total assets and total liabilities, respectively. As of December 31, 2020, 2021 and June 30, 2022, $697,798 and $1,254,528 and $1,472,555 of cash, cash equivalents and restricted cash were denominated in RMB, respectively.

Xiao-I and its directly and indirectly wholly owned subsidiaries, AI Plus, Xiao-i Technology and Zhizhen Technology do not have any substantial assets or liabilities or result of operations. The following table sets forth the assets, liabilities, results of operations and changes in cash, cash equivalents of the PRC operating entities, which were included in the Company’s consolidated balance sheets and statements of comprehensive income and statements of cash flows with intercompany transactions eliminated:

	As of December 31, 2020
Condensed Consolidating Schedule of Financial Position	Parent	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	1,105	365,756	—	4	—	366,865
Restricted cash	—	460,164	—	—	—	460,164
Accounts receivable, net	—	8,052,564	—	—	—	8,052,564
Amounts due from related parties	—	23,072	—	—	—	23,072
Inventories, net	—	273,364	—	—	—	273,364
Contract costs	—	1,067,289	—	—	—	1,067,289
Prepaid expenses and other current assets, net	4	1,848,404	—	—	—	1,848,408
Total current assets	1,109	12,090,613	—	4	—	12,091,726

	As of December 31, 2020
Condensed Consolidating Schedule of Financial Position	Parent	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Non-current assets:
Property and equipment, net	—	236,499	—	—	—	236,499
Intangible assets, net	—	886,479	—	—	—	886,479
Long-term investment	—	482,463	—	—	—	482,463
Right of use assets	—	2,250,351	—	—	—	2,250,351
Deferred tax assets, net	—	5,320,284	—	—	—	5,320,284
Prepaid expenses and other, non-current assets	—	3,909,726	—	—	—	3,909,726
Total non-current assets	—	13,085,802	—	—	—	13,085,802
TOTAL ASSETS	1,109	25,176,415	—	4	—	25,177,528

Liabilities
Current liabilities:
Short-term borrowings	—	13,923,372	—	—	—	13,923,372
Accounts payable	—	2,187,810	—	—	—	2,187,810
Amount due to related parties-current	—	540,778	—	—	—	540,778
Deferred revenue	—	1,926,373	—	—	—	1,926,373
Accrued liabilities and other current liabilities	—	5,872,347	—	4	—	5,872,351
Lease liabilities, current	—	1,310,634	—	—	—	1,310,634
Deficit of VIE and VIE’s subsidiaries absorbed by WFOE	—	—	3,808,481	—	(3,808,481)	—
Investment deficit in subsidiaries	3,808,481	—	—	—	(3,808,481)	—
Total current liabilities	3,808,481	25,761,314	3,808,481	4	(7,616,962)	25,761,318

Non-current liabilities:
Accrued liabilities, non-current	—	5,038,643	—	—	—	5,038,643
Lease liabilities, non-current	—	1,007,939	—	—	—	1,007,939
Total non-current liabilities	—	6,046,582	—	—	—	6,046,582
TOTAL LIABILITIES	3,808,481	31,807,896	3,808,481	4	(7,616,962)	31,807,900

Shareholders’ deficit
Ordinary shares	1,106	—	—	—	—	1,106
Additional paid-in capital	75,621,294	75,621,294	—	—	(75,621,294)	75,621,294
Statutory reserve	237,486	237,486	—	—	(237,486)	237,486
Accumulated deficit	(76,262,434)	(76,262,434)	(3,808,481)	—	80,070,915	(76,262,434)
Accumulated other comprehensive loss	(3,404,824)	(3,404,827)	—	—	3,404,827	(3,404,824)
XIAO-I CORPORATION shareholders’ deficit	(3,807,372)	(3,808,481)	(3,808,481)	—	7,616,962	(3,807,372)
Non-controlling interests	—	(2,823,000)	—	—	—	(2,823,000)
Total shareholders’ deficit	(3,807,372)	(6,631,481)	(3,808,481)	—	7,616,962	(6,630,372)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	1,109	25,176,415	—	4	—	25,177,528

	For the year ended December 31, 2020
Condensed Consolidating Schedule of Results of Operations	Parent	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net revenues	—	13,856,734	—	—	—	13,856,734
Cost of revenues	—	(7,228,046)	—	—	—	(7,228,046)
Gross profit	—	6,628,688	—	—	—	6,628,688
Operating expenses	—	(14,498,268)	—	—	—	(14,498,268)
Loss of VIE and VIE’s subsidiaries absorbed by WFOE	—	—	(6,808,365)	—	6,808,365	—
Share of loss in subsidiaries	(6,808,365)	—	—	—	6,808,365	—
Total operating expenses	(6,808,365)	(14,498,268)	(6,808,365)	—	13,616,730	(14,498,268)
Loss from operations	(6,808,365)	(7,869,580)	(6,808,365)	—	13,616,730	(7,869,580)
Other income	—	577,684	—	—	—	577,684
Income tax benefits	—	235,854	—	—	—	235,854
Net loss	(6,808,365)	(7,056,042)	(6,808,365)	—	13,616,730	(7,056,042)
Net loss attributable to non-controlling interests	—	(247,677)	—	—	—	(247,677)
Net loss attributable to XIAO-I CORPORATION shareholders	(6,808,365)	(6,808,365)	(6,808,365)	—	13,616,730	(6,808,365)
	For the year ended December 31, 2020
Condensed Consolidating Schedule of Cash Flows	Parent	VIEs and their consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net cash used in operating activities	—	(3,463,094)	—	—	—	(3,463,094)
Net cash used in investing activities	—	(25,825)	—	—	—	(25,825)
Net cash provided by financing activities	—	1,792,682	—	—	—	1,792,682
Effect of exchange rate changes	—	(797,954)	—	—	—	(797,954)
Net change in cash, cash equivalents and restricted cash	—	(2,494,191)	—	—	—	(2,494,191)
Cash, cash equivalents and restricted cash, at beginning of year	1,105	3,320,111	—	4	—	3,321,220
Cash, cash equivalents and restricted cash, at end of year	1,105	825,920	—	4	—	827,029

	As of December 31, 2021
Condensed Consolidating Schedule of Financial Position	Parent	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	1,105	1,310,737	—	4	—	1,311,846
Accounts receivable, net	—	31,184,779	—	—	—	31,184,779
Amounts due from related parties	—	391,919	—	—	—	391,919
Inventories, net	—	768,762	—	—	—	768,762
Contract costs	—	1,669,519	—	—	—	1,669,519
Prepaid expenses and other current assets, net	4	479,194	—	—	—	479,198
Total current assets	1,109	35,804,910	—	4	—	35,806,023

Non-current assets:
Property and equipment, net	—	207,989	—	—	—	207,989
Intangible assets, net	—	798,459	—	—	—	798,459
Long-term investment	—	335,448	—	—	—	335,448
Right of use assets	—	1,194,859	—	—	—	1,194,859
Deferred tax assets, net	—	4,906,287	—	—	—	4,906,287
Prepaid expenses and other, non-current assets	—	3,941,346	—	—	—	3,941,346
Total non-current assets	—	11,384,388	—	—	—	11,384,388
TOTAL ASSETS	1,109	47,189,298	—	4	—	47,190,411

Liabilities
Current liabilities:
Short-term borrowings	—	9,117,158	—	—	—	9,117,158
Accounts payable	—	5,581,879	—	—	—	5,581,879
Amount due to related parties-current	—	1,558,642	—	—	—	1,558,642
Deferred revenue	—	2,953,238	—	—	—	2,953,238
Convertible loans	—	5,717,737	—	—	—	5,717,737
Accrued liabilities and other current liabilities	—	10,316,428	—	4	—	10,316,432
Lease liabilities, current	—	800,658	—	—	—	800,658
Income tax payable	—	17,904	—	—	—	17,904
Deficit of VIE and VIE’s subsidiaries absorbed by WFOE	—	—	190,267	—	(190,267)	—
Investment deficit in subsidiaries	190,267	—	—	—	(190,267)	—
Total current liabilities	190,267	36,063,644	190,267	4	(380,534)	36,063,648

Non-current liabilities:
Amount due to related parties-non current	—	8,905,313	—	—	—	8,905,313
Accrued liabilities, non-current	—	5,157,971	—	—	—	5,157,971
Lease liabilities, non-current	—	446,140	—	—	—	446,140
Total non-current liabilities	—	14,509,424	—	—	—	14,509,424
TOTAL LIABILITIES	190,267	50,573,068	190,267	4	(380,534)	50,573,072

	As of December 31, 2021
Condensed Consolidating Schedule of Financial Position	Parent	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Shareholders’ deficit
Ordinary shares	1,106	—	—	—	—	1,106
Additional paid-in capital	75,621,294	75,621,294	—	—	(75,621,294)	75,621,294
Statutory reserve	237,486	237,486	—	—	(237,486)	237,486
Accumulated deficit	(72,584,621)	(72,584,621)	(190,267)	—	72,774,888	(72,584,621)
Accumulated other comprehensive loss	(3,464,423)	(3,464,426)	—	—	3,464,426	(3,464,423)
XIAO-I CORPORATION shareholders’ deficit	(189,158)	(190,267)	(190,267)	—	380,534	(189,158)
Non-controlling interests	—	(3,193,503)	—	—	—	(3,193,503)
Total shareholders’ deficit	(189,158)	(3,383,770)	(190,267)	—	380,534	(3,382,661)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	1,109	47,189,298	—	4	—	47,190,411
	For the year ended December 31, 2021
Condensed Consolidating Schedule of Results of Operations	Parent	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net revenues	—	32,524,013	—	—	—	32,524,013
Cost of revenues	—	(10,885,731)	—	—	—	(10,885,731)
Gross profit	—	21,638,282	—	—	—	21,638,282
Operating expenses	—	(16,641,273)	—	—	—	(16,641,273)
Income of VIE and VIE’s subsidiaries absorbed by WFOE	—	—	3,677,813	—	(3,677,813)	—
Share of income in subsidiaries	3,677,813	—	—	—	(3,677,813)	—
Total operating expenses	3,677,813	(16,641,273)	3,677,813	—	(7,355,626)	(16,641,273)
Income from operations	3,677,813	4,997,009	3,677,813	—	(7,355,626)	4,997,009
Other loss	—	(1,079,652)	—	—	—	(1,079,652)
Income tax expenses	—	(552,355)	—	—	—	(552,355)
Net income	3,677,813	3,365,002	3,677,813	—	(7,355,626)	3,365,002
Net loss attributable to non-controlling interests	—	(312,811)	—	—	—	(312,811)
Net income attributable to XIAO-I CORPORATION shareholders	3,677,813	3,677,813	3,677,813	—	(7,355,626)	3,677,813

	For the year ended December 31, 2021
Condensed Consolidating Schedule of Cash Flows	Parent	VIEs and their consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net cash used in operating activities	—	(11,887,122)	—	—	—	(11,887,122)
Net cash provided by investing activities	—	77,259	—	—	—	77,259
Net cash provided by financing activities	—	12,192,952	—	—	—	12,192,952
Effect of exchange rate changes	—	101,728	—	—	—	101,728
Net change in cash, cash equivalents and restricted cash	—	484,817	—	—	—	484,817
Cash, cash equivalents and restricted cash, at beginning of year	1,105	825,920	—	4	—	827,029
Cash, cash equivalents and restricted cash, at end of year	1,105	1,310,737	—	4	—	1,311,846
	For the six months ended June 30, 2021
Condensed Consolidating Schedule of Results of Operations	Parent	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net revenues	—	8,874,070	—	—	—	8,874,070
Cost of revenues	—	(3,598,319)	—	—	—	(3,598,319)
Gross profit	—	5,275,751	—	—	—	5,275,751
Operating expenses	—	(8,496,553)	—	—	—	(8,496,553)
Loss of VIE and VIE’s subsidiaries absorbed by WFOE	—	—	(2,826,857)	—	2,826,857	—
Share of loss in subsidiaries	(2,826,857)	—	—	—	2,826,857	—
Total operating expenses	(2,826,857)	(8,496,553)	(2,826,857)	—	5,653,714	(8,496,553)
Loss from operations	(2,826,857)	(3,220,802)	(2,826,857)	—	5,653,714	(3,220,802)
Other loss	—	(333,455)	—	—	—	(333,455)
Income tax benefits	—	568,713	—	—	—	568,713
Net loss	(2,826,857)	(2,985,544)	(2,826,857)	—	5,653,714	(2,985,544)
Net loss attributable to non-controlling interests	—	(158,687)	—	—	—	(158,687)
Net loss attributable to XIAO-I CORPORATION shareholders	(2,826,857)	(2,826,857)	(2,826,857)	—	5,653,714	(2,826,857)

	For the six months ended June 30, 2021
Condensed Consolidating Schedule of Cash Flows	Parent	VIEs and their consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net cash used in operating activities	—	(7,649,508)	—	—	—	(7,649,508)
Net cash used in investing activities	—	92,988	—	—	—	92,988
Net cash provided by financing activities	—	8,020,758	—	—	—	8,020,758
Effect of exchange rate changes	—	(97,414)	—	—	—	(97,414)
Net change in cash, cash equivalents and restricted cash	—	366,824	—	—	—	366,824
Cash, cash equivalents and restricted cash, at beginning of period	1,105	825,920	—	4	—	827,029
Cash, cash equivalents and restricted cash, at end of period	1,105	1,192,744	—	4	—	1,193,853
	As of June 30, 2022
Condensed Consolidating Schedule of Financial Position	Parent	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	1,105	1,522,921	—	4	—	1,524,030
Accounts receivable, net	—	35,498,955	—	—	—	35,498,955
Amounts due from related parties	—	374,367	—	—	—	374,367
Inventories, net	—	270,065	—	—	—	270,065
Contract costs	—	2,589,487	—	—	—	2,589,487
Advance to suppliers	—	3,108,139	—	—	—	3,108,139
Deferred offering costs	—	514,182	—	—	—	514,182
Prepaid expenses and other current assets, net	4	303,292	—	—	—	303,296
Income of VIE and VIE’s subsidiaries absorbed by WFOE	—	—	420,512	—	(420,512)	—
Investment income in subsidiaries	420,512	—	—	—	(420,512)	—
Total current assets	421,621	44,181,408	420,512	4	(841,024)	44,182,521

Non-current assets:
Property and equipment, net	—	170,994	—	—	—	170,994
Intangible assets, net	—	707,701	—	—	—	707,701
Long-term investment	—	254,346	2,709,137	—	—	2,963,483
Right of use assets	—	988,803	—	—	—	988,803
Deferred tax assets, net	—	4,881,462	—	—	—	4,881,462
Prepaid expenses and other, non-current assets	—	3,740,001	—	—	—	3,740,001
Total non-current assets	—	10,743,307	2,709,137	—	—	13,452,444
TOTAL ASSETS	421,621	54,924,715	3,129,649	4	(841,024)	57,634,965

	As of June 30, 2022
Condensed Consolidating Schedule of Financial Position	Parent	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Liabilities
Current liabilities:
Short-term borrowings	—	15,709,376	—	—	—	15,709,376
Accounts payable	—	3,039,985	—	—	—	3,039,985
Amount due to related parties-current	—	732,957	—	—	—	732,957
Deferred revenue	—	5,010,410	—	—	—	5,010,410
Convertible loans	—	5,473,774	—	—	—	5,473,774
Accrued expenses and other current liabilities	—	12,729,285	33	4	—	12,729,322
Lease liabilities, current	—	689,837	—	—	—	689,837
Total current liabilities	—	43,385,624	33	4	—	43,385,661

Non-current liabilities:
Amount due to related parties-non current	—	8,836,834	—	—	—	8,836,834
Accrued liabilities, non-current	—	4,909,821	2,761,977	—	—	7,671,798
Lease liabilities, non-current	—	387,705	—	—	—	387,705
Total non-current liabilities	—	14,134,360	2,761,977	—	—	16,896,337

TOTAL LIABILITIES	—	57,519,984	2,762,010	4	—	60,281,998

Shareholders’ deficit
Ordinary shares	1,106	—	—	—	—	1,106
Additional paid-in capital	75,621,294	75,621,294	—	—	(75,621,294)	75,621,294
Statutory reserve	237,486	237,486	—	—	(237,486)	237,486
Accumulated (deficit)/income	(71,991,448)	(71,936,791)	365,855	—	71,570,936	(71,991,448)
Accumulated other comprehensive (loss)/income	(3,446,817)	(3,448,604)	1,784	—	3,446,820	(3,446,817)
XIAO-I CORPORATION shareholders’ equity	421,621	473,385	367,639	—	(841,024)	421,621
Non-controlling interests	—	(3,068,654)	—	—	—	(3,068,654)
Total shareholders’ equity/(deficit)	421,621	(2,595,269)	367,639	—	(841,024)	(2,647,033)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	421,621	54,924,715	3,129,649	4	(841,024)	57,634,965

	For the six months ended June 30, 2022
Condensed Consolidating Schedule of Results of Operations	Parent	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net revenues	—	12,859,481	—	—	—	12,859,481
Cost of revenues	—	(3,720,705)	—	—	—	(3,720,705)
Gross profit	—	9,138,776	—	—	—	9,138,776
Operating expenses	—	(7,489,248)	—	—	—	(7,489,248)
Income of VIE and VIE’s subsidiaries absorbed by WFOE	—	—	593,173	—	(593,173)	—
Share of income in subsidiaries	593,173	—	—	—	(593,173)	—
Total operating income (expenses)	593,173	(7,489,248)	593,173	—	(1,186,346)	(7,489,248)
Income from operations	593,173	1,649,528	593,173	—	(1,186,346)	1,649,528
Other loss	—	(1,225,192)	(54,657)	—	—	(1,279,849)
Income tax benefits	—	220,820	—	—	—	220,820
Net income	593,173	645,156	538,516	—	(1,186,346)	590,499
Net loss attributable to non-controlling interests	—	(2,674)	—	—	—	(2,674)
Net income attributable to XIAO-I CORPORATION shareholders	647,830	647,830	538,516	—	(1,241,003)	593,173
	For the six months ended June 30, 2022
Condensed Consolidating Schedule of Cash Flows	Parent	VIEs and their consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net cash used in operating activities	—	(6,826,343)	—	—	—	(6,826,343)
Net cash provided by/(used in) investing activities	—	2,238	(2,855,335)	—	—	(2,853,097)
Net cash provided by financing activities	—	7,085,478	2,855,335	—	—	9,940,813
Effect of exchange rate changes	—	(49,189)	—	—	—	(49,189)
Net change in cash, cash equivalents and restricted cash	—	212,184	—	—	—	212,184
Cash, cash equivalents and restricted cash, at beginning of period	1,105	1,310,737	—	4	—	1,311,846
Cash, cash equivalents and restricted cash, at end of period	1,105	1,522,921	—	4	—	1,524,030

Transfers of Cash to and from the VIE

Xiao-I is a holding company with no operations of its own. It conducts its operations in China primarily through the PRC operating entities in China. As a result, although other means are available for it to obtain financing at the holding company level, Xiao-I’s ability to pay dividends to its shareholders and to service any debt it may incur may depend upon dividends paid by Xiao-I’s PRC subsidiaries, which relies on dividends and other distributions paid by the PRC operating entities pursuant to the VIE Agreements. If any of Xiao-I’s subsidiaries incurs debt on its own in the future, the instruments governing such debt may restrict its ability to pay dividends to Xiao-I. In addition, dividends and distributions from Xiao-I’s subsidiaries and the VIE are subject to regulations and restrictions on dividends and payment to parties outside of China. Applicable PRC law permits payment of dividends to Xiao-I by

WFOE only out of net income, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset by general reserve fund and profits (if general reserve fund is not enough). Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. In contrast, there is presently no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, Xiao-I’s Hong Kong subsidiary is able to transfer cash without any limitation to the Cayman Islands under normal circumstances. As a result of these PRC laws and regulations, the PRC operating entities are restricted in their ability to transfer a portion of their net assets to the Company. As of December 31, 2021 and June 30, 2022, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the PRC operating entities, that are included in the Company’s consolidated net assets were approximately $75,858,780 and $75,858,780, respectively.

Moreover, the transfer of funds among the PRC operating entities are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Amendment Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by Xiao-I’s PRC counsel, Jingtian & Gongcheng, the Provisions on Private Lending Cases does not prohibit using cash generated from one PRC operating entity to fund another affiliated PRC operating entity’s operations. Xiao-I, its subsidiaries or the PRC operating entities have not been notified of any other restriction which could limit the PRC operating entities’ ability to transfer cash among each other. In the future, cash proceeds from overseas financing activities, including this offering, may be transferred by Xiao-I to AI Plus, and then transferred to Xiao-i Technology, and then transferred to WFOE via capital contribution or shareholder loans, as the case may be. Cash proceeds may flow to Shanghai Xiao-i from WFOE pursuant to certain contractual arrangements between WFOE and Shanghai Xiao-i as permitted by the applicable PRC regulations.

As of the date of this prospectus, no cash transfer or transfer of other assets by way of dividends or distributions have occurred among the Company, its subsidiaries, or the PRC operating entities. Xiao-I intends to keep any future earnings to finance the expansion of its business, and it does not anticipate that any cash dividends will be paid, or any funds will be transferred from one entity to another, in the foreseeable future. As such, Xiao-I has not installed any cash management policies that dictate how funds are transferred among the Company, its subsidiaries, or investors, or the PRC operating entities. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid out of share premium if this would result in the company being unable to pay its debts due in the ordinary course of business. Xiao-I does not expect to pay dividends in the foreseeable future. If, however, it declares dividends on its Ordinary Shares, the depositary will pay you the cash dividends and other distributions it receives on Xiao-I’s Ordinary Shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement. If Xiao-I determines to pay dividends on any of its Ordinary Shares in the future, as a holding company, unless it receives proceeds from future offerings, it will rely on payments made from Shanghai Xiao-i to WFOE, pursuant to the VIE Agreements between them, and the distribution of such payments to Xiao-i Technology from WFOE, and then to AI Plus from Xiao-i Technology, and then to Xiao-I from AI Plus as dividends. Certain payments from the VIE and Xiao-i Technology, to WFOE are subject to PRC taxes, including business taxes and VAT.

During each of the fiscal years ended December 31, 2020, 2021 and the six months ended June 30, 2021 and 2022, Xiao-I did not make investment in cash to its subsidiaries or the VIE and no cash was transferred from any of its subsidiaries and the VIE to the Cayman Islands holding company. There has not been any dividends or distributions made to US investors.

Cash dividends, if any, on Xiao-I’s Ordinary Shares will be paid in U.S. dollars. If Xiao-I is considered a PRC tax resident enterprise for tax purposes, any dividends it pays to its overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

WFOE’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit its indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of its subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Each of such entity in China may also set aside a portion of its after-tax profits to fund an optional employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, Xiao-I may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from its profits, if any. Furthermore, if Xiao-I’s subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If Xiao-I or its subsidiaries are unable to receive all of the profits from the PRC operating entities’ operations through the current VIE Agreements, Xiao-I may be unable to pay dividends on its Ordinary Shares.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, Xiao-I cannot assure you that Xiao-I will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by its PRC subsidiaries to its immediate holding companies in Hong Kong. As of the date of this prospectus, Xiao-I has not applied for the tax resident certificate from the relevant Hong Kong tax authority. Xiao-I’s Hong Kong subsidiary intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Xiao-i Technology. See “Risk Factors — Risks Relating to Doing Business in China — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits” on page 65 of this prospectus.

Further, the proceeds of this offering may be sent back from Xiao-I to the PRC operating entities, and the process for sending such proceeds back to the PRC operating entities may be time-consuming after the closing of this offering. Xiao-I may be unable to use these proceeds to grow the business of the PRC operating entities until the PRC operating entities receive such proceeds in the PRC. Any transfer of funds by Xiao-I to the PRC operating entities, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by the PRC operating entities is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) or its local branches or satisfy relevant requirements, and the PRC operating entities may not procure loans which exceed the difference between their respective total project investment amount and registered capital or 2 times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of Xiao-I’s PRC subsidiaries. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to the PRC operating entities are subject to the approval of or filing with State Administration for Market Regulation in its local branches, the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE.

See “Risk Factors — Risks Relating to Our Corporate Structure — We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ADSs” on page 55 of this prospectus.

Permission Required from the PRC Authorities for the Company’s Operation and the Company to Issue Xiao-I’s Ordinary Shares or ADSs to Foreign Investors

Permission from Cyberspace Administration of China

Shanghai Xiao-i has applied for a cybersecurity review organized by the Center, which is authorized by the Cybersecurity Review Office of the CAC to accept public consultation and cybersecurity review submissions, pursuant to the Cybersecurity Review Measures, which became effective on February 15, 2022. On August 25, 2022, Shanghai Xiao-i received a written notice from the Cybersecurity Review Office, pursuant to which cybersecurity review is not required for the offering.

PRC Limitation on Overseas Listing and Share Issuances

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

The CSRC promulgated Overseas Listing Trial Measures and five relevant guidelines on February 17, 2023, which will become effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing by PRC domestic company by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to complete the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provide that no overseas offering and listing shall be made under any of the following circumstances: (i) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) the domestic company intending to make the securities offering and listing, or its controlling shareholder and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (v) there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholder that are controlled by the controlling shareholder and/or actual controller.

The Overseas Listing Trial Measures also provide that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering subject to the filing procedure set forth under the Overseas Listing Trial Measures: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the issuer’s business activities are substantially conducted in mainland China, or its principal place of business are located in mainland China, or the senior managers in charge of its business operations and management are mostly Chinese citizens or domiciled in Mainland China. Where an issuer submits an application for an initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. The Overseas Listing Trial Measures also require subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer who have completed overseas offerings and listings.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) on or prior to the effective date of the Overseas Listing Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Overseas Listing Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of hearing in the market of Hong Kong or the completion of registration in the market of the United States), but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources.

Based on the foregoing, if we cannot receive the final approval from the Nasdaq on or before March 31, 2023, or if we receive the final approval from the Nasdaq on or before March 31, 2023 but fail to complete this indirect overseas issuance and Listing on or before September 30, 2023, in the opinion of our PRC counsel, Jingtian & Gongcheng, we will be required to complete the filing procedures with the CSRC in connection with the overseas securities offering and listing, which may materially delay the progress of the offer of our ADSs, or even completely hinder our ability to offer or continue to offer our ADSs if we fail to receive clearance of such filing requirements.

For more detailed information, see “Risk Factors — Risks Relating to Doing Business in China — The approval, filing or other requirements of the CSRC or other PRC government authorities may be required under PRC laws.” on page 64 of this prospectus.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

Xiao-I is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, Xiao-I may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•        the option to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•        not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

•        not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

As a result, Xiao-I does not know if some investors will find its ADSs less attractive. The result may be a less active trading market for its ADSs, and the price of its ADSs may become more volatile.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Xiao-I elects to use this extended transition period, as a result, its financial statements may not be comparable to companies that comply with public company effective dates.

Xiao-I will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which its annual gross revenues exceed $1.07 billion; (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering; (iii) the date that it becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its common equity held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; or (iv) the date on which it has issued more than $1 billion in non-convertible debt securities during any three-year period.

Foreign Private Issuer

Upon the completion of this offering, Xiao-I will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after Xiao-I no longer qualifies as an emerging growth company, as long as it qualifies as a foreign private issuer under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, Xiao-I will not be required to file annual reports and consolidated financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and it will not be required to comply with Regulation FD, which restricts the selective disclosure of material information.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if Xiao-I no longer qualifies as an emerging growth company, but remain a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Summary of Significant Risk Factors

An investment in Xiao-I’s ADSs is subject to a number of risks, including risks relating to Shanghai Xiao-i’s business and industry, risks relating to intellectual property, risks relating to doing business in the PRC and risks relating to this offering. You should carefully consider all of the information in this prospectus before making an investment in the offerings. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to Shanghai Xiao-i’s Business and Industry

•        It has had net losses (except for 2021) and negative cash flows from operating activities in the past, and it may not achieve or sustain profitability. (see page 39 of this prospectus)

•        If Shanghai Xiao-i fails to maintain and grow its customer base, keep its customers engaged through its products and solutions, its business growth may not be sustainable. (see page 39 of this prospectus)

•        If Shanghai Xiao-i fails to maintain and enhance the functions, performance, reliability, design, security, and scalability of its platforms to meet its customers’ evolving needs, it may lose its customers. (see page 40 of this prospectus)

•        If its products and solutions do not achieve sufficient market acceptance, its business and competitive position will suffer. (see page 40 of this prospectus)

•        The market in which Shanghai Xiao-i participates is competitive, and if it does not compete effectively, its business, operating results and financial condition could be harmed. (see page 41 of this prospectus)

•        If Shanghai Xiao-i fails to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, its business may be materially and adversely affected. (see page 41 of this prospectus)

•        To support its business growth, Shanghai Xiao-i continues to invest heavily in its research and development efforts, the expenses of which may negatively impact its cash flow, and may not generate the results it expects to achieve. (see page 41 of this prospectus)

•        Shanghai Xiao-i had a concentration of major customers during the years ended December 31, 2020 and 2021 (the “Track Record Period”) and if its existing major customers cease to engage its services, it may be unable to find new customers with similar attributable revenue within a reasonable time or at all. (see page 45 of this prospectus)

•        Security breaches and attacks against its systems and network, and any failure to otherwise protect personal, confidential and proprietary information, could damage its reputation and negatively impact its business, as well as materially and adversely affect its financial condition and results of operations. (see page 42 of this prospectus)

•        If the adoption of its products and solutions by its customers are slower than it expected, its business, results of operations and financial condition may be adversely affected. (see page 44 of this prospectus)

•        It may fail to obtain, maintain and protect its intellectual property rights and proprietary information or prevent third parties from any unauthorized use of its technologies. (see page 46 of this prospectus)

•        It may become subject to intellectual property disputes, which are costly and may subject it to significant liability and increased costs of business. (see page 47 of this prospectus)

•        It is dependent on the continuous services of its senior management and other key employees. If it fails to attract, retain and motivate qualified personnel, its business could be materially and adversely affected. (see page 48 of this prospectus)

•        It face risks relating to natural disasters, health epidemics and other outbreaks, which could significantly disrupt its business operations. (see page 51 of this prospectus)

Risks Relating to Xiao-I’s Corporate Structure

•        If the PRC government finds that the agreements that establish the structure for operating Xiao-I’s businesses in China do not comply with PRC regulations on foreign investment in internet and other related businesses, or if these regulations or their interpretation change in the future, Xiao-I could be subject to severe penalties or be forced to relinquish its interests in those operations and its ADSs may decline in value dramatically or even become worthless. (see page 52 of this prospectus)

•        The contractual arrangements with the VIE and its shareholders may not be as effective as equity ownership in providing operational control. (see page 54 of this prospectus)

•        Any failure by the VIE or its shareholders to perform their obligations under Xiao-I’s or WFOE’s contractual arrangements with them would have a material and adverse effect on Xiao-I’s business. (see page 54 of this prospectus)

•        The contractual arrangements with the VIE are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures, which may not protect you as much as those of other jurisdictions, such as the United States. (see page 55 of this prospectus)

•        Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of Xiao-I’s current corporate structure and business operations. (see page 56 of this prospectus)

•        Xiao-I is a holding company, and will rely on dividends paid by its subsidiaries for its cash needs. Any limitation on the ability of Xiao-I’s subsidiaries to make dividend payments to Xiao-I, or any tax implications of making dividend payments to Xiao-I, could limit its ability to pay its parent company expenses or pay dividends to holders of Xiao-I’s ADSs or Ordinary Shares. (see page 55 of this prospectus)

•        Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that Xiao-I or the VIE owe additional taxes, which could negatively affect Xiao-I’s results of operations and the value of your investment. (see page 55 of this prospectus)

Risks Relating to Doing Business in the PRC

•        China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on Xiao-I’s business and the value of its ADSs. (see page 58 of this prospectus)

•        Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and Xiao-I. (see page 58 of this prospectus)

•        The newly enacted Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to Xiao-I’s offering and listing on the Nasdaq Global Market, and Nasdaq may determine to delist Xiao-I’s securities if the PCAOB determines that it cannot inspect or fully investigate its auditor. Pursuant to the HFCAA, if the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued the Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative

Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the Determination Report identified the specific registered public accounting firms which are subject to these determinations, i.e., PCAOB Identified Firms.

On June 22, 2021, United States Senate passed the AHFCAA, which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before Xiao-I’s securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate completely its auditor. (see page 60 of this prospectus). Its current auditor, Marcum Asia CPAs LLP (“Marcum Asia”), the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia, whose audit report is included in this prospectus, is headquartered in New York, New York, and, as of the date of this prospectus, was not included in the list of PCAOB Identified Firms in the Determination Report.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance (“MOF”) of the People’s Republic of China, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report.

On December 29, 2022, the CAA was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

If the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol, then such lack of inspection or re-evaluation could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Accordingly, the HFCAA calls for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to Xiao-I’s offering.

•        The Chinese government exerts substantial influence over the manner in which the PRC operating entities and WFOE must conduct their business activities and may intervene or influence their operations at any time, which could result in a material change in their operations and the value of Xiao-I’s ADSs. (see page 62 of this prospectus)

•        PRC regulations relating to offshore investment activities by PRC residents may limit Xiao-I’s PRC subsidiary’s ability to increase its registered capital or distribute profits to the Company or otherwise expose the Company to liability and penalties under PRC law. (see page 67 of this prospectus)

•        PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent Xiao-I from using the proceeds of Xiao-I’s initial public offering to make loans to its PRC subsidiary and consolidated affiliated entities, or to make additional capital contributions to its PRC subsidiary. (see page 68 of this prospectus)

•        It may be difficult for overseas regulators to conduct investigation or collect evidence within China. (see page 61 of this prospectus)

•        The approval, filing or other requirements of the CSRC or other PRC government authorities may be required under PRC laws. (see page 64 of this prospectus)

•        PRC regulations relating to offshore investment activities by PRC residents may limit Xiao-I’s PRC subsidiary’s ability to increase their registered capital or distribute profits to Xiao-I or otherwise expose Xiao-I to liability and penalties under PRC law. (see page 67 of this prospectus)

Risks Relating to Doing Business in Hong Kong

•        The PRC operating entities generated approximately 2.3% and 11.7% of their revenue from Hong Kong in fiscal year 2021 and 2020, respectively; and generated approximately 0.7% and 3.9% of their revenue from Hong Kong for the six months ended June 30, 2022 and 2021, respectively, therefore, the PRC operating entities face risks and uncertainties relating to doing business in Hong Kong as follows:

•        The PRC operating entities may be subject to uncertainty about any changes in the economic, political and legal environment in Hong Kong, and it is possible that most of the legal and operational risks associated with operating in the PRC may also apply to operations in Hong Kong in the future. See more detailed discussion of this risk factor on page 71 of this prospectus.

•        The PRC operating entities’ operations in Hong Kong are governed by the laws and regulations in Hong Kong. If there is significant change to current political arrangements between mainland China and Hong Kong, the PRC government may intervene or influence their Hong Kong operations, which could result in a material change in their operations in Hong Kong. See more detailed discussion of this risk factor on page 71 of this prospectus.

•        You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against Xiao-I or its management named in the prospectus based on Hong Kong laws. See more detailed discussion of this risk factor on page 71 of this prospectus.

Risks Relating to the ADSs and this Offering

•        Because Xiao-I does not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment. (see page 72 of this prospectus)

•        A large, active trading market for Xiao-I’s securities may not develop. (see page 72 of this prospectus)

•        The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors. (see page 72 of this prospectus)

•        The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price. (see page 73 of this prospectus)

•        Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise their rights. (see page 73 of this prospectus)

•        United States civil liabilities and certain judgments obtained against Xiao-I by its shareholders may not be enforceable. (see page 77 of this prospectus)

•        Because Xiao-I is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited. (see page 77 of this prospectus)

Corporate Information

Xiao-I’s principal executive office is located at 1F, No.383, Lane 1555, West Jinshajiang Road, Shanghai 201803, China. The telephone number of Xiao-I’s principal executive offices is (86) 021-39518811. Its registered office in the Cayman Islands is at the office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. Xiao-I’s agent for service of process in the United States is GKL Corporate/Search, Inc.

THE OFFERING

The following assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

Issuer	Xiao-I Corporation (“Xiao-I”)
ADSs Offered by Xiao-I	5,700,000 ADSs
ADSs to be Outstanding Immediately After This Offering	5,700,000 ADSs (or 6,555,000 ADSs if the underwriters exercise in full their option to purchase additional ADSs)
Offering Price	The initial public offering price is $6.8 per ADS.
Ordinary Shares Outstanding Immediately Before This Offering	22,115,592 Ordinary Shares
Ordinary Shares Outstanding Immediately After This Offering	24,015,592 Ordinary Shares (or 24,300,592 Ordinary Shares if the underwriters exercise their option to purchase additional ADSs in full).
Option to Purchase Additional ADSs	Xiao-I has granted to the underwriters an option, within 45 days from the effective date of this prospectus, to purchase up to an additional 855,000 ADSs.
American Depositary Shares

Each ADS represents one-third of an ordinary share, par value $0.00005 per share.

The depositary will hold the Ordinary Shares underlying your ADSs. As an ADS holder, you will not be treated as one of Xiao-I’s shareholders and you will not have direct shareholder rights. You will have the rights of an ADS holder as provided in the deposit agreement among Xiao-I, the depositary and holders and beneficial owners of ADSs from time to time.

Xiao-I does not expect to pay dividends in the foreseeable future. If, however, it declares dividends on its Ordinary Shares, the depositary will pay you the cash dividends and other distributions it receives on Xiao-I’s Ordinary Shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for Ordinary Shares. The depositary will charge you fees for any exchange.

Xiao-I may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of Xiao-I’s ADSs, see “Description of American Depositary Shares.” Xiao-I also encourages you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	CITIBANK, N.A.

Use of Proceeds

Xiao-I estimates that it will receive net proceeds of approximately US$33.79 million from this offering (or US$39.20 million if the underwriters exercise their option to purchase additional ADSs in full), after deducting the underwriting discounts, commissions and estimated offering expenses payable by Xiao-I and based upon the initial public offering price of US$6.8 per ADS.

Xiao-I intends to use the proceeds from this offering for research and development purpose, marketing and promotion of its brand and products, working capital and general corporate purposes. See “Use of Proceeds” for more information.

Lock-up

Xiao-I, its directors and officers and about 95% of its existing shareholders have agreed with the underwriters (representing over 83% of outstanding shares in aggregate), subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, Ordinary Shares or similar securities for a period of 180 days after the consummation of this offering. See “Underwriting” and “Ordinary Shares and ADSs Eligible for Future Sales” for more information.

Risk Factors

See “Risk Factors” starting from page 39 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Listing	The ADSs have been approved for listing on the Nasdaq Global Market under the symbol “AIXI.” The ADSs will not be listed on any other stock exchange or traded on any automated quotation system.
Payment and Settlement	The ADSs are expected to be delivered against payment on March 13, 2023.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

In the following summary of consolidated financial and operating data “we,” “us”, or “our” refer to Xiao-I and its subsidiaries and the PRC operating entities on a consolidated basis.

The following summary consolidated statements of net (loss)/income for the years ended December 31, 2020 and 2021 and summary consolidated balance sheet data as of December 31, 2020 and 2021 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of net (loss)/income for the six months ended June 30, 2021 and 2022 and summary consolidated balance sheet data as of June 30, 2022 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read this “Summary Consolidated Financial Data and Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

	For the year ended December 31,		For the six months ended June 30,
	2020	2021	2021	2022
	(Restated)	(Restated)	(Unaudited)	(Unaudited)
Selected Consolidated Statements of Operations and Comprehensive Loss Data:
Net revenues	$13,856,734	$32,524,013	$8,874,070	$12,859,481
Cost of revenues	(7,228,046)	(10,885,731)	(3,598,319)	(3,720,705)
Gross profit	6,628,688	21,638,282	5,275,751	9,138,776

Operating expenses:
Selling expenses	(4,566,760)	(4,620,113)	(2,205,736)	(2,094,124)
General and administrative expenses	(5,694,785)	(6,657,251)	(3,598,496)	(1,725,928)
Research and development expenses	(4,236,723)	(5,363,909)	(2,692,321)	(3,669,196)
Total operating expenses	(14,498,268)	(16,641,273)	(8,496,553)	(7,489,248)

(Loss)/income from operations	(7,869,580)	4,997,009	(3,220,802)	1,649,528

Other income/(loss):
Investment losses	(207,497)	(156,630)	(97,841)	(121,618)
Interest expenses	(1,026,636)	(1,866,831)	(739,401)	(1,202,391)
Foreign currency exchange gain/(loss)	41,592	11,252	4,954	(38,375)
Other income and expense, net	1,770,225	932,557	498,833	82,535
Total other income/(loss)	577,684	(1,079,652)	(333,455)	(1,279,849)

(Loss)/Income before income tax expense	(7,291,896)	3,917,357	(3,554,257)	369,679
Income tax benefits/(expenses)	235,854	(552,355)	568,713	220,820
Net (loss)/income	$(7,056,042)	$3,365,002	$(2,985,544)	$590,499

	As of December 31,		As of June 30, 2022
	2020	2021
	(Restated)	(Restated)	(Unaudited)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	$366,865	$1,311,846	$1,524,030
Restricted cash	460,164	—	—
Accounts receivable, net	8,052,564	31,184,779	35,498,955
Contract costs	1,067,289	1,669,519	2,589,487
Total Assets	25,177,528	47,190,411	57,634,965
Short-term borrowings	13,923,372	9,117,158	15,709,376
Deferred revenue	1,926,373	2,953,238	5,010,410
Total Liabilities	31,807,900	50,573,072	60,281,998
Total shareholders’ deficit	(6,630,372)	(3,382,661)	(2,647,033)
	As of December 31,		As of June 30, 2022
	2020	2021
	(Restated)	(Restated)	(Unaudited)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	$366,865	$1,311,846	$1,524,030
Restricted cash	460,164	—	—
Accounts receivable, net	8,052,564	31,184,779	35,498,955
Contract costs	1,067,289	1,669,519	2,589,487
Total Assets	25,177,528	47,190,411	57,634,965
Short-term borrowings	13,923,372	9,117,158	15,709,376
Deferred revenue	1,926,373	2,953,238	5,010,410
Total Liabilities	31,807,900	50,573,072	60,281,998
Total shareholders’ deficit	(6,630,372)	(3,382,661)	(2,647,033)

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in Xiao-I’s ADSs. The business, financial condition, results of operations or prospects of Xiao-I, its subsidiaries and the PRC operating entities could be materially and adversely affected if any of these risks occurs, and as a result, the market price of Xiao-I’s ADSs could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones Xiao-I, its subsidiaries and the PRC operating entities face. Additional risks and uncertainties not presently known to Xiao-I, its subsidiaries and the PRC operating entities or that they currently believe to be immaterial may also adversely affect their business. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” on page 83 of this prospectus. The actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

An investment in Xiao-I’s ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in its ADSs. Any of the following risks could have a material adverse effect on the business, financial condition and results of operations of Xiao-I, its subsidiaries and the PRC operating entities. In any such case, the market price of Xiao-I’s ADSs could decline, and you may lose all or part of your investment.

In the following discussion of risks relating to of our business, operations and financial information, “we,” “us,” or “our” refer to the PRC operating entities except where consolidated financial information is presented in which case “we”, “us” or “our” refer to Xiao-I and its subsidiaries and the PRC operating entities on a consolidated basis.

Risks Relating to Our Business and Industry

We have had net losses (except for 2021 and for the six months ended June 30, 2022) and negative cash flows from operating activities in the past, and we may not achieve or sustain profitability.

We had a net loss of US$7.1 million and negative cash flows from operations of US$3.5 million in 2020 and net income of US$3.4 million and negative cash flows from operations of US$11.9 million in 2021. For the six months ended June 30, 2022, we had net income of US$0.6 million and negative cash flows from operations of US$6.8 million. We cannot assure you that we will be able to generate net profit or positive cash flows from operating activities in the future. Our future revenue growth and profitability will depend on a variety of factors, many of which are beyond our control. These factors include market acceptance of our products, effectiveness of our monetization strategy, our ability to control cost and expenses and to manage our growth effectively, market competition, macroeconomic and regulatory environment. We also expect our costs and expenses to increase in the future as we continue to expand our operations and to increase our investments in research and development, which will place significant demands on our management and our operational and financial resources. Continuous expansion may increase the complexity of our business, and we may encounter various difficulties. We may fail to develop and improve our operational, financial and managerial controls, enhance our financial reporting systems and procedures, recruit, train and retain skilled professional personnel, or maintain customer satisfaction to effectively support and manage our growth. If we invest substantial time and resources to expand our operations but fail to manage the growth of our business and capitalize on our growth opportunities effectively, we may not be able to achieve profitability, and our business, financial condition, results of operations and prospects would be materially and adversely affected.

If we fail to maintain and grow our customer base, keep our customers engaged through our products and solutions, our business growth may not be sustainable.

To achieve the sustainable growth of our business, we must continuously attract new customers, retain existing customers and increase their incremental spending on our products and solutions. To keep pace with our customers’ evolving demands, we need to improve our existing products and solutions, and launch new products and solutions, on a timely basis. If we fail to accurately identify our customers’ demands or continuously provide them with products and solutions that add value to their businesses, our customers may be reluctant to increase their spending on our platform, and as a result, the growth of our business may be stalled.

If we fail to maintain and enhance the functions, performance, reliability, design, security, and scalability of our platforms to meet our customers’ evolving needs, we may lose our customers.

The market for AI industry services in China is constantly changing with innovations. Our success has been based on our dedication to the development of innovative and high-quality products and solutions on our platforms. Our ability to continue to attract and retain customers and increase sales depends largely on our ability to continue improving and enhancing the functions, performance, reliability, design, security, and scalability of our platforms.

We may experience difficulties in developing new technologies as it is costly and time consuming, which in turn could delay or prevent the development, introduction or implementation of new products and solutions. While we have invested a significant amount of time and money in our service development to date, we may not have sufficient resources to invest at the same level going forward. To the extent we are unable to improve and enhance the functions, performance, reliability, design, security, and scalability of our platforms in a manner that timely and effectively responds to our customers’ evolving needs, we may lose our customers and our business, financial condition, results of operations, and prospects may be materially and adversely affected.

If our products and solutions do not achieve sufficient market acceptance, our business and competitive position will suffer.

To meet our customers’ rapidly evolving demands, we invest substantial resources in research and development to enhance our products and solutions, as well as in improving our platforms. When we develop or acquire new or enhanced products and solutions, we typically incur significant expenses and expend resources upfront to develop, market, promote and sell the new offerings. Therefore, when we develop or acquire and introduce new or enhanced products and solutions, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market. Our new products and solutions, or enhancements and changes to our existing products and solutions, could fail to attain sufficient market acceptance for many reasons, including, among others:

•        failure to predict market demand accurately in terms of functionality and a failure to supply products and solutions that meet this demand in a timely manner;

•        defects, errors, or disruptions;

•        negative publicity about our platform’s performance or effectiveness;

•        changes in the legal or regulatory requirements, or increased legal or regulatory scrutiny, adversely affecting our platform;

•        emergence of competitors that achieve market acceptance before we do;

•        delays in releasing enhancements to our platform to the market; and

•        introduction or anticipated introduction of competing products or solutions by our competitors.

If our new products and solutions, or any enhancements, do not achieve adequate acceptance in the market, or if products and solutions developed by others achieve greater acceptance in the market, our business could be harmed.

If our expansion into new industries is not successful, our business, prospects and growth momentum may be materially and adversely affected.

Our products and solutions are specifically designed to address the diversified needs of our customers across different industries. Through our platform resources and years of technology accumulation, we have a track record of successful expansion into and becoming a leader in new industries. We cannot assure you, however, that we will be able to maintain this momentum in the future. Expanding into new industries involves new risks and challenges. Our lack of familiarity with new industries may make it more difficult for us to keep pace with the evolving customer needs and preferences. In addition, there may be one or more existing market leaders in any industry that we decide to expand into. Such companies may be able to compete more effectively than us by leveraging their experience in doing business in that market as well as their deeper industry insight and greater brand recognition among customers. We will need to comply with new laws and regulations applicable to these businesses, the failure of which would adversely affect our reputation, business, results of operations and financial condition. Expansion into any new vertical may place significant strain on our management and resources, and failure to expand successfully could have a material adverse effect on our business and prospects.

The market in which we participate is competitive, and if we do not compete effectively, our business, operating results and financial condition could be harmed.

The AI industry market is competitive and rapidly evolving. The principal competitive factors in our market include research and development capabilities, industry know-how, continuous capital investment, product portfolio, among others. Some of our existing competitors might have substantial competitive advantages, including larger scale, longer operating history, greater brand recognition, more established relationships with customers, suppliers and partners, and greater financial, research and development, marketing and other resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products, solutions and services that address one or more number of functions at lower prices, with greater depth than our products, solutions and services or in different geographies. Our existing and potential competitors may develop and market new products, solutions and services with functionality comparable to ours, and this could force us to decrease prices in order to remain competitive. If we are unable to compete successfully against our current or potential competitors, our business, financial condition, and results of operations may be materially and adversely impacted.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our business may be materially and adversely affected.

The AI industry market is subject to rapid technological changes, evolving industry standards, regulations and customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond to these changes on an effective and timely basis. If we fail to upgrade products and solutions that satisfy customers and end-users and provide enhancements and new features for existing products that keep pace with rapid technological and industry changes, our business, operating results and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products, solutions and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete effectively.

Our platforms must integrate with a variety of network, hardware, mobile and software platforms and technologies, and we need to continuously modify and enhance our products and solutions to adapt to changes and innovation in these technologies. Any failure of our products and solutions to function effectively with evolving technologies could reduce the demand for our products and solutions. If we are unable to respond to these changes in a cost-effective and timely manner, our products and solutions may become less marketable and less competitive or obsolete, and our business, operating results and financial condition could be adversely affected.

To support our business growth, we continue to invest heavily in our research and development efforts, the expenses of which may negatively impact our cash flow, and may not generate the results we expect to achieve.

Our technological capabilities are critical to our success, and we have been continuously investing heavily in our research and development efforts. Our R&D expenses incurred were US$4.2 million and US$5.4 million, respectively, for the years ended December 31, 2020 and 2021, accounting for 29.2% and 32.2% of our operating expenses for each of the corresponding periods. Our R&D expenses incurred were US$2.7 million and US$3.7 million, respectively, for the six months ended June 30, 2021 and 2022, accounting for 31.7% and 49.0% of our operating expenses for each of the corresponding periods. The industry in which we operate is subject to rapid technological changes and is evolving quickly in terms of technological innovation. We need to invest significant resources, including financial and human resources, in research and development to lead technological advances in order to make our products and solutions innovative and competitive in the market. As a result, we expect that our research and development expenses will continue to increase.

Furthermore, development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our development results. Our significant expenditures on research and development may not generate corresponding benefits. Given the fast pace with which the technology has been and will continue to be developed, we may not be able to timely upgrade our technologies in an efficient and cost-effective manner, or at all. New technologies in our industry could render our platforms, our products and solutions that we are developing or expect to develop in the future obsolete, not commercially viable or unattractive, thereby limiting our ability to recover related development costs, which could result in a decline in our revenues, profitability and market share.

If our platforms experience material errors, defects or security issues, we may lose our customers, fail to honor our obligations in respect of our contract liabilities, and incur significant remedial costs.

Despite repeated testing, our products and solutions by their nature may contain technical errors, defects or security issues that are difficult to detect and rectify, particularly when first introduced or when new versions or upgrades are implemented. Due to the complexity of our products and solutions, we may not be able to fix these errors, defects and security issues in a timely manner or at all. We may incur significant expenses rectifying any material error or defect and compensating our customers who are affected by such error or defect.

Given that many of our customers use our products and solutions in critical parts of their businesses, any error, defect or service interruption on our platforms could result in significant losses for our customers. Our customers may seek significant compensation from us for any losses they incur as result of such errors or cease using our products and solutions altogether. Such claims, even if unsuccessful, could be costly, time-consuming and distracting to management, result in a diversion of significant resources, and have an adverse effect on our business, operating results and financial condition. We cannot assure you that the disclaimers limiting our exposure to claims, which we typically include in the agreements with our customers, will be enforceable or give us adequate protections against liabilities. Moreover, our customers may share information about their poor experiences in the community, resulting in negative publicity about us. Such negative publicity could damage our reputation and hurt our future sales.

Our brand is integral to our success. If we fail to effectively maintain, promote and enhance our brand, our business and competitive advantage may be harmed.

We believe that maintaining, promoting and enhancing our Xiao-i (Chinese: 小i机器人) brand is critical to maintaining and expanding our business. Maintaining and enhancing our brand depend largely on our ability to continue to provide high quality, well-designed, useful, reliable, and innovative products and solutions, which we cannot assure you we will do successfully.

We believe the importance of brand recognition will increase as competition in our market increases. In addition to our ability to provide reliable and useful AI solutions at competitive prices, the successful promotion of our brand will also depend on the effectiveness of our marketing efforts. We primarily market our products and solutions through our sales and marketing force, and a number of free traffic sources including developers’ word-of-mouth referrals. Our efforts to market our brand have incurred significant costs and expenses and we intend to continue such efforts. We cannot assure you, however, that our selling and marketing expenses will lead to increasing revenue, and even if they did, such increases in revenue might not be sufficient to offset the expenses incurred.

Security breaches and attacks against our systems and network, and any failure to otherwise protect personal, confidential and proprietary information, could damage our reputation and negatively impact our business, as well as materially and adversely affect our financial condition and results of operations.

We have implemented various cybersecurity measures, but such measures may not detect, prevent or control all attempts to compromise our systems, including distributed denial-of-service attacks, viruses, Trojan horses, malicious software, break-ins, phishing attacks, third-party manipulation, security breaches, employee misconduct or negligence or other attacks, risks, data leakage and similar disruptions that may cause service interruptions or jeopardize the security of data stored in and transmitted by our systems or that we otherwise maintain. Breaches of our cybersecurity measures could result in unauthorized access to our systems, misappropriation of information or data, deletion or modification of user information, or a denial-of-service or other interruption to our business operations. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, there can be no assurance that we will be able to anticipate, or implement adequate measures to protect against these attacks. If we are unable to avert these attacks and security breaches, we could be subject to significant legal and financial liabilities, our reputation and business would be harmed and we could sustain substantial revenue loss from lost sales and customer dissatisfaction.

We partially rely on third-party service providers to conduct our business and any interruption or delay in such third parties or our own failure may impair our customers’ experience.

We partially rely on third-party service providers with respect to our software and smart city business. For example, we rent an Internet Data Center (IDC) server, which is a complete equipment (including high-speed Internet access bandwidth, high-performance local area network, safe and reliable computer room environment, etc.), professional management, and perfect application service platform, to arrange the software system required by customers. On the basis of this platform, IDC service providers provide customers with Internet basic platform services (server hosting, virtual host, mail cache, virtual mail, etc.) and various value-added services (site rental services, domain name system services, load balancing systems, database systems, data backup services, etc.). Customers need to be able to access our platforms at any time, without interruption or degradation of performance, and we provide some customers with service-level commitments with respect to uptime. Any limitation on the capacity of our data centers or cloud infrastructure could impede our ability to onboard new customers or expand the usage of our existing customers, host our products or serve our customers, which could adversely affect our business, financial condition and results of operations. In addition, any incident affecting our data centers or cloud infrastructure that may be caused by cyberattacks, natural disasters, fire, flood, severe storm, earthquake, power loss, outbreaks of contagious diseases, telecommunications failures, terrorist or other attacks, or other events beyond our control could negatively affect our platform. A prolonged service disruption affecting our data centers or technology infrastructure for any of the foregoing reasons would negatively impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers or otherwise harm our business. We may also incur significant costs for using alternative providers or taking other actions in preparation for, or in response to, events that damage the third-party hosting services we use.

Furthermore, these third-party service providers may not continue to be available to us on commercially reasonable terms, or at all. If we lose our right to use any of these service providers, it could lead to significant increase in our expenses or otherwise result in a delay or disruption in our solutions until equivalent technology is developed by us, or obtained from another third party, and integrated into our solutions. If performance of the third parties that we work with proves unsatisfactory, or if any of them violates its contractual obligations to us, we may need to replace such third party and/or take other remedial action, which could result in additional costs and materially and adversely affect our offerings to customers. Moreover, the financial condition of our third-party service providers may deteriorate over the course of our contract term, which may also impact the ability of such third party to continue providing their services to us.

Our products and solutions rely on the stable performance of servers, and any disruption to our servers due to internal and external factors could diminish demand for our products and solutions, harm our business, our reputation and results of operations and subject us to liability.

We rely in part upon the stable performance of servers for provision of our products and solutions. Those servers may incur disruptions due to internal and external factors, such as inappropriate maintenance, defects in the servers, cyberattacks, occurrence of catastrophic events or human errors. Such disruptions could result in negative publicity, loss of or delay in market acceptance of our products and solutions, loss of competitive position, lower customer retention or claims by customers for losses sustained by them. In such an event, we may need to expend additional resources to help with recovering. In addition, we may not carry insurance to compensate us for any losses that may result from claims arising from disruption in third-party servers. As a result, our reputation and our brand could be harmed, and our business, results of operations and financial condition may be adversely affected.

Our and our business partners’ business operations have been adversely affected by the COVID-19 outbreak, and may in the future continue to be affected by the COVID-19 outbreak.

On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the novel coronavirus disease 2019, or COVID-19, outbreak a public health emergency of international concern, and on March 11, 2020 the World Health Organization declared the global COVID-19 outbreak a pandemic. The COVID-19 virus continues to spread rapidly worldwide, including where our customers, suppliers and other business partners are located and where we have business operations. During the COVID-19 pandemic, government authorities around the world have ordered businesses to close and people to remain at home while imposing significant restrictions on traveling and social gatherings. Our customers and suppliers are also affected by COVID-19 related restrictions and closures. These measures have impacted, and may further impact, our workforce and operations, the operations of our customers and suppliers and other business partners. There continues to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the ultimate spread of the virus, the severity of the disease, the duration of the outbreak, the possibility of successive waves of outbreaks, further actions that may be taken by governmental authorities around the world to contain the virus or to treat its impact, and the scope and length of the resulting economic downturn. Furthermore, we may in the future experience additional disruptions that could materially and adversely impact our business operations, financial condition and results of operations, including but not limited to:

•        decrease in number of customers;

•        decrease in demand for our products and solutions;

•        delays in the timing of purchasing decisions and sales and implementation cycles of our products and solutions by our existing or prospective customers;

•        inefficiencies, delays and additional costs in our product development, sales, marketing and customer service efforts;

•        service interruptions or impaired system performance due to failures of or delays in our systems or resources in light of increasing usage of our cloud services;

•        delays or failure to collect receivables from our customers impacted by the COVID-19 outbreak;

•        negative impact on the operation of other third parties, including but not limited to suppliers, deposit/loan banks, regulatory authorities and financial intermediaries, which may indirectly have a negative impact on our business and the capital market environment;

•        the possibility that one or more clusters of COVID-19 cases could occur at one of our locations, affecting our employees or the systems or employees of our customers or other third parties on which we depend; and

•        challenges to our systems supporting our remote workforce, due to the higher demand of such systems and the related software and hardware to support such remote working conditions.

We may also take further actions as may be required by government authorities or as we determine are in the best interests of our employees, customers and business partners which could further adversely impact our business operations.

Failure to contain the further spread of COVID-19 will prolong and exacerbate the general economic downturn. In addition, while the potential impact and duration of the COVID-19 pandemic on the global economy and our business in particular may be difficult to assess or predict, the pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, which may reduce our ability to access capital or our customers’ ability to pay us for past or future purchases, which could negatively affect our liquidity. The COVID-19 pandemic could also reduce the demand for our products and solutions. There is no guarantee that the prolonged pandemic will not affect the demands for our products and solutions in the future. In addition, a recession or financial market correction resulting from the spread of COVID-19 could decrease overall technology spending, adversely affecting demand for our products and solutions, our business and the value of the ADSs.

The global pandemic of COVID-19 continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and initiatives, will depend on future developments, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the disease or treat its impact, related restrictions on travel, and the duration, timing and severity of the impact on customer spending, including any recession resulting from the pandemic, all of which are uncertain and cannot be predicted. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also heighten other risks described in this “Risk Factors” section.

If the adoption of our products and solutions by our customers are slower than we expected, our business, results of operations and financial condition may be adversely affected.

Our business has relied on the adoption of our products and solutions by a broad array of customers. Our ability to further increase our customer base, and achieve broader market acceptance of our products and solutions will depend, in part, on our ability to effectively organize, focus and train our sales and marketing personnel. Our ability to achieve significant revenue growth in the future will depend, in part, on our ability to recruit, train and retain a sufficient number of experienced sales professionals. Our recent hires and planned hires may not become as productive and efficient as we expect and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business.

As we seek to increase the adoption of our products and solutions by our customers, we may incur higher costs and longer sales cycles. The decision to adopt our products and solutions may require the review and approval of multiple departments including product, human resources, financial and legal departments. In addition, while customers may quickly deploy our products and solutions on a limited basis before they will commit to deploying our products and solutions at scale, they often require extensive education about our products and solutions and significant customer support time, engage in protracted pricing negotiations and seek to secure readily available development resources.

We may fail to conduct our sales and marketing activities in a cost-effective manner and we are subject to limitations in promoting our products and solutions.

Due to the technical nature of AI solutions, we mainly rely on our sales and marketing forces to conduct marketing activities and drive sales of our products and solutions. If we fail to conduct our sales and marketing activities in a cost-effective way, we may incur considerable marketing expenses, which could adversely affect our business and operating results. Additionally, our brand promotion and marketing activities may not be well received by customers and potential customers, and may not result in the levels of sales that we anticipate. Meanwhile, marketing approaches and tools in the market for AI solutions in China are evolving, which may further require us to enhance our marketing approaches and experiment with new marketing methods to keep pace with industry developments and customer preferences. Failure to introduce new marketing approaches in an efficient and effective manner could reduce our market share and materially and adversely affect our financial condition, results of operations and profitability.

If we fail to provide high quality customer services, our brand, business, and results of operations may be harmed.

We believe our focus on customer services and support is critical to attracting new customers, retaining existing customers and growing our business. We have invested in training our customer support team and improving the quality of our customer services. However, our customer services team may not be able to maintain a high standard for themselves going forward for reasons such as budgetary constraints and employee losses, which could adversely affect our reputation and ability to retain and bring in customers. As a result, our brand, business, and results of operations may be harmed.

We had a concentration of major customers during the years ended December 31, 2020 and 2021 and for the six months ended June 30, 2022 (the “Track Record Period”) and if our existing major customers cease to engage our services, we may be unable to find new customers with similar attributable revenue within a reasonable time or at all.

For the years ended December 31, 2020 and 2021, the percentage of our revenue attributable to our largest customer amounted to 17.7% and 41.2%, respectively, while the percentage of our revenue attributable our five largest customers for the years ended December 31, 2020 and 2021 amounted to 42.8% and 67.1%, respectively. For the six months ended June 30, 2022, the percentage of our revenue attributable to our largest customer amounted to 26.2%, while the percentage of our revenue attributable our five largest customers for the six months ended June 30, 2022 amounted to 71.8%.

We cannot assure you that there will not be any disputes between our major customers and us, or that we will be able to maintain business relationships with our existing customers. As a substantial amount of revenues were generated from a relatively small number of major customers during the Track Record Period, in the event that these existing major customers cease to engage our services and we are unable to find new customers with similar attributable revenue within a reasonable period of time or at all, our business and profitability may be adversely affected. In addition, if any of such customers default or delay on their payment or settlement of our trade and other receivables, our liquidity, financial condition and results of operations may be adversely affected.

The intensifying competition, change in sector trend and landscape and government policies may have a direct impact on the industries where our clients operate their businesses, and negatively affect the stability of our clients, which may subsequently have negative impact on our business.

A significant portion of our revenues were derived from customers engaged in a few industries in China, some of which are emerging and highly competitive, such as the contact center industry. Any change in the competitive landscape, market trend or user behaviors in such sectors may have a negative impact on our customers, thus harm their ability to make payments and maintain and increase the usage of our products and solutions. In addition, some of these industries in China are highly regulated by the PRC government and numerous regulatory authorities of the central PRC government are empowered to issue and implement regulations governing various aspects of these industries. As the laws and regulations are evolving and some of them are relatively new, changes to the current laws and regulations may harm our business and results of operation. In addition, interpretation and enforcement of such laws and regulations involve significant uncertainty. As a result, in certain circumstances, it may be difficult to determine what actions or omissions may be deemed to be in violations of applicable laws and regulations. If these laws and regulations or the uncertainty associated with their interpretation negatively impact the industries where our customers operate, our business may be adversely affected as well.

Our reliance on a limited number of suppliers for certain essential services could adversely affect our ability to manage our business effectively and subsequently harm our business.

We rely on a limited number of suppliers for certain essential services to operate our network and provide products and solutions to our customers. Due to the limited number of relevant suppliers available in China, we rely on a limited number of suppliers for cloud, internet data center services and hardware. Our purchase from top-three suppliers in aggregate accounted for 62.5% and 79.2% of total purchase for the years ended December 31, 2020 and 2021, respectively. Our purchase from top-three suppliers in aggregate accounted for 91.3% of total purchase for the six months ended June 30, 2022. We may experience shortages in components or delays in delivery as a result of natural disasters, increased demand in the industry or our suppliers’ lacking sufficient rights to supply the servers or other products or services.

Our reliance on these suppliers exposes us to risks, including reduced control over costs and constraints based on the then current availability, terms, and pricing of these services. We generally do not have any long-term contracts guaranteeing supply with these suppliers. If our supply of certain services is disrupted or delayed, there can be no assurance that additional supplies or services can serve as adequate replacements or that supplies will be available on terms that are favorable to us, if at all. Moreover, even if we can identify adequate replacements on substantially similar terms, our business could be adversely affected until those efforts were completed. Any disruption or delay in the supply of our hardware may cause delay or other constraints on our operations that could damage our customer relationships.

We may fail to obtain or maintain all required licenses, permits and approvals to operate our business.

Our business and operations have been subject to extensive regulations. We are required to obtain and maintain applicable licenses, permits and approvals from different regulatory authorities in order to conduct our existing or future business in connection with smart city services. As we have been continually expanding into new business operations in the area of architectural design AI services, and the interpretation and application of existing PRC laws and regulations and possible new laws and regulations relating to the telecommunication services have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of telecommunication services in China, including our business, we cannot assure you that we have obtained all the approvals, permits or licenses required for conducting our business in China or areas where we operate, or will be able to maintain our existing approvals, permits or licenses or obtain new ones. The government authorities may require us to obtain additional licenses, permits or approvals so that we can continue to operate our existing or future businesses or otherwise prohibit our operation of the types of businesses to which the new requirements apply. In addition, new regulations or new interpretations of existing regulations may increase our costs of doing business and prevent us from efficiently delivering services and expose us to potential penalties and fines. Lastly, our existing licenses may expire without proper renewal or be revoked due to violations of relevant licensure maintenance requirements. If any of our entities is deemed by governmental authorities to be operating without appropriate permits and licenses or outside of their authorized scopes of business or otherwise fail to comply with relevant laws and regulations, we may be subject to penalties and our business, financial condition, and results of operation may be materially and adversely affected.

We may fail to obtain, maintain and protect our intellectual property rights and proprietary information or prevent third parties from any unauthorized use of our technologies.

Our trade secrets, trademarks, copyrights, patents, and other intellectual property rights are critical to our success. We rely on, and expect to continue to rely on, confidentiality agreements and non-compete agreements with our employees and third parties to protect our intellectual properties. However, events beyond our control may pose threats to our intellectual property rights and the integrity of our products and brand. Effective protection of our trademarks, copyrights, domain names, patent rights, and other intellectual property rights is expensive and challenging. While we have taken measures to protect our intellectual property rights, including implementing a set of comprehensive internal policies to establish robust management over our intellectual property rights, and deploying a special team to guide, manage, supervise and monitor our daily work regarding intellectual property rights, we cannot assure you that such efforts are adequate to guard against any potential infringement and misappropriation. In addition, our intellectual property rights may be declared invalid or unenforceable by the courts. We cannot assure you that any of our intellectual property rights applications will ultimately proceed to registration or will result in registration with adequate scope for our business. Some of our pending applications or registrations may be successfully challenged or invalidated by others. If our intellectual property rights applications are not successful, we may have to use different intellectual property rights for our affected products or services, or seek to enter into arrangements with any third parties who may have prior registrations, applications or rights, which might not be available on commercially reasonable terms, if at all. If we fail to protect or enforce our intellectual property rights, our competitors may copy or reverse-engineer our products and services without authorization and compete with us. As a result, our customers and partners may devalue our services, and our ability to compete effectively may be impaired, which could have a material adverse effect on our business, financial condition and results of operations.

Similarly, to protect our unpatented proprietary information and technology, such as trade secrets, we rely on our agreements with employees and third parties that contain restrictions on the use and disclosure of such information or technology. For example, our employees and third parties are required to keep confidential of any unpatented proprietary information and technology during the contract term and after the termination of the employment agreement. In addition, the agreements with our employees and third parties explicitly provide for all rights and obligations regarding the ownership and protection of intellectual property rights. These agreements may be inadequate or may be breached, either of which could potentially result in unauthorized use or disclosure of our trade secrets and other proprietary information to third parties, including our competitors. As a result, we may lose our competitive advantages derived from such intellectual property. Significant impairments on our intellectual property rights may result in a material and adverse effect on our business.

We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of business.

We compete in markets where there are a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights, as well as disputes regarding infringement of these rights. Our competitors and other third parties may, whether rightly or falsely, bring legal claims against us for infringing on their intellectual property rights. The intellectual property laws in China, which cover the validity, enforceability and scope of protection of intellectual property rights, are evolving, and litigation is becoming a more popular means to resolve commercial disputes. We are exposed to a higher litigation risk. Any intellectual property lawsuits against us, whether successful or not, may harm our brand and reputation.

Defending intellectual property claims is costly and can impose a significant burden on our management and resources. Any intellectual property litigation to which we become a party may require us to do one or more of the following:

•        cease selling, licensing, or using products or features that incorporate the intellectual property rights that we allegedly infringe, misappropriate, or violate;

•        make substantial payments for legal fees, settlement payments, or other costs or damages, including indemnification of third parties;

•        obtain a license or enter into a royalty agreement, either of which may not be available on reasonable terms or at all, in order to obtain the right to sell or use the relevant intellectual property; or

•        redesign the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming, or impossible.

Further, there is no guarantee that we can obtain favorable judgment in all legal cases, in which case we may need to pay damages or be forced to cease using certain technologies or content that are critical to our products and solutions. Any resulting liabilities or expenses or any changes to our products or solutions that we have to make to limit future liabilities may have a material adverse effect on our business, results of operations, and prospects.

We and our management may from time to time be subject to claims, disputes, lawsuits and other legal and administrative proceedings.

We are currently not party to any material legal or administrative proceedings. However, in light of the nature of our business, we and our management are susceptible to potential claims or disputes. We and our management have been, and may from time to time in the future be, subject to or involved in various claims, disputes, lawsuits and other legal and administrative proceedings. Lawsuits and litigations may cause us to incur defense costs, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, any of which could harm our business. Claims arising out of actual or alleged violations of law, breach of contract or torts could be asserted against us by customers, business partners, suppliers, competitors, employees or governmental entities in investigations and legal proceedings. In particular, according to the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employers are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees. Employers that fail to make adequate social insurance and housing fund contributions may be subject to fines and legal sanctions. A few of our PRC operating entities engaged third-party human resources agencies to pay social insurance premium and housing funds for some of their employees. This is because such employees worked outside of the cities where the operating entities are registered and third-party human resources agencies were engaged to pay social insurance premium and housing provident funds for such employees in cities where they worked. If the relevant PRC authorities determine that this third-party agency arrangement does not satisfy the requirements under the relevant PRC laws and regulations, that we shall make supplemental contributions, that we are not in compliance with labor laws and regulations, or that we are subject to fines or other legal sanctions, such as order of timely rectification, and our business, financial condition and results of operation may be adversely affected.

Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our products and solutions and have a negative impact on our business.

The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communication and business solutions. The PRC government has in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our products in order to comply with these changes. In addition, government agencies may begin to impose taxes, fees or other charges for accessing the internet or e-commerce. These laws and changes could limit the growth of internet-related commerce or communications generally and reduce the demand for internet-based services such as ours.

In addition, use of the internet as a business tool could be adversely affected. The performance of the internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms” and similar malicious programs and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the internet is adversely affected by the above issues, our business, financial condition, and results of operations could suffer.

Complying with evolving privacy and other data related laws and requirements may be expensive and force us to make adverse changes to our business, and failure to comply with such laws and requirements could result in substantial harm to our business and results of operations.

Laws and regulations governing data privacy and protection, the use of the internet as a commercial medium, the use of data in artificial intelligence and machine learning, and data sovereignty requirements are rapidly evolving, extensive, complex, and include inconsistencies and uncertainties. These and other similar legal and regulatory developments could contribute to legal and economic uncertainty, affect how we design, market, sell, and operate our platform, how our customers process and share data, how we process and use data, and how we transfer personal data from one jurisdiction to another, which could negatively impact demand for our platform. We may incur substantial costs to comply with such laws and regulations, to meet the demands of our customers relating to their own compliance with applicable laws and regulations, and to establish and maintain internal compliance policies.

We have established privacy policies and other documentation regarding our collection, processing, use, and disclosure of personal information or other confidential information. Although we endeavor to comply with our policies, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees or vendors fail to comply with our policies. Such failures could subject us to claims and proceedings, which could be costly and time-consuming. Our business, financial condition and results of operations could be adversely affected.

We are dependent on the continuous services of our senior management and other key employees. If we fail to attract, retain and motivate qualified personnel, our business could be materially and adversely affected.

Our future performance depends on the continued services and contributions of our senior management to oversee and execute our business plans and to identify and pursue new opportunities and innovations. Any loss of service of our senior management or other key employees can significantly delay or prevent us from achieving our strategic business objectives, and adversely affect our business, financial condition and operating results. From time to time, there may be changes in our senior management team, resulting from the hiring or departure of executives, which could also disrupt our business. Hiring suitable replacements and integrating them into our existing teams also requires significant amount of time, training and resources, and may impact our existing corporate culture.

Future strategic acquisitions and investments may fail and may result in material and adverse impact on our financial condition and results of operations.

We may, in the future, acquire businesses or platforms that we believe can improve our products and solutions, enhance our technological capacities, and expand our customer coverage. Our ability to implement our acquisition strategy will depend on our ability to identify suitable targets, our ability to reach agreements with them on commercially reasonable terms, and within a desired timeframe, and the availability of financing to complete acquisitions, as well as our ability to obtain any required shareholder or government approvals. Our strategic acquisitions and investments could subject us to uncertainties and risks, including high acquisition and financing costs, potential ongoing financial obligations and unforeseen or hidden liabilities, failure to achieve our intended objectives, benefits or revenue-enhancing opportunities, uncertainty of entering into markets in which we have limited or no experience, costs associated with and difficulties in integrating acquired businesses, and diversion of our resources and management attention. Our failure to address these uncertainties and risks may have a material adverse effect on our business, financial condition, and results of operations. Even if we are able to successfully acquire or invest in suitable businesses, we cannot assure you that we will achieve our expected returns on such acquisitions or investments through successful integration. As of the date of this prospectus, we had not identified or pursued any acquisition or investment targets. If we fail to achieve our expected returns on such acquisitions or investments in the future, our business, financial conditions, results of operations and prospects may be materially and adversely affected.

Acquisitions also pose the risk that we may be exposed to successor liability relating to the actions by an acquired company and its management before and after the acquisition. The due diligence that we conduct in connection with an acquisition or investment may not be sufficient to discover unknown liabilities, and any contractual guarantees or indemnities that we receive from the sellers of the acquired companies or investment target companies or their shareholders may not be sufficient to protect us from, or compensate us for, actual liabilities. A material liability associated with an acquisition or investment could adversely affect our reputation and reduce the benefits of the acquisition or investment. In addition, if the management team or key employees of an acquired company fail to perform as expected, this may affect the business performance of such acquired company and, in turn, have a material adverse effect on our business, financial conditions, and results of operations.

We may, in the future, grow and expand our international operations, which may expose us to significant risks.

We may, in the future, further expand our operations and customer base worldwide. We may adapt to and develop strategies to address international markets but there is no guarantee that such efforts will have the desired effect. As a result, we may be required to devote significant management attention and financial resources worldwide. In connection with such expansion, we may face difficulties including costs associated with varying seasonality patterns, potential adverse movement of currency exchange rates, longer payment cycle difficulties in collecting accounts receivable in some countries, tariffs and trade barriers, a variety of regulatory or contractual limitations on our ability to operate, adverse tax events, reduced protection of intellectual property rights in some countries, political risks and a geographically and culturally diverse workforce and customer base. Failure to overcome any of these difficulties could harm our business.

In some cases, compliance with the laws and regulations of one country could violate the laws and regulations of another country. We cannot assure you that we are able to fully comply with the legal requirements of each foreign jurisdiction and successfully adapt our business models to local market conditions. Due to the complexity involved in our international business expansion, we cannot assure you that we are or will be in compliance with all local laws.

We may be unable to obtain any additional capital required in a timely manner or on acceptable terms, or at all. Moreover, our future capital needs may require us to sell additional equity or debt securities that may dilute our shareholders’ shareholdings or subject us to covenants that may restrict our operations or our ability to pay dividends.

To grow our business and remain competitive, we may require additional capital from time to time for our daily operations. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

•        our market position and competitiveness in the industries in which we operate;

•        our future profitability, overall financial condition, results of operations and cash flows;

•        general market conditions for capital-raising activities by our competitors in China; and

•        economic, political and other conditions in China and internationally.

We may be unable to obtain additional capital in a timely manner or on acceptable terms, or at all. In addition, our future capital or other business needs could require us to sell additional equity or debt securities, or to obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders’ shareholdings. Any incurrence of indebtedness will also lead to increased debt service obligations, and could result in operating and financing covenants that may restrict our operations or our ability to pay dividends to our shareholders.

We have not independently verified the accuracy or completeness of data, estimates, and projections in this prospectus that we obtained from third-party sources, and such information involves assumptions and liabilities.

Certain facts, forecasts, and other statistics contained in this prospectus relating to the industry in which we operate have been derived from various public data sources and industry reports of third-party industry consultants. In deriving the market size of these industries, these industry consultants may have adopted different assumptions and estimates for certain metrics. While we generally believe such reports to be reliable, we have not independently verified the accuracy or completeness of such information. Such reports may not be prepared on a comparable basis or may not be consistent with other sources.

Industry data and projections involve a number of assumptions and limitations. Our industry data and market share data should be interpreted in light of the industries in which we operate. Any discrepancy in the interpretation of such data could lead to different measurements and projections, and actual results could differ from the projections.

We have identified two material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely consolidated financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the ADSs may decline.

Pursuant to Section 404 of Sarbanes-Oxley, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2025. When we lose our status as an “emerging growth company” and reach an accelerated filer threshold, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to upgrade our information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. If we or, if required, our auditor is unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting and the trading price of the ADSs may decline.

In connection with the audit of our consolidated financial statements, as of and for the years ended December 31, 2020 and 2021, we and our independent registered public accounting firm identified two material weaknesses in our internal control over the financial statement closing process. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness that have been identified relates to (i) our lack of sufficient and competent financial reporting and accounting personnel with appropriate knowledge of GAAP and reporting requirements set forth by the SEC to address complex GAAP technical accounting issues, and to prepare and review consolidated financial statements and related disclosures in accordance with GAAP and SEC reporting requirements and (ii) our lack of internal file management procedures and effective recognition procedures to recognize revenue and costs timely.

We are working to remediate these material weaknesses and are taking steps to strengthen our internal control. Specifically, we are working to develop and implement a staffing plan for hiring additional accounting and finance personnel in 2023, hire additional qualified resources with appropriate knowledge and expertise to handle complex accounting issues and effectively prepare financial statements and conduct regular and continuous GAAP accounting and financial reporting training programs for our financial reporting and accounting personnel. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. We plan to adopt measures to improve our internal file management procedures and an effective recognition procedure by (i) establishing internal document management policies and systems, (ii) continuing our efforts to implement necessary review and controls at relevant levels and all important documents and contracts will be submitted to the office of our chief administrative officers for retention and review, and (iii) establishing standard procedures to recognize revenue and costs based on the contracts service periods.

Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

We cannot assure you that there will not be additional material weaknesses or any significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begin its Section 404 reviews, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of the ADSs could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our business operations.

Our business could be adversely affected by the effects of epidemics. In recent years, there have been breakouts of epidemics in and outside China. Our business operations could be disrupted if any of our employees is suspected of having H1N1 flu, COVID-19, avian flu or another epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the Chinese or global economy or our business environment in particular. We are also vulnerable to natural disasters and other calamities, which may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, and may adversely affect our ability to provide advertising services through our products. See “Risk Factors — Risks Relating to Our Business and Industry — Our and our business partners’ business operations have been adversely affected by the COVID-19 outbreak, and may in the future continue to be affected by the COVID-19 outbreak.” on page 43 of this prospectus.

Economic substance legislation of the Cayman Islands may adversely impact us or our operations.

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act of the Cayman Islands (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards. As we are a Cayman Islands company, compliance obligations include filing annual notifications for the Company, which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. As it is a new regime, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Substance Act. Failure to satisfy these requirements may subject us to penalties under the Substance Act.

It is unclear what ramifications, if any, the addition of the Cayman Islands to the “FATF grey list” will have for us.

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

It is unclear how long the designation of the Cayman Islands to the EU AML High-Risk Third Countries List will remain in place and what ramifications, if any, the designation will have for us.

On March 13, 2022, the European Commission (“EC”) updated its list of ‘high-risk third countries’ (“EU AML List”) identified as having strategic deficiencies in their anti-money laundering/counter-terrorist financing regimes. The EC has noted it is committed to greater alignment with the FATF listing process and the addition of the Cayman Islands to the EU AML List is a direct result of the inclusion of the Cayman Islands on the FATF grey list in February 2021. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for us.

Risks Relating to Our Corporate Structure

In the following discussion of risks relating to our corporate structure, “we,” “us,” or “our” refer to Xiao-I.

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations on foreign investment in internet and other related businesses, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations and our ADSs may decline in value dramatically or even become worthless.

Foreign ownership of internet-based businesses, such as provider of internet data centers services, are subject to restrictions under current PRC laws and regulations. Neither we nor our subsidiaries own any equity interest in Shanghai Xiao-i. Instead, we control and receive the economic benefits of Shanghai Xiao-i’s business operation through the VIE Agreements. We, through our WFOE, have the full and exclusive right to manage and direct all cash flow and assets of the VIE and to direct and administrate the financial affairs and daily operation of Shanghai Xiao-i. Shanghai Xiao-i pays service fees to WFOE in an amount determined by WFOE in WFOE’s sole discretion. If Shanghai Xiao-i is unable to pay the service fees due to the actual managing situation, with the written consent of WFOE, the unpaid part of the service fees in the previous fiscal year can be deferred to the end of the next year and settled together. During the validity of the VIE Agreements, we will bear all the economic benefits and risks arising from the business of Shanghai Xiao-i and its subsidiaries. WFOE will provide financial support to Shanghai Xiao-i or its subsidiaries in the event of a loss or serious operational difficulties. The VIE structure is used to provide investors with exposure to foreign investment in China-base companies where Chinese law prohibits direct foreign investments in certain industries. The VIE Agreements allow Xiao-I to (i) exercise control over the VIE, (ii) receive all of the economic benefits of the VIE and the VIE’s subsidiaries (excluding non-controlling interests) and bears all the economic risks arising from the business of the VIE and the VIE’s subsidiaries (excluding non-controlling interests), (iii) provide financial support to the VIE or the VIE’s subsidiaries, and (iv) have an exclusive option to purchase all or part of the equity interests and assets in the VIE when and to the extent permitted by PRC law.

As a result of these contractual arrangements, we are regarded as the primary beneficiary of the VIE for accounting purposes and hence consolidate financial results of the VIE and its subsidiaries into our consolidated financial statements under U.S. GAAP. For a detailed discussion of these contractual arrangements, see “Prospectus Summary — Our History and Corporate Structure.” For the avoidance of any doubt, any references to control or benefits that accrue to us because of Shanghai Xiao-i refer only to the conditions satisfied for consolidation of Shanghai Xiao-i under U.S. GAAP and it is not an entity in which we own any equity.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any VIE Agreements are terminated with the consent of Zhizhen Technology or (iii) the VIE or its shareholders fail to perform its/his/her obligations under these contractual arrangements, our business operations in China would be materially and adversely affected, and the value of your ADSs would substantially decrease. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any VIE or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over the PRC operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations. Additionally, our ADSs may decline in value dramatically or even become worthless should we become unable to assert our contractual rights over the assets of the VIE that conducts all or substantially our operations.

These contractual arrangements may not be as effective as equity ownership in providing us with control over the VIE. For example, the VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had equity ownership of the VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by the VIE and its shareholders of its obligations under the contracts to exercise control over the VIE. The shareholders of the VIE may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with the VIE.

If the VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. For example, if the shareholders of the VIE refuse to transfer their equity interest in the VIE to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in the VIE, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of the VIE and third parties were to impair our control over the VIE, our ability to consolidate the financial results of the VIE would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition. As a result, our ADSs may decline in value dramatically or even become worthless.

In the opinion of our PRC counsel, Jingtian & Gongcheng, (i) the ownership structures of our WFOE and the VIE in China, currently are not in violation of any explicit provisions of PRC laws and regulations currently in effect; and (ii) the agreements under the contractual arrangements between our WFOE, the VIE and its shareholders governed by PRC law are valid, binding and enforceable against each party thereto in accordance with their terms. However, we have been further advised by our PRC Counsel, Jingtian & Gongcheng, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Thus, the PRC regulatory authorities may take a view contrary to the opinion of our PRC Counsel, Jingtian & Gongcheng. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. If the ownership structures, contractual arrangements and business of our company, our PRC subsidiary, the VIE or subsidiaries of the VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals to operate our business, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

•        revoking the business licenses and/or operating licenses of such entities;

•        imposing fines on us;

•        confiscating any of our income that they deem to be obtained through illegal operations;

•        discontinuing or placing restrictions or onerous conditions on our operations;

•        placing restrictions on our right to collect revenues;

•        shutting down our servers or blocking our app/websites;

•        requiring us to restructure our ownership structure or operations;

•        restricting or prohibiting our use of the proceeds from this offering or other of our financing;

•        activities to finance the business and operations of the VIE and its subsidiaries; or

•        taking other regulatory or enforcement actions that could be harmful to our business.

Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn have a material adverse effect on our financial condition and results of operations. If occurrences of any of these events results in our inability to direct the activities of the VIE and its subsidiaries in China that most significantly impact its economic performance, and/or our failure to receive the economic benefits and residual returns from the VIE and its subsidiaries, and we are not able to restructure our ownership structure and operations in a satisfactory manner, we may not be able to consolidate the financial results of the VIE or its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

The contractual arrangements with the VIE and its shareholders may not be as effective as equity ownership in providing operational control.

We have to rely on the contractual arrangements with the VIE and its shareholders to operate our business in China. These contractual arrangements, however, may not be as effective as equity ownership in providing us with control over the VIE. For example, the VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of the VIE in an acceptable manner or taking other actions that are detrimental to our interests. And any economic losses as a result would be absorbed by us as we bear all economic risks arising from the businesses of the VIE under the contractual arrangements.

If we had equity ownership of the VIE in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by the VIE and its shareholders of their obligations under the contracts to exercise control over the VIE. The shareholders of the VIE may not act in the best interests of our company or may not perform their obligations under these contracts. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system.

Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

If the VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us operational control over our business operations in China and may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. For example, if the shareholders of the VIE were to refuse to transfer their equity interests in the VIE to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if there are any disputes or governmental proceedings involving any interest in such shareholders’ equity interests in the VIE, our ability to exercise shareholders’ rights or foreclose the share pledges according to the contractual arrangements may be impaired. If these disputes or proceedings were to impair our control over the VIE, we may not be able to maintain operational control over our business operations in the PRC and thus would not be able to continue to consolidate the VIE’s financial results, which would in turn result in a material adverse effect on our business, operations and financial condition.

All the agreements under the contractual arrangements with the VIE are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert operational control over the consolidated variable interest entity, and our ability to conduct our business may be negatively affected. As a result, our ADSs may decline in value dramatically or even become worthless should we become unable to assert our contractual rights over the assets of the VIE that conducts all or substantially our operations.

The contractual arrangements with the VIE are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures, which may not protect you as much as those of other jurisdictions, such as the United States.

All the agreements under the contractual arrangements with the VIE are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert operational control over the VIE, and our ability to conduct our business may be negatively affected.

Contractual arrangements we have entered into with the VIE and its shareholders may be subject to scrutiny by the PRC tax authorities. A finding that we owe additional taxes could significantly reduce our consolidated net income and the value of your investment.

Pursuant to applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We may be subject to adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our PRC subsidiary, the VIE and its shareholders are not on an arm’s length basis and therefore constitute favorable transfer pricing. As a result, the PRC tax authorities could require that the VIE adjust its taxable income upward for PRC tax purposes. Such an adjustment could adversely affect us by increasing our consolidated affiliated entities’ tax expenses without reducing the tax expenses of our PRC subsidiary, subjecting the VIE to late payment fees and other penalties for under-payment of taxes, and resulting in our PRC subsidiary’s loss of its preferential tax treatment. Our consolidated results of operations may be adversely affected if the VIE’s tax liabilities increase or if it is subject to late payment fees or other penalties.

We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ADSs.

We are a holding company and conduct substantially all of our business through the VIE and its subsidiaries. We may rely on dividends to be paid by the VIE to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If the VIE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our WFOE, which is a wholly foreign-owned enterprise in China, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our WFOE generates primarily all of its revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our WFOE to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by State Administration of Foreign Exchange (the “SAFE”) for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our WFOE to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

If the chops of our PRC subsidiary, the VIE, is not kept safely, is stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiary, the VIE and its subsidiaries generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safe, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so.

We may lose the ability to use and enjoy assets held by the VIE that are critical to the operation of our business if the VIE declares bankruptcy or become subject to a dissolution or liquidation proceeding.

The VIE holds certain assets that may be critical to the operation of our business, including permits, domain names and most of our intellectual property rights. If the shareholders of the VIE breach the contractual arrangements and voluntarily liquidate the VIE or its subsidiaries, or if the VIE or its subsidiaries declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if the VIE or its subsidiaries undergo an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of their assets, thereby hindering our ability to operate our business, which could materially or adversely affect our business, financial condition and results of operations.

Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure and business operations.

The National People’s Congress approved the Foreign Investment Law (the “FIL”) on March 15, 2019 and the State Council approved the Regulation on Implementing the Foreign Investment Law (the “Implementation Regulations”) on December 12, 2019, effective from January 1, 2020, which replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Supreme People’s Court of China issued a judicial interpretation on the Foreign Investment Law on December 26, 2019, effective from January 1, 2020, to ensure fair and efficient implementation of the Foreign Investment Law. According to this judicial interpretation, courts in China shall not, among other things, support contracted parties to claim foreign investment contracts in sectors not on the Special Administrative Measures for Access to Foreign Investment (Negative List) (2021) (the “Negative List (2021)”), as void because the contracts have not been approved or registered by administrative authorities. The Foreign Investment Law grants national treatment to foreign invested enterprises, except for those operating in “restricted” or “prohibited” industries in the “negative list”, where if a foreign invested enterprise proposes to conduct business in an industry subject to foreign investment “restrictions” in the “negative list,” the foreign invested enterprise must go through a MOFCOM pre-approval process. The internet content service, internet audio-visual program services and online culture activities that we conduct through the VIE, is subject to foreign investment restrictions set forth in the Negative List (2021). The Foreign Investment Law and Implementation Regulations embody an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments.

However, since these rules are relatively new, uncertainties still exist in relation to their interpretation. For instance, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether the contractual arrangements with the VIE will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

Some of our shareholders are not in compliance with the PRC’s regulations relating to offshore investment activities by PRC residents, and as a result, the shareholders may be subject to penalties if we are not able to remediate the non-compliance.

In July 2014, the State Administration of Foreign Exchange promulgated the Circular on Issues Concerning Foreign Exchange Administration over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents via Special Purpose Vehicles (“Circular 37”). According to Circular 37, prior registration with the local SAFE branch is required for Chinese residents to contribute domestic assets or interests to offshore companies, known as SPVs. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the SPV, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division, or other material event. Further, foreign investment enterprises established by way of round-tripping shall complete the relevant foreign exchange registration formalities pursuant to the prevailing foreign exchange control provisions for direct investments by foreign investors, and disclose the relevant information such as actual controlling party of the shareholders truthfully.

Currently, most of our shareholders have completed Circular 37 Registration and are in compliance. Some of our beneficial owners, who are PRC residents, have not completed the Circular 37 Registration. All our significant shareholders, directors and officers have completed Circular 37 Registration. We have asked our shareholders who are Chinese residents to make the necessary applications and filings as required by Circular 37. We attempt to comply and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. We cannot, however, provide any assurances that all of our and future shareholders who are Chinese residents will comply with our request to make or obtain any applicable registration or comply with other requirements required by Circular 37 or other related rules. The Chinese resident shareholders’ failure to comply with Circular 37 registration may result in restrictions being imposed on part of foreign exchange activities of the offshore special purpose vehicles, including restrictions on its ability to receive registered capital as well as additional capital from Chinese resident shareholders who fail to complete Circular 37 registration; and repatriation of profits and dividends derived from special purpose vehicles to China, by the Chinese resident shareholders who fail to complete Circular 37 registration, are also illegal. In addition, the failure of the Chinese resident shareholders to complete Circular 37 registration may subject each of the shareholders to fines less than RMB50,000. We cannot assure you that each of our Chinese resident shareholders will in the future complete the registration process as required by Circular 37.

Risks Relating to Doing Business in China

In the following discussion of risks relating to doing business in China “we,” “us,” or “our” refer to the PRC operating entities.

China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of Xiao-I’s ADSs.

Our principal offices are based in China. Accordingly, our operating results, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among different economic sectors. In addition, the rate of growth has been slowing since 2012, and the impact of COVID-19 on the Chinese and global economies in 2021 and 2022 is likely to be severe.

The PRC government exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Although the Chinese economy has grown significantly in the past decade, that growth may not continue, as evidenced by the slowing of the growth of the Chinese economy in recent years. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is based on written statutes and court decisions have limited precedential value. The PRC legal system evolves rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

Content posted or displayed on our platform may be found objectionable by PRC regulatory authorities and may subject us to penalties and other severe consequences.

The PRC government has adopted regulations governing internet and wireless access and the distribution of information over the internet and wireless telecommunication networks. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet or wireless networks content that, among other things, violates PRC laws and regulations, impairs the public interest, or is obscene, superstitious, fraudulent or defamatory. Furthermore, internet content providers are also prohibited from displaying content that may be deemed by relevant government authorities as “socially destabilizing” or leaking “state secrets” of the PRC. Failure to comply with these requirements may result in the revocation of licenses to provide internet content or other licenses, the closure of the concerned platforms and reputational harm. The operator may also be held liable for any censored information displayed on or linked to their platform.

We operate a number of portfolio products in China. We have implemented procedures to monitor the content displayed on our products in order to comply with relevant laws and regulations. However, it may not be possible to determine in all cases the types of content that could result in our liability as a distributor of such content and, if any of the content posted or displayed on our products is deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

We may also be subject to potential liability for any unlawful actions by our users on our products. It may be difficult to determine the type of content or actions that may result in liability to us and, if we are found to be liable, we may be prevented from operating our business in China. Moreover, the costs of compliance with these regulations may continue to increase as a result of more content being made available by an increasing number of users of our platform, which may adversely affect our results of operations. Although we have adopted internal procedures to monitor content and to remove offending content once we become aware of any potential or alleged violation, we may not be able to identify all the content that may violate relevant laws and regulations or third-party intellectual property rights. Even if we manage to identify and remove offensive content, we may still be held liable. As of the date of this prospectus supplement, we have not received government sanctions in connection with content posted on our platform. However, we cannot assure you that our business and operations will be immune from government actions or sanctions in the future. To the extent that PRC regulatory authorities find any content displayed on our platform objectionable, they may require us to limit or eliminate the dissemination of such content on our platform in the form of take-down orders or otherwise. In addition, these laws and regulations are subject to interpretation by the relevant authorities, and it may not be possible to determine in all cases the types of content that could result in our liability as a platform operator.

Advertisements shown on our platform may subject us to penalties and other administrative actions.

Under PRC advertising laws and regulations, we are obligated to monitor the advertising content shown on our platform to ensure that such content is true and accurate and in full compliance with applicable laws and regulations. Advertisements shall not hinder public order, violate social morality or contain illegal contents, including but not limited to obscenity, pornography, gambling, superstition, terror and violence contents. Otherwise, the administration of market regulation may (1) order to stop publishing of the advertisement and; (2) confiscate the advertising fees; (3) impose a penalty ranging from RMB200,000 to RMB1,000,000; or (4) in serious cases, cancel the business license and cancel the registration certificate for publishing advertisements. In addition, where a special government review is required for specific types of advertisements prior to internet posting, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, we are obligated to confirm that such review has been performed and approval has been obtained. Violation of these laws and regulations may subject us to penalties, including fines, confiscation of our advertising income, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations by us, PRC governmental authorities may force us to terminate our advertising operations or revoke our licenses.

While we have made significant efforts to ensure that the advertisements shown on our platform are in full compliance with applicable PRC laws and regulations, we cannot assure you that all the content contained in such advertisements or offers is true and accurate as required by the advertising laws and regulations or otherwise in full compliance with applicable PRC laws and regulations, especially given the uncertainty in the interpretation of these PRC laws and regulations. If we are found to be in violation of applicable PRC advertising laws and regulations, we may be subject to penalties and our reputation may be harmed, which may negatively affect our business, financial condition, and results of operations and prospects. Although the advertisements displayed on our platform may not directly contain sensitive or illegal contents, including but not limited to gambling and pyramid selling, the advertisers may use inducing words to indirectly attract advertisement viewers to participate in gambling, pyramid selling, or other illegal activities. If we receive a complaint that any superficially compliant advertisement is linked to one or more webpages that feature non-compliant advertising content, we will remove the related advertisement. Although our agreements with the advertising agencies provide that the advertisements provided by the advertisers shall comply with the requirements of relevant laws and regulations, we cannot control or supervise advertising contents and the linked webpages all the time. Therefore, we cannot guarantee you that all of the advertisements displayed on our platform will comply with relevant laws and regulations.

In April 2015, the SCNPC promulgated the PRC Advertising Law, effective on September 1, 2015 and amended on October 26, 2018. According to the Advertising Law, advertisements shall not have any false or misleading content, or defraud or mislead consumers. Furthermore, an advertisement will be deemed as a “false advertisement” if any of the following situations exist: (1) the advertised product or service does not exist; (2) there is any inconsistency that has a material impact on the decision to purchase in what is included in the advertisement with the actual circumstances with respect to the product’s performance, function, place of production, usage, quality, specification, ingredient, price, producer, term of validity, sales condition and honors received, among others, or the service’s content, provider, form, quality, price, sales condition, and honors received, among others, or any commitments, among others, made on the product or service; (3) using fabricated, forged or unverifiable scientific research results, statistical data, investigation results, excerpts, quotations or other information as supporting material; (4) effect or results of using the good or receiving the service are fabricated; or (5) other circumstances where consumers are defrauded or misled by any false or misleading content.

The laws and regulations of advertising are relatively new and evolving and there is substantial uncertainty as to the interpretation of “false advertisement” by the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce), or the SAMR.

The newly enacted Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering and listing on the Nasdaq Global Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors. On December 18, 2020, the HFCAA was signed by President Donald Trump and became law. This legislation requires certain issuers of securities to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the PCAOB is unable to audit specified reports because the issuer has retained a foreign public accounting firm not subject to inspection by the PCAOB. Furthermore, if the PCAOB is unable to inspect the issuer’s public accounting firm for three consecutive years beginning in 2021, the issuer’s securities are banned from trade on a national exchange or through other methods.

On June 22, 2021, the U.S. Senate passed the AHFCAA, which, if passed by the U.S. House of Representatives and signed into law by the President, would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three to two years, thus reducing the time period before their securities may be prohibited from trading or delisted.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the HFCAA. Rule 6100 provides a framework for the PCAOB to use to determine whether it is unable to inspect or investigate registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, The SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate.

On December 16, 2021, the PCAOB issued the Determination Report which found that the Board is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the People’s Republic of China (the “PRC”), because of positions taken by PRC authorities in those jurisdictions (the “Determination”). Furthermore, the Determination Report identified the specific registered public accounting firms which are subject to these determinations, i.e., PCAOB Identified Firms. The Board made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCAA.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors to lose confidence in audit procedures and reported financial information and the quality of financial statements of China-based companies.

Xiao-I’s current auditor, Marcum Asia CPAs LLP (“Marcum Asia”), the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia, whose audit report is included in this prospectus, is headquartered in New York, New York, and, as of the date of this prospectus, was not included in the list of PCAOB Identified Firms in the Determination Report.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance (“MOF”) of the People’s Republic of China, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. On December 29, 2022, the CAA was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Xiao-I’s ability to retain an auditor subject to the PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to Xiao-I, may depend on the relevant positions of U.S. and Chinese regulators. Marcum Asia’s audit working papers related to Xiao-I are located in China. With respect to audits of companies with operations in China, such as the Company, there are uncertainties about the ability of Xiao-I’s auditor to fully cooperate with a request by the PCAOB for audit working papers in China without the approval of Chinese authorities. As such, as of the date of this prospectus, Xiao-I’s auditor is not subject to the Determinations announced by the PCAOB and our offering is not affected by the HFCAA and related regulations. However, Xiao-I cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to it after considering the effectiveness of its auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as related to the audit of our financial statements. Furthermore, there is a risk that Xiao-I’s auditor cannot be inspected by the PCAOB because of a position taken by an authority in a foreign jurisdiction in the future, and that the PCAOB may re-evaluate its determination as a result of any obstruction with the implementation of the Statement of Protocol. Such lack of inspection or re-evaluation could cause trading in Xiao-I’s securities to be prohibited on a national exchange or in the over-the-counter trading market under the HFCAA, and, as a result, Nasdaq may determine to delist Xiao-I’s securities, which may cause the value of Xiao-I’s securities to decline or become worthless.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC territory. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase the difficulties you face in protecting your interests. See also “Risks Relating to This Offering — Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.”

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of Xiao-I’s ADSs.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Government actions in the future could significantly affect economic conditions in China or particular regions thereof, and could require us to materially change our operating activities or divest ourselves of any interests we hold in Chinese assets. Our business may be subject to various government and regulatory interference in the provinces in which we operate. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The Chinese cybersecurity regulator announced on July 2 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ). On July 24, 2021, the General Office of the Central Committee of the Communist Party of China Central Committee and the General Office of the State Council

jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft, to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. According to the latest amended Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Since the Cybersecurity Review Measures is new, the implementation and interpretation thereof is not yet clear. Shanghai Xiao-i has applied for a cybersecurity review organized by the Center, which is authorized by the Cybersecurity Review Office of the CAC to accept public consultation and cybersecurity review submissions, pursuant to the Cybersecurity Review Measures, which became effective on February 15, 2022. On August 25, 2022, Shanghai Xiao-i received a written notice from the Cybersecurity Review Office, pursuant to which cybersecurity review is not required for the Offering.

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC (the “Personal Information Protection Law”), which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court. Given that the above mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties.

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC market regulation administrative authorities.

In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit a formal application, which will be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries or our affiliated entities or their subsidiaries. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations, and we may not be able to recover our loss due to such misuse or misappropriation if the third party relies on the apparent authority of such employees and acts in good faith.

In the following discussion of risks relating to doing business in China “we,” “us,” or “our” refer to Xiao-I.

The approval, filing or other requirements of the CSRC or other PRC government authorities may be required under PRC laws.

The CSRC promulgated Overseas Listing Trial Measures and five relevant guidelines on February 17, 2023, which will become effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to complete the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provide that if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as an indirect overseas offering subject to the filing procedure set forth under the Overseas Listing Trial Measures: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the issuer’s business activities are substantially conducted in mainland China, or its principal place(s) of business are located in mainland China, or the senior managers in charge of its business operations and management are mostly Chinese citizens or domiciled in Mainland China. Where an issuer submits an application for an initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. Officials from the CSRC clarified at a press conference held for these new regulations that the domestic companies that have already been listed overseas on or before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are required to file with the CSRC only when subsequent corporate actions are involved. Domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges (for example, a contemplated offering and/or listing in United States received the final approval for the listing on the Nasdaq) for their indirect overseas offering and listing prior to the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023. Those who complete their overseas offering and listing within such six-month period are deemed as Existing Issuers and are not required to file with the CSRC for their overseas offering and listing. Within such six-month transition period, however, if such domestic companies need to reapply for offering and listing procedures to the overseas regulatory authority or securities exchanges, or if they fail to complete their indirect overseas issuance and listing, such domestic companies shall complete the filling procedures with the CSRC.

Based on the foregoing, if we cannot receive the final approval from the Nasdaq on or before March 31, 2023, or if we cannot receive the final approval from the Nasdaq on or before March 31, 2023 but fail to complete this offering and listing on or before September 30, 2023, in the opinion of our PRC counsel, Jingtian & Gongcheng, we will be required to complete the filing procedures with the CSRC in connection with the offering, which may materially delay the progress of the offer of our ADSs, or even completely hinder our ability to offer or continue to offer our ADSs if we fail to receive clearance of such filing requirements. In addition, we cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on us or otherwise tightening the regulations on companies with contractual arrangements. If it is determined that we are subject to any CSRC approval, filing, other governmental authorization or requirements for the offering, we cannot assure you that we could obtain such approval or meet such requirements in a timely manner or at all. Such failure may subject us to fines, penalties or other sanctions which may have a material adverse effect on our business and financial conditions as well as our ability to complete the offering.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise,” which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law, or the EIT Law, which became effective in January 2008 and most recently amended in December 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident

Enterprise on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, in 2011, the SAT issued the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, amended in 2018, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 clarified certain issues in the areas of resident status determination, post-determination administration and competent tax authorities’ procedures.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered as a PRC tax resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (1) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (2) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (3) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (4) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. SAT Bulletin 45 specifies that when provided with a copy of Chinese tax resident determination certificate from a resident Chinese controlled offshore incorporated enterprise, the payer should not withhold 10% income tax when paying the Chinese-sourced dividends, interest, royalties, etc. to the Chinese controlled offshore incorporated enterprise.

Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

In addition, the SAT issued the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions in January 2014 to provide more guidance on the implementation of SAT Circular 82. This bulletin further provides that, among other things, an entity that is classified as a “resident enterprise” in accordance with the circular shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined to be a “resident enterprise,” any dividend, profit and other equity investment gain shall be taxed in accordance with the enterprise income tax law and its implementing rules.

Although our offshore holding entity is not controlled by PRC enterprises or a PRC enterprise group and our revenues are primarily generated from business operations conducted outside of China, we cannot rule out the possibility that the PRC tax authorities determine that we or any of our non-PRC subsidiaries is a PRC resident enterprise for PRC enterprise income tax purposes, which could subject our company or any of our non-PRC subsidiaries to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we may also be subject to PRC enterprise income tax reporting obligations.

If the PRC tax authorities determine that our company is a PRC resident enterprise for PRC enterprise income tax purposes, gains realized on the sale or other disposition of the ADSs may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in the ADSs.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the EIT Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside China, will be subject to a withholding tax rate of 10.0%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5.0% if a Hong Kong resident enterprise owns more than 25.0% of the equity interest in the PRC company. Our current PRC subsidiary is wholly owned by Xiao-i Technology. Accordingly, Xiao-i Technology may qualify for a 5.0% tax rate in respect of distributions from its PRC subsidiary. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the SAT promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties in 2009, most recently amended on February 3, 2018 and effective from April 1, 2018, which sets forth several non-rebuttable presumptions to be a “beneficial owner”, and certain detailed factors in determining the “beneficial owner” status, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority. As of the date of this prospectus, we have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate.

Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC tax authorities to prove that we can enjoy 5% lower PRC withholding tax rate. Xiao-i Technology intends to obtain the required materials and file with the relevant tax authorities when it plans to declare and pay dividends, but there is no assurance that the PRC tax authorities will approve the 5% withholding tax rate on dividends received from Xiao-i Technology.

We face uncertainty with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies. We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors.

In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Bulletin 7 also introduced safe harbors for internal group restructurings and the purchase and sale of equity securities through a public securities market. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source, or Bulletin 37, which came into effect on December 1, 2017. The Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiary to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Bulletin 7 and Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (1) any important industry is concerned, (2) such transaction involves factors that impact or may impact national economic security, or (3) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the SCNPC in August 2007 and effective in August 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (1) the total global turnover of all operators participating in the transaction exceeds RMB10 billion and at least two of these operators each had a turnover of more than RMB400 million within China, or (2) the total turnover within China of all the operators participating in the concentration exceeded RMB2 billion, and at least two of these operators each had a turnover of more than RMB400 million within China) must be cleared by MOFCOM before they can be completed. In addition, in February 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, in August 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, to implement the Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the National Development and Reform Commission, or NDRC, and MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the internet information services, online games, online audio-visual program services and related businesses requires security review, and there is no requirement that acquisitions completed prior to the promulgation of the Security Review Circular are subject to MOFCOM review.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us or otherwise expose us to liability and penalties under PRC law.

In July 2014, the SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, as amended in 2019, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiary may be prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. The PRC operating entities and their PRC employees who have been granted stock options are subject to these regulations. The VIE has completed such SAFE registrations for its PRC stock option holder employees in March 2019. However, we cannot assure you that the VIE will be able to complete the relevant registration for new employees who participate in such stock incentive plan in the future in a timely manner or at all. Failure of the VIE’s PRC stock option holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute dividends to us, or otherwise materially adversely affect our business.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans to our PRC subsidiary and consolidated affiliated entities, or to make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand the business of our PRC subsidiary and consolidated affiliated entities.

We are an offshore holding company conducting our operations in China through our PRC subsidiary and consolidated affiliated entities. We may make loans to our PRC subsidiary and consolidated affiliated entities, or we may make additional capital contributions to our PRC subsidiary, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

Most of these ways are subject to PRC regulations and approvals. For example, loans by us to our wholly owned PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions are subject to the requirement of making necessary filings with the MOFCOM and registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our consolidated affiliated entities, which are PRC domestic company. Further, we are not likely to finance the activities of our consolidated affiliated entities by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in internet information services, online games, online audio-visual program services and related businesses.

The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective in June 2015. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective in June 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our initial public offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC. On October 23, 2019, SAFE issued Notice of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or the Circular 28. Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, provided that such investments do not violate the Negative List and the target investment projects are genuine and in compliance with PRC laws. Since Circular 28 was issued only recently, its interpretation and implementation in practice are still subject to substantial uncertainties.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, and the fact that the PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to PRC subsidiaries or future capital contributions by us to our PRC subsidiary. As a result, uncertainties exist as to our ability to provide prompt financial support to our subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business of our PRC subsidiary and consolidated affiliated entities.

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or the PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

A certain percentage of our costs, expenses and revenues are denominated in RMB. Any significant depreciation of the RMB may materially adversely affect the value of, and any dividends payable on, our Ordinary Shares in U.S. Dollars. To the extent that we need to convert U.S. Dollars we received from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. Dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. Dollars for the purpose of paying dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. Dollar against the RMB would have an adverse effect on the U.S. Dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

If additional remedial measures are imposed on major PRC-based accounting firms, including our independent registered public accounting firm, our financial statements could be determined not to be in compliance with the SEC requirements.

Beginning in 2011, the Chinese affiliates of the “big four” accounting firms (including our independent registered public accounting firm) were affected by a conflict between the U.S. and Chinese law. Specifically, for certain U.S. listed companies operating and audited in the PRC, the SEC and the PCAOB sought to obtain access to the audit work papers and related documents of the Chinese affiliates of the “big four” accounting firms. The accounting firms were, however, advised and directed that, under Chinese law, they could not respond directly to the requests of the SEC and the PCAOB and that such requests, and similar requests by foreign regulators for access to such papers in the PRC, had to be channelled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the “big four” accounting firms (including our independent registered public accounting firm). A first instance trial of these proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms, including a temporary suspension of their right to practice before the SEC. Implementation of the latter penalty was postponed pending review by the SEC Commissioners. On February 6, 2015, before a review by the SEC Commissioners had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If the firms fail to follow these procedures and meet certain other specified criteria, the SEC retains the authority to impose a variety of additional remedial measures, including, as appropriate, an automatic six-month bar on a firm’s ability to perform certain audit work, commencement of new proceedings against a firm or, in extreme cases, the resumption of the current administrative proceeding against all four firms.

In the event that the SEC restarts administrative proceedings, depending upon the final outcome, listed companies in the U.S. with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in their financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against the firms may cause investor uncertainty regarding PRC-based, U.S.-listed companies and the market price of their shares may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our shares in the U.S.

We face uncertainties with respect to the enactment, interpretation and implementation of draft Anti-Monopoly Guidelines for the Internet Platform Economy Sector.

In early November 2020, the State Administration for Market Regulation further published a draft Anti-Monopoly Guidelines for the Internet Platform Economy Sector that aims at specifying some of the circumstances under which an activity of Internet platform may be identified as monopolistic act as well as setting out merger controlling filing procedures involving variable interest entities. These draft guidelines are now open for public comment and are pending finalization and enactment, and we cannot assure you that there will not be any material changes in the final form of these draft guidelines. Due to the uncertainties associated with the evolving legislative activities and varied local implementation practices of anti-monopoly and competition laws and regulations in the PRC, it may be costly to adjust some of our business practice in order to comply with these laws, regulations, rules, guidelines and implementations, and any incompliance or associated inquiries, investigations and other governmental actions may divert significant management time and attention and our financial resources, bring negative publicity, subject us to liabilities or administrative penalties, and/or materially and adversely affect our financial conditions, operations and business prospects.

Risks Relating to Doing Business in Hong Kong

In the following discussion of risks relating to doing business in Hong Kong “we,” “us,” or “our” refer to the PRC operating entities.

We may be subject to uncertainty about any changes in the economic, political and legal environment in Hong Kong, and it is possible that most of the legal and operational risks associated with operating in the PRC may also apply to operations in Hong Kong in the future.

We generated approximately 2.3% and 11.7% of our revenues from Hong Kong in fiscal year 2021 and 2020, respectively, and approximately 0.7% and 3.9% of our revenue from Hong Kong for the six months ended June 30, 2022 and 2021, respectively. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. We cannot assure you that there will not be any changes in the economic, political and legal environment in Hong Kong. We may be subject to uncertainty about any future actions of the PRC government and is possible that most of the legal and operational risks associated with operating in the PRC may also apply to our operations in Hong Kong in the future. The PRC government may intervene or influence our current and future operations in Hong Kong at any time and exert more influence over the manner in which we must conduct our business activities. Such government actions, if and when they occur, could result in a material change in our operations in Hong Kong.

Our operations in Hong Kong are governed by the laws and regulations in Hong Kong. If there is significant change to current political arrangements between mainland China and Hong Kong, the PRC government may intervene or influence our Hong Kong operations, which could result in a material change in our operations in Hong Kong.

In Hong Kong, the collection of personal data, their use and disclosure, retention and granting of access to and correction of personal data is governed by the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong). See “Regulations in Hong Kong — Personal data law in Hong Kong” for further details. The competition law in Hong Kong is primarily governed by the Competition Ordinance (Chapter 619 of the Laws of Hong Kong), which prohibits three principal types of anti-competitive conducts, namely (a) anti-competitive agreements or practices; (b) abuse of market power; and (c) merger control of arrangements that could substantially reduce the level of competition in telecommunication industry. The Merger Rule in the Competition Ordinance prohibits undertakings from directly or indirectly carrying out a merger that has, or is likely to have, the effect of substantially reduce the level of competition in Hong Kong. This rule is only applicable to telecommunication carrier licensees. There is no general merger control regime in Hong Kong. See “Regulations in Hong Kong — Competition law in Hong Kong” for further details.

As of the date of this prospectus, our business operations in Hong Kong, which are relatively insignificant as compared to our business as a whole, are only required to comply with the Hong Kong laws and regulations. The PRC government has recently initiated a series of regulatory actions and statements to regulate business operations in mainland China with little advance notice. We do not expect such statements by the PRC government would have any specific impact on our business operations in Hong Kong. If there is any change in political arrangements between mainland China and Hong Kong, it would affect the business environment in Hong Kong generally.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against Xiao-I or its management named in the prospectus based on Hong Kong laws.

Currently, all of Xiao-I’s operations are conducted outside the United States, and all of its assets are located outside the United States. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against Xiao-I or its management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a

“competent” court as determined by the private international law rules applied by the Hong Kong courts. For more information regarding the relevant laws of the Cayman Islands and Hong Kong, see “Enforceability of Civil Liabilities” beginning on page 189 of this prospectus.

Risks Relating to the ADSs and This Offering

In the following discussion of risks relating to the ADSs and this offering “we,” “us,” or “our” refer to Xiao-I.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

A large, active trading market for the ADSs may not develop and you may not be able to resell your ADSs at or above the public offering price.

We cannot assure you that a liquid public market for the ADSs will develop. If a large, active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially adversely affected. The public offering price for the ADSs will be determined by negotiation between us and the underwriters based upon several factors, and the trading price of the ADSs after this offering could decline below the public offering price. As a result, investors in our ADSs may experience a significant decrease in the value of the ADSs.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. Such volatility may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ADSs. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•        variations in our net revenue, earnings and cash flows;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        announcements of new offerings and expansions by us or our competitors;

•        changes in financial estimates by securities analysts;

•        detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our business model, our services or our industry;

•        announcements of new regulations, rules or policies relevant for our business;

•        additions or departures of key personnel;

•        release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•        potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade. In addition, if the trading volumes of our ADSs are low, persons buying or selling in relatively small quantities may easily influence prices of our ADSs. This low volume of trades could also cause the price of our ADSs to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our ADSs may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading.

As a result of this volatility, investors may experience losses on their investment in our ADSs. A decline in the market price of our ADSs also could adversely affect our ability to issue additional ADSs or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our ADSs will develop or be sustained. If an active market does not develop, holders of our ADSs may be unable to readily sell the securities they hold or may not be able to sell their securities at all.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and require us to incur significant expenses to defend the suit, which could harm our results of operations.

Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially adversely affect our financial condition and results of operations.

You will suffer immediate and substantial dilution in the net tangible book value of the ADSs you purchase.

The initial public offering price of the ADSs is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding ordinary shares on a per ADS basis immediately after the completion of this offering. Purchasers of the ADSs in this offering will experience immediate dilution of $6.41 per ADS, based upon the initial public offering price of $6.80 per ADS. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the ADSs. See “Ordinary Shares and ADSs Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise their rights.

Holders of ADSs do not have the same rights as our registered shareholders. As a holder of the ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. As an ADS holder, you will only be able to exercise the voting rights carried by the underlying Ordinary Shares which are represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the Ordinary Shares underlying your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Ordinary Shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Ordinary Shares unless you withdraw the shares, and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the Ordinary Shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the

Ordinary Shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary notice of shareholder meetings sufficiently in advance of such meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Ordinary Shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the Ordinary Shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

Except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote the Ordinary Shares underlying your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not vote, the depositary will deem that you have instructed the depositary to give us a discretionary proxy to vote the Ordinary Shares underlying your ADSs at shareholders’ meetings unless we have timely provided the depositary with notice of meeting and related voting materials and

•        we have instructed the depositary that we do not wish a discretionary proxy to be given;

•        we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•        a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•        the voting at the meeting is to be conducted via a show of hands unless voting by poll is required by the applicable listing rules or our articles of association.

The effect of this discretionary proxy is that you cannot prevent our Ordinary Shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our Ordinary Shares will not be subject to this discretionary proxy.

You may not receive distributions on the ADSs or any value for them if such distribution is illegal or impractical or if any required government approval cannot be obtained in order to make such distribution available to you.

Although we do not have any present plan to pay any dividends, the depositary of the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities underlying the ADSs, after deducting its fees and expenses and any applicable taxes and governmental charges. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities whose offering would require registration under the Securities Act but are not so properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not reasonably practicable to distribute certain property. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under the U.S. securities laws any offering of ADSs, Ordinary Shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Ordinary Shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary will not make rights available to you unless either both the rights and any related securities are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. If the depositary does not distribute the rights, it may, under the deposit agreement, either sell them, if possible, or allow them to lapse. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs, including without limitation claims under the Securities Act of 1933, may only be instituted in the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts of New York County, New York), and you, as a holder of the ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. See “Description of American Depositary Shares” for more information.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Ordinary Shares provides that the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders, including purchasers of ADSs in secondary transactions, waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Ordinary Shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

The deposit agreement may be amended or terminated without your consent.

We and the depositary may amend or terminate the deposit agreement without your consent. Such amendment or termination may be done in favor of our company. Holders of the ADSs, subject to the terms of the deposit agreement, will receive notice in the event of an amendment that prejudices a substantial existing right or a termination. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended. The deposit agreement may be terminated at any time upon a prior written notice. Upon the termination of the deposit agreement, our company will be discharged from all obligations under the deposit agreement, except for our obligations to the depositary thereunder. See “Description of American Depositary Shares” for more information.

Holders or beneficial owners of the ADSs have limited recourse if we or the depositary fail to meet our respective obligations under the deposit agreement.

The deposit agreement expressly limits the obligations and liability of us and the depositary. For example, the depositary is not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any American Depositary Receipt (“ADR”), by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure). See “Description of American Depositary Shares” for more information. In addition, the depositary and any of its agents also disclaim any liability for (i) any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or the credit-worthiness of any third party, (iv) any tax consequences that may result from ownership of ADSs, Ordinary Shares or deposited securities, or (v) any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary. These provisions of the deposit agreement will limit the ability of holders or beneficial owners of the ADSs to obtain recourse if we or the depositary fail to meet our respective obligations under the deposit agreement.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend significant resources to investigate such allegations and/or defend ourselves.

While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business, and any investment in the ADSs could be greatly reduced or even rendered worthless.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ADSs or publishes inaccurate or unfavorable research about our business, the market price for the ADSs would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of the ADSs.

If, after listing, we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist the ADSs. Such a delisting would likely have a negative effect on the price of the ADSs and would impair your ability to sell or purchase the ADSs when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow the ADSs to become listed again, stabilize the market price or improve the liquidity of the ADSs, prevent the ADSs from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We have been advised by Conyers, Dill and Pearman, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, all of our directors and officers (except H. David Sherman) are nationals and residents of countries other than the United States. A substantial portion of the assets of our officers and directors is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon our officers and directors (except H. David Sherman). It may also be difficult to enforce in U.S. courts judgments obtained in

U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.

Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands would recognize a final and conclusive judgment in the federal or state courts of the United States based on agreements to which we are a party and under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding ADSs or Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Squire Patton Boggs has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Squire Patton Boggs has further advised us that foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of the United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States could be enforceable in Hong Kong.

The ability of U.S. authorities to bring actions for violations of U.S. securities law and regulations against us, our directors and executive officers named in this prospectus (except H. David Sherman) may be limited. Therefore, you may not be afforded the same protection as provided to investors in U.S. domestic companies.

The SEC, the U.S. Department of Justice, or the DOJ, and other U.S. authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies such as us, and non-U.S. persons, such as our directors and executive officers in the PRC. Due to jurisdictional limitations, matters of comity and various other factors, the SEC, the DOJ and other U.S. authorities may be limited in their ability to pursue bad actors, including in instances of fraud, in emerging markets such as the PRC. We conduct our operations mainly in the PRC and our assets are mainly located in the PRC. There are significant legal and other obstacles for U.S. authorities to obtain information needed for investigations or litigation against us or our directors, executive officers (except H. David Sherman) or other gatekeepers in case we or any of these individuals engage in fraud or other wrongdoing. In addition, local authorities in the PRC may be constrained in their ability to assist U.S. authorities and overseas investors in connection with legal proceedings. As a result, if we, our directors, executive officers or other gatekeepers commit any securities law violation, fraud or other financial misconduct, the U.S. authorities may not be able to conduct effective investigations or bring and enforce actions against us, our directors, executive officers (except H. David Sherman director nominee) or other gatekeepers. Therefore, you may not be able to enjoy the same protection provided by various U.S. authorities as it is provided to investors in U.S. domestic companies.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC, based on United States or other foreign laws, against us, our directors and executive officers named in this prospectus (except H. David Sherman). Therefore, you may not be able to enjoy the protection of such laws in an effective manner.

We are a company incorporated under the laws of the Cayman Islands, we conduct our operations mainly in the PRC, and our assets are mainly located in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside the PRC upon us, our directors and executive officers (except H. David Sherman), including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Even if you obtain a judgment against us, our directors and executive officers named in this prospectus (except H. David Sherman) in a U.S. court or other court outside the PRC, you may not be able to enforce such judgment against us or them in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts in the United States, the United Kingdom, Japan or most other western countries. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these jurisdictions may be difficult or impossible. In addition, you may not be able to bring original actions in the PRC based on the U.S. or other foreign laws against us, our directors and executive officers named in this prospectus (except H. David Sherman). As a result, shareholder claims that are common in the United States, including class actions based on securities law and fraud claims, are difficult or impossible to pursue as a matter of law and practicality in the PRC.

For example, in the PRC, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside the PRC or otherwise with respect to foreign entities. Although the local authorities in the PRC may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. While detailed interpretation of or implementation rules under Article 177 of the PRC Securities Law is not yet available, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within the PRC may further increase difficulties faced by investors in protecting your interests. Therefore, you may not be able to effectively enjoy the protection offered by the U.S. laws and regulations that are intended to protect public investors.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

As a Cayman Islands exempted company listed on Nasdaq, we are subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. We have chosen, and may from time to time choose, to follow home country exemptions with respect to certain corporate matters.

Our articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, including Ordinary Shares represented by the ADSs, at a premium, as a result, it could materially adversely affect the rights of holders of our ADSs.

We have adopted a set of amended and restated articles of association that contains provisions to limit the ability of others to acquire control of our company. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

Our board of directors has the authority to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Ordinary Shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Ordinary Shares and ADSs may be materially adversely affected.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We elect to use this extended period. transition period, as a result, our financial statements may not be comparable to companies that comply with public company effective dates.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

When we become a public company, we expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

There can be no assurance we will not be a passive foreign investment company (“PFIC”), for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ADSs or Ordinary Shares.

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce passive income or are held for the production of passive income. For purposes of these calculations, we will be treated as earning our proportionate share of the income and owning our proportionate share of the assets of any other corporation in which we own, directly or indirectly, 25% (by value) of the stock. Although the law in this regard is not entirely clear, we treat the VIE and its subsidiaries as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to all of the economic benefits associated with them (excluding non-controlling interests). As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the VIE and its subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of the VIE and its subsidiaries for U.S. federal income tax purposes, and based upon the manner in which we currently operate our business through the VIE, the expected composition of our income and assets and the value of our assets, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. The value of our assets for purposes of the PFIC determination generally will be determined by reference to the market price of our Ordinary Shares and ADSs, which could fluctuate significantly. In addition, our PFIC status will depend on the manner we operate our business. Furthermore, it is not entirely clear how the contractual arrangements between us, the VIE and its nominal shareholders will be treated for purposes of the PFIC rules, and we may be or become a PFIC if the VIE is not treated as owned by us. Because of these uncertainties, there can be no assurance that we will not be a PFIC for the current taxable year or future taxable years.

If we were a PFIC for any taxable year during which a U.S. holder (as defined in “Taxation — United States Federal Income Tax Considerations — General”) owns our ADSs or Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. holder. See “Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Considerations; Passive Foreign Investment Rules.”

We are not required to disclose compensation of Directors and Officers under Cayman Islands law.

Under Cayman Islands law, the Company is not required to disclose compensation paid to our senior management on an individual basis and the Company has not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of the Company receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

•        general economic, political, demographic and business conditions in China and globally;

•        The PRC operating entities’ ability to implement their growth strategy;

•        the success of operating initiatives, including marketing and promotional efforts and new product and service development by us and the PRC operating entities’ competitors;

•        The PRC operating entities’ ability to develop and apply their technologies to support and expand their product and service offerings;

•        the availability of qualified personnel and the ability to retain such personnel;

•        competition in the AI industries;

•        changes in government policies and regulation;

•        other factors that may affect our financial condition, liquidity and results of operations; and

•        other risk factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

In the following discussion of use of proceeds, “we,” “us,” or “our” refer to Xiao-I.

We expect to receive total estimated net proceeds from this offering of approximately US$33.79 million, or approximately US$39.20 million if the underwriters exercise their option to purchase additional ADSs in full, based on the initial public offering price of US$6.8 per ADS, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the following purposes:

•        research and development;

•        investment in technology infrastructure, marketing and branding, and other capital expenditure; and

•        other general corporate purposes.

If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors — Risks Relating to Doing Business in China” starting on page 58 of this prospectus.

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

In the following discussion of dividend policy, “we,” “us,” or “our” refer to Xiao-I.

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Any future determination related to a dividend policy will be made at the discretion of our board of directors, and subject to Cayman Islands law. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or its share premium account, provided that in no circumstances may a dividend be paid out of share premium if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will be based upon conditions then existing, including our results of operations, financial condition, current and anticipated capital requirements, business prospects, contractual restrictions and other factors our board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

CAPITALIZATION

In the following discussion of capitalization, “we,” “us,” or “our” refer to Xiao-I.

The following table sets forth our capitalization as of June 30, 2022:

•        on an actual basis;

•        on an as adjusted basis to reflect the issuance and sale of 5,700,000 ADSs by us in this offering, assuming the Underwriters do not exercise their option to purchase additional ADSs, at the initial public offering price of US$6.8 per ADS after deducting the estimated discount to the underwriters and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2022
	Actual	As Adjusted (the underwriters do not exercise their option to purchase additional ADSs)	As Adjusted (the underwriters exercise their option to purchase additional ADSs in full)
Convertible loans(1)	$5,473,774	$5,473,774	$5,473,774
Shareholder’ Deficit
Ordinary shares	$1,106	1,201	1,215
Additional paid-in capital	75,621,294	109,413,033	114,820,038
Statutory reserve	237,486	237,486	237,486
Accumulated deficit	(71,991,448)	(71,991,448)	(71,991,448)
Accumulated other comprehensive loss	(3,446,817)	(3,446,817)	(3,446,817)
Equity attributable to Xiao-I’s shareholders	421,621	34,213,455	39,620,475
Non-controlling interests	(3,068,654)	(3,068,654)	(3,068,654)
Total Shareholders’ Deficit	(2,647,033)	31,144,801	36,551,821
Total Capitalization	$2,826,741	$36,618,575	$42,025,595

____________

(1)      The VIE has the option to deliver either ordinary shares or cash to pay the loans. In October, 2022, the VIE has decided to repay all convertible loans by cash in future under two scenarios that:

a.       If an affiliate of the VIE, including Xiao-I, could not consummate an IPO or meet the enterprise market value criteria, which refers to the market value above $448.0 million (or $896 million under one holder’s agreement) upon the closing of this offering, the Company would make the repayment of convertible loans in cash, which was $6,075,151 as of June 30, 2022.

b.       If such affiliate of the VIE completes an IPO before the maturity of convertible loans and meet enterprise market value criteria, the total amount of cash repayment equals to convertible shares market value, which is the closing price of Xiao-I Corporation ADS upon listing date on exchange market.

As of December 31, 2022, the remaining balances of the Loans was $4.6 million, including principal and interest. Following the completion of the offering, the VIE will settle the cash payment through VIE’s cash and cash equivalents amounting to $2.3 million as of February 28, 2023. If there is any shortfall, the VIE will seek additional borrowings and extension of the repayment date by existing holders of the loans. The Company will not use proceeds from the offering to repay the loans for the VIE. See “Note 9 — Convertible Loans” from the financial statements included elsewhere in this prospectus.

EXCHANGE RATE INFORMATION

In the following discussion of exchange rate information, “we,” “us,” or “our” refer to the PRC operating entities.

Our business is conducted in China and all of our revenues are denominated in RMB. Capital accounts of our financial statements are translated into U.S. dollars from RMB at their historical exchange rates when the capital transactions occurred. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. Assets and liabilities are translated at the exchange rates as of the balance sheet date and include the exchange rate information for the fiscal years ended December 31, 2020 and 2021, and for the six months ended June 30, 2021 and 2022.

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2021	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2022
Period Ended RMB: USD exchange rate	6.5250	6.3726	6.4566	6.6981
Average RMB: USD exchange rate	6.9042	6.4508	6.4702	6.4791

DILUTION

In the following discussion of dilution, “we,” “us,” or “our” refer to Xiao-I and its subsidiaries and the PRC operating entities on a consolidated basis.

If you invest in Xiao-I’s ADSs, your interest will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for Xiao-I’s presently outstanding Ordinary Shares.

Our net tangible book value as of June 30, 2022, was negative $6.46 million, or $(0.29) per share and $(0.10) per ADS as of the same date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per ADS (as adjusted for the offering) from the initial public offering price per ADS and after deducting the underwriting discounts, Underwriter non-accountable expense allowance, and estimated offering expenses payable by us.

Dilution to New Investors if the Offering Amount is Sold without Exercise of the Underwriters’ Option to Purchase Additional ADSs

After giving effect to our sale of 5,7000,000 ADSs offered in this offering based on the initial public offering price of $6.8 per ADS, after deduction of the underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022, would have been $27.8 million, or $1.16 per outstanding Ordinary Share, corresponding to a net tangible book value of $0.39 per ADS, based on 24,015,592 ordinary shares outstanding as of such date. This represents an immediate increase in net tangible book value of $1.45 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $6.41 per ADS to investors purchasing ADS in this offering. The as adjusted information discussed above is illustrative only. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Initial public offering price	$20.40	$6.80
Net tangible book value as of June 30, 2022	$(0.29)	$(0.10)
As adjusted net tangible book value attributable to payments by new investors	$1.45	$0.48
Pro forma net tangible book value immediately after this offering	$1.16	$0.39
Amount of dilution in net tangible book value to new investors in the offering	$19.24	$6.41

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2022, the differences between existing shareholders and the new investors with respect to the number of ADSs purchased from Xiao-I, the total consideration paid and the average price per ADS paid before deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share	Average price per ADS
Over - allotment option not exercised	Number	Percent	Amount	Percent
	($ in thousands)
Existing shareholders	22,115,592	92.09%	$75,622	66.11%	$3.42	$1.14
New investors	1,900,000	7.91%	38,760	33.89%	20.40	6.80
Total	24,015,592	100.00%	$114,382	100.00%	$4.76	$1.59

Dilution to New Investors if the Offering Amount is Sold with Full Exercise of the Underwriters’ Option to Purchase Additional ADSs

After giving effect to our sale of 6,555,000 ADSs offered in this offering based on the initial public offering price of $6.8 per ADS, after deduction of the underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022, would have been $33.2 million, or $1.37 per share, corresponding to a net tangible book value of $0.46 per ADS, based on 24,300,592 ordinary shares outstanding as of such date. This represents an immediate increase in net tangible book value of $1.66 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $6.34 per ADS to investors purchasing ADSs in this offering. The as adjusted information discussed above is illustrative only. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Initial public offering price	$20.40	$6.80
Net tangible book value as of June 30, 2022	$(0.29)	$(0.10)
As adjusted net tangible book value attributable to payments by new investors	$1.66	$0.55
Pro forma net tangible book value immediately after this offering	$1.37	$0.46
Amount of dilution in net tangible book value to new investors in the offering	$19.03	$6.34

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2022, the differences between existing shareholders and the new investors with respect to the number of ADSs purchased from Xiao-I, the total consideration paid and the average price per ADS paid before deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share	Average price per ADS
Over - allotment option exercised in full	Number	Percent	Amount	Percent
	($ in thousands)
Existing shareholders	22,115,592	91.01%	$75,622	62.92%	$3.42	$1.14
New investors	2,185,000	8.99%	44,574	37.08%	20.40	6.80
Total	24,300,592	100.00%	$120,196	100.00%	$4.95	$1.65

The as adjusted information as discussed above is illustrative only.

CORPORATE HISTORY AND STRUCTURE

In the following discussion of corporate history, “we,” “us,” or “our” refer to Xiao-I.

Xiao-I Corporation

We were incorporated in the Cayman Islands on August 13, 2018, with limited liability under the Companies Act. Upon incorporation, the authorized share capital of our company was US$50,000 divided into 1,000,000,000 shares, par value of US$0.00005 each, comprising of 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each.

On August 30, 2018, we established our wholly-owned subsidiary AI Plus Holding Limited (“AI Plus”), under the law of British Virgin Islands, as our intermediate holding company, which then established its wholly-owned subsidiary, Xiao-i Technology Limited (“Xiao-i Technology”) under the law of Hong Kong, which in turn established a wholly-owned PRC subsidiary, Zhizhen Artificial Technology (Shanghai) Company Limited (“Zhizhen Technology”) or the WFOE, on March 29, 2019. Subsequently, we, through our WFOE, entered into a series of contractual arrangements with Shanghai Xiao-i and its shareholders whereby we were established as the primary beneficiary of Shanghai Xiao-i for accounting purposes. We have recognized the net assets of Shanghai Xiao-i at historical cost with no change in basis in the consolidated financial statements upon the completion of this reorganization.

As of the date of this prospectus, Al Plus, Xiao-i Technology and Zhizhen Technology do not have any substantive business operations. As a result of our indirect ownership in Zhizhen Technology and the variable interest entity contractual arrangements, we are regarded as the primary beneficiary of the VIE for accounting purposes. We treat the PRC operating entities as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP. For more details and risks related to the variable interest entity structure, please see “Risk Factors — Risks Relating to Our Corporate Structure” on page 52 of this prospectus.

The following diagram illustrates the corporate legal structure of Xiao-I as of the date of this prospectus.

The following diagram illustrates the ownership of the VIE, Shanghai Xiao-i as of the date of this prospectus.

Compliance with Foreign Investment

All limited liability companies formed and operating in the PRC are governed by the Company Law, which was amended and promulgated by the SCNPC on October 26, 2018 and came into effect on the same day. Foreign invested enterprises must also comply with the Company Law, with exceptions as specified in the relevant foreign investment laws. Under our corporate structure as of the date of this prospectus, 100% of the equity interests of Zhizhen Technology are entirely and directly held by our company through Xiao-i Technology Limited. Therefore, Zhizhen Technology, the WFOE of Xiao-i Technology Limited, should be regarded as a foreign-invested enterprise and comply with both the Company Law and other applicable foreign investment laws. See “Prospectus Summary — Our History and Corporate Structure.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In the following management’s discussion and analysis of financial condition and operating results, “we,” “us,” or “our” refer to the PRC operating entities except when financial information is presented on a consolidated basis in which case “we”, “us,” or “our” refer to Xiao-I Corporation and its subsidiaries and the PRC operating entities on a consolidated basis.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

A.     Operating Results

Overview

We are a leading cognitive intelligence company with strong brand recognition and profound industrial knowledge in China. We primarily provide smart city, software business and architectural design AI services to our customers. Our software products mainly include intelligent interactive platform, intelligent voice platform, knowledge fusion platform, computer vision series platform and other core intelligent products.

The AI basic data service industry has plenty opportunities for growth in the future. Participating in artificial intelligence technology since the inception, we have rich experience in independent research and development and industrial application of cognitive intelligence, multilingual natural language processing, deep semantic interaction, speech recognition and machine learning. We have provided services to nearly 1000 enterprises and governments. Our business covers communications, finance, government affairs, legal, medical, manufacturing and other industries, and we expend steady growth in those industries for the next few years.

We generate the substantial majority of our revenue from fees charged to our customers based on the sale of software products and service, M&S service, sale of hardware products and sale of cloud platform products. The sale of software products and service accounts 74.3% and 59.8% of total revenue in FY2021 and for the six months ended June 30, 2022, respectively. For M&S service, revenue is based on future software updates, upgrades, and enhancements as well as technical product support services, accounts 8.5% and 11.7% of total revenue in FY2021 and for the six months ended June 30, 2022, respectively. For sale of cloud platform products, revenue, which is based on Software as a Service (“SaaS”) and private cloud services, accounts 17.0% and 28.4% of total revenue in FY2021 and for the six months ended June 30, 2022, respectively.

We have achieved significant growth in recent periods. Our revenue were US$13.86 million, US$32.52 million and US$12.86 million for the years ended December 31, 2020, 2021 and for the six months ended June 30, 2022, respectively. The increase in revenue was mainly due to the strong growth of sale of software products and service and sale of cloud platform products. Our net income amounted to US$3.37 million and US$0.59 million in FY2021 and for the six months ended June 30, 2022, respectively, compared to net loss of US$7.06 million in FY2020.

Major Factors Affecting Our Results of Operations

Our business and operating results are affected by the general factors affecting the global robotics industry, and in particular the global software robotics industry, including technology development and breakthroughs in areas such as AI and cloud computing, increases in per capita disposable income, as well as shortage of labor supply. Changes in any of these general factors could affect the demand for our products and services and our results of operations.

While our business is influenced by factors affecting our industry generally, we believe our results of operations are more directly affected by the following specific factors:

Continued Monetization of Robot Products and Services

Our long-term growth will depend on our continued ability to expand our customer base and increase revenue from existing and new robot application scenarios. We have formed products in different industries. Our CIAI platform products and services are marketed and sold primarily to customers in the following industries: (1) Contact Center, (2) Finance, (3) Urban Public Service, (4) Construction, (5) Metaverse, (6) Manufacturing and (7) Smart Healthcare. According to Frost & Sullivan, Shanghai Xiao-i has been focusing on developing cognitive intelligence technologies based on its cutting-edge natural language processing and AI implementation in businesses, enjoying a privileged reputation in AI industry. As a leading AI technology and industrialization service platform in the world, through years of operation, Shanghai Xiao-I has established extensive cooperation with many leading companies amongst various industry verticals. As a result, we are well positioned to capture significant monetization opportunities. Going forward, we plan to expand our product and service offerings, including our Metaverse-related offering and intelligent drawing review software products, which is expected to have a positive impact on our results of operations.

Sales and Marketing

We have built our Xiao-i (Chinese: 小i机器人) brand through a multitude of avenues, including:

•        industry trade shows;

•        academic seminars;

•        publicity of major milestones and achievements; and

•        collaboration with relevant partners.

With these approaches, we have successfully built our brand and expanded customer markets. Our software business has experienced steady growth during the past few years.

Competition

The competition in the AI services industry is intense. We compete with various integrated AI services providers in chatbots and personal assistants as conversational intermediates. Our products’ main competitors include Apple Siri, Microsoft Cortana and Amazon Echo. To gain market share, we have built good customer relationships with several major banks and government departments in China. In addition, we also seek customers from different industries to maintain a long-term collaboration relationship.

Technology

Xiao-i robot has a strong human-computer cognitive interaction ability, which is known as “representative of conversational AI enterprises” by Gartner. Our technical strength and academic status have also been recognized on the international platform. We are a technology-driven company and our research and development staffs are an important asset for us. To further strengthen our technology ability, we have set training courses and talent development plans to nurture the staffs. With aligned interests, we promote our research and development ability to respond to the rapidly changing market.

Intellectual Property

Our intellectual property includes trademarks related to our brands and services, copyrights in software, patents and other intellectual property rights and licenses. We seek to protect our intellectual property assets and brand through a combination of monitoring and enforcement of trademark, patent, copyright and trade secret protection laws in the PRC and other jurisdictions, as well as through confidentiality agreements and procedures. For further details, see “Risk Factors — Risks Relating to Our Business and Industry — We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of business” on page 47 of this prospectus.

Regulations on Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including trademarks, patents and copyrights. China is a signatory to the major international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

In China, holders of computer software copyrights enjoy protection under the Copyright Law. Various regulations relating to the protection of software copyrights in China have been promulgated, including the Copyright Law, which was originally promulgated in 1990, the Regulation for the Implementation of the Copyright Law, which originally came into effect in September 2002, and the Measures for the Registration of Computer Software Copyright, which were issued by the National Copyright Administration in 2002. Under these regulations, computer software that is independently developed and exists in a physical form is protected, and software copyright owners may license or transfer their software copyrights to others. Registration of software copyrights, exclusive licensing and transfer contracts with the Copyright Protection Center of China or its local branches is encouraged. Such registration is not mandatory under Chinese law, but can enhance the protections available to the registered copyrights holders. The Computer Software Copyright Registration Procedures, issued by the National Copyright Administration in 2002, apply to software copyright registration, license contract registration and transfer contract registration. We have registered software copyrights in compliance with the above rules and to take advantage of the protections under them.

Impact of COVID-19 on Our Operations and Financial Performance

The COVID-19 pandemic appeared to be under control in China by the end of year 2021, and our operation and financial results have improved along with the improvement of the overall economy. Nevertheless, certain aspects of our business continue to be negatively impacted by the COVID-19 pandemic. The prevalence of COVID-19 has caused enterprises to bear enormous pressure in terms of cash flow. Many customers have reduced their AI consumption to reduce operating costs. For contact center industry, some competitive companies deliberately lower the prices of products or services to seize the market. Our bargaining power as a supplier has decreased, which has an impact on our revenue. Meanwhile, during the severe epidemic period, some of our customers temporarily closed their offices and production facilities, while their fixed operating costs did not decrease. This led to our customers facing great financial pressure. Some of our customers are unable to pay on time, and asked for an extension of the payment period, which slowed down our payment collection and affected our cash flow. For example, there was a two-month delay in the payment of an account receivable by one of the VIE’s largest customers.

Our results of operations have been, and could continue to be adversely, and may be materially, affected, to the extent that the COVID-19 or any other epidemic harms the Chinese and global economy in general and our customers in particular. The potential downturn brought by and the duration of the COVID-19 pandemic may be difficult to assess or predict where actual effects will depend on many factors beyond our control. The extent to which the COVID-19 pandemic impacts our long-term results remains uncertain, and we are closely monitoring its impact on us.

To deal with the COVID-19 effects, we have sought new revenue stream and have provided enriched types of services and products. In addition, we have shortened the periods of payment collection from half year to every three months to improve the collectability of accounts receivables. We have also identified customers such as government departments and banks as important targets, deploying more sales representatives to maintain good relationships. These approaches are designed to reduce the adverse effect of COVID-19. Additionally, we have seen an increased demand for AI software due to the mandatory lockdown. During the epidemic period, the demand of software, which could help our customers reduce cost and improve work efficiency, increased. In particular, the demand for AI products and software that can improve office efficiency increased, which resulted in an increase in sales revenue. In addition, in order to cope with the epidemic that may occur in the future, enterprises may choose to improve their online office ability to ensure normal operations. Moreover, local governments and public institutions may need to strengthen the control and investigation of epidemic prevention. In order to meet the needs of government and enterprises in epidemic prevention, the Company has developed a new product integrating software and hardware — all-in-one call machine. The product is able to effectively improve the efficiency of epidemic prevention investigation and is convenient for remote office use. This new product has greatly expanded our customer base and become a new source of revenue.

Impact of Foreign Exchange Fluctuation

As we derive our revenue in RMB, foreign exchange rate fluctuations may adversely affect our business and performance. The exchange rates between US$ and RMB are subject to continuous movements affected by international political and economic conditions and changes in the PRC government’s economic and monetary policies. Any appreciation of RMB, which is our reporting currency, against US$ will decrease our profit margin. On the other hand, any depreciation of RMB against US$ will adversely affect our ability to pay for foreign currency obligations.

RESULTS OF OPERATIONS

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,		Change		For the Six Months Ended June 30,		Change
	2020	2021	Amount	%	2021	2022	Amount	%
					(Unaudited)	(Unaudited)
Net revenue	$13,856,734	$32,524,013	$18,667,279	134.7%	$8,874,070	$12,859,481	$3,985,411	44.9%
Cost of revenues	(7,228,046)	(10,885,731)	(3,657,685)	50.6%	(3,598,319)	(3,720,705)	(122,386)	3.4%
Gross profit	6,628,688	21,638,282	15,009,594	226.4%	5,275,751	9,138,776	3,863,025	73.2%
Selling expenses	(4,566,760)	(4,620,113)	(53,353)	1.2%	(2,205,736)	(2,094,124)	111,612	(5.1)%
General and administrative expenses	(5,694,785)	(6,657,251)	(962,466)	16.9%	(3,598,496)	(1,725,928)	1,872,568	(52.0)%
Research and development expenses	(4,236,723)	(5,363,909)	(1,127,186)	26.6%	(2,692,321)	(3,669,196)	(976,875)	36.3%
Other income/(loss), net	577,684	(1,079,652)	(1,657,336)	(286.9)%	(333,455)	(1,279,849)	(946,394)	283.8%
(Loss)/Income before tax	(7,291,896)	3,917,357	11,209,253	(153.7)%	(3,554,257)	369,679	3,923,936	(110.4)%
Income tax benefits/(expenses)	235,854	(552,355)	(788,209)	(334.2)%	568,713	220,820	(347,893)	(61.2)%
Net (loss)/income	$(7,056,042)	$3,365,002	$10,421,044	(147.7)%	$(2,985,544)	$590,499	$3,576,043	(119.8)%

KEY COMPONENTS OF RESULTS OF OPERATIONS

Net revenues

We generate revenue primarily from the (i) sale of software products and service, (ii) M&S service, and (iii) sale of cloud platform products. For the years ended December 31, 2020, 2021 and for the six months ended June 30, 2022, our total revenue was US$13.86 million, US$32.52 million and US$12.86 million, respectively.

The following table sets forth our revenue by sales type for the periods indicated.

	For the Years Ended December 31,		Change		For the Six Months Ended June 30,		Change
	2020	2021	Amount	%	2021	2022	Amount	%
					(Unaudited)	(Unaudited)
Sale of software products and service	$11,500,331	$24,140,541	$12,640,210	109.9%	$4,875,236	$7,694,840	$2,819,604	57.8%
Sale of cloud platform products	—	5,532,917	5,532,917	>100%	2,525,007	3,648,339	1,123,332	44.5%
M&S service	1,940,187	2,775,472	835,285	43.1%	1,431,805	1,497,871	66,066	4.6%
Sale of hardware products	416,216	75,083	(341,133)	(82.0)%	42,022	18,431	(23,591)	(56.1)%
Total	$13,856,734	$32,524,013	$18,667,279	134.7%	$8,874,070	$12,859,481	$3,985,411	44.9%

Cost of revenues

Our cost of revenues primarily consists of the following components: (i) staff costs (salaries and employee benefits), (ii) cloud hosting service fees, (iii) cost of materials, which primarily includes software and hardware purchased, and (iv) overhead costs relating to consumables and office expenses used for production.

The following table sets forth our cost of revenues by components for the periods indicated.

	For the Years Ended December 31,		Change		For the Six Months Ended June 30,		Change
	2020	2021	Amount	%	2021	2022	Amount	%
					(Unaudited)	(Unaudited)
Staff costs	$5,405,015	$5,636,003	$230,988	4.3%	$1,213,231	$2,423,326	$1,210,095	99.7%
Cloud hosting service fees	—	3,671,322	3,671,322	>100%	1,830,161	576,918	(1,253,243)	(68.5)%
Cost of materials	1,498,661	1,353,687	(144,974)	(9.7)%	360,404	471,690	111,286	30.9%
Others	324,370	224,719	(99,651)	(30.7)%	194,523	248,771	54,248	27.9%
Total	$7,228,046	$10,885,731	$3,657,685	50.6%	$3,598,319	$3,720,705	$122,386	3.4%

Selling expenses

Selling expenses primarily consist of: (i) salaries and benefits for our sales and marketing personnel; (ii) advertising costs and market promotion expenses; (iii) traveling expenses incurred by our sales and marketing personnel for business purposes; and (iv) others, which primarily include entertainment expenses related to selling and marketing functions, office expenses and consulting expenses.

General and administrative expenses

General and administrative expenses primarily consist of: (i) salaries and benefits for our administrative personnel; (ii) rental expenses relating to our leased properties used for administrative purposes and utilities which is primarily represented by water, electricity charges for administrative purposes; (iii) professional fees, which primarily represented fees we paid for legal services, audit services and consultation in the ordinary course of our business; (v) bad debt expenses, which primarily represented the bad debt loss of accounts receivable and prepaid expenses and other current assets, and (vi) others, which primarily include depreciation and amortization expenses, office expenses for office supplies and consumables, and other miscellaneous expenses for administrative purposes.

Research and development expenses

Research and development expenses primarily include: (i) salaries and benefits for research and development personnel; (ii) professional fees, which primarily represent fees paid for professional services in research and development activities; (iii) patent registration related expenses and patent litigation expenses; (iv) amortization, which represents amortization expenses for our intangible assets; and (v) others, which primarily include rental expenses, consumables, traveling expenses, utilities and miscellaneous expenses.

Income Tax Expenses

Cayman Islands

Our company was incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act and accordingly is not subject to income tax from business carried in Cayman Islands.

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. In March 2018, the Hong Kong Government introduced a two-tiered profit tax rate regime by enacting the Inland Revenue (Amendment) (No.3) Ordinance 2018 (the “Ordinance”). Under the two-tiered profits tax rate regime, the first HK dollar 2 million of assessable profits of qualifying corporations is taxed at 8.25% and the remaining assessable profits at 16.5%. The Ordinance is effective from the year of assessment 2018-2019. According to the policy, if no election has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to Profits Tax at the rate of 16.5% or 15%, as applicable. Because the preferential tax treatment is not elected by us, our subsidiaries registered in Hong Kong are subject to income tax at a rate of 16.5%. Payments of dividends by the subsidiary to us are not subject to withholding tax in Hong Kong.

PRC

Generally, our PRC subsidiaries are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%, except for our certain PRC subsidiaries that are qualified as high and new technology enterprises under the PRC Enterprise Income Tax Law and are eligible for a preferential enterprise income tax rate of 15%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

In accordance with the implementation rules of EIT Laws, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires. Our subsidiary, Shanghai Xiao-i, is eligible to enjoy a preferential tax rate of 15% from 2020 to 2022 to the extent it has taxable income under the EIT Law.

Our subsidiary, Guizhou Xiao-i was qualified as an eligible software enterprise before the income tax year-end final settlement in 2017. As a result of this qualification, it is entitled to a tax holiday of a full exemption for the years ended December 31, 2017 and 2018, in which its taxable income is greater than zero, followed by a three-year 50% exemption. In 2022, the tax holiday has expired and Guizhou Xiao-i applied qualification of HNTE, which allows Guizhou Xiao-i to enjoy a preferential tax rate of 15% from 2022 to 2024.

Comparison of Six Months Ended June 30, 2021 and 2022

Net revenues

Sale of software products and service

Our software products sold to customers comprising customized software products for specific needs and are recognized at the point-in-time. The revenue from sales of software products increased by 57.8% from US$4.88 million for the six months ended June 30, 2021 to US$7.69 million for the six months ended June 30, 2022, primarily due to two major contracts.

We entered into an Intelligent Drawing Review Platform License Agreement (the “License Agreement”) between us, as licensor, and China Construction Third Engineering Bureau Group Limited, a government owned enterprise, as licensee (“China Construction”). Pursuant to the terms of the License Agreement, we agreed to provide China Construction with an intelligent drawing review platform (the “Drawing Platform”). The Drawing Platform was delivered, installed and commissioned in accordance with the License Agreement in 2021. In connection with the License Agreement, China Construction entered into an Operation and Technical Service Agreement of Intelligent Plan Review Platform Agreement (the “Support Agreement”) with us, pursuant to which we have agreed to provide technical support and co-operation of the Drawing Platform for a term of three years. During the term of the Support Agreement, China Construction, with the consent of us, may license the use of the Drawing Platform to third parties. In such event, we shall be entitled to receive 30% of the license fee paid to China Construction by any third party. As the technical services for Drawing Platform were for specific software upgrades and customers can only receive the benefits when they accept upgrade specifications, the revenue was recognized at point-in-time. The revenue recognized of technical services for the Drawing Platform was US$3.37 million for the six months ended June 30, 2022. Copies of the License Agreement and the Support Agreement are included as exhibits to the registration statement of which this prospectus is a part.

We entered into a Procurement Contract for Software Products of Artificial Intelligence and Big Data Basic Service Platform Project with China Construction Third Engineering Bureau Installation Engineering Co., Ltd. (“CCTEI), a government owned enterprise in February 16, 2022. Pursuant to which, we agreed to provide a series of artificial intelligence software and management platform. The revenue recognized of the contract was US$1.19 million for the six months ended June 30, 2022.

Sale of cloud platform products

Our cloud platform products consist of software products uploaded to our cloud platform are recognized at over time. The revenue from sales of cloud platform products increased by 44.5% from US$2.53 million for the six months ended June 30, 2021 to US$3.65 million for the six months ended June 30, 2022, primarily due to increased number of customers attracted by the flexibility and mobility of cloud platform products.

M&S service

We provide M&S services for software products contracts which consist of future software updates, upgrades, and enhancements as well as technical product support services, and the provision of updates and upgrades on a when-and-if-available basis. Maintenance represents stand-ready obligations for which revenue is recognized rateably over the term of the arrangement. The revenue from sales of M&S service increased by 4.6% from US$1.43 million for the six months ended June 30, 2021 to US$1.50 million for the six months ended June 30, 2022, primarily due to a slight increase of price per service provided to customers in 2022.

Cost of revenues

Our cost of revenues increased by 3.4% from US$3.60 million for the six months ended June 30, 2021 to US$3.72 million for the six months ended June 30, 2022, which was primarily attributable to the increased staff costs, and partially offset by the decreased cloud hosting services fees. Staff costs increased by 99.7% from US$1.21 million for the six months ended June 30, 2021 to US$2.42 million for the six months ended June 30, 2022, primarily due to the fact that we provided more labour investment to support increased sale of cloud platform products and the continuing services provided to maintain the operation of Drawing Platform. Cost of materials increased by 30.9% from US$0.36 million for the six months ended June 30, 2021 to US$0.47 million for the six months ended June 30, 2022, primarily due to software products upgrade demand from customers. Cost of cloud hosting service fees decreased by 68.5% from US$1.83 million for the six months ended June 30, 2021 to US$0.58 million for the six months ended June 30, 2022, primarily due to our improved utilization of the cloud hosting services to reduce idle cost.

Gross Profit and Gross Profit Margin

We have different types of products and services with different profit margins. For the six months ended June 30, 2021 and 2022, our gross profit was US$5.28 million and US$9.14 million, respectively, and our gross profit margins were 59.5% and 71.1%, respectively.

Gross profit for sales increased by 73.2%, primarily due to the major contract with CCTEI, which incurred minor cost of revenues and the overall reduction of idle cloud platform server costs. In general, our technology accumulation has reached a milestone and sale of software products and service required less cost for further update and customization, resulting in higher profit margin.

Selling expenses

Our selling expenses decreased by 5.1% from US$2.21 million for the six months ended June 30, 2021 to US$2.09 million for the six months ended June 30, 2022. The lock-down of Shanghai from March to May, 2022 led to decreased travel and entertainment expenses incurred by sales and marketing personnel.

General and administrative expenses

Our general and administrative expenses decreased by 52.0% from US$3.60 million for the six months ended June 30, 2021 to US$1.73 million for the six months ended June 30, 2022, which was primarily attributable to (i) a decrease in bad debt expenses of US$1.26 million, primarily due to our recognition of bad debt expenses related to receivables from third parties of US$1.38 million for the six months ended June 30, 2021, which wrote off in 2022, (ii) decreased professional services fees of US$0.43 million as we recorded Initial Public Offering related professional service fees into deferred offering costs, and (iii) decreased rental expenses of US$0.25 million, primarily due to one of Hong Kong offices termination of the lease.

Research and development expenses

Our research and development expenses increased by 36.3% from US$2.69 million for the six months ended June 30, 2021 to US$3.67 million for the six months ended June 30, 2022. The increase was primarily attributable to increased server hosting fee of US$1.61 million, which driven by increased need of research and development activities for cloud platform products, partially offset by decreased staff costs of US$0.46 million.

Other income/(loss), net

Other income primarily consists of: (i) government grants, which primarily include government support for project development; (ii) interest expense of borrowings from banks and third parties; and (iii) investment loss, which represent losses from long-term equity investment.

The other loss was US$0.33 million for the six months ended June 30, 2021, compared with the other loss was US$1.28 million for the six months ended June 30, 2022. The fluctuation was mainly due to the decrease of the government grants and the increase of interest expenses. We recognized government grants for scientific research in the amount of US$0.42 million and US$ 0.04 million for the six months ended June 30, 2021 and 2022, respectively. Interest expenses increased by 62.6% from US$0.74 million to US$1.20 million for the comparative period, primarily due to increased short-term borrowings and convertible loans.

Income tax benefits

Income tax benefits were US$0.57 million and US$0.22 million for the six months ended June 30, 2021 and 2022, respectively. The fluctuation was primarily due to the increase in income before income tax.

Net (loss)/income

As a result of the foregoing, we earned net income of US$0.59 million for the six months ended June 30, 2022, compared with a net loss of US$2.99 million for the six months ended June 30, 2021.

Comparison of Years Ended December 31, 2020 and 2021

Net revenues

Sale of software products

Our software products sold to customers comprising customized software products for specific needs. The revenue from sales of software products increased by 109.9% from US$11.50 million for the year ended December 31, 2020 to US$24.14 million for the year ended December 31, 2021, primarily due to two major contracts signed in 2021, providing smart graphic review software products amounted to US$11.88 million and technical services amounted to US$1.51 million, respectively.

One of the major contracts was the License Agreement which was described under “Net revenues of Comparison of Six Months Ended June 30, 2021 and 2022” immediately above. Pursuant to the terms of the License Agreement, we agreed to provide China Construction with the Drawing Platform. The Drawing Platform was delivered, installed and commissioned in accordance with the License Agreement in 2021. The revenue recognized for license of the Drawing Platform was US$11.88 million in 2021.

In connection with the License Agreement, China Construction entered into the Support Agreement with us, which was described under “Net revenues of Comparison of Six Months Ended June 30, 2021 and 2022” immediately above. Pursuant to the terms of the Support Agreement, we have agreed to provide technical support and co-operation of the Drawing Platform for a term of three years. During the term of the Support Agreement, China Construction, with the consent of us, may license the use of the Drawing Platform to third parties. In such event, we shall be entitled to receive 30% of the license fee paid to China Construction by any third party. The revenue recognized of technical services for the Drawing Platform was US$1.51 million in 2021.

Sale of cloud platform products

Our cloud platform products, which is a newly established revenue stream in 2021, consist of standardized software products uploaded to our cloud platform. The revenue from sales of cloud platform products increased from nil for the year ended December 31, 2020 to US$5.53 million for the year ended December 31, 2021.

M&S service

We provide M&S services for software products contracts which consist of future software updates, upgrades, and enhancements as well as technical product support services, and the provision of updates and upgrades on a when-and-if-available basis. The revenue from sales of M&S service increased by 43.1% from US$1.94 million for the year ended December 31, 2020 to US$2.78 million for the year ended December 31, 2021, primarily due to more residence service provided to customers in 2021.

Cost of revenues

Our cost of revenues increased by 50.6% from US$7.23 million for the year ended December 31, 2020 to US$10.89 million for the year ended December 31, 2021, which was primarily attributable to the increased cost of US$3.67 million in cloud hosting services fees for the new revenue stream. Staff costs increased by 4.3% from US$5.41 million for the year ended December 31, 2020 to US$5.64 million for the year ended December 31, 2021, primarily due to increased salaries of technical personnel. Cost of materials decreased by 9.7% from US$1.50 million for the year ended December 31, 2020 to US$1.35 million for the year ended December 31, 2021, primarily due to decreased demand of hardware products.

Gross Profit and Gross Profit Margin

Gross profit represents our revenue less cost of sales. Our gross profit margin represents our gross profit as a percentage of our revenue. We have different types of products and services that have different profit margins. For the years ended December 31, 2020 and 2021, our gross profit was US$6.63 million and US$21.64 million, respectively, and our gross profit margins were 47.8% and 66.5%, respectively.

Gross profit for sales increased by 226.4%, primarily due to the major contract of smart graphic review software products sales incurred less cost of revenues. For this major contract, our technology accumulation has reached a milestone and the software products required minimal cost to update or customize, resulting in high profit margin.

Selling expenses

Our selling expenses increased by 1.2% from US$4.57 million for the year ended December 31, 2020 to US$4.62 million for the year ended December 31, 2021, which remained relatively stable. We have accumulated customer resources for years and signed several major contracts in 2021.

General and administrative expenses

Our general and administrative expenses increased by 16.9% from US$5.69 million for the year ended December 31, 2020 to US$6.66 million for the year ended December 31, 2021, which was primarily attributable to (i) an increase in bad debt expenses related to receivables from third parties of US$1.38 million, which lent to former business partners of us prior to fiscal year of 2019, and (ii) increased professional services fees of US$0.53 million, partially offset by (i) decreased bad debt expenses related to customer receivables of US$0.49 million due to amount received from customers, (ii) decreased rental expenses of US$0.36 million, and (iii) decreased staff salaries and benefits of US$0.16 million in 2021.

Research and development expenses

Our research and development expenses increased by 26.6% from US$4.24 million for the year ended December 31, 2020 to US$5.36 million for the year ended December 31, 2021, which was primarily attributable to the increase of salaries for research staff of US$0.69 million and professional service fee of US$0.31 million.

Other income/(loss), net

Other income primarily consists of: (i) government grants, which primarily include government support for project development; (ii) interest expense of borrowings from banks and third parties; (iii) investment gain/(loss), which represent gain or losses from long-term equity investment; and (iv) non-operating expenses, which primarily includes the loss of disposal of non-current assets.

The other income was US$0.58 million for the year ended December 31, 2020, compared with the other loss was US$1.08 million for the year ended December 31, 2021. The fluctuation was mainly due to the decrease of the government grants and the increase of interest expenses. We recognized government subsidies for scientific research in the amount of US$1.70 million and US$0.85 million for the years ended December 31, 2020 and 2021, respectively. In addition, we recognized interest expenses of US$1.03 million and US$1.87 million for the years ended December 31, 2020 and 2021, respectively.

Income tax benefits/(expenses)

Income tax expense was US$0.43 million in 2021, compared with income tax benefit was US$0.24 million in 2020. The fluctuation was primarily due to the increase in income.

Net income

As a result of the foregoing, we earned net income of US$3.37 million in 2021, compared with a net loss of US$7.06 million in 2020.

B.    Liquidity and Capital Resources

As of December 31, 2021 and June 30, 2022, we had US$1.31 million and US$1.52 million in cash and cash equivalents, respectively. Our cash and cash equivalents primarily consist of cash on hand and time deposits. As of June 30, 2022, the VIE had total expected cash payment of US$6.08 million of convertible loans, including principal and interests. The VIE intends to settle the remaining balance of the convertible loans by cash through cash flow from operations, bank borrowings and other financing sources including financial support from related parties. In August and December 2022, the VIE has repaid principal and interest of the convertible loans to Jinzhi Li and Chunhui Li in the amount of US$1.51 million and US$0.18 million, respectively, leaving the unpaid balance of the convertible loans of US$4.39 million. In January 2023, Fumei Shi and Sunny Concord International Ltd. signed extension agreements with the VIE and agreed to extend the maturity date to April 30, 2024, respectively. In February 2023, Senbiao Hu signed an extension agreement with the VIE and agreed to extend the maturity date to November 23, 2023. Pursuant to the extension agreements with Fumei Shi, Sunny Concord International Ltd. and Senbiao Hu, the loans would be settled in cash without conversion options.

We may decide to enhance our liquidity position or increase our cash reserve for future operations and investments through additional financing. The issuance and sale of additional equity would result in further dilution to our shareholders. The occurrence of indebtedness would result in increasing fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

For the six months ended June 30, 2021 and 2022, we incurred negative operating flows of $7.6 million and $6.8 million, respectively. As of June 30, 2022, we had an accumulated deficit of $72.0 million. We concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that these unaudited interim consolidated financial statements are issued.

To meet the cash requirements for the next 12 months from the issuance date of this report, we are undertaking a combination of below remediation plans:

(a)     We are in the progress of negotiation of liabilities extension including borrowings, convertible loans and loans from third parties.

(b)    We are working to secure new bank financing and will use commercially reasonable best efforts to raise additional funds to support daily operations.

(c)     We are focusing on the improvement of operation efficiency, implementation of strict cost control and budget and enhancement of internal controls to create a synergy of resources.

The management plan cannot alleviate the substantial doubt of our ability to continue as a going concern. There can be no assurance that we will be successful in achieving strategic plans, that our future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If we are unable to raise sufficient financing or events or circumstances occur such that we do not successful execute strategic plans, we will be required to reduce certain discretionary spending, alter or scale back vehicle development programs, or be unable to fund capital expenditures, which would have a material adverse effect on our financial position, results of operations, cash flows, and ability to achieve intended business objectives.

Xiao-I is a holding company with no operations of its own. Xiao-I conducts its operations in China primarily through the PRC operating entities in China. As a result, although other means are available for us to obtain financing at the holding company level, Xiao-I’s ability to pay dividends and other distributions to its shareholders and to service any debt it may incur may depend upon dividends and other distributions paid by Xiao-I’s PRC subsidiaries, which relies on dividends and other distributions paid by the PRC operating entities pursuant to the VIE Agreements. If any of these entities incurs debt on its own in the future, the instruments governing such debt may restrict its ability to pay dividends and other distributions to Xiao-I.

In addition, dividends and distributions from WFOE and the VIE are subject to regulations and restrictions on dividends and payment to parties outside of China. Applicable PRC law permits payment of dividends to Xiao-I by WFOE only out of net income, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset by general reserve fund and profits (if general reserve fund is not enough). Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. In contrast, there is presently no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, Xiao-I’s Hong Kong subsidiary is able to transfer cash without any limitation to the Cayman Islands under normal circumstances.

Further, the PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Xiao-I’s WFOE generates primarily all of its revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of Xiao-I’s WFOE to use its Renminbi revenues to pay dividends to Xiao-I. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by State Administration of Foreign Exchange (the “SAFE”) for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of Xiao-I’s WFOE to pay dividends or make other kinds of payments to Xiao-I could materially and adversely limit its ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Additionally, the transfer of funds among the PRC operating entities are subject to the Provisions on Private Lending Cases, which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by Xiao-I’s PRC counsel, Jingtian & Gongcheng, the Provisions on Private Lending Cases does not prohibit using cash generated from one PRC operating entity to fund another affiliated PRC operating entity’s operations. Xiao-I or the PRC operating entities have not been notified of any other restriction which could limit the PRC operating entities’ ability to transfer cash among each other. In the future, cash proceeds from overseas financing activities, including this offering, may be transferred by Xiao-I to AI Plus, and then transferred to Xiao-i Technology, and then transferred to WFOE via capital contribution or shareholder loans, as the case may be. Cash proceeds may flow to Shanghai Xiao-i from WFOE pursuant to certain contractual arrangements between WFOE and Shanghai Xiao-i as permitted by the applicable PRC regulations. As a result of these PRC laws and regulations, the PRC operating entities are restricted in their ability to transfer a portion of their net assets to the Company.

As of December 31, 2020, 2021 and June 30, 2022, US$697,798, US$1,254,528 and US$1,472,555 of cash, cash equivalents and restricted cash were denominated in RMB, US$96,164, US$15,170 and US$5,003 of cash and cash equivalents were denominated in US dollars, US$33,067, US$42,148 and US$46,472 of cash and cash equivalents were denominated in Hong Kong dollars, respectively.

Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Years Ended December 31,		Change		For the Six Months Ended June 30,		Change
	2020	2021	Amount	%	2021	2022	Amount	%
					(Unaudited)	(Unaudited)
Net cash used in operating activities	$(3,463,094)	$(11,887,122)	$(8,424,028)	243.3%	$(7,649,508)	$(6,826,343)	$823,165	(10.8)%
Net cash (used in)/provided by investing activities	(25,825)	77,259	103,084	(399.2)%	92,988	(2,853,097)	(2,946,085)	(3,168.2)%
Net cash provided by financing activities	1,792,682	12,192,952	10,400,270	580.2%	8,020,758	9,940,813	1,920,055	23.9%
Effects of exchange rate changes on cash and cash equivalents and restricted cash	(797,954)	101,728	899,682	(112.7)%	(97,414)	(49,189)	48,225	(49.5)%
Net (decrease)/increase in cash, cash equivalents and restricted cash	(2,494,191)	484,817	2,979,008	(119.4)%	366,824	212,184	(154,640)	(42.2)%
Cash, cash equivalents and restricted cash at the beginning of the year	3,321,220	827,029	(2,494,191)	(75.1)%	827,029	1,311,846	484,817	58.6%
Cash, cash equivalents and restricted cash at the end of the year	$827,029	$1,311,846	$484,817	58.6%	$1,193,853	$1,524,030	$427,591	39.0%

Operating Activities

Our net cash inflows used in operating activities was US$6.83 million for the six months ended June 30, 2022, compared to net income of US$0.59 million. The principal changes accounting for the difference between our net income and our net cash used in operating activities for the six months ended June 30, 2022 were an adjustment of $0.24 million non-cash items, an increase in accounts receivable of US$5.90 million, an increase in advance to suppliers of US$3.11 million, a decrease in accounts payable of US$2.35 million, an increase in contract costs of US$1.01 million, and partially offset by an increase in accrued expenses and other current liabilities of US$2.72 million and an increase in deferred revenue of US$2.28 million. The increase in accounts receivable was mainly due to the growth of net revenues. The increase in advance to suppliers was due to the upfront payment of cloud hosting services for cloud platform products. The increase in deferred revenues was primarily due to delayed delivery of products and services affected by the lock-down of Shanghai.

Our net cash inflows used in operating activities was US$11.89 million in 2021, compared to net income of US$3.37 million. The principal changes accounting for the difference between our net income and our net cash used in operating activities in 2021 were an adjustment of $3.55 million non-cash items, an increase in accounts receivable of US$23.39 million, a decrease in lease payment liabilities of US$1.07 million, and partially offset by the increase in accounts payable of US$3.39 million, an increase in accrued expenses and other current liabilities of US$2.69 million and an increase in deferred revenue of US$1.04 million. The increase in accounts receivable and deferred revenue was mainly due to the growth of our software products sales. The decrease in lease payment liabilities was due to the termination of several rental properties. The increase in accrued expenses and other current liabilities was primarily due to the increase of loans from third parties and the related interest payable.

Our net cash inflows used in operating activities was US$3.46 million in 2020, compared to net loss of US$7.06 million. The principal changes accounting for the difference between our net income and our net cash used in operating activities in 2020 were an adjustment of $2.25 million non-cash items, an increase in non-current accrued liabilities of US$5.04 million, an increase in accrued expenses and other current liabilities of US$1.02 million, and a decrease of prepaid expenses and other current assets of US$0.96 million, partially offset by an increase in prepaid expenses and other non-current assets of US$3.79 million and a decrease in lease payment liabilities of US$1.31 million. The net changes of prepaid expenses and other assets were primarily due to the increase of prepaid lawsuit case acceptance fee. The net changes of accrued expenses and other liabilities were primarily due to the increase of litigation related payable, which mainly consisted of the litigation fee of the lawsuit with Apple paid by the third parties on behalf of us.

Investing Activities

Our net cash used in investing activities amounted to US$2.85 million for the six months ended June 30, 2022, primarily due to purchase of equity method investment of US$2.86 million.

Our net cash provided by investing activities amounted to US$0.08 million in 2021, mainly due to proceeds of US$0.10 from disposal of property and equipment, partially offset by purchase of property and equipment of US$0.02 million.

Our net cash used in investing activities amounted to US$0.03 million in 2020, due mainly to purchase of property and equipment of US$0.02 million and purchase of intangible assets of US$0.02 million, partially offset by proceeds of US$0.01 million from disposal of property and equipment.

Financing Activities

Our net cash provided by financing activities amounted to US$9.94 million for the six months ended June 30, 2022, mainly due to proceeds of US$11.73 million from short-term borrowings from banks, proceeds of US$2.40 million from related parties and proceeds of US$5.28 million from third-parties borrowings, partially offset by repayments of short-term borrowings from banks of US$4.46 million, repayments of borrowings from related parties of US$2.35 million, repayments of borrowings from third-parties of US$2.13 million and deferred offering costs of US$0.53 million.

Our net cash provided by financing activities amounted to US$12.19 million in 2021, mainly due to proceeds of US$11.39 million from short-term borrowings, proceeds of US$16.76 million from related parties and proceeds of US$15.12 million from third-parties borrowings, partially offset by repayments of short-term borrowings of US$16.47 million, repayments of borrowings from related parties of US$6.89 million and repayments of borrowings from third-parties of US$7.72 million.

Our net cash provided by financing activities amounted to US$1.79 million in 2020, mainly due to proceeds of US$10.39 million from short-term borrowings and US$2.91 million and borrowings from third-parties, partially offset by repayments of short-term borrowings of US$11.01 million and repayments of borrowings from third-parties of US$0.51 million.

Disclosure of Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2022:

	Payment Due by Period
	Within one year	1 – 3 years	Total
Operating lease payment	$651,344	$469,796	$1,121,140
Short-term bank borrowings	$15,709,376	$—	$15,709,376
Convertible loans	$5,473,774	$—	$5,473,774
Loans from related parties and third parties	$5,027,535	$11,598,811	$16,626,346

Operating lease obligations consist of leases in relation to certain offices and buildings, plants and other property for our sales and after-sales network. Borrowings are short-term bank borrowings due in one year, and loans from related parties and third parties are for the purpose of ordinary business operation.

Convertible loans could be extended with both parties’ consensus. In August and December 2022, the VIE has repaid the principal and interest of the convertible loan to Jinzhi Li and Chunhui Li of US$1.51 million and US$0.18 million, respectively. In January 2023, Fumei Shi and Sunny Concord International Ltd. have signed convertible loans extension agreements with the VIE to extend the maturity date to April 30, 2024, respectively. In February 2023, Senbiao Hu has signed an extension agreement to extend the maturity date to November 23, 2023. Pursuant to the extension agreements with Fumei Shi, Sunny Concord International Ltd. and Senbiao Hu, the loans would be settled in cash without conversion options. See “Notes to Condensed Consolidated Financial Statements — Note 16 Subsequent Events.”

Other than those shown above, we did not have any significant capital other commitments and long-term obligations as of June 30, 2022.

Off-Balance Sheet Arrangements

In February 2022, we pledged five patents to obtain US$15.4 million credit limits from Bank of Shanghai Co., Ltd. with a five-year term. These patents were not recorded in our consolidated balance sheets as they do not meet all the capitalization criteria.

Other than those shown above, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

C.    Trend Information

Other than as disclosed elsewhere in this report, we are not aware of any trends, uncertainties, demands, commitments or events for the year ended December 31, 2021 and for the six months ended June 30, 2022 that are reasonably likely to have a material and adverse effect on our net revenues, income, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future results of operations or financial conditions.

D.    Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires our management to make estimates that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

Our expectations regarding the future are based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions.

Out of our significant accounting policies, which are described in Note 2 — Summary of Significant Accounting Policies of our consolidated financial statements included elsewhere in this Form F-1, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions.

While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that the following critical accounting estimates involve the most significant judgments used in the preparation of our financial statements.

(a)    Allowance for doubtful accounts

Accounts receivable, net are stated at the original amount less an allowance for doubtful accounts. Accounts receivable are recognized in the period when we have provided services to its customers and when its right to consideration is unconditional. We review the accounts receivable on a periodic basis and make specific allowances when there is doubt as to the collectability of individual balances. We consider many factors in assessing the collectability of its receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted. Our allowance for doubtful accounts amounted to US$2,234,901, US$2,562,320 and US$2,318,144 as of December 31, 2020, 2021 and June 30, 2022, respectively.

(b)    Valuation of deferred tax assets

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

As of December 31, 2020, 2021 and June 30, 2022, we had net operating loss carryforwards of approximately $36,846,479, $36,288,770 and $37,617,488, respectively. As of December 31, 2020, 2021 and June 30, 2022, deferred tax assets from the net operating loss carryforwards amounted to $6,087,936, $6,239,757 and $5,927,060, respectively. Due to our history of recurrent losses, we did not expect to generate enough profit to utilize the deferred tax assets in the future. We have recognized a valuation allowance of $1,911,047, $2,685,373 and $2,152,778 for the years ended December 31, 2020, 2021 and for the six months ended June 30, 2022, respectively. While we consider the facts above, our projections of future income qualified tax-planning strategies may be changed due to the macroeconomic conditions and our business development. The deferred tax assets (“DTAs”) could be utilized in the future years if we make profits in the future, the valuation allowance shall be reversed.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The PRC operating entities in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,930). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

We did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2020, 2021 and for the six months ended June 30, 2022, respectively. We do not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(c)    transaction price allocation between software income and maintenance service income

We provide M&S service along with the sale of software products and service for some contracts. As M&S service constitute a single performance obligation, we use 10% of total transaction price to allocate to the M&S service for contracts with no specified price term for M&S service renewal, due to the fact that contracts with specified renewal price were generally set to be approximately 10% of the total contract amount. We recognized $537,787, $999,983 and $256,164 revenue of the 10% allocation to M&S service for the years ended December 31, 2020, 2021 and for the six months ended June 30, 2022, respectively.

Recent Accounting Pronouncements

A description of recent relevant accounting pronouncements is included in Note 2 “Summary of Principal Accounting Policies” of our Consolidated Financial Statements.

INDUSTRY OVERVIEW

The information that appears in this Industry Overview contains information and statistics on the industry in which we operate. Certain information and statistics set forth in this section have been extracted from a market research report by Frost & Sullivan (the “Frost & Sullivan Report”), an Independent Third Party which we commissioned. We believe that the sources of information contained in this Industry Overview are appropriate sources for such information and have taken reasonable care in reproducing such information. We have no reason to believe that such information is false or misleading or that any material fact has been omitted that would render such information false or misleading.

In the following discussion of industry overview, “we,” “us,” or “our” refer to the PRC operating entities.

Overview of China’s Artificial Intelligence Market

Definition of Artificial intelligence

•        Artificial Intelligence (“AI”) refers to any human-like intelligence practiced by a computer or a machine that has the ability to mimic the capabilities of the human mind such as understanding and processing language, making decisions, solving problems, etc.

•        “AI Solution” refers to an intelligent solution effectively integrating a variety of AI technologies for practical application scenarios in a specific industry.

•        AI Solution can potentially redefine existing operation model and realize significant incremental business values, creating market opportunities for development of AI.

Definition of ANI and AGI

•        Artificial narrow intelligence (“ANI”) is artificial intelligence that implements a limited part of mind and is focused on one narrow task. ANI systems do not perform outside of the single task that they are designed to perform in.

•        Artificial general intelligence (“AGI”) is the hypothetical ability of an intelligent agent to understand or learn any intellectual task that a human being can.

IT Spending (China)

•        China’s IT spending has recorded an increase from approximately RMB2,675.6 billion to RMB3,402.0 billion between 2017 and 2021 with a CAGR of 6.2%. Enterprise accounts for majority of the total IT spending in China with a share of 91.9% in 2021.

•        Looking forward, China’s IT spending is expected to witness a continuous and steady growth, reaching approximately RMB4,509.8 billion by 2026 with a CAGR of 5.8% from 2021 to 2026.

Source: Frost & Sullivan Report

Software Market (China)

From 2017 to 2021, the software market in China has increased from approximately RMB216.1 billion to RMB379.1 billion, representing a CAGR of 15.1%. With increasing advancement in technology, more industries have adopted software usages to embrace digitization. Although China’s investment in software is significantly less than that of peers from other major economies, structural changes in settings of consumer behavior, workplace practices and public sector operating protocols, enterprises and public sector entities have stimulated increasing adoption in software and cloud services for systems to operate more effectively and efficiently. As more software is expected to be developed and widely applied in many scenarios, China’s software market is estimated to reach approximately RMB841.2 billion by 2026 with a CAGR of 17.3% between 2021 and 2026.

Source: Frost & Sullivan Report

Artificial Intelligence Market (China)

Between 2017 and 2021, China’s AI market has increased from approximately RMB54.5 billion to RMB260.7 billion, representing a CAGR of 47.9% during the period. The rapid growth of AI in China was mainly due to government policies, strong R&D capability, large data volume and relatively lower technology personnel costs in the market. AI is viewed as the key information infrastructure at the core of China’s development in the digital economy benefitting extended industries and fields. In the future, China’s AI market is expected to reach approximately RMB1,472.9 billion by 2026 with a CAGR of 41.1% from 2021 to 2026.

Source: Frost & Sullivan Report

Penetration Rate of Artificial Intelligence Market (China)

The penetration rate of AI market in China has increased from approximately 2.0% to approximately 7.7% between 2017 and 2021. China’s AI market remains in the early development stage, indicating a significant growth potential in the future. In recent years, AI’s technologies and products are extensively applied in settings such as design, manufacture, management, marketing and sales with increasing technology maturity. By 2026, the penetration rate of AI market in China is expected to reach approximately 32.7%.

Source: Frost & Sullivan Report

Enterprise Artificial Intelligence Market (China)

China’s enterprise AI market represents the aggregation of third-party and in-house expenditures in AI Solutions by enterprises across various industries in China. From 2017 to 2021, China’s enterprise AI market has increased from approximately RMB38.7 billion to RMB198.2 billion, representing a CAGR of 50.4%. The percentage of the enterprise AI market to the total AI market has also recorded an increase from approximately 71.0% to 76.0% approximately within the same period. In general, the business environment for enterprise AI solutions in China is somehow market-oriented with products and solutions more heterogeneous than that in public sectors. With the potential of expanding AI applications in more settings, the enterprise AI market in China is expected to witness a continuous and rapid growth, reaching approximately RMB1,193.0 billion by 2026 with a CAGR of 43.2% between 2021 and 2026.

Source: Frost & Sullivan Report

Artificial Intelligence Solution in Customer Service Sector

The market size of AI solutions in the customer service sector in China increased from approximately RMB0.4 billion in 2017 to approximately RMB4.4 billion in 2021, representing a CAGR of 76.5%. The market is mainly comprised of software which includes SaaS service and customized solutions accounted for approximately 80.5% of the total AI [+] customer service market in 2021. By 2026, the market of AI solutions in customer service in China is expected to reach approximately RMB11.1 billion, representing a CAGR of 20.5% from 2021 to 2026.

Source: Frost & Sullivan Report

Artificial Intelligence Solution in the Manufacturing Sector

The market size of AI solutions in the manufacturing industry has experienced a significant growth from 2017 to 2021, increasing from approximately RMB0.9 billion to approximately RMB19.0 billion, representing a CAGR of 116.1%. Factors stimulating this growth in the manufacturing sector include favorable governmental policies, advancement of technologies and widened applications of artificial intelligence. The market from 2017 to 2021 increased at an approximate CAGR 110.0%. Moving forward, the market size of AI solutions in manufacturing industry in China is expected to increase to approximately RMB113.7 billion with a CAGR of 43.0% from 2021 to 2026. Fields such as human-robot collaboration and increasing demand of industrial internet of things (IoT) will collaboratively stimulate the rapid growth of AI solutions in the manufacturing industry in the future.

Source: Frost & Sullivan Report

Artificial Intelligence Solution in the Financial Service Sector

Financial institutions require AI solutions providers to help enhance and maintain their system’s high reliability, availability and safety when facing various challenges. The market size of AI [+] IT infrastructure solutions for financial services in China was valued at approximately RMB2.3 billion in 2021, representing a CAGR of 104.3% from 2017 to 2021. Looking forward, the market size of intelligent infrastructure solutions that applied in financial services industry is expected to reach approximately RMB10.7 billion in 2026 with a CAGR of 36.3%. China’s financial services industry has been an early adopter of digitalization, and the service providers have been investing significantly in building robust IT infrastructure to improve operation efficiency. With growing adoption of AI-based applications in the front end of business, the demand for next-generation IT infrastructure, which is capable of efficiently providing computing power needed for AI-based applications and can be operated and maintained in an efficient and intelligent manner will become prevalent. Financial service providers in China are expected to invest an increasing amount of resources in transforming their legacy IT infrastructure into AI-based IT infrastructure.

Source: Frost & Sullivan Report

Artificial Intelligence Solution in the Healthcare Sector

The market of artificial intelligence solution in healthcare has increased from approximately RMB0.4 billion to approximately RMB2.4 billion from 2017 to 2021, representing a CAGR of 54.1%. In July 2021, the State Council of the People’s Republic of China has released the “Development Plan on the New Generation of Artificial Intelligence” that stated the need to promote applications of artificial intelligence with new models to rapidly establish a precise smart medical system. With favorable policies and continuous advancement of technology, the artificial intelligence solution in healthcare sector in China is expected to witness a substantial growth in the future, reaching approximately RMB18.7 billion by 2026.

Source: Frost & Sullivan Report

Artificial Intelligence Solution in the Construction Sector

Design and planning processes are crucial parts in a construction project’s lifecycle. Especially time consuming is the process of creating design variations and checking the architectural statics and other parameters of the building. AI-based design solution is a major improvement over the old-fashioned scripting as it allows for many more parameters and permutation to be considered. Enabled by artificial intelligence, the system can access a data base of many building plans and carry out the detection of potential risks, making the designing and planning timelier and of higher quality. Hence, it is expected that artificial intelligence solutions will continue to be adopted by the construction industry at an increasing rate. In 2021, the market size of artificial intelligence solution in constructor sector in China approximately RMB86.3 million and is estimated to reach approximately RMB1,200.5 million by 2026, a CAGR of approximately 69.3%.

Source: Frost & Sullivan Report

Intelligent building refers to the type of building as a multidisciplinary effort to optimize its structures, systems, service and management in order to reduce energy consumption as well as increase the comfort and welfare for its residents. Originated from “IoT” concept, it involves the installation and the use of advanced and integrated building technology systems which include building automatic control, life safety, telecommunications, user systems, and facility management systems. In the long run, intelligent building applications will require multi-layer software and hardware adaptability to achieve both high quality of service and energy or cost reduction. The market size of intelligent building in China was valued at approximately RMB592.4 billion in 2021, representing a CAGR of 1.4% from 2017 to 2021 and is estimated to reach approximately RMB681.4 billion by 2026.

Source: Frost & Sullivan Report

Market Driver Analysis

Consumers’ needs for intelligent interaction with machines in daily life has grown:    With both economic and social development in China, people’s quality of life has largely improved, and as a result, people are looking for a more intelligent and convenient lifestyle. Intelligent interactions, driven by various AI technologies, with smart devices on smart phones, smart cars, smart bank branches and smart robotics, etc. become common in people’s daily life. People have gotten used to living with intelligent services and enjoy conveniences created by AI technologies, which should further drive the study on the AI technologies and development of the AI-related industries.

Labor shortages and increased labor costs have facilitated the demand for AI-driven technologies:    The result of the seventh national population census (in 2020) shows that China’s working-age population of 16 to 59 years old is 890 million, a decline of 6.79% compared to that of 2010. The average labor cost in China has increased significantly due to the transformation from a manufacturing focused country to a service focused country. For companies, many basic and repeatable work processes can be performed by AI-driven technologies to largely improved efficiency while keeping costs low. Thus, companies in various industries are looking for AI Solutions to enlarge their profit margins.

Three essential elements for AI technologies have matured:    Computing power, algorithms, and data are the three essential elements for artificial intelligence technologies. Maturation of these three elements provides the foundation for developing AI-driven technologies, letting application of those technologies in many scenarios become possible. With the development of semiconductor technology, the amount of computation resources available for algorithm training has grown exponentially, while the cost has become more economically viable.

Development of 5G and IoT:    High bandwidth and low latency of 5G technologies provide a more wide application scenarios such as autonomous driving that could be difficult to realize in pre-5G era. In addition, as IoT has started to penetrate in people’s daily life, needs of utilizing AI technology to analyze with information and data gathered from devices through IoT has become a new trend that drives development of AI industry.

Entry Barriers

Source of Funding:    Normally, AI companies require a great amount of working capital for overhead expenditures to support the business operations throughout the supply chain, including the costs for researching and developing innovative technologies, operating product and service platforms, establishing industry networks, as well as related human resources and maintenance costs. AI companies need to ensure that they are capable of receiving continuous and sufficient funding to finance their R&D activities and also cover the expenditures of daily operation. The high capital requirements are likely to pose barriers for new entrants in setting up the business.

Experience and Expertise:    The required experience and expertise in the AI industry with ever-changing conditions may pose barriers for the new entrants. R&D capabilities are viewed as critical factor for the success of technology innovation companies. For the new entrants, it is hard to establish well-organized databases containing multi-dimensional statistics, develop comprehensive algorithms and valid monetization models. In addition, industry application, collaboration and retention are essentially important for AI companies to scale their operation and generate profit, which is hard for new entrants to achieve at an equivalent level within a short period. Additionally, the brand barriers posed by advanced technology expertise and strong user experience will help existing market players earn strong word-of-mouth advertising and gain recognition in peer groups.

Industry Databases:    As the competition intensifies, the capacity to develop comprehensive databases has become a core competency for AI companies. With accumulated industry experience and diverse monetization channels, scaled companies are able to engage in various industries and create opportunities for users to apply AI technology and gather industry data. For example, client profile, debt or credit card information, risk preference and credit data are the basis of data analytics for financial institutions, permitting them to precisely provide AI services such as intelligent customer services and business handling. Many scaled companies have established comprehensive industry databases to support business operations in order to offer effective AI solutions to clients. New entrants are likely to face resource limitations and lack of capability in developing valid industry databases.

Technology and Patents:    Technology and patents is a core asset of AI companies. Well-established companies are able to invest large amount of capital in attracting talent and conducting R&D activities. Disruptive innovations such as virtual language assistant Siri and Alexa has changed people’s lives and has become the major representative image of Apple and Amazon. In addition, scalable companies have the capacity to develop a comprehensive patent profile and monopoly the professional field to hinder other competitors. As a result, such technology and patent strategies of existing companies are likely to be a barrier for new entrants.

Overview of China’s Computer Vision Market

Definition of Computer Vision

Computer vision is an interdisciplinary scientific field that deals with how computers analyze digital images or videos in order to extract data, perform analysis and automate certain tasks. Over 80% of information processed by human brains comes from our eyes.

Computer vision technology trains computers to interpret and understand the visual world in a wide spectrum of industries. The computer vision market mainly consists of enterprise, city management, consumer and vehicle applications.

The Computer Vision Market (China)

The market size of the computer vision (CV) market in China in terms of revenue generated from CV vendors has experienced rapid growth in the past 5 years, reaching approximately RMB61.8 billion in 2021, representing a CAGR of 100.8% between 2017 and 2021. Affected by the pandemic of COVID-19 in 2020, the growth rate of revenue of CV vendors slowed down, especially for the first half term of the year. With the gradual recovery of the economy in the second half of 2020, the market for computer vision began to recover and experienced significant growth in 2021. With maturating technology and incremental penetration rate of computer vision technology in various industries, it is expected that the market size of computer vision in China continue to grow dramatically, reaching approximately RMB316.8 billion by 2025, delivering a CAGR of approximately 38.7% between 2021 and 2026.

Source: Frost & Sullivan Report

The Computer Vision Software Market (China)

China is the second-largest market for computer vision software globally among major countries, with 19.0% of the global computer vision software market in 2021. From 2017 to 2021, China’s computer vision software market experienced substantial growth and increased from approximately RMB1.9 billion to approximately RMB24.3 billion at a CAGR of approximately 89.1%. The computer vision software market in China is expected to reach approximately RMB13.9 billion in 2026, growing at a CAGR of approximately 40.9% from 2021 to 2026. The advancement of the Internet industry, better mobile devices, explosion of data are driving a generational shift of the China software market, with increasing number of enterprises and public entities installing AI software.

Source: Frost & Sullivan Report

Market Drives Analysis

Rising Complexity in Social Activities and Industrial Production:    As productivity has kept evolving, both social activities and industrial production are becoming more complicated. As a result, the demand of accuracy of information and qualified products is increasing beyond that which human processing ability can satisfy. Featuring high processing efficiency and accuracy, computer vision can cope with complex information that is beyond human labor’s ability, thus quickly and precisely recognizing the object, tracking its movement as well as analyzing its behavior.

Enhanced Computer Vision Algorithms:    AI training with massive data is basic for computer vision. The growing data amount on the internet, provides abundant samples for computer vision to be trained in deep learning environment for higher accuracy. Through years of training, research and developments, the accuracy of computer vision has greatly improved and outperformed human vision. At present, the algorithms of computer vision have been highly developed, building solid foundation for application on a larger scale.

Rising Awareness of Security and Property Safety:    Security has become a key social concern for any business entities and individuals. Various actions have been implemented to ensure the safety of people’s life and property, from password to RFID entrance cards, but those actions have not completely stopped the damages. Biometric feature certification could prevent the potential damage to people’s life and property, due to the uniqueness of each person’s biometric feature. Facial recognition is considered the most convenient of all biometric certification methods since users are not necessary to conduct certain behavior, and facial recognition leaves no mark, like fingerprint, that can be duplicated.

Rising Penetration of Sensor Cameras:    Computer vision is based on the input of graphs, as the input components keep penetrating, the computer vision system can be applied in a short amount of time. The increasing number of CCTV cameras has laid a solid foundation for computer vision solutions to maximize the efficiency of security and surveillance, quickly and precisely recognizing, tracking the object the authority is looking for. The continuous penetration of smart devices with both back and front cameras, has greatly increased the amount of input components for computer vision, greatly potentiated the computer vision’s application in entertainment, and financial services.

Enter Barrier Analysis

Advanced Technology with Excellent R&D Ability:    Top tier computer vision firms in China have strong R&D ability. The top four computer vision companies in China with highest valuations all have founding teams consisting of scholars from world class universities and research institutions. With knowledgeable R&D teams, these firms are able to design advanced algorithms that can applied in large municipal security and surveillance projects. However, the new entrants have difficulty in establishing a professional R&D team with cutting-edge technology.

Algorithm Highly Compatible with Hardware:    Another barrier is that established computer vision companies have in common is their algorithms can be adopted to nearly every application scenario and work well with various hardware. Some of these companies not only provide the service and software, but also sell the whole system including equipment itself to clients. Therefore, these firms are able to enter new market as soon as possible. New entrants cannot compete them without compatible and systematic equipment.

Accessibility to Large Databases:    With access to large databases, for instance, database of Ministry of Public Security of PRC, computer vision can be applied in large-scale municipal projects, including identity certification in train stations, airports and CCTV surveillance. In addition, computer vision requires large amounts of graphic data for deep learning to evolve, increasing recognition accuracy. As a result, firms with access to large databases are able to provide better solutions and enhance their algorithms at the same time, thus strengthening their competitive advantage, and securing their success. Normally, new entrants lack the accessibility to large databases.

Source of Information

In connection with the Offering, we have engaged Frost & Sullivan to conduct a detailed analysis and prepare an industry report on the markets in which we operate. Services provided by Frost & Sullivan include market assessments, competitive benchmarking, and strategic and market planning for a variety of industries. Except for the Frost & Sullivan Report, we did not commission any other industry report in connection with the Offering.

We have extracted certain information from the Frost & Sullivan Report in this section, as well as in the sections headed “Summary,” “Risk Factors,” “Business,” “Financial Information” and elsewhere in this prospectus to provide our potential investors with a more comprehensive presentation of the industries in which we operate. Unless otherwise noted, all of the data and forecasts contained in this section are derived from the Frost & Sullivan Report. Projected data was obtained from historical data analysis plotted against macroeconomic data with reference to specific industry-related factors. Frost & Sullivan believes that the basic assumptions used in preparing the Frost & Sullivan Report, including those used to make future projections, are factual, correct and not misleading. Frost & Sullivan has independently analyzed the information, but the accuracy of the conclusions of its review largely relies on the accuracy of the information collected. Frost & Sullivan research may be affected by the accuracy of these assumptions and the choice of these primary and secondary sources.

BUSINESS

In the following discussion of business, “we,” “us,” or “our” refer to Shanghai Xiao-i and its subsidiaries.

Overview

Xiao-I is a holding company incorporated in Cayman Islands. As a holding company with no material operation of its own, it conduct substantially all our operations in China through a variable interest entity, or the VIE, Shanghai Xiao-i Robot Technology Co., Ltd., (“Shanghai Xiao-i”) and its subsidiaries.

Shanghai Yingsi Software Technology Co., Ltd. (“Incesoft”) was founded in 2001. Incesoft established the Xiaoi robot brand (Chinese: 小i机器人) and developed AI technology used to support its consumer-to-consumer business model. In 2009, Incesoft transformed its business model from consumer-to-consumer to business-to-business. At the same time, founders of Incesoft founded Shanghai Xiao-i, the VIE, which acquired the Xiaoi robot brand and Incesoft’s core AI technology. Following the acquisition, Incesoft was dissolved by de-registering with local company registrar in accordance with PRC law in 2012. Since 2009, Shanghai Xiao-i has become a leading artificial intelligence (“AI”) company by building on its wide technology commercialization, brand recognition and culture of innovation in China.

Milestone Accomplishments over 20 Years History

Since our founding in 2001, we have developed a portfolio of cognitive intelligence technologies for businesses based on our natural language processing and AI implementation. Leveraging our cutting-edge technologies, dedicated services, and long-standing customer base, we have become a leading customer service solution company in China according to Frost & Sullivan. We focus on the development and promotion of cognitive intelligence technology and products with natural language processing as the core, and we use cognitive intelligence products and services to enable and promote industrial digitization and intelligent upgrading and transformation.

We are a leading cognitive intelligence enterprise in China, integrating parts of perceptive intelligence like natural language processing and computer vision. We offer a wide range of business services in AI, covering natural language processing, computer vision, machine learning and cloud computing. We have multi-field data resources and multiple industry standards, a cutting-edge talent team training system and strong experience in resource integration. We primarily provide smart city, software business and architectural design AI services to our customers.

We have comprehensive business lines covering fundamental tech platform, conversation bot, cloud services, industry solutions and robotics solutions.

Our CIAI platform products and services are marketed and sold primarily to customers in the following industries: (1) Contact Center, (2) Finance, (3) Urban Public Service, (4) Construction, (5) Metaverse, (6) Manufacturing and (7) Smart Healthcare.

Product and Technology Overview

Overall Architecture of Xiao-i Products and Technologies

The overall architecture of our products and technologies are divided into three layers: (1) infrastructure, (2) aggregation empowerment platform and (3) domain application.

Infrastructure Layer

Our infrastructure layer provides the informational support for our products and technologies. Typically built with third-party products and technologies, we integrate the information into the infrastructure layer. Additional properties include:

•        Compatibility with cloud native and private or third-party cloud platforms;

•        Ubiquitous perception layer connection enabling integration with the Internet of Things, the Internet, 5G, and dedicated networks; and

•        Multidimensional data collection and integration, including spatiotemporal, channels, and community.

Aggregation Empowerment Platform Layer

AI Core Technology Platform — Cognitive Intelligence Artificial Intelligence (CIAI)

Using proprietary intellectual property technologies, we have independently developed CIAI, our core technology platform. To date, we have developed and commercialized six core technologies based on CIAI: (1) natural language processing, (2) speech processing, (3) computer vision, (4) machine learning, (5) affective computing and (6) data intelligence and hyperautomation.

•        Natural Language Processing

•        CIAI’s multilingual, natural language processing capability extracts and analyzes information, mines text, constructs knowledge, and performs knowledge representation and reasoning based on words, phrases, sentences, and text, providing solutions to the human-computer interaction needs of diverse enterprises and professional users.

•        Speech Processing

•        The hybrid architecture of Time-Delay Neural Network + Deep Feedforward Sequential Memory Network + attention, in combination with our vast corpus accumulation of more than ten years, has enabled us to train our intelligent voice technology for end-to-end application across various scenarios in numerous fields. Based on these technologies, we have built a variety of intelligent voice solutions under the Aviation Industry Computer-Based Training Committee framework, including intelligent Interactive Voice Response navigation, intelligent outbound call, intelligent agent assistance, intelligent voice quality inspection, and intelligent coaching.

•        Computer Vision

•        We offer various computer vision capabilities, including face recognition and analysis, multi-target tracking, human posture and action recognition, and scene analysis capabilities such as semantic and instance segmentation. In terms of Optical Character Recognition (“OCR”), we have general OCR and customized OCR for all types of cards, invoice, receipts, tickets, and more. In terms of construction drawing analysis, we apply various capabilities including pattern recognition and computer vision to comprehensively analyze and process CAD drawings, bringing to life standard review capability for construction drawings. Relating to engineering, we provide rapid engineering customization through its internally-developed deep learning framework. We also offer model distillation and pruning solutions to meet clients’ model compression requirements. This high performance framework is adaptable to various environments.

•        Machine Learning

•        Machine learning methods offered by us include everything from traditional machine learning to the latest deep learning, reinforcement learning, active learning, transfer learning, and generative adversarial networks (“GAN”). These methods are applied across multiple fields such as natural language processing, speech recognition, vision recognition and analysis, and in business scenarios such as precision marketing, personalized recommendation, and risk assessment in combination with massive data and distribution processing algorithms to form an efficient human-computer collaborative learning system.

•        Affective Computing

•        Deep learning technology is used to recognize, understand, process, and simulate human emotions, so as to realize multi-dimensional and multimodal affective computing capabilities such as text, voice and vision. We have built affective computing, analysis, and interactive processing capabilities that process real-time perception, intelligent planning, automatic simulation, and this technology has been widely used in various practical business scenarios.

•        Data Intelligence and Hyperautomation

•        Large-scale machine learning technology mines, analyzes, and processes massive amounts of data, the assets of which are comprehensively integrated to extract information contained therein. Business processes are automatically and quickly identified, reviewed, and executed in combination with innovative technologies such as process automation and low code. The results enable enterprises to delegate simple tasks with high repeatability, as well as complex tasks, to

AI and data enhancement, thereby improving the quality and efficiency of business operations. Applications include data monitoring, data analysis, user profiling, business process automation, financing business automation, financial business automation, supply chain business automation, IT operation, and maintenance and integration automation.

Our Product Platforms

We have commercialized our six core technologies to create the following product platforms: (1) Conversational AI, (2) Knowledge Fusion, (3) Intelligence Voice, (4) Hyperautomation, (5) Data Intelligence, (6) Intelligent Construction Support, (7) Vision Analysis, (8) Intelligent Hardware Support, and (9) Metaverse.

•        Conversational AI Platform

•        Our conversational AI platform makes full use of deep learning, data enhancement, and active learning technologies, employing flexible and diverse dialog management and context processing mechanisms, and driven by a powerful learning system, the results of which achieve in-depth scenario dialog processing, intent recognition, and complex logic reasoning in combination with structured knowledge and semantic analysis capabilities. Additionally, the platform realizes the business value of conversational AI in a variety of application scenarios, including intelligent customer service, smart marketing, intelligent hardware, intelligent assistant, agent assistance, and intelligent human-computer training.

•        Knowledge Fusion Platform

•        The knowledge fusion platform integrates various types of knowledge such as Q&A, documents, multimedia, information forms, business processes, knowledge graphs, and multimodal to assist enterprises in improving knowledge management capabilities, building intelligent service cores, supporting intelligent knowledge management, retrieval, recommendation, application assistance, cognitive reasoning, and other capabilities. It helps enterprise-level intelligent applications, improves work efficiency, optimizes user experience, and reduces enterprise operating costs.

•        Intelligent Voice Platform

•        Our intelligent voice platform (“IVP”) uses natural language processing (“NLP”), automatic speech recognition, voiceprint recognition, and text-to-speech technologies with human-computer interaction as its core, in combination with various business scenarios, to comprehensively create or enhance business capabilities such as intelligent speech solutions, thereby realizing the macro processes of intelligent IVP, intelligent outbound calls, speech analysis, agent assistance, and human-computer interaction.

•        Hyperautomation Platform

•        The hyperautomation platform innovatively uses low code technology in combination with agents to realize and expand vast capabilities of the traditional low code platform and Robotic Process Automation. It integrates technologies such as OCR, NLP, and visualized data mining and analysis, enables users to realize business and process automation, combines capabilities of knowledge base and imitation learning, and enables realization of business and process intelligence with intelligent planning capabilities.

•        Data Intelligence Platform

•        The data intelligence platform comprehensively integrates data assets, manages the entire life cycle of data, realizes the entire cycles of data integration, processing, transformation, analysis, and mining through What You See Is What You Get with the support of component-based data visualization technology. It also helps clients extract valuable information contained in data, and provides assistance in business and process automation, business prediction, decision support, among others, and improves the efficiency of data-driven business intelligence and business intelligence services.

•        Intelligent Construction Support Platform

•        Our intelligent construction support platform offers many capabilities such as parsing, reconstruction, visualization, and multi-dimensional analysis of construction drawings. Combined with a variety of construction application scenarios, the platform can realize intelligent construction drawings review, design assistance, online collaborative design, among other applications. It enables the construction industry to reduce the cost of drawing review, improve per-capita energy efficiency, empowers the construction industry value chain, and facilitates the transformation and upgrading of intelligence and automation.

•        Vision Analysis Platform

•        The vision analysis platform uses a variety of computer vision-related technologies to apply OCR, detection, video, and image analysis, helps clients extract and mine valuable information contained in images, and realizes business automation, industrial defect detection, monitoring analysis, and other innovative applications encountered in specific business scenarios.

•        Intelligent Hardware Support Platform

•        The intelligent hardware support platform provides the framework of signal collection, processing, analysis, prediction, and more. This framework can be combined with various sensors to quickly process signal, select and adapt appropriate machine learning algorithms for business modeling according to the intelligent requirements of various types of hardware, make full use of various machine learning capabilities to make the equipment be more intelligent.

•        Metaverse Platform

•        We developed the first virtual digital human in 2016 and released it for the first time at the Guiyang Digital Expo in 2017. We continue to innovate and develop more advanced and smarter digital human products. Digital human with multimodal emotional interaction capabilities can be widely used in various business scenarios including film and television production, media, games, financial services, culture, tourism, education, healthcare, and retail.

Domain Application Layer

For more than 20 years, we have applied our aggregation platform to form a number of mature application fields designed to address the business needs of various fields, including (1) AI + Contact Center, (2) AI + Finance, (3) AI + Urban Public Service, (4) AI + Construction, (5) AI + Metaverse, (6) AI + Manufacturing and (7) AI + Smart Healthcare.

Our technologies are based, in significant part, upon our proprietary intellectual property portfolio. As of December 1, 2022, we have applied for 554 patents, 281 of which have been granted and we have obtained 225 registered trademarks and 130 computer software copyrights. In June 2020, the company passed the national intellectual property management system certification and obtained the certificate. This certificate represents that the company’s intellectual property management system conforms to the GB/T 29490-2013 standard. We continue to develop and improve our intellectual property portfolio through our deep R&D department. As of December 1, 2022, we have 277 R&D personnel, accounting for about 62.5% of our personnel, including 189 with Bachelor’s degrees, 23 with Master’s degrees and 5 with Doctorates.

Our primary services are software services. Software services refer to the sales of software products corresponding to the Company’s obtained patents or software copyrights to customers for meeting the needs of different customers in different industries for artificial intelligence:

(1)    Contact Center:    We leverage contact center AI solutions to improve customer experience and operational efficiency. We offer AI-based platforms, software tools and services that leverage voice-based assistants to facilitate strong interactions and engagement in different industries, including both small and medium enterprises and large enterprises.

(2)    Architectural Design AI services    We provide professional architectural drawing review solutions. By using computer vision, natural language processing technology and our unique map, image morphology processing, pattern recognition, image segmentation, image target detection, path planning, OCR and many other independent research and development technologies, combined with the rich professional experience in architectural design, we have launched AI products for blueprint review to achieve automation and intelligence, enabling the architecture industry to reduce the cost of reviewing blueprints, improving the efficiency, and cross-institution collaborative drawing review.

(3)    Smart City    We use natural language processing, data intelligence and other technologies to build a cognitive brain for smart city public services, and continuously improves the level of urban intelligence from social service efficiency and public experience. We provide solutions such as smart city service hotline, smart public service and smart legal services.

We generate revenue primarily from the (i) sale of software products and service, (ii) M&S service, and (iii) sale of cloud platform products. For the years ended December 31, 2020, 2021, and for the six months ended June 30, 2021 and 2022, their total revenue was US$13.86 million, US$32.52 million, US$8.9 million and US$12.9 million, respectively.

1.      Our software products sold to customers comprising customized software products for specific needs. The revenue from sales of software products increased by 109.9% from US$11.50 million for the year ended December 31, 2020 to US$24.14 million for the year ended December 31, 2021, primarily due to two major contracts signed in 2021, providing smart graphic review software products amounted to US$11.88 million and technical services amounted to US$1.51 million, respectively. The revenue from sales of software products increased by 57.8% from US$4.88 million for the six months ended June 30, 2021 to US$7.69 million for the six months ended June 30, 2022, primarily due to two major contracts providing technical services amounted to US$3.37 million and software products sales amounted to US$1.19 million, respectively.

2.      We provide M&S services for software products contracts which consist of future software updates, upgrades, and enhancements as well as technical product support services, and the provision of updates and upgrades on a when-and-if-available basis. The revenue from sales of M&S service increased by 43.1% from US$1.94 million for the year ended December 31, 2020 to US$2.78 million for the year ended December 31, 2021, primarily due to more residence service provided to customers in 2021. The revenue from sales of M&S service increased by 4.6% from US$1.43 million for the six months ended June 30, 2021 to US$1.50 million for the six months ended June 30, 2022, primarily due to a slight increase of price per service provided to customers in 2022.

3.      Our cloud platform products, which is a newly established revenue stream in 2021, consist of standardized software products uploaded to our cloud platform. The revenue from sales of cloud platform products increased from nil for the year ended December 31, 2020 to US$5.53 million for the year ended December 31, 2021. The revenue from sales of cloud platform products increased by 44.5% from US$2.53 million for the six months ended June 30, 2021 to US$3.65 million for the six months ended June 30, 2022, primarily due to increased number of customers attracted by the flexibility and mobility of cloud platform products.

We sell our products and services to end customers through our sales ecosystem. Sales to customers in Mainland China accounted for approximately 88.3% and 97.7% of their total revenue in the fiscal years 2020 and 2021, and 96.1% and 99.3% for the six months ended June 30, 2021 and 2022, respectively. Sales to customers in Hong Kong, Macao, Taiwan and other countries accounted for approximately 11.7% and 2.3% of their total revenue in the fiscal years 2020 and 2021, and 3.9% and 0.7% for the six months ended June 30, 2021 and 2022, respectively.

Our Competitive Advantages

We believe we have the following competitive advantages and they distinguish us from our competitors:

Our Pioneer Position in AI Technology and Focus on R&D

•        We believe that we pioneered the industry’s first cognitive intelligence and narrow artificial intelligence technology and have built on our culture of innovation.

•        Since its establishment in 2001, Xiao-i has focused on developing cognitive intelligence technologies based on its natural language processing and “AI” implementation in businesses, enjoying a privileged reputation in the “AI” industry. As a leading AI technology and industrialization service platform in China, through years of operation, Xiao-I has established cooperation with many leading companies amongst various industry verticals according to Frost & Sullivan. Our industry leadership is built on our pioneering research to commercialize AI technology.

•        Our first-mover advantage in natural language processing has made us a pioneer in formulating AI industry standards and creating more than 500 patents granted or pending. To protect its technology, in June 2012, Shanghai Xiao-i sued Apple Computer Trading (Shanghai) Co., Ltd., a subsidiary of Apple, Inc. for patent infringement and received the Supreme People’s Court Supreme Court Administrative Judgment, a final judgement confirming the validity of our patent in June 2020, but did not make a ruling on whether Apple infringed our patent. Specifically, according to the Patent Administration (Patent) Retrial Administrative Judgment issued by the Supreme People’s Court of China ((2017) ZGFXZ No. 34), in the retrial case of Shanghai Xiao-i and Apple Computer Trading (Shanghai) Co., Ltd. and the China National Intellectual Property Administration, the Supreme People’s Court determined that the invention patent named “A Chatbot System (Patent No.: 200410053749.9)” held by Shanghai Xiao-i is a valid patent. On August 3, 2020, after obtaining the final judgment confirming the validity of its patent, Shanghai Xiao-i filed another infringement lawsuit against Apple Computer Trading (Shanghai) Co., Ltd., Apple, Inc., and Apple Computer Trading (Shanghai) Co., Ltd. (together, “Apple”), demanding Apple to stop the infringement and compensate for the losses. As of the date of this prospectus, the case is still pending. See “Legal Proceedings on page 131 for details.”

•        We are a pioneer in AI + with over 20 years of development and innovation with 4 R&D centers, 280+ engineers, 50+ external experts, and 10+ university partners.

Advantages of Our Products and Services

•        We develop and commercialize Metaverse-related offerings, including Virtual Humans and AR/VR.

•        We help our clients with their digital transformation using our cognitive intelligence and AI technologies.

•        We enable our customers to reap economies of scale by providing one-stop shop service from our extensive network of service hubs in their vicinity.

•        Our deep-rooted attention to quality assurance in our product and service offerings puts us ahead of our competitors.

•        We have a proven monetization model based on product differentiation, revenue source diversification, and customer loyalty.

•        Our products and services meet the needs of different customers and we maintain frequent client engagement for continuous business development and customer loyalty cultivation.

•        While our customer contracts vary, they generally represent multi-year engagements, giving us visibility into future revenue. We have master similar commercial arrangements in place with many of our customers, retaining customers over the long term.

Our Robust Ecosystem of Partnerships

•        We have various regional sales teams including Shanghai, Beijing and Hong Kong.

•        We maintain good relationships with suppliers that have a good record of performance.

•        Our products cover large and medium-sized contact centers, financial institutions, communication operators, government services, industrial manufacturing, healthcare, and other customer groups.

•        We build strong and long-standing customer relationships with large enterprises in China. Our client list includes nearly all the industry giants in the banking and telecom industries in China.

Our Visionary and Seasoned Management

•        Our CEO Mr. Hui Yuan is a recognized AI industry Key Opinion Leader and domain expert.

•        Our team has deep technical expertise and proven track record of constant innovation.

•        We have proven ability to attract and retain highly qualified talent.

Challenges and Opportunities

Unique challenges and opportunities are presented for us to achieve continued growth in sales in each of the customer industries in which we operate.

Challenges, generally we found:

•        In the contact center industry, high labor costs and the requirement for continuous improvement create constant margin challenges. The low gross profit can also cause a decline in service quality, which limits the innovation ability of the industry.

•        In the financial industry, banks lack AI technology capabilities and independent wholly-owned technology subsidiaries.

•        In the architecture industry, the degree of digitization is low, the architectural knowledge system is unstructured and the digital drawing review is a mere formality. A lot of manpower, material and financial resources are wasted.

•        In Metaverse, there are great differences in technical paths and the product form and the industry is far from mature. Many concepts have not reached an industry consensus.

•        In the manufacturing industry, many companies lack information technology talent and coordination and integration ability across departments, fields and enterprises.

•        In the healthcare industry, the level of information technology talent in urban and rural areas is unevenly distributed. Between urban and rural areas, the number of health technicians in cities is almost twice that in rural areas.

•        In city public services, the traditional urban public service supply model cannot meet new requirements of modern residents for the convenience, speed, efficiency and real-time urban government public services.

•        As an AI solution company, we also face many other challenges. For example: (i) the AI industry is highly competitive, Baidu, Alibaba and Tencent are all in this field, (ii) urban public services cover a wide range of areas which makes it difficult to fully and deeply understand customers’ businesses and their needs and (iii) the company’s investment may be insufficient.

Opportunities

•        These challenges have created tremendous and growing market opportunities for artificial intelligence solution services in China. We believe we are well-positioned to capture the growing market opportunities due to the infrastructure we have created. Our CIAI platform products and services are marketed and sold primarily to customers in the following industries: (1) Contact Center, (2) Finance, (3) Urban Public Service, (4) Construction, (5) Metaverse, (6) Manufacturing and (7) Smart Healthcare.

•        The following diagram shows the estimated market size of the artificial intelligence market in 2026 in China, according to Frost & Sullivan:

Our Solutions

We provide our AI solutions and services to the following industries:

In the contact center industry, we provide internet service intelligent solutions, hotline intelligent solutions and artificial intelligence solutions. Based on the scale and characteristics of customers, we have launched an enterprise-level model for large enterprises and an intelligent cloud contact center service model for small and medium-sized enterprises.

In the financial industry, we provide intelligent customer service with a 24-hour uninterrupted intelligent question-and-answer function. Leveraging our natural language understanding and speech recognition technology, our solutions can address the real-time online question-and-answer needs of different types of financial institutions and different types of customers.

For marketing professionals, we provide intelligent marketing services, continuously analyzing user data and cluster user characteristics to form user portraits.

We also cooperate with large, medium, and small domestic insurance companies to provide intelligent insurance consulting services and provide independent service functions such as business consulting and business queries for insurance users.

In the architecture industry, we provide professional architectural drawing review solutions. By using computer vision, natural language processing technology and Xiao-i’s unique map, image morphology processing, pattern recognition, image segmentation, image target detection, path planning, OCR and many other independent research and development technologies, combined with the rich professional experience in architectural design, we have launched AI products for blueprint review to achieve automation and intelligence, enabling the architecture industry to reduce the cost of reviewing blueprints, improving the efficiency, and cross-institution collaborative drawing review.

In Metaverse, Xiao-i Robot invented intelligent robots and virtual humans, which are widely applied in various business scenarios such as exhibitions, customer services, property management, care and companionship, and transaction processing.

In the manufacturing industry, we provide intelligent research and design, intelligent production process, intelligent logistics management, intelligent marketing service and intelligent management.

In the healthcare industry, we provide intelligent hospital services, with all-round services for patients before, during and after diagnosis. We also provide smart clinic services with auxiliary decision-making and interdisciplinary diagnosis and treatment and intelligent scientific research services. Based on the patient’s condition, our robots generate a model to predict the clinical events, and automatically query similar cases and diagnosis and treatment plans in the clinical case database for doctors’ reference, providing real-time support for the doctor’s diagnosis process. We connect patients, doctors, experts and medical record managers via personal computers, tablets, mobile phones, and other collaborative standard videos, breaking the distance barrier and enabling them to provide patient-centered care through video anytime and anywhere.

In city public services, we integrate urban service resources, providing urban residents with a multi-modal human-computer interaction interface on all media channels, and comprehensively improve the intelligence level of urban services.

Our Growth Strategy

We intend to achieve our mission and further grow our business by pursuing the following strategies:

•        Continue to improve cognitive technology capability.    We have set up a technology research institute to conduct in-depth communication on technological innovation with experts and scholars from top universities, such as Duke University, Hong Kong University of science and technology and Columbia University. We have also carried out in-depth cooperation with well-known domestic universities to jointly develop the latest and cutting-edge technologies.

•        Further develop and create long-term sustainable commercialization opportunities through technology innovation, application combination innovation, and AI product diversification.    For example, our commercialization in the field of intelligent drawing review has met the needs of the construction industry for drawing review through our artificial intelligence technology.

•        Further strengthen the leading position in the metaverse related products.    We began to design and produce a virtual human in 2016. Our first mover advantage in the metaverse will help us continue to succeed in this field.

•        Expand our customer base and make full use of existing customers through market segmentation and personalization.    We will gradually expand our target customers from the previous major customers to small and medium-sized customers, to provide services for a wider range of customer groups.

•        Increase hardware products.    As a company mainly engaged in software sales and services, we will increase integrated software and hardware products in the future.

•        Further expand our global footprint strategically.    The goal of the company is to become a global artificial intelligence enterprise. After the completion of this offering, we are committed to internationalizing our products and services and providing high-quality products and services to customers around the world.

Our Customers

We provide our products and services to hundreds of enterprises across various industries, including contact center, financial sector, government and healthcare. Our customers include 80% of the top 10 banks in China in terms of asset size, as well as 60% of the top 10 insurance companies in China. Our customers also include many leading enterprises in aviation, automobile, logistics, computer, communication, consumer and other industries and China’s top 500 enterprises.

For the year ended December 31, 2020, our total sales to our top 2 customers accounted for 17.7% and 12.8% of our revenues, respectively. For the year ended December 31, 2021, our total sales to our top 2 customers accounted for 41.2% and 10.3% of our revenues, respectively.

China Construction Third Engineering Bureau Group Limited, a government owned enterprise (“China Construction”) accounted for 41.2% of our revenue for the year ended December 31, 2021. Pursuant to the terms of the Intelligent Drawing Review Platform License Agreement (the “License Agreement”) between the VIE, as licensor, and China

Construction, as licensee, the VIE agreed to provide China Construction with an intelligent drawing review platform (the “Drawing Platform”). The Drawing Platform was delivered, installed and commissioned in accordance with the License Agreement in 2021. The revenue recognized for license of the Drawing Platform was US$11.88 million in 2021.

In connection with the License Agreement, the VIE and China Construction entered into an Intelligent Drawing Platform Operation and Technical Support Agreement (the “Support Agreement”) pursuant to which the VIE has agreed to provide technical support and co-operation of the Drawing Platform for a term of three years. During the term of the Support Agreement, China Construction, with the consent of the VIE, may license the use of the Drawing Platform to third parties. In such event, the VIE shall be entitled to receive 30% of the license fee paid to China Construction by any third party. The revenue recognized of technical services for the Drawing Platform was US$1.51 million in 2021. Copies of the License Agreement and the Support Agreement are included as exhibits to the registration statement of which this prospectus is a part.

For the six months ended June 30, 2021, our total sales to our top 2 customers accounted for 18.9% and 14.0% of our revenues, respectively. For the six months ended June 30, 2022, our total sales to our top 2 customers accounted for 26.2% and 22.5% of our revenues, respectively.

Our Suppliers

We maintain good relationships with suppliers that have a good record of performance. Beijing Blanstar Technology Co., Ltd., a company established and existing under the laws of the PRC (“Blanstar”), was the VIE’s major service provider for the year ended December 31, 2021 accounting for 73.8% of the Company’s total purchases. Pursuant to the terms of the Cloud Computing Technical Services Cooperation Agreement effective as of January 1, 2021 (the “Services Agreement”) between the VIE and Blanstar, Blanstar agreed to provide the VIE with cloud computing technical services consisting of various products and services including computing, storage, network, security, management and cloud database to meet the different needs of the VIE’s various websites, applications and other products and services. Blanstar agreed to provide the VIE with response, technical support and maintenance services 24 hours a day 7 days a week. Pursuant to the Services Agreement the VIE paid $3.8 million dollars to Blanstar for the year ended December 31, 2021. The Service Agreement expires December 31, 2022, subject to the right of the parties to negotiate a renewal one month prior to the expiration date.

For the twelve months ended December 31, 2020, we have three significant suppliers which represent 39.5%, 13.0% and 10.0% of our total purchase, respectively. For the year ended December 31, 2021, we have one significant supplier which is Blanstar, representing 73.8% of our total purchase. For the six months ended June 30, 2021, we have one significant supplier which is Blanstar, representing 84.7% of our total purchase. For the six months ended June 30, 2022, we have three significant suppliers which represent 36.2%, 30.3% and 24.8%, of our total purchase respectively.

Marketing and Sales

We have built our Xiao-i (Chinese: 小i机器人) brand through a multitude sales channels, including:

•        industry trade shows,

•        academic seminars,

•        publicity of major milestones and achievements, and

•        collaboration with relevant academic, governmental and industrial parties.

With these approaches, we have successfully built our brand and expanded customer markets. Our software business has experienced steady growth during the past few years.

Distribution Network

We sell our products and services to end customers through our sales ecosystem, which consists of multiple regional sales teams and maintain strong relationships with suppliers. Our products cover large and medium-sized contact centers, financial institutions, communication operators, government services, industrial manufacturing, medical care and other customer groups. Since 2015, we have launched the partner development plan, with more than 600 customers at present. Partners include finance, government, healthcare, energy, education, and manufacturing customers from Beijing, Shanghai, Guangzhou and Shenzhen. Partners are divided into three levels: strategic level, commercial level and ecological level. Cooperation above the commercial level has the application scenarios of integrating the solutions of both parties and customers. We provide partners with a series of end-to-end support and services from sales support, event promotion, media publicity, training and certification and follow-up guarantee.

Intellectual Property

We establish and protect our intellectual property rights through patent, copyright, trademark and trade secret laws, as well as non-competition, confidentiality and other contractual clauses, to establish and protect our intellectual property rights.

As of December 1, 2022, we have applied for 554 patents, 281 of which have been granted and have obtained 225 registered trademarks and 130 computer software copyrights. We have led and participated in the formulation of 1 international standard, 5 national standards and 2 association standards, led the world’s first international standard for AI emotional computing, and published more than 20 class A papers (Class A papers refer to papers in authoritative core journals, indexed by the internationally accepted SCIE, EI, ISTP, SSCI and A&HCI retrieval system) every year. In June 2020, the company passed the national intellectual property management system certification and obtained the certificate. This certificate represents that the company’s intellectual property management system conforms to the GB/T 29490-2013 standard. We applied in 2004, and in 2009 were authorized a patented technology numbered ZL200410053749.9 (a chatbot system), which represented the world’s leading level of intelligent voice at that time.

In addition to the foregoing protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls. For example, for external controls, we enter into confidentiality agreements or agree to confidentiality clauses with our advertising customers and mobile device manufacturers and, for internal controls, we adopt and maintain relevant policies governing the operation and maintenance of our IT systems and the management of user-generated data.

In February 2022, we pledged five patents to obtain US$15.4 million credit limits from Bank of Shanghai Co., Ltd. with a five-year term. In March and July 2022, we pledged four patents to obtain US$7.4 million credit limits from Agricultural Bank of China Co., Ltd. with a one-year term. In October 2022, we pledged two patents to obtain US$1.4 million credit limits from Bank of Jiangsu Co., Ltd. with a one-year term. In October 2022, we pledged two patents to obtain US$1.4 million credit limits from Shanghai Lingang Leasing Co., Ltd. with a one-year term.

Our Research and Development

We believe a strong research and development capability is crucial to our continued success and ability to develop innovative solution offerings to keep up with rapid development and advances in AI technologies. We closely attend to the needs of our customers and respond to their feedback and requests through developing new solutions or adding advanced or optimized features in existing solutions.

As of December 1, 2022, we have 277 R&D personnel, accounting for about 62.5% of our personnel, including 189 with Bachelor’s degrees, 23 with Master’s degrees and 5 with Doctorates. A large number of our senior engineers have more than 10 years’ experience in the computer, Internet and AI industries, and we also use part-time experts from several universities and research institutes. We have established joint laboratories with the Institute of Software of the Chinese Academy of Sciences, East China Normal University, Hong Kong University of Science and Technology, and have established in-depth cooperative relations with Tsinghua University, Fudan University, Shanghai Jiaotong University, Beijing University of Posts and Telecommunications and Peking University.

Competition

The competition in the AI services industry is intense. We compete with various integrated AI services providers in chatbots and personal assistants as conversational intermediates. We also compete with new companies entering into the AI service industry. The rapid nature of new technologies emerging also enhances the competitive nature of our industry. Among the many other Chinese competitors, our products’ global competitors include Apple Siri, Microsoft Cortana and Amazon Echo. To gain market share, we have built good customer relationships with major banks and government departments in China. In addition, we also seek customers from different industries to maintain a long-term collaboration relationship.

Our People

As of December 1, 2022, we had 443 full-time employees. The following table sets forth the number of our full-time employees by function as of December 1, 2022:

Function/Department
Management	70
Sales and Marketing	60
Research and Development	277
Production	36
Total	443

Our success depends on our ability to attract, retain and motivate qualified employees. As part of our human resource strategy, we offer employees a dynamic work environment, competitive salaries, performance-based cash bonuses and other incentives. As a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team.

We primarily recruit our employees through on-campus job fairs, recruitment agencies and online channels, including our corporate website and third-party employment websites. We provide regular training and reviews to our employees to enhance their performance.

Substantially all of our employees as of December 1, 2022 are stationed in China. We enter into standard employment, confidentiality and non-compete agreements with our employees. As required by PRC laws and regulations, we participate in housing fund and various employee social security plans that are organized by applicable local municipal and provincial governments, including housing, pension, medical, work-related injury and unemployment benefit plans.

None of our employees are currently represented by labor unions. We believe that we maintain good working relationship with our employees and we have not experienced any material labor disputes.

Our Facilities

Our current principal executive offices are located in 7th floor, Building 398, No. 1555 West, Jinshajiang Rd, Shanghai, China. We lease offices in other cities where we operate with an aggregate area of approximately 4,022.4 square meters as of December 1, 2022. These following facilities currently accommodate our management headquarters, as well as most of our sales and marketing, research and development, and general and administrative activities:

Location	Area (Square Meter)	Term	Use
Floor 2/3/5/6/7/8 and basement 06, No. 398, floor 3 and basement 09/10, No. 399, Lane 1555, Jinsha Jiangxi Road, Jiading District, Shanghai	2171.2	2020.7.13-2024.7.12 July 13, 2020 to July 12, 2024	Office
B1/1/2/3, No. 383, Lane 1555, Jinsha Jiangxi Road, Jiangqiao Town, Jiading District, Shanghai	1148.76	April 18, 2019 to April 17, 2023	Office
Room 905, building 1, No. 46, dongzhimenwai street, Dongcheng District, Beijing	163.45	January 1, 2022 to December 31, 2023	Office
Unit 1845, No. 167, Linhe West Road, Tianhe District, Guangzhou	162.15	July 5, 2022 to July 31, 2025	Office
Zhongtian, Changling North Road, guanshanhu District, Guiyang city No. 1, floor 8, unit 3, building 5, East Fifth tower, East District, financial and business district, zone B, convention and Exhibition City	378	March 15, 2022 to March 14, 2024	Office

Insurance

In line with general market practice, we do not maintain any business interruption insurance or product liability insurance, which are not mandatory under PRC laws. We do not maintain key man life insurance, insurance policies covering damages to our network infrastructures or information technology systems or any insurance policies for our properties.

Legal Proceedings

On August 3, 2020, Shanghai Xiao-i filed a lawsuit with the High People’s Court of Shanghai in China, against Apple, Inc. (“Apple”), demanding that Apple cease its infringement of Shanghai Xiao-i’s intelligent assistant patent (ZL200410053749.9 invention patent) by its Siri (intelligent assistant) (the “Patent Infringement Case”). The lawsuit seeks various remedies, including but not limited to, requiring Apple to stop manufacturing, using, offering to sell, selling or importing products that infringe Shanghai Xiao-i’s patent, and a temporary claim amount of 10 billion yuan (RMB). On August 10, 2020, the High People’s Court of Shanghai formally accepted the Patent Infringement Case filed by Shanghai Xiao-i against Apple. As of the date of this prospectus, the Patent Infringement Case is pending in the High People’s Court of Shanghai. On September 4, 2021, Shanghai Xiao-i filed a behavior preservation application (injunction) with the Shanghai High People’s Court, demanding Apple to immediately stop the patent infringement involving Siri, including but not limited to stopping the production, selling, offering to sell, importing or using of iPhone products that infringe Shanghai Xiao-i’s patent. As of the date of this prospectus, the court has not ruled on our behavior preservation application (injunction).

We are involved in legal proceedings or other disputes in the ordinary course of our business from time to time. We are currently not involved in any other legal or administrative proceedings that may have a material adverse impact on our business, financial position or results of operations.

PRC REGULATION

In the following discussion of PRC regulation, “we,” “us,” or “our” refer to the PRC operating entities.

We operate our business in the PRC under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the State Administration of Foreign Exchange, or SAFE, the Ministry of Commerce, or MOFCOM, the National Development and Reform Commission, or NDRC, the State Administration for Market Regulation, or SAMR, formerly known as the State Administration for Industry and Commerce, or SAIC, the Ministry of Civil Affairs, or MCA, and their respective authorized local counterparts.

This section sets forth a summary of the most significant rules and regulations that affect our business activities in the PRC.

Regulations on Value-Added Telecommunications Services and Foreign Investment Restrictions

Licenses for Value-added Telecommunications Services

Among all of the applicable laws and regulations, the Telecom Regulations, promulgated by the State Council on September 25, 2000 and amended on July 29, 2014 and February 6, 2016 respectively, is the primary governing law, and sets out the general framework for the provision of telecommunications services by domestic PRC companies. Under the Telecom Regulations, telecommunications service providers are required to procure operating licenses prior to their commencement of operations. The Telecom Regulations distinguishes basic telecommunications services from Value-added Telecommunications Services (the “VATS”).

The Telecom Catalogue was issued as an attachment to the Telecom Regulations to categorize telecommunications services as either basic or value-added. The Telecom Catalogue amended on December 28, 2015 (which became effective on March 1, 2016 and was further amended on June 6, 2019), or the 2015 Telecom Catalogue, categorizes internet data centers, online data and transaction processing, on-demand voice and image communications, domestic internet virtual private networks, message storage and forwarding (including voice mailbox, e-mail and online fax services), contact centers, internet access and online information and data search, among others, as VATS. The “internet data center” business is defined under the 2015 Telecom Catalogue as a business that (i) uses relevant infrastructure facilities in order to render outsourcing services for housing, maintenance, system configuration and management services for clients’ internet or other network related equipment such as servers, (ii) provides the leasing of equipment, such as database systems or servers, and the storage space housing the equipment and (iii) provides lease agency services of connectivity lines and bandwidth of infrastructure facilities and other application services. Also, internet resources collaboration services business is incorporated into the definition of internet data center business under the 2015 Telecom Catalogue, and defined as “the data storage, internet application development environment, internet application deployment and running management and other services provided for users through internet or other networks in the manners of access at any time and on demand, expansion at any time and coordination and sharing, by using the equipment and resources built on database centers.” Under the 2015 Telecom Catalogue, “fixed network domestic data transmission services” is categorized as a basic telecommunications business and defined as “a domestic end-to-end data transfer business by wired mode under fixed-net, except for the internet data transfer business,” and the “domestic internet virtual private networks service” is categorized as a value-added telecommunications business and defined as “a customization business of internet closed user group network for domestic users by self-owned or leased internet network resources of the operators and adopting TCP/IP agreement.”

On March 1, 2009, the MIIT promulgated the Administrative Measures for Telecommunications Business Operating License, or the original Telecom License Measures, which became effective on April 10, 2009. The original Telecom License Measures set forth the types of licenses required to provide telecommunications services in China and the procedures and requirements for obtaining such licenses. With respect to licenses for value-added telecommunications businesses, the original Telecom License Measures distinguish between licenses for business conducted in a single province, which are issued by the provincial-level counterparts of the MIIT and licenses for cross-regional businesses, which are issued by the MIIT. The licenses for foreign invested telecommunications business operators need to be applied with MIIT. An approved telecommunications services operator must conduct its business in accordance with the specifications stated on its telecommunications business operating license. Pursuant to the original Telecom

License Measures, cross-regional VATS licenses shall be approved and issued by the MIIT with five-year terms. On July 3, 2017, the MIIT issued the Telecom License Measures, which became effective on September 1, 2017 and replaced the original Telecom License Measures. The changes mainly include among others, (i) the establishment of a telecommunications business integrated management online platform; (ii) provisions allowing the holder of a telecommunications business license (including the IDC license) to authorize a company, of which such license holder holds at least 51% of the equity interests indirectly, to engage in the relevant telecommunications business; and (iii) the cancellation of the requirement of an annual inspection of telecommunications business licenses, instead requiring license holders to complete an annual report.

On November 30, 2012, the MIIT issued the Circular of the Ministry of Industry and Information Technology of the People’s Republic of China on Further Standardizing the Market Access-related Work for Businesses Concerning Internet Data Centers and Internet Service Providers which clarifies the application requirements and verification procedures for the licensing of IDC and internet service provider, or ISP, businesses and states that entities intending to engage in the IDC or ISP business could apply for a license since December 1, 2012.

On May 6, 2013, the Q&A was published on the website of China Academy of Information and Communications Technology. The Q&A, although not an official law or regulation, is deemed by the market as a guideline in practice which reflected the attitude of MIIT as to the application for VATS licenses, especially as to IDC services.

On January 17, 2017, the MIIT issued the Circular of the Ministry of Industry and Information Technology on Clearing up and Regulating the Internet Access Service Market, or the 2017 MIIT Circular, according to which the MIIT determined to clear up and regulate the internet access service market nationwide from the issuance date of the 2017 MIIT Circular until March 31, 2018. The 2017 MIIT Circular provides, among others, that (i) an enterprise that holds the corresponding telecom business license, including the relevant VATS license, shall not provide, in the name of technical cooperation or other similar ways, qualifications or resources to any unlicensed enterprises for their illegal operation of the telecom business, (ii) if an enterprise with its IDC license obtained prior to the implementation of 2015 Telecom Catalogue issued on March 1, 2016, has actually carried out internet resources collaboration services, it shall make a written commitment to its original license issuing authority before March 31, 2017 to meet the relevant requirements for business licensing and obtain the corresponding telecom business license by the end of 2017, failure of which will result in such enterprise not being able to continue operating the business of internet resources collaboration services as it currently does as of January 1, 2018, and (iii) without the approval of the MIIT, enterprises are not allowed to carry out cross-border business operations by setting up on its own or leasing private network circuits (including virtual private networks, or VPNs) or other information channels.

Regulations on Foreign Investment Restrictions

Investment activities in the PRC by foreign investors are principally governed by the Industry Catalog Relating to Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the MOFCOM and the NDRC. The Catalog divides industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally deemed as constituting a fourth “permitted” category and open to foreign investment unless specifically restricted by other PRC regulations. Industries such as value-added telecommunication services, including internet data center services, are within the restricted category.

On December 27, 2021, the NDRC and the MOFCOM promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment, or the Negative List (2021), which became effective on January 1, 2022. According to the Negative List (2021), the proportion of foreign investments in an entity engaging in value-added telecommunications business (except for e-commerce, domestic multi-party communications, storage-forwarding, and contact centers) shall not exceed 50%.

According to the Administrative Regulations on Foreign-Invested Telecommunications Enterprises issued by the State Council on December 11, 2001, and amended on September 10, 2008, February 6, 2016, and March 29, 2022 respectively, foreign-invested value-added telecommunications enterprises must be in the form of a Sino-foreign equity joint venture. The regulations restrict the ultimate capital contribution percentage held by foreign investor(s) in a foreign-invested value-added telecommunications enterprise to 50% or less. Under the amended Administrative Regulations on Foreign-Invested Telecommunications Enterprises, the requirement that foreign investments investing in entities holding VATS Licenses must have a good track record and operational experience in the value-added telecommunications industry was cancelled.

Pursuant to the Mainland and Hong Kong Closer Economic Partnership Agreement and Mainland and Macao Closer Economic Partnership Agreement (collectively, the “CEPA Agreements”), both effective on June 1, 2016, Mainland China has promised to open mainland data center business to service providers in Hong Kong Special Administrative Region and Macao Special Administrative Region subject to certain limitations. Services providers from Hong Kong and Macau are permitted to set up foreign-invested enterprises in the form of a Sino-foreign equity joint venture in mainland to provide five types of specific VATS, including internet data center services, and the ultimate capital contribution percentage held by the services provider from Hong Kong and Macau is restricted to 50% or less.

On July 13, 2006, the MIIT issued the Circular of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Business, or the MIIT Circular, according to which, a foreign investor in the telecommunications service industry in China must establish a foreign invested enterprise and apply for a telecommunications business operation license. The MIIT Circular further requires that: (i) PRC domestic telecommunications business enterprises must not, through any form, lease, transfer or sell a telecommunications businesses operation license to a foreign investor, or provide resources, offices and working places, facilities or other assistance to support the illegal telecommunications services operations of a foreign investor; (ii) value-added telecommunications business enterprises or their shareholders must directly own the domain names and trademarks used by such enterprises in their daily operations; (iii) each value-added telecommunications business enterprise must have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license; and (iv) all VATS providers are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the MIIT Circular and cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holder, including revoking its value-added telecommunications business operation license.

Regulations on Company Establishment and Foreign Investment

The establishment, operation, and management of companies in the PRC are governed by the PRC Company Law (the “Company Law”), as amended in 1999, 2004, 2005, 2013 and 2018. According to the PRC Company Law, companies established in the PRC are either limited liability companies or joint stock limited liability companies. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. A company is an enterprise legal person with independent legal person property, and is entitled to legal person property rights. The company shall bear liabilities for its debts with all its assets. The shareholders of a limited liability company shall bear liabilities for the company to the extent of their respective subscribed capital contribution. The shareholders of a joint stock limited company shall bear liabilities for the company to the extent of their respective subscribed shares. The Company Law shall be applicable to foreign-invested limited liability companies and joint stock limited companies. The provisions otherwise prescribed by the laws on foreign investment shall prevail. The Regulation of the PRC on the Administrative of Company Registration was promulgated by the State Council on June 24, 1994 and was amended on February 6, 2016. The registration for a PRC company’s establishment, modification, and termination shall comply with the provisions of the Regulation of the PRC on the Administration of Company Registration. The organizational form, organizational structure and activities of a foreign-invested enterprise shall be governed by the provisions of the Company Law, the Partnership Enterprise Law of the PRC and other applicable laws.

The Foreign Investment Law of the PRC (the “FIL”) was promulgated by the NPC on March 15, 2019 and became effective on January 1, 2020. The PRC Sino-Foreign Equity Joint Ventures Law, the PRC Wholly Foreign-owned Enterprises Law and the PRC Sino-Foreign Cooperative Joint Ventures Law were repealed simultaneously. The FIL embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in the PRC. The FIL establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the FIL, foreign investment shall enjoy pre-entry national treatment, except for foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List (2021). The FIL provides that foreign invested entities operating in foreign “restricted” or “prohibited” industries will require entry clearance and other approvals.

The FIL does not comment on the concept of “de facto control” or contractual arrangements with variable interest entities, however, it has a catch-all provision under the definition of “foreign investment” to include investments made by foreign investors in China through means stipulated by laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions to provide for contractual arrangements as a form of foreign investment. The FIL also provides several protective rules and principles for foreign investors and their investments in China, including, among others, that local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriate or requisition the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, allows foreign investors’ funds to be freely transferred out and into the PRC territory, which run through the entire lifecycle from the entry to the exit of foreign investment, and provide an all-around and multi-angle system to guarantee fair competition of foreign-invested enterprises in the market economy. In addition, foreign investors or foreign investment enterprises should be imposed legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the FIL provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the FIL, which means that foreign invested enterprises may be required to adjust the structure and corporate governance in accordance with the current PRC Company Law and other laws and regulations governing corporate governance. Along with the FIL, the Implementing Rules of Foreign Investment Law promulgated by the State Council and the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of the Foreign Investment Law promulgated by the Supreme People’s Court became effective on January 1, 2020. The Implementing Rules of Foreign Investment Law further clarified that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize foreign investment environment, and advances a higher-level opening.

On December 30, 2019, the MOFCOM and the SAMR, jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in China directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit the investment information to the competent commerce department.

Regulations Relating to Intellectual Property

Copyright and Software Registration

The SCNPC adopted the PRC Copyright Law on September 7, 1990, which was most recently amended on November 11, 2020 and the latest amendment will become effective on June 1, 2021. The amended Copyright Law extends copyright protection to internet activities, products disseminated over internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

To address the problem of copyright infringement related to the content posted or transmitted over the internet, the National Copyright Administration and the MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005, which became effective on May 30, 2005.

In addition, in order to further implement the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001 and amended on January 8, 2011, and January 30, 2013 respectively, the State Copy Right Bureau issued the Computer Software Copyright Registration Procedures on February 20, 2002, which apply to software copyright registration, license contract registration and transfer contract registration.

Domain Name

Pursuant to the Measures for the Administration of Internet Domain Names, promulgated by the MIIT on August 24, 2017 and with effect from November 1, 2017, “domain name” shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the internet and corresponds to the Internet protocol (IP) address of that computer. And the principle of “first come, first serve” is followed for the domain name registration service. After completing the domain name registration, the applicants become the holder of the domain name registered by him/it. Furthermore, the holder shall pay operation fees for registered domain names on schedule.

Patent

The SCNPC adopted the PRC Patent Law on March 12, 1984, which was most recently amended on October 17, 2020, and became effective on June 1, 2021, provides for patentable inventions, utility models and designs, which must meet three conditions: novelty, inventiveness and practical applicability. The National Intellectual Property Administration is responsible for examination and approval of patent applications. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. A patent is valid for a twenty-year term in the case of an invention and a ten-year term in the case of a utility model or design, starting from the application date. A third-party user must obtain consent or a proper license from the patent owner to use the patent except for certain specific circumstances provided by law. Otherwise, the use will constitute an infringement of the patent rights.

Trademarks

Both the PRC Trademark Law promulgated by the SCNPC on August 23, 1982, which was most recently amended on April 23, 2019, and became effective on November 1, 2019, and the Regulation on Implementation of the PRC Trademark Law promulgated by the State Council on August 3, 2002, amended on April 29, 2014 and became effective on May 1, 2014, provide protection to the holders of registered trademarks. In the PRC, registered trademarks include commodity trademarks, service trademarks, collective marks and certificate marks. The Trademark Office of National Intellectual Property Administration under the SAMR handles trademark registrations and grants a protection term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner.

The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation.”

On May 28, 2020, the NPC approved the Civil Code of PRC, which took effect on January 1, 2021. Under the Civil Code, if an offender intentionally infringes upon the intellectual property rights of others and the circumstance is severe, the infringed party shall have the right to request for the corresponding punitive compensation.

Regulations on Government Procurement and Bidding

The Government Procurement Law of the PRC (the “Government Procurement Law”), which was last amended on August 31, 2014, provides that public invitation for bids shall be taken as the main method of government procurement. Government procurement refers to the procurement of goods, projects and services within the centralized procurement catalog formulated in accordance with the law by state organs at all levels, public institutions and social organizations with fiscal funds or above the prescribed procurement threshold. The method of bidding, which is employed in government procurements, shall be subject to the bidding law. Furthermore, the parties involved in government procurement shall not collude with each other to damage the interests of the State or the public. Pursuant to the Bidding Law of the PRC (2017 Amendment) (the “Bidding Law”), which was promulgated on December 27, 2017 and became effective on December 28, 2017, bidding shall be carried out for the following construction projects, including the survey, design, construction, supervision of the project, and the procurement of the important equipment, materials relevant to the construction of the project: (1) large projects of infrastructure facility or public utility that have a bearing on the social public interest and the safety of the general public; (2) projects entirely or partially using state-owned funds or loans by the state; (3) projects using loans of international organizations and foreign governments and aid funds. For a project concerned with national security, state secrets, emergency handling, disaster relief, or belonging to special occasions such as the use of poverty alleviation funds or the use of the labor of farmers and is not suitable for bidding, the method of bidding shall not be applied. As pertains to projects legally requiring bidding, no entity or individual evades bidding by any means including the dismembering of projects.

Regulations and Policies on Artificial Intelligence Technologies

The Guidelines for the Construction of National Open Innovation Platforms for the New Generation Artificial Intelligence, promulgated by the Ministry of Science and Technology on August 1, 2019 and came into effect on the same date, pointed out that “open and sharing” shall be the important philosophy in promoting artificial intelligence innovation and industry development in China, and encouraged to open innovation platforms for companies to do testing, and thus to form standard and modularized models, middleware and applications for providing services to the public in the form of open interfaces, model libraries, algorithm packages, etc. The Guidelines for the Construction of the National New Generation Artificial Intelligence Innovation and Development Pilot Zone (revised version), promulgated by the Ministry of Science and Technology on September 29, 2020 and came into effect on the same date, underlines that an environment conducive to the innovation and development of artificial intelligence shall be created, as well as to promote the construction of artificial intelligence infrastructure and strengthen the conditional support for the innovation and development of artificial intelligence.

In accordance with the Notice of the State Council on Issuing the “Made in China (2025)” which was promulgated by the State Council on May 8, 2015 and came into effect on the same date, to fully implement the intention of the 18th National Congress of the Communist Party of China (the “CPC”) and the Second, Third and Fourth Plenary Sessions of the 18th Central Committee of the CPC and adhere to the path of new industrialization with Chinese characteristics, the promotion of integrated development of the next generation information technology and manufacturing technology and regard intelligent manufacturing are the main directions of comprehensive integration of information and industrialization. And efforts should be made to develop intelligent equipment and intelligent products, promote intelligent production process, cultivate new production methods, and comprehensively enhance the intelligent level of research and development, production, management and service of enterprises. The Outline of the 14th Five-Year Plan for National Economic and Social Development of the People’s Republic of China and Outlines of Objectives in Perspective of the Year 2035, promulgated on March 12, 2021 and came into effect on the same date, points out the focus of key areas include high-end chips, operating systems, key artificial intelligence algorithms, sensors, and the PRC shall speed up technology R&D, and make breakthroughs in basic theories, basic algorithms, and equipment materials.

In May 2016, the Chinese government issued the Three-Year Implementing Plan for Internet Plus Artificial Intelligence (the “Three-Year Plan”) and in July 2017, the Development Planning on the New Generation of Artificial Intelligence (the “Development Plan”) was also issued. The two Plans aimed to encourage the development of AI technology in China. In particular, the Three-Year Plan stipulates that by 2018, the Three-Year Plan jointly released by the NDRC, MIIT, Ministry of Science and Technology (the “MOST”) and State Internet Information Office (the “SIIO”) outlined nine key engineering areas in AI technology development between 2016 and 2018. It also identified specific high-level policy goals of the Chinese government such as funding for research and development, government support for industry development and the identification of key industrial projects. The Three-Year Plan put forward a series of measures for technology R&D and application and industrial development. On the other hand, the Development Plan issued by the State Council charts a blueprint for the overall thinking, strategic goals, main tasks and supporting measures for AI development in China all the way through 2030. Importantly, the Development Plan outlined a three-step process to achieve its strategic objectives.

Regulations Relating To Data Security

On July 1, 2015, the SCNPC issued the National Security Law, which came into effect on the same day. The National Security Law provides that the state shall safeguard the sovereignty, security and cybersecurity development interests of the state, and that the state shall establish a national security review and supervision system to review, among other things, foreign investment, key technologies, internet, and information technology products and services, and other important activities that are likely to impact the national security of the PRC.

On November 7, 2016, the SCNPC issued the PRC Cybersecurity Law, which came into effect on June 1, 2017. This is the first Chinese law that focuses exclusively on cybersecurity. The PRC Cybersecurity Law provides that network operators must set up internal security management systems that meet the requirements of a classified protection system for cybersecurity, including appointing dedicated cybersecurity personnel, taking technical measures to prevent computer viruses, network attacks and intrusions, taking technical measures to monitor and record network operation status and cybersecurity incidents, and taking data security measures such as data classification, backups and encryption. The PRC Cybersecurity Law also imposes a relatively vague but broad obligation to provide technical support and assistance to the public and state security authorities in connection with criminal investigations or for reasons of national security. The PRC Cybersecurity Law also requires network operators that provide network access or domain name registration services, landline or mobile phone network access, or that provide users with information publication or instant messaging services, to require users to provide a real identity when they sign up. The PRC Cybersecurity Law sets high requirements for the operational security of facilities deemed to be part of the PRC’s “critical information infrastructure.” These requirements include data localization, i.e., storing personal information and important business data in China, and national security review requirements for any network products or services that may impact national security. Among other factors, “critical information infrastructure” is defined as critical information infrastructure, that will, in the event of destruction, loss of function, or data breach, result in serious damage to national security, the national economy and people’s livelihoods, or the public interest. Specific reference is made to key sectors such as public communication and information services, energy, transportation, water-resources, finance, public services, and e-government.

On June 10, 2021, the SCNPC issued the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law provides a national data security review system, under which data processing activities that affect or may affect national security shall be reviewed. In addition, it clarifies the data security protection obligations of organizations and individuals carrying out data activities and implementing data security protection responsibilities, data processors shall establish and improve the whole-process data security management rules, organize and implement data security trainings as well as take appropriate technical measures and other necessary measures to protect data security. Any organizational or individual data processing activities that violate the PRC Data Security Law shall bear the corresponding civil, administrative or criminal liabilities depending on specific circumstances.

The Opinions on Lawfully and Strictly Cracking Down Illegal Securities Activities, promulgated by the General Office of the CPC Central Committee and the General Office of the State Council on July 6, 2021, called for the enhanced administration and supervision of overseas-listed China-based companies, proposed to revise the relevant regulation governing the overseas issuance and listing of shares by such companies and clarified the responsibilities of competent domestic industry regulators and government authorities. The aforesaid Opinions also called for the improvement of the relevant laws and regulations on data security, cross-border data flow and confidential information management, and proposed to revise the provisions on strengthening confidentiality and archive administration of overseas issuance and listing of securities, to consolidate responsibility for information security of overseas listed companies, and to strengthen the standardized management of the cross-border information provision mechanism and process.

On July 30, 2021, the State Council promulgated the Regulations for the Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021, referring “critical information infrastructures” as important network facilities and information systems in important industries including public communications and information services, as well as those that may seriously endanger national security, national economy, people’s livelihood, or public interests in the event of damage, loss of function, or data breach. Pursuant to the Regulations for the Security Protection of Critical Information Infrastructure, the relevant government authorities are responsible for stipulating rules for the identification of critical information infrastructures with reference to several factors set forth therein and further identifying the critical information infrastructure in the related industries in accordance with such rules. The relevant authorities must also notify operators of the determination as to whether they are categorized as critical information infrastructure operators. On November 14, 2021, the CAC published a draft of the Administrative Regulations for Internet Data Security, providing that data processors conducting the following activities must apply for cybersecurity review: (i) merger, reorganization, or division of internet platform operators that have acquired a large number of data resources related to national security, economic development, or public interests that affects or may affect national security; (ii) a foreign listing by data processors processing over one million users’ personal information; (iii) listing in Hong Kong that affects or may affect national security; or (iv) other data processing activities that affect or may affect national security. The CAC solicited comments until December 13, 2021, but there is no timetable as to when it will be enacted. On December 28, 2021, the CAC, the NDRC, the MIIT, and several other PRC governmental authorities jointly promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022 and replaced the Measures for Cybersecurity Review promulgated in April 2020 and effective in June 2020. According to the Cybersecurity Review Measures, critical information infrastructure operators that intend to purchase internet products and services and internet platform operators engaging in data processing activities that affect or may affect national security must be subject to the cybersecurity review, and an internet platform operator possessing personal information of over one million users and pursuing a foreign listing must be subject to the cybersecurity review.

On July 7, 2022, CAC promulgated Measures for the Security Assessment of Outbound Data Transfers, which became effective on September 1, 2022 and provide that a data processor is required to apply for security assessment for cross-border data transfer in any of the following circumstances: (i) where a data processor provides critical data to offshore entities and individuals; (ii) where a CIIO or a data processor which processes personal information of more than one million individuals provides personal information to offshore entities and individuals; (iii) where a data processor has provided personal information in the aggregate of more than 100,000 individuals or sensitive personal information of more than 10,000 individuals in total to offshore entities and individuals since January 1 of the previous year; or (iv) other circumstances prescribed by the CAC for which declaration for security assessment for cross-board transfer of data is required.

Regulations Relating to Privacy Protection

On December 28, 2012, the SCNPC promulgated the Decision of the SCNPC on Strengthening Online Information Protection with immediate effect. The Decision provides that, among others, internet service providers shall abide by the principles of legality, legitimacy and necessity, clearly state the purpose, method and scope of the collection and use of information, obtain the consent of the person whose information is being collected when collecting and using a citizen’s personal information during business activities, and shall not violate the provisions of laws and regulations or the agreement between the parties when collecting and using information.

On August 22, 2019, the CAC issued the Regulation on Cyber Protection of Children’s Personal Information, effective on October 1, 2019. Network operators are required to establish special policies and user agreements to protect children’s personal information, and to appoint special personnel in charge of protecting children’s personal information. Network operators who collect, use, transfer or disclose personal information of children are required to, in a prominent and clear way, notify and obtain consent from the children’s guardians.

Pursuant to the Ninth Amendment to the PRC Criminal Law, issued by the SCNPC on August 29, 2015, and became effective on November 1, 2015, any internet service provider that fails to fulfill its obligations related to internet information security administration as required under applicable laws and refuses to rectify upon orders shall be subject to criminal penalty. In addition, Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Personal Information, issued on May 8, 2017, and effective as of June 1, 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement. In addition, on May 28, 2020, the NPC adopted the PRC Civil Code, which came into effect on January 1, 2021. Pursuant to the PRC Civil Code, the personal information of a natural person shall be protected by the law. Any organization or individual shall legally obtain such personal information of others when necessary and ensure the safety of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase or sell, provide or make public personal information of others.

On June 1, 2021, the Law of the PRC on the Protection of Minors (Revised in 2020), promulgated by the SCNPC, came into effect, which specifies stringent requirements for the protection of minors’ information. On August 20, 2021, the SCNPC promulgated the PRC Personal Information Protection Law, who took effect on November 1, 2021. The PRC Personal Information Protection Law specifically specifies the rules for handling sensitive personal information, i.e., personal information that, once leaked or illegally used, may easily cause harm to the dignity of natural persons or grave harm to personal or property security, including information on biometric characteristics, financial accounts, individual location tracking, etc., as well as the personal information of minors under the age of 14. Personal information handlers shall bear responsibility for their personal information handling activities and adopt the necessary measures to safeguard the security of the personal information they handle. Otherwise, the personal information handlers will be ordered to correct or suspend or terminate the provision of services, confiscation of illegal income, fines or other penalties.

Regulations in Relation to Foreign Exchange

Foreign Exchange

The principal regulation governing foreign exchange in the PRC are the Foreign Exchange Administration Rules of the PRC which were issued by the State Council of the PRC on January 29, 1996, became effective on April 1, 1996 with the latest amendment on August 5, 2008. Under these rules, the current account incomes of foreign exchanges can be retained or sold to financial authorities which manage exchange settlement and sale and purchase of foreign exchange.

However, approval from the State Administration for Foreign Exchange of the PRC (the “SAFE”) is required for the relevant capital account transactions of the foreign invested enterprises, such as the capital increase and decrease. Foreign invested enterprises may purchase foreign exchange without the approval of SAFE for trade and service related foreign exchange transactions by providing documents evidencing such transactions. In addition, foreign exchange transactions involving direct investment, loans and investment in securities outside the PRC are subject to limitations and require approvals from SAFE.

Regulation on Foreign Exchange Registration of Overseas Investment by PRC Residents

On July 4, 2014, the SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Administration of Overseas Investment and Financing and Return Investments Conducted by Domestic Residents Through Overseas Special Purpose Vehicles (the “SAFE Circular 37”), according to which, (i) “SPVs” is defined as “offshore enterprise directly established or indirectly controlled by domestic residents (including domestic institutions and individual residents) with their legally owned assets or equity of domestic enterprises, or legally owned offshore assets or equity, for the purpose of offshore investment and financing”; (ii) a domestic resident must register with the SAFE before he or she contributes assets or equity interests to SPVs; (iii) following the initial registration, any major changes such as change in the overseas SPV’s domestic resident shareholders, names of the overseas SPVs and terms of operation or any increase or reduction of the overseas SPV, registered capital, share transfer or swap, merger or division, or similar development, shall be reported to the SAFE for registration in time, and failing to comply with the registration procedures as set out in SAFE Circular 37 may result in penalties.

On February 13, 2015, the SAFE promulgated the Notice of the State Administration of Taxation on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment (the “Circular 13”), according to which, the banks will, in accordance with the Notice of State Administration of Foreign Exchange on Further Improvements and Adjustments to Foreign Exchange Control Policies for Direct Investments, review and carry out foreign exchange registration under domestic direct investment as well as foreign exchange registration under overseas direct investment (collectively known as direct investment foreign exchange registration) directly, and the SAFE and its branches shall implement indirect supervision over foreign exchange registration of direct investment via the banks.

Regulations Relating to Dividend Distribution

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in China include the PRC Company Law and the FIL. Under the current regulatory regime in the PRC, foreign-invested enterprises in China may pay dividends only out of their accumulated profit, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as general reserves at least 10% of its after-tax profit, until the cumulative amount of such reserves reaches 50% of its registered capital. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset.

M&A Rules and Overseas Listing

In light of the Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”) jointly adopted by MOFCOM, the SAFE and other four ministries on August 8, 2006, became effective on September 8, 2006 and amended on June 22, 2009, “mergers and acquisitions of domestic enterprises by foreign investors” refers to:

(i)     a foreign investor converts a non-foreign invested enterprise (domestic company) to a foreign invested enterprise by purchasing the equity interest from the shareholder of such domestic company or the increased capital of the domestic company; this is defined as “equity merger and acquisition”; or

(ii)    a foreign investor establishes a foreign invested enterprise to purchase the assets from a domestic enterprise by agreement and operates the assets therefrom; or

(iii)   a foreign investor purchases the assets from a domestic enterprise by agreement and uses these assets to establish a foreign invested enterprise for the purpose of operating such assets; this is defined as “assets merger and acquisition”.

The CSRC promulgated Overseas Listing Trial Measures and five relevant guidelines on February 17, 2023, which will become effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing by PRC domestic company by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to complete the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provide that no overseas offering and listing shall be made under any of the following circumstances: (i) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) the domestic company intending to make the securities offering and listing, or its controlling shareholder and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (v) there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholder that are controlled by the controlling shareholder and/or actual controller.

The Overseas Listing Trial Measures also provide that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering subject to the filing procedure set forth under the Overseas Listing Trial Measures: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the issuer’s business activities are substantially conducted in mainland China, or its principal place of business are located in mainland China, or the senior managers in charge of its business operations and management are mostly Chinese citizens or domiciled in Mainland China. Where an issuer submits an application for an initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. The Overseas Listing Trial Measures also require subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer who have completed overseas offerings and listings.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) on or prior to the effective date of the Overseas Listing Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Overseas Listing Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of hearing in the market of Hong Kong or the completion of registration in the market of the United States), but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources.

Based on the foregoing, if we cannot receive the final approval from the Nasdaq on or before March 31, 2023, or if we receive the final approval from the Nasdaq on or before March 31, 2023 but fail to complete this indirect overseas issuance and Listing on or before September 30, 2023, in the opinion of our PRC counsel, Jingtian & Gongcheng, we will be required to complete the filing procedures with the CSRC in connection with the overseas securities offering and listing, which may materially delay the progress of the offer of our ADSs, or even completely hinder our ability to offer or continue to offer our ADSs if we fail to receive clearance of such filing requirements.

According to the Negative List (2021), PRC domestic companies conducting businesses in areas prohibiting foreign investment under the Negative List (2021) must obtain approval from the relevant regulatory authorities before its overseas securities offering and listing. At a press conference held on January 18, 2022, the NDRC clarified that the foregoing approval requirement would only apply to direct overseas offerings by PRC domestic companies engaging in foreign-prohibited businesses, and that the Negative List (2021) supports domestic companies to choose international and domestic markets for financing in accordance with the law.

Regulation Relating to Employment, Social Insurance and Housing Fund

Employment

Pursuant to the PRC Labor Law effective from January 1, 1995 and last amended on December 29, 2018 and the PRC Labor Contract Law effective from January 1, 2008 and amended on December 28, 2012, a written labor contract shall be executed by an employer and an employee when the employment relationship is established, and an employer is under an obligation to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Furthermore, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, the PRC government has continued to introduce various new labor-related regulations after the PRC Labor Contract Law. Amongst other things, new annual leave requirements mandate that annual leave ranging from 5 to 15 days is available to nearly all employees and further require that the employer compensate an employee for any annual leave days the employee is unable to take in the amount of three times his daily salary, subject to certain exceptions. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight hours a day and forty hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities.

Social Insurance

The Law on Social Insurance of the PRC, which was promulgated on October 28, 2010 and amended on December 29, 2018, has established social insurance systems of basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by going through social insurance registration with local social insurance authorities or agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that the State Administration of Taxation, or the SAT, will become solely responsible for collecting social insurance premiums.

Housing Fund

According to the Administrative Regulations on the Administration of Housing Fund, which was promulgated on April 3, 1999 and last amended on March 24, 2019, housing fund paid and deposited both by employee themselves and their unit employer shall be owned by the employees. An employer should undertake registration of payment and deposit of the housing fund in the housing fund management center and open a housing fund account on behalf of its employees in a commissioned bank. Employers should timely pay and deposit housing fund contributions in full amount and late or insufficient payments shall be prohibited.

Regulations Relating to Tax in the PRC

Enterprise Income Tax

Pursuant to the PRC Tax Law, promulgated by the SCNPC on March 16, 2007, revised on February 24, 2017 and December 29, 2018, and its implementing rules, resident enterprises are subject to enterprise income tax for all incomes generated within and outside the PRC, while non-resident enterprises which have established institutions or places of business in the PRC are subject to enterprise income tax for all incomes generated from such institutions or places of business in the PRC and all incomes generated outside the PRC which are actually related to the institutions or places of business established in the PRC. The enterprise income tax rate is 25%.

According to the Enterprise Income Tax Law, the enterprise income tax rate of a high and new technology enterprise is 15%. Pursuant to the Administrative Measures for the Recognition of High and New Technology Enterprises promulgated by Ministry of Science and Technology, Ministry of Finance (the “MOF”) and SAT on January 29, 2016, which took effect on January 1, 2016 the Certificate of a High and New Technology Enterprise is valid for three years.

Non-resident enterprises which have not established any institutions or places of business in the PRC, or which have established institutions or places of business in the PRC but there is no actual relationship between the incomes generated in the PRC and such institutions or places of business are only subject to enterprise income tax for all incomes generated in the PRC at an applicable rate of 20%. However, according to the Implementation Regulations of the PRC Enterprise Income Tax Law, promulgated by the State Council on December 6, 2007 and last revised on April 23, 2019, the aforesaid income of non-resident enterprise shall be subject to enterprise income tax at a reduced tax rate of 10%.

The Notice on Issues Concerning the Determination of Chinese-Controlled Enterprises Registered Overseas as Resident Enterprises on the Basis of Their Bodies of Actual Management, or the SAT Circular 82, provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. According to the SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

According to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, effective from August 21, 2006, for a Hong Kong enterprise directly holds not less than 25% of the shares of a PRC enterprise, the dividend paid to the Hong Kong enterprise by the PRC enterprise shall be subject to a withholding tax rate of 5%. According to the Notice on the Issues Concerning the Application of the Dividends Clauses of Tax Treaties issued by the State Administration of Taxation on February 20, 2009, the direct shareholding proportion of such corporate recipients of dividends distributed by PRC enterprises must satisfy the minimum requirement under the tax treaty at all times during the 12 consecutive months preceding the receipt of the dividends.

Value-added Tax

According to the Provisional Regulations on Value-added Tax of the PRC, promulgated by the State Council on December 13, 1993 became effective on January 1, 1994, and amended on November 5, 2008, February 6, 2016 and November 19, 2017, organizations and individuals engaging in the sale of goods or services, intangible assets, immovables and importation of goods in the PRC shall be taxpayers of valued-added tax (the “VAT”), the tax rate for taxpayers engaging in the sale of services and intangible assets shall be 6% unless otherwise stipulated.

Furthermore, according to the Trial Scheme for the Conversion of Business Tax to Value-added Tax, promulgated by the Ministry of Finance and the STA, the State began to launch taxation reforms in a gradual manner with effect as of November 16, 2011, whereby the collection of VAT in lieu of business tax items was implemented on a trial basis in regions showing significant radiating effects in economic development and providing outstanding reform examples, beginning with production service industries such as transportation and certain modern service industries.

According to the Circular on Further Clarifying Policies on Reinsurance, Real Estate Leasing and Non-diploma Education in Comprehensively Promoting the Pilot Program of Collecting Value-added Tax In lieu of Business Tax, promulgated by the Ministry of Finance and the STA on June 18, 2016, and with effect as of May 1, 2016, the general taxpayers providing non-diploma education services may choose the simple tax calculation method which the applicable VAT rate is 3%.

Regulations in Hong Kong

Personal data law in Hong Kong

The data protection regime in Hong Kong is governed by the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PDPO”).

In Hong Kong, the PDPO regulates the collection of personal data, their use and disclosure, retention and granting of access to and correction of personal data. Most of the original provisions under the PDPO have been enacted since December 1996, and the PDPO has been updated and amended in 2012 primarily on the introduction of the direct marketing provisions. In 2021, the PDPO has been further updated to introduce the doxxing offence, conferring on the Privacy Commissioner for Personal Data statutory powers to issue cessation notices demanding the cessation of doxxing activities and content and empowering the Privacy Commissioner for Personal Data (the “Commissioner”) to conduct criminal investigation and institute prosecution in relation to the doxxing offences.

The Data Protection Principles (“DPPs” or “DPP”), which form part of the PDPO, outline the obligations imposed by the PDPO on data users and how data users should collect, handle and use personal data, which are summarised below:

1.      DPP1 (purpose and manner of collection): personal data should only be collected by fair means and for lawful purpose related to a function or activity of the data user, data collected should be necessary but not excessive, and the data subjects must be informed of the purpose of the collection.

2.      DPP2 (accuracy and duration of retention): all personal data should be accurate and not kept any longer than is necessary for the fulfillment of the purpose for which the data is used.

3.      DPP 3 (use of data): personal data should not be used for a different purpose unless with the consent of the data subject.

4.      DPP 4 (data security): all practicable steps should be taken to protect the personal data collected against unauthorised or accidental access, processing, erasure, loss or use.

5.      DPP 5 (openness and transparency): all practicable steps should be taken to ensure the public knows the kind of personal data held and the main purposes for holding it.

6.      DPP 6 (access and correction): a data subject should be provided with the right to request access to and correction of their own personal data.

When the Commissioner receives a complaint or has reasonable grounds to believe there may be a contravention of PDPO, the Commissioner may conduct an investigation. If the relevant data user is found to be in breach of the provisions under the PDPO after investigation, the Commissioner may issue an enforcement notice to the data user directing remedial and/or preventive steps to be taken. Contravention of an enforcement notice issued by the Commissioner is also an offence which may result in a maximum fine of $50,000 and imprisonment for 2 years, with a daily penalty of $1,000. Subsequent convictions can result in a maximum fine of $100,000 and imprisonment for 2 years, with a daily penalty of $2,000. The Commissioner may carry out criminal investigation and institute prosecution for offences under section 64 of the PDPO as well as certain relevant offences. Depending on the severity of the cases, the Commissioner will decide whether to exercise the prosecution power in his or her own name, or refer cases involving suspected commission of other offences to the Police or the Department of Justice for following up.

On the other hand, data subjects may also seek compensation by civil action from data users for damages caused by contravention of the PDPO.

Competition law in Hong Kong

The competition law in Hong Kong is primarily governed by the Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”) which has been enacted since December 2015. Generally speaking, the Competition Ordinance prohibits three principal types of anti-competitive conducts, namely (a) anti-competitive agreements or practices; (b) abuse of market power; and (c) merger control of arrangements that could substantially reduce the level of competition in a particular industry.

Anti-competitive agreements or practices

This rule prohibits undertakings from making or giving effect to an agreement, engaging in a concerted practice, or as a member of an association of undertakings, making or giving effect to a decision of the association, with the object or effect of preventing, restricting or distorting competition in Hong Kong. These conducts include price fixing, market sharing, output restriction and bid-rigging.

Abuse of market power

This rule prohibits undertakings which has a substantial degree of market power from abusing that power by engaging in conduct that has the object or effect of preventing, restricting or distorting competition in Hong Kong. Examples of abusive conducts include predatory pricing, tying, bundling, refusal to deal, margin squeeze practices and exclusive dealing.

Industry specific merger control

This rule prohibits undertakings from directly or indirectly carrying out a merger that has, or is likely to have, the effect of substantially reduce the level of competition in Hong Kong. This rule is only applicable to telecommunication carrier licensees. There is no general merger control regime in Hong Kong.

In Hong Kong, breach of the Competition Ordinance is not a criminal offence, except for providing false information and obstructing investigation by the Competition Commission. The Competition Commission (or the Communications Authority, for the telecommunications industry) is the principal law enforcement body. The Competition Tribunal is a specialised court within the Hong Kong High Court with the power to impose sanctions and order redress in cases brought before it by the Competition Commission or the Communications Authority. In general, the Competition Tribunal may impose financial and non-financial sanctions which include:

•        fines not exceeding 10% of the turnover obtained in Hong Kong for each year of infringement up to a maximum of three years

•        interim injunctions during investigations or proceedings

•        disqualification orders against directors for up to 5 years

•        awards of damages to aggrieved parties as a result of the contravention

The Competition Ordinance has extraterritorial reach in that it applies to activities conducted outside Hong Kong if they have the object or effect of preventing, restricting or distorting competition in Hong Kong.

There is no standalone private action. Individuals who have suffered damages may bring a follow-on private action following the ruling by the Competition Tribunal.

MANAGEMENT

In the following discussion of management, “we,” “us,” or ”our” refer to Xiao-I.

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Hui Yuan	49	Chairman, CEO
Wei Weng	37	Chief Financial Officer
Wenjing Chen*	43	Director
Xiaomei Wu**	53	Director Nominee
Jun Xu**	48	Independent Director Nominee
Zhong Lin**	53	Independent Director Nominee
H. David Sherman**	74	Independent Director Nominee

____________

*        Ms. Wenjing Chen intends to resign as a director upon completion of the offering.

**      The individual shall be appointed and consents to be in such position upon effectiveness of this registration statement.

Director and Executive Officer Biographies

Mr. Hui Yuan Mr. Hui Yuan serves as the CEO and Chairman of the board of directors of Xiao-I Corporation since March 2018. Mr. Yuan has been the CEO and Chairman of the board of directors of Shanghai Xiao-i since 2009. Prior to that, Mr. Yuan served as the executive director of Incesoft from 2001 to 2012. Recognized as a pioneer and expert in the field of artificial intelligence, Mr. Yuan’s has been invited to share his thought leadership on numerous world stages, including the World Economic Forum/Davos Forum, Boao Forum for Asia, and many others. Mr. Yuan continues to drive the success of Shanghai Xiao-i through research and development of natural language processing cognitive intelligence-related technologies and the commercialization of the resulting technologies. In addition to his leadership at Shanghai Xiao-i, Mr. Yuan serves as the vice chairman of the Artificial Intelligence Industry Innovation Alliance, the Executive Director of CCCS, the vice chairman of the Shanghai Artificial Intelligence Development Alliance, the vice chairman of the Shanghai Robot Industry Association, a member of the All-China Youth Federation and the Shanghai IT Youth Talent Association, and a director and member of the executive committee of Shanghai Jiading District Federation of Industry and Commerce, among others. Mr. Yuan graduated from Jianghan University with a major in Computer Application in July 1995 and received his EMBA degree from Guanghua School of Management, Peking University in July 2021.

Ms. Wei Weng Ms. Weng has served as the Chief Financial Officer of Xiao-I Corporation since July 2019. As the CFO, Ms. Weng makes financial plans for the company, manages and controls operating costs, and supervises the company’s financial activities. She has extensive experience in corporate finance, taxation and auditing. Ms. Weng has been the Chief Financial Officer of Shanghai Xiao-i since 2015. Prior to joining Shanghai Xiao-i in 2015, she worked in a leading international accounting firm for seven years, and is proficient in financial accounting, financial regulations and other professional knowledge. She received her bachelor’s degree in accounting and management from Lixin Accounting College in Shanghai in 2008.

Ms. Wenjing Chen Ms. Wenjing Chen has been a director of Xiao-I Corporation since December 2018. Ms. Chen serves as a director of Shanghai Xiao-i since July 2015. Ms. Chen worked as the treasurer of Shanghai Xiao-i from 2011 to July 2015. Ms. Chen has rich experience in the daily operation and management of a company. Before joining Shanghai Xiao-i in 2011, she worked as a financial officer in Shanghai Shansheng Machinery Manufacturing Co., Ltd. from August 2008 to March 2011.

Ms. Xiaomei Wu Ms. Xiaomei Wu is director nominee of Xiao-I Corporation. Ms. Wu serves as a member of Shanghai Xiao-i’s supervisory board since 2013, and she has extensive experience in corporate management and corporate fund raising. From March 2017 to September 2020, Ms. Wu served as the General Manager of Light Control Haiyin Fund in Everbright Holdings Management Service Co., LTD., responsible for the establishment of the fund, the whole investment process, post-investment management and the establishment and management of the fund team. From April 2010 to February 2017, Ms. Wu served as the founding partner of Haiyin (Tianjin) Equity Investment Management Co., LTD., where she was in charge of capital raising, limited partner management, project investment and post-investment management. From January 2005 to March 2009, Ms. Wu served as the General manager of Beijing Junping Technology Co., LTD., responsible for the overall operation management of the company. Ms. Wu received her EMBA from Peking University School of Private Economics in May 28, 2009 and her MBA from Concordia University — Wisconsin in December 2012.

Mr. Jun Xu Mr. Jun Xu is an independent director nominee of Xiao-I Corporation. Mr. Xu founded and continues to run Shanghai Liancheng Real Estate Appraisal and Consulting Co., Ltd., Shanghai Zhonggulian Information Technology Co., Ltd., Shanghai Puruo Information Technology Limited Partnership, Shanghai Gravel Bank Business Information Consulting Limited Partnership, entities primarily engaged in asset appraisal, consulting and other related businesses. Mr. Xu has earned titles as a senior member of China’s Registered Real Estate Appraiser, China Registered Land Appraiser, China Registered Real Estate Broker, member of American Institute of Appraisers, member of Royal Institute of Chartered Surveyors, member of Hong Kong Institute of Surveyors, and executive vice president of Shanghai Real Estate Brokerage Association. Mr. Xu earned his MBA degree from China Europe International Business School in 2017.

Dr. Zhong Lin Dr. Zhong Lin is an independent director nominee of Xiao-I Corporation. Dr. Lin possesses more than 25 years’ experience in the areas of international commercial law and is the founder and Managing Partner of Leadvisor Law, a leading China-based business law firm. Dr. Lin advises clients on a vast array of complex matters spanning private equity, venture capital, foreign direct investment, cross-border mergers and acquisitions, corporate governance, and antitrust. Prior to founding Leadvisor Law, Dr. Lin was a partner of the law firm Shanghai Chen & Co. from 2006 to 2021, a partner of the law firm Shanghai Haoliwen from 2003 to 2006, a manager of the international headquarters of a Big 4 firm’s legal practice in Paris, and a lecturer of law at Xiamen University. Dr. Lin’s experience covers various industrial sectors including, inter alia, life sciences, healthcare, automotive and technology, media and telecom. Dr. Lin is especially active in the antitrust law field. He served as vice director of the Antimonopoly Law Committee of the All China Lawyers Association, vice chairman of the Competition Law Research Institution of Shanghai Law Society, director of the International Investment & Antimonopoly Research Committee of Shanghai Lawyers Association, and has served as independent director on two listed companies in China. Dr. Lin was admitted to the Chinese bar in 1992. He received an LL.B. from Peking University in 1990, and an LL.M and PhD from Xiamen University in 1993 and 1996 respectively.

Mr. H. David Sherman H. David Sherman is an independent director nominee of Xiao-I Corporation. Professor Sherman is a professor at Northeastern University, specializing in financial and management accounting, and contemporary accounting issues. Professor Sherman’s research areas include shareholder reporting and corporate governance; management and financial accounting, financing and managing new ventures; service business productivity and data envelopment analysis; and mergers and acquisition performance measurement. Professor Sherman teaches Northeastern University MBA courses in accounting, control, and global financial statement analysis with a focus on international shareholder reporting. Professor Sherman currently serves as a board member and chair of the audit committee for Nuvve (NYSE: NVVE), Universe Pharmaceutical Corp (NYSE: UPC), Lakeshore Acquisition I Corp (NYSE: LAAA), Lakeshore Acquisition II Corp (NYSE: LBBB), and Prime Number Acquisition I Corp. (NYSE: PNACU). He has served on the board and as audit chair of several U.S. and Chinese businesses, including Kingold Corporation (NYSE: KGJI), China HGS Real Estate Inc. (NASDAQ: HGSH), Agfeed Corporation, Dunxin (DXF — NYSE/Amer) and China Growth Alliance, Ltd. He also serves on two nonprofit boards: American Academy of Dramatic Arts, and D-Tree International. Professor Sherman was on the faculty of the Sloan School of Management at Massachusetts Institute of Technology from 1981 to 1984.

Family Relationships

There are no family relationships among the directors and executive officers of the Company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five (5) directors upon the closing of this offering.

Terms of Directors and Executive Officers

The Company may by ordinary resolution appoint any person to be a director. Each of the directors holds office until such time as he is removed from office by the Company by ordinary resolution.

Each of the officer holds office until removed from the said office by the board of directors, whether or not a successor is appointed. Each officer may hold more than one office and no officer need to be a director or shareholder of the Company.

BOARD OF DIRECTORS

In the following discussion of the board of directors, “we,” “us,” “our” refer to Xiao-I.

Our board of directors will consist of five directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote with respect to any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or transaction is considered. Our directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

Director Independence

Our board has reviewed the independence of our directors, applying Nasdaq independence standards. Based on this review, the board determined that each H. David Sherman, Jun Xu and Zhong Lin will be “independent” within the meaning of the Nasdaq Global Market rules. In making this determination, our board considered the relationships that each of these non-employee director candidates has with us and all other facts and circumstances our board deemed relevant in determining their independence. As required under applicable Nasdaq Global Market rules, we anticipate that upon effective of this prospectus, our independent directors will meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We have adopted, effective upon the closing of this offering, a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of H. David Sherman, Jun Xu and Zhong Lin, and will be chaired by H. David Sherman. Each committee member satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq Global Market and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that H. David Sherman qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        meeting separately and periodically with management and the independent registered public accounting firm; and

•        reporting regularly to the board.

Compensation Committee.    Our compensation committee will consist of Hui Yuan, Jun Xu and Zhong Lin, and will be chaired by Hui Yuan. Jun Xu and Zhong Lin each satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq Global Market. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•        reviewing the total compensation package for our executive officers and making recommendations to the board with respect to it;

•        reviewing the compensation of our non-employee directors and making recommendations to the board with respect to it; and

•        periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Hui Yuan, Jun Xu, Zhong Lin and H. David Sherman, and will be chaired by Hui Yuan. Jun Xu, Zhong Lin and H. David Sherman each satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq Global Market. The nominating committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee will be responsible for, among other things:

•        recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

•        reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

•        selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating committee itself; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including (i) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty to exercise powers fairly as between different sections of shareholders; (v) duty to exercise independent judgment; and (vi) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated.

Code of Business Conduct and Ethics

Our board has adopted, effective upon the closing of this offering, a code of business conduct and ethics that will be applicable to all our employees, directors and executive officers, a copy of which will be available on our website following the completion of this offering. We expect to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Corporate Governance

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may at our option comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq Global Market corporate governance standards. While we intend to voluntarily follow most Nasdaq Global Market corporate governance rules, including rules regarding committee structure and director independence, as described above, we may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from the requirement that a majority of our board of directors consists of independent directors.

•        Exemption from the requirement that our audit committee have a written charter addressing the audit committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(c)(1).

•        Exemption from the requirement that our compensation committee have a written charter addressing the remuneration committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(d).

•        Exemption from the requirement to have independent director oversight of director nominations and a formal written charter or board resolution addressing the nominations process as set forth in Nasdaq Rule 5605(e).

•        Exemption from the requirement to have annual meeting of shareholders as set forth in Nasdaq Rule 5620(a).

•        Exemption from the requirement that we have a code of conduct applicable to all directors, officers and employees and from any requirement that we have a code of conduct in compliance with Section 406 of the Sarbanes-Oxley Act of 2002.

•        Exemption from the Nasdaq Global Market rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq Global Market rules, as permitted by the foreign private issuer exemption.

•        Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of stock option plans.

•        Exemption from the requirements governing the review and oversight of all “related party transactions,” as defined in Item 7.B of Form 20-F.

•        Exemption from the requirement that our board of directors shall have regularly scheduled meetings at which only independent directors are present as set forth in Nasdaq Rule 5605(b)(2).

Although we may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640), the Diverse Board Representation Rule (Rule 5605(f)), the Board Diversity Disclosure Rule (Rule 5606) and have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). Although we currently intend to comply with most Nasdaq Global Market corporate governance rules, we may in the future decide to use the foreign private issuer exemption with respect to some or all the other Nasdaq Global Market corporate governance rules as described in the list above.

In addition, as a foreign private issuer, we expect to take advantage of the following exemptions from SEC reporting obligations:

•        Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K, disclosing significant events within four days of their occurrence.

•        Exemption from Section 16 rules regarding sales of common shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are mandatorily subject to all of the corporate governance requirements of Nasdaq and the domestic reporting requirements of the SEC. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Interested Party Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must disclose the nature of his interest to all other directors at a meeting of the board after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice given to the board by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings, property, assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

EXECUTIVE COMPENSATION

In the following discussion of the executive compensation, “we,” “us,” “our” refer to Xiao-I.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All other Compensation ($)	Total ($)
Hui Yuan, Chairman, CEO	2021	42,670	0	0	0	42,670
Wei Weng, CFO	2021	70,706	0	0	0	70,706
Wenjing Chen, Director	2021	42,987	0	0	0	42,987
Hui Yuan, Chairman, CEO	2022	19,797	0	0	0	19,797
Wei Weng, CFO	2022	77,279	0	0	0	77,279
Wenjing Chen, Director	2022	41,195	0	0	0	41,195

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2021, we paid an aggregate of US$113,376 in cash to our executive officers, and we paid US$42,987 to our non-executive director. For the fiscal year ended December 31, 2022, we paid an aggregate of US$97,076 in cash to our executive officers, and we paid US$41,195 to our non-executive director. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. WFOE and the PRC operating entities are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

2023 Share Incentive Plan

On November 30, 2022, subject to the completion of this offering, the Company adopted our 2023 share incentive plan (the “2023 Plan”), to promote the success and enhance the value of the Company by linking the personal interests of the Directors, Employees, and Consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders. Under the 2023 Plan, the maximum aggregate number of Ordinary Shares which may be issued pursuant to all awards under such plan shall initially be 2,600,000, provided, that after the Company completes its initial public offering, if the aggregate number of Ordinary Shares reserved and available for future grants of awards under the 2023 Plan falls below 3.0% of the total Ordinary Shares in issue and outstanding on the last day of the immediately preceding calendar year (the “Limit”), such number shall automatically be increased so that the aggregate number of Ordinary Shares reserved and available for future grants of awards under the 2023 Plan shall be equal to the Limit on January 1 thereafter, assuming, for purposes of determining the number of Ordinary Shares outstanding on such date, that all preferred shares, options, warrants, convertible notes and other equity securities that are convertible into or exercisable or exchangeable for Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) that were outstanding on such date, are deemed to have been so converted, exercised or exchanged. As of the date of this prospectus, we have not granted any awards under the 2023 Plan.

The following paragraphs summarize the principal terms of the 2023 Plan.

Types of awards.    The 2023 Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by our board of directors or compensation committee of the board.

Plan administration.    Our board of directors or the compensation committee shall administer the 2023 Plan. The board or the committee shall determine, among other things, the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

Award agreement.    Awards granted under the 2023 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility.    We may grant awards to our employees, directors and consultants.

Vesting schedule.    In general, the plan administrator or, in its absence, the compensation committee determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of awards.    The exercise price per share subject to an option is determined by the plan administrator or, the compensation committee and set forth in the award agreement, which may be a fixed price or a variable price related to the fair market value of the shares. The vested portion of option will expire if not exercised prior to the time as the plan administrator or, the compensation committee determines at the time of its grant.

Transfer restrictions.    Awards may not be transferred in any manner by the eligible participant other than in accordance with the limited exceptions, such as transfers to our company or a subsidiary of ours, transfers to the immediate family members of the participant by gift, the designation of a beneficiary to receive benefits if the participant dies, permitted transfers or exercises on behalf of the participant by the participant’s duly authorized legal representative if the participant has suffered a disability, or, subject to the prior approval of the plan administrator or our executive officer or director authorized by the plan administrator, transfers to one or more natural persons who are the participant’s family members or entities owned and controlled by the participant and/or the participant’s family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the participant and/or the participant’s family members, or to such other persons or entities as may be expressly approved by the plan administrator, pursuant to such conditions and procedures as the plan administrator may establish.

Termination and amendment.    Unless terminated earlier, the 2023 Plan has a term of ten years. Our board of directors may terminate, amend or modify the plan, subject to the limitations of applicable laws. However, no such action may adversely affect in any material way any award previously granted without prior written consent of the participant.

Limitation on Liability and Other Indemnification Matters

We intend to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

PRINCIPAL SHAREHOLDERS

In the following discussion of the principal shareholders, “we,” “us,” “our” refer to Xiao-I.

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares as of the date of this prospectus, and as adjusted to reflect the sale of the ADSs offered in this Offering for:

•        each of our directors and executive officers who beneficially own our ordinary shares;

•        our directors and executive officers as a group; and

•        each person known to us to own beneficially more than 5% of our ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 22,115,592 ordinary shares on an as-converted basis outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering immediately after the completion of this Offering, assuming the underwriter does not exercise its over-allotment option. Percentage of beneficial ownership of each listed person after this offering immediately after the completion of this Offering, assuming the underwriter fully exercises its over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. As of the date of this prospectus, none of the Company’s major shareholders have different voting rights. Except as otherwise indicated below, the business address of our director and executive officer is 7th floor, Building 398, No. 1555 West Jinshajiang Rd, Shanghai, People’s Republic of China.

	Ordinary Shares Beneficially Owned Prior to this Offering(1)(2)		Ordinary Shares Beneficially Owned After this Offering (No exercise of the underwriters’ option to purchase additional ADSs)		Ordinary Shares Beneficially Owned After this Offering (Full exercise of the underwriters’ option to purchase additional ADSs)
	Beneficially	Percent	Number	Percent	Number	Percent
Directors and Executive Officers:
Hui Yuan(3)	3,255,966	14.72%	3,255,966	13.5%	3,255,966	13.34%

All directors and executive officers as a group (1 individual):	3,255,966	14.72%	3,255,966	13.5%	3,255,966	13.34%

Other ≥ 5% Beneficial Owners
AI Smart Holding Limited(4)	2,119,738	9.58%	2,119,738	8.79%	2,119,738	8.68%
ZunTian Holding Limited(5)	1,969,546	8.91%	1,969,546	8.17%	1,969,546	8.07%
PP Smart Holding Limited(6)	1,668,542	7.54%	1,668,542	6.92%	1,668,542	6.83%
River Hill China Fund L.P(7)	1,458,532	6.60%	1,458,532	6.05%	1,458,532	5.97%
Grand Glory (Hong Kong) Corporation Limited(8)	1,444,752	6.53%	1,444,752	5.99%	1,444,752	5.92%
iTeam Holding Limited(9)	1,286,420	5.82%	1,286,420	5.33%	1,286,420	5.27%

	Ordinary Shares Beneficially Owned Prior to this Offering(1)(2)		Ordinary Shares Beneficially Owned After this Offering (No exercise of the underwriters’ option to purchase additional ADSs)		Ordinary Shares Beneficially Owned After this Offering (Full exercise of the underwriters’ option to purchase additional ADSs)
	Beneficially	Percent	Number	Percent	Number	Percent
Shanghai Maocheng Enterprise Management Center (Limited Partnership)(10)	1,203,972	5.44%	1,203,972	4.99%	1,203,972	4.93%
Shanghai Tongjun Enterprise Management Consulting Partnership (Limited Partnership)(11)	1,146,350	5.18%	1,146,350	4.75%	1,146,350	4.7%

____________

(1)      Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Ordinary Shares. All shares represent only common shares held by shareholders as no options are issued or outstanding.

(2)      Assuming the underwriters do not exercise their over-allotment option.

(3)      Includes shares held by ZunTian Holding Limited and iTeam Holding Limited.

(4)      AI Smart Holding Limited is incorporated in British Version Islands and is wholly owned and controlled by Li Aini. The registered address of AI Smart Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(5)      ZunTian Holding Limited is incorporated in British Virgin Islands and is wholly owned and controlled by our Chairman and CEO, Mr. Yuan. The registered address of ZunTian Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(6)      PP Smart Holding Limited is incorporated in British Virgin Islands and is wholly owned and controlled by Zhu Pinpin. The registered address of PP Smart Holding Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(7)      River Hill China Fund L.P. is formed in Cayman Islands and is wholly owned and controlled by Hangzhou Ali Venture Capital Co., Ltd. (a Chinese company), which in return is wholly owned and controlled by Hangzhou Zhenxi Investment Co., Ltd. (a Chinese company), which in return is owned by Hangzhou Zhengqiang Investment Management Partnerhsip (Limited Partnership) (a Chinese company) (“Hangzhou Zhengqiang”) and Hangzhou Zhensheng Investment Management Partnership (Limited Partnership) (a Chinese company) (“Hangzhou Zhensheng”) 50/50. Hangzhou Zhengqiang is owned by five individuals (Yong Zhang, Ying Zhao, Junfang Zheng, Xiaofeng Shao, Zeming Wu) with each owning 19.999% and Hangzhou Zhengyue Enterprise Management Co., Ltd. owning 0.0001%. Hangzhou Zhensheng is owned by five individuals (Yong Zhang, Ying Zhao, Junfang Zheng, Xiaofeng Shao, Zeming Wu) owning 19.999% each and Hangzhou Zhengyue Enterprise Management Co., Ltd. owning 0.0001%. The registered address of River Hill China Fund L.P. is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)      Grand Glory (Hong Kong) Corporation Limited is incorporated in Hong Kong and is wholly owned and controlled by Zhejiang Geely Holding Group Co., Ltd. (a Chinese company), which in return is wholly owned and controlled by Zhejiang Geely Holding (Group) Co., Ltd. (a Chinese company), of which Shufu Li, Xingxing Li and Zhejiang Geely Holding (Group) Co., Ltd. own 82.23%, 8.058% and 9.709% respectively. The registered address of Grand Glory (Hong Kong) Corporation Limited is Unit 2204, 22/F Lippo Ctr Tower 2, 89 Queensway, Hong Kong.

(9)      iTeam Holding Limited is incorporated in British Virgin Islands and is owned by our Chairman and CEO, Mr. Yuan who controls 100% of the voting power of iTeam Holding Limited. The registered address of iTeam Holding Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(10)    Shanghai Maocheng Enterprise Management Center (Limited Partnership) is formed in Shanghai, China and is owned by Jiaxing Well Known Investment Partnership (limited Partnership) (a Chinese company), with 99% ownership and Zhiwei Zheng with 1%, which in return is owned by Zhiwei Zheng and Lijun Zhong 50/50. The registered address of Shanghai Maocheng Enterprise Management Center (Limited Partnership) is Floor 5, Building 7, No. 3601, Dongfang Road, Pudong New Area, Shanghai, China.

(11)    Shanghai Tongjun Enterprise Management Consulting Partnership (Limited Partnership) is formed in Shanghai, China and is owned by Tianjin Haiyin Equity Investment Fund Partnership (Limited Partnership) (a People’s Republic of China company), with 99.8% ownership and Tianjin Haifeng Yinhua Investment Management Partnership (limited partnership) (a Chinese company) with 0.2%, of which Tianjin Haifeng Yinhua Investment Management Partnership (limited partnership) (a Chinese company), Hengtong Jiuding (Beijing) Investment, Holding Co., Ltd. (a Chinese company), Zhi Xu, Ying Jin, and others (here, others mean other individuals all together) own 8.721%, 5.988%, 3.779%, 3.488% and 78.023%, respectively. The registered address of Shanghai Tongjun Enterprise Management Consulting Partnership (Limited Partnership) is Floor 5, Building 7, No. 3601, Dongfang Road, Pudong New Area, Shanghai, China.

As of the date of this prospectus, none of our outstanding ordinary shares were held by record holders in the United States.

As of the date of this prospectus, we have a total of 58 shareholders, with 8 of them owning more than 5% each, and 50 of them owning less than 5% each. The names of the entities and their corresponding ownership percentages are listed on the principal shareholders table above. Other than these shareholders, to the extent known to the company (1) no other corporations, individuals or foreign governments directly or indirectly controls the company, (2) no other corporations, individuals or foreign governments directly owns the company, (3) some entities or individuals, other than foreign governments, indirectly own certain small percentage of the company which are listed on our corporate legal structure diagram in detail. See our corporate legal structure diagram for detailed information.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital — History of Securities Issuances” for historical changes in our shareholding structure.

RELATED PARTY TRANSACTIONS

Contractual Arrangements

See “Prospectus Summary — Our History and Corporate Structure.” for a description of the contractual arrangements by and among Xiao-I’s PRC subsidiary, the VIE and the shareholders of the VIE.

Other Related Party Transactions

The following provides descriptions of related party transactions based on (1) names of related parties and their relationships with the Group, (2) amounts due from related parties, (3) amounts due to related parties and (4) nature of loans/transactions and interest rates of the loans.

Related parties

The following is a list of related parties which the Group has transactions with:

No.	Name of Related Parties	Relationship
1	Zhejiang Baiqianyin Network Technology Co., Ltd (“Zhejiang Baiqianyin”)	An entity which has a common director of the Board of Directors with the Group
2	Shanghai Shenghan	An entity which the Group holds 16.56% equity interests
3	Shanghai Aoshu Enterprise Management Partnership (Limited Partnership) (“Shanghai Aoshu”)	An entity which is the Group’s employee stock ownership platform, and has a common director of the Board of Directors with the Group
4	Shanghai Machinemind Intelligent Technology Co., Ltd.	An entity which the Company holds 18% equity interests
5	Jiaxing Sound Core Intelligent Technology Co., LTD	An entity which Shanghai Shenghan holds 20% equity interests
6	Hui Yuan	Chairman of the board, one of the major shareholders holding 14.73% equity interests of the Company
7	Weng Wei	CFO of the Company
8	Tianjin Haiyin Equity Investment Fund Partnership (Limited Partnership) (“Tianjin Haiyin”)	A significant shareholder holding 5.18% equity interests of the Company
9	Jiaxing Chiyu Investment Partnership (limited Partnership)	A significant shareholder holding 5.44% equity interests of the Company
10	Haiyin Capital Investment (International) Limited	A subsidiary of Tianjin Haiyin

Amounts due from related parties

Amounts due from related parties consisted of the following for the periods indicated:

	As of December 31,		As of June 30, 2022
	2020	2021
			(Unaudited)
Accounts receivable
Zhejiang Baiqianyin	$—	$52,883	$50,313

Other receivables
Shanghai Aoshu(a)	21,540	22,055	20,983
Zhejiang Baiqianyin(b)	1,532	316,981	303,071
Total	$23,072	$391,919	$324,054

____________

(a)      Other receivable from Shanghai Aoshu was the payment to an employee on behalf of Shanghai Aoshu.

(b)      Other receivable from Zhejiang Baiqianyin consists of the interest-free borrowings for ordinary business.

Accounts receivable derived from technical service provided to Zhejiang Baiqianyin.

Amounts due to related parties

Amount due to related parties consisted of the following for the periods indicated:

	As of December 31,		As of June 30, 2022
	2020	2021
			(Unaudited)
Due to related parties-current
Accounts payable
Shanghai Shenghan	$137,931	$470,765	$5,855
Shanghai Machinemind Intelligent Technology Co., Ltd.	75,096	76,892	73,155
Jiaxing Sound Core Intelligent Technology Co., LTD	95,785	98,076	78,380

Interest-free loans(c)
Jiaxing Chiyu Investment Partnership (limited Partnership)	$—	$784,610	$447,888
Haiyin Capital Investment (International) Limited	—	128,299	127,679

Deferred revenue
Zhejiang Baiqianyin	$231,966	$—	$—
Subtotal-due to related parties-current	540,778	1,558,642	732,957

Due to related parties-non current
Interest-free loans(c)
Hui Yuan	$—	$8,905,313	$8,836,834
Subtotal-due to related parties-non current	—	8,905,313	8,836,834
Total	$540,778	$10,463,955	$9,569,791

____________

(c)      The balance represents the advance funds from related parties for daily operational purposes. The funds are interest-free, unsecured and repayable on demand. Hui Yuan’s loans are repayable on demand after December 31, 2023.

Accounts payable derived from the materials purchased from related parties. Deferred revenue derived from the advance payment from a related party for technical service.

Nature	For the years ended December 31,		For the six months ended June 30,
	2020	2021	2021	2022
			(Unaudited)	(Unaudited)
Software and service income
Zhejiang Baiqianyin	$2,449,560	$286,875	$143,802	$—

Technology service fee payable
Shanghai Shenghan	$130,356	$465,058	$—	$—

Interest-free loans from related parties
Hui Yuan	$—	$9,696,450	$6,591,759	$552,546
Zhejiang Baiqianyin	1,448	5,782,216	3,122,006	1,852,109
Jiaxing Chiyu Investment Partnership (limited Partnership)	—	775,097	—	—
Tianjin Haiyin	—	310,038	—	—
Haiyin Capital Investment (International) Limited	—	126,744	128,821	—
Weng Wei	—	74,409	—	—

Interest-free loans repayment to related parties
Zhejiang Baiqianyin	$—	$5,470,627	$3,123,551	$1,853,653
Hui Yuan	—	899,111	772,774	175,950
Tianjin Haiyin	—	310,038	—	—
Shanghai Shenghan	—	139,517	77,277	—
Weng Wei	—	74,409	—	—
Jiaxing Chiyu Investment Partnership (limited Partnership)	—	—	—	308,685
Jiaxing Sound Core Intelligent Technology Co., LTD	—	—	—	15,434

Return of inventories to a related party
Shanghai Shenghan	—	—	—	456,974

DESCRIPTION OF SHARE CAPITAL

In the following discussion of description of share capital, “we,” “us,” or “our” refer to Xiao-I.

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 1,000,000,000 shares, par value of US$0.00005 each, comprising of 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each. As of the date of this prospectus, 22,115,592 Ordinary Shares are issued and outstanding.

Immediately prior to the completion of this offering, we will have 22,115,592 Ordinary Shares issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

We will adopt an amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares.    Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of above premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.    Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by:

•        the chairperson of such meeting;

•        by at least three shareholders present in person or by proxy for the time being entitled to vote at the meeting;

•        by shareholder(s) present in person or by proxy representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

•        by shareholder(s) present in person or by proxy and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. General meetings, including annual general meetings, may be held at such times and in any location in the world as may be determined by the Board. A general meeting or any class meeting may also be held by means of such telephone, electronic or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting constitutes presence at such meeting.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq Global Market or any other form approved by our board of directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq Global Market.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of Ordinary Shares;

•        the instrument of transfer is properly stamped, if required; in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine. The period of 30 days may be extended for a further period or periods not exceeding 30 days in respect of any year if approved by the shareholders by ordinary resolution.

Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares.    Our post-offering memorandum and articles of association authorizes our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Inspection of Books and Records.    Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, post-offering memorandum and articles of association have provisions that give our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders. Further shareholders have no right under the post-offering memorandum and articles of association to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue negotiable or bearer shares or shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits.    Conyers, Dill & Pearman, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our post-offering amended and restated articles of association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our post-offering amended and restated articles of association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our post-offering memorandum and articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our post-offering memorandum and articles of association.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be materially adversely varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-offering memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Money Laundering — Cayman Islands.    In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

The Company also reserves the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

History of Securities Issuances

Upon our incorporation, we issued one Ordinary Share at nominal value to the initial subscriber and this one Ordinary Share was transferred to ZunTian Holding Limited on the same day. On the same day, we issued to ZunTian Holding Limited and PP Smart Holding Limited 2,721,475 and 1,668,542 Ordinary Shares, respectively, at nominal value per share.

The following table summarizes the number of shares issued to, and the total consideration paid, by 45 shareholders on March 16, 2019 and nine shareholders on April 22, 2019.

Investor	March 16, 2019 (Ordinary Shares)	Consideration	April 22, 2019 (Ordinary Shares)	Consideration
AI Smart Holding Limited	2,119,738	$105.99
East Investment Limited	180,594	$9.03
Sichuan Tiankang Gas Technology Holding Limited	164,465	$8.23
Xinghao Holding Limited	93,652	$4.69
Jiuyuequan Holding Limited	85,000	$4.25
U Cell Holding Limited	44,000	$2.20
Wehold Holding Limited	42,424	$2.13
Hesen Holding Limited	40,022	$2.01
DONGYI Holding Limited	40,000	$2.00
Sanxian Holding Limited	40,000	$2.00
Leanauto Holding Limited	39,158	$1.96
Hydrangea Holding Limited	23,497	$1.18
Hanying Holding Limited	23,222	$1.17
Lizehao Holding Limited	20,362	$1.02
JiangNing Holding Limited	20,000	$1.00
Xuyue Holding Limited	19,830	$1.00
Sunyin Holding Limited	16,009	$0.81
Zhuxiangyang Holding Limited	16,009	$0.81
Yuaifen Holding Limited	16,009	$0.81
Mengjie Holding Limited	16,009	$0.81
Libing Holding Limited	15,663	$0.79
ZCC Holding Limited	15,663	$0.79
HanPing Holding Limited	11,206	$0.57
Ronghong Capital Holding Limited	10,005	$0.51
Jinlian Holding Limited	8,846	$0.45
Shixinlong Holding Limited	7,667	$0.39
Molly Holding Limited	2,949	$0.15
River Hill China Fund L.P.	1,458,532	$72.93
PreIPO Capital Partners Limited	355,000	$17.75
Shanghai Maocheng Enterprise Management Center (Limited Partnership)	1,644,072	$82.21
Shanghai Tongjun Enterprise Management Consulting Partnership (Limited Partnership)	1,146,350	$57.32
Zhejiang Paradise Silicon Jiuying Zhizhen Equity Investment Partnership (Limited Partnership)	1,040,583	$52.03
Qingdao CEL Low Carbon New Energy Equity Investment Limited	990,516	$49.53
Bluefocus Intelligent Communications Group Co., Ltd.	777,376	$38.87
TONGDING INTERCONNECTION INFORMATION CO., LTD.	632,717	$31.64
Jiaxing Daotong ChuangZhi Investment Partnership (Limited Partnership)	542,180	$27.11
Hangzhou Paradise Silicon Valley Jiafu No. 1 Equity Investment Partnership (Limited Partnership)	320,179	$16.01
Shanghai Zhonghui Jinlu Venture Capital Partnership (Limited Partnership)	177,000	$8.85
CDIB Private Equity (Fujian) Enterprise (Limited Partnership)	168,000	$8.40
Hangzhou Jiafu Paradise Silicon Valley No. 2 Equity Investment Partnership (Limited Partnership)	160,090	$8.01

Investor	March 16, 2019 (Ordinary Shares)	Consideration	April 22, 2019 (Ordinary Shares)	Consideration
Shanghai Nile Investment Management Co., Ltd.	160,090	$8.01
Shanghai Science Investment Limited Partnership	104,058	$5.21
Ningbo Yanyuan Shouke Dexin Investment Limited Partnership	80,045	$4.01
Shanghai Leyong Venture Capital Center (Limited Partnership)	44,000	$2.20
GRAND GLORY (HONG KONG) CORPORATION LIMITED	1,444,752	$72.24
iTeam Holding Limited			1,286,420	$64.33
Zhihan (Shanghai) Investment Center (Limited Partnership)			580,362	$29.02
AA Smart Holding Limited			371,175	$18.56
Shanghai Saiben Enterprise Management Consulting Partnership (Limited Partnership)			216,122	$10.81
Shanghai Julian Investment Consulting Co., Ltd.			185,689	$9.29
Shanghai Jiding Enterprise Management Consulting Partnership (Limited Partnership)			326,887	$16.35
Shanghai Decun Enterprise Management Center (Limited Partnership)			160,090	$8.01
Shanghai Chongfu Enterprise Management Consulting Partnership (Limited Partnership)			160,090	$8.01
Shanghai Jixuan Enterprise Management Consulting Partnership (Limited Partnership)			61,200	$3.06

The foregoing table includes 1,286,420 shares that are held by our employee stock ownership plan with iTeam Holding Limited.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

In the following discussion of American Depositary Shares, “we,” “us,” or “our” refer to Xiao-I.

Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. — Hong Kong, located at 9/F Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-269502 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one-third of an Ordinary Share that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Ordinary Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Ordinary Shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Ordinary Shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Ordinary Shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC, which nominee will be the only “holder” of such ADSs for purposes of the deposit agreement and any applicable ADR. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Ordinary Shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Ordinary Shares with the beneficial ownership rights and interests in such Ordinary Shares being at all times vested with the beneficial owners of the ADSs representing the Ordinary Shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Ordinary Shares for the securities on deposit with the custodian, we will deposit the applicable number of Ordinary Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Ordinary Shares deposited or modify the ADS-to- Ordinary Shares ratio, in which case each ADS you hold will represent rights and interests in the additional Ordinary Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Ordinary Shares ratio upon a distribution of Ordinary Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Ordinary Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Ordinary Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Ordinary Shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Ordinary Shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•        We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•        We fail to deliver satisfactory documents to the depositary; or

•        It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder of the Company would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Ordinary Shares or rights to subscribe for additional Ordinary Shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•        We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•        We do not deliver satisfactory documents to the depositary; or

•        The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the securities being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes affecting ordinary shares

The Ordinary Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Ordinary Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Ordinary Shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Ordinary Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of the offering, the Ordinary Shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary may create ADSs on your behalf if you or your broker deposit Ordinary Shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Ordinary Shares to the custodian. Your ability to deposit Ordinary Shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Ordinary Shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of Ordinary Shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•        The Ordinary Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•        All pre-emptive (and similar) rights, if any, with respect to such Ordinary Shares have been validly waived or exercised.

•        You are duly authorized to deposit the Ordinary Shares.

•        The Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•        The Ordinary Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination, and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•        ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•        provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•        provide any transfer stamps required by the State of New York or the United States; and

•        pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Ordinary Shares at the custodian’s offices. Your ability to withdraw the Ordinary Shares held in respect of the ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the Ordinary Shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Ordinary Shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Ordinary Shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•        Temporary delays that may arise because (i) the transfer books for the Ordinary Shares or ADSs are closed, or (ii) Ordinary Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•        Obligations to pay fees, taxes and similar charges.

•        Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Ordinary Shares represented by your ADSs. The voting rights of holders of Ordinary Shares are described in the section of this prospectus titled “Description of Share Capital”.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•   Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Ordinary Shares, upon a change in the ADS(s)-to-Ordinary Share ratio, or for any other reason), excluding ADS issuances as a result of distributions of Ordinary Shares

Up to US$0.05 per ADS issued
• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Ordinary Share ratio, or for any other reason)	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to US$0.05 per ADS held
• ADS Services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary

Service	Fees
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to US$0.05 per ADS (or fraction thereof) transferred

•   Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to US$0.05 per ADS (or fraction thereof) converted

As an ADS holder, you will also be responsible to pay certain charges such as:

•        taxes (including applicable interest and penalties) and other governmental charges;

•        the registration fees as may from time to time be in effect for the registration of Ordinary Shares on the share register and applicable to transfers of Ordinary Shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•        certain cable, telex and facsimile transmission and delivery expenses;

•        the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•        the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Ordinary Shares, ADSs and ADRs;

•        the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program; and

•        the amounts payable to the depositary by any party to the deposit agreement pursuant to any ancillary agreement to the deposit agreement in respect of the ADR program, the ADSs and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders of ADSs 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Ordinary Shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the Ordinary Shares represented by ADSs and to direct the depositary of such Ordinary Shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•        We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•        The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•        The depositary disclaims any liability for any failure to accurately determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Ordinary Shares, for the validity or worth of the Ordinary Shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•        The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•        We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•        We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, including regulations of any stock exchange or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•        We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•        We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•        We and the depositary also disclaim liability for the inability by a holder or beneficial owner to benefit from any distribution, offering, right or other benefit that is made available to holders of Ordinary Shares but is not, under the terms of the deposit agreement, made available to you.

•        We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•        We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•        We and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account.

•        No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•        Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

•        Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Ordinary Shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the Ordinary Shares, and such limitations would most likely not apply to ADS holders who withdraw the Ordinary Shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Ordinary Shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•        Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•        Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•        Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Ordinary Shares (including Ordinary Shares represented by ADSs) are governed by the laws of the Cayman Islands.

The deposit agreement provides that, by holding an ADS or an interest therein, you irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary arising out of or related in any way to the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby or by virtue of ownership thereof, including without limitation claims under the Securities Act of 1933, may only be instituted in the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts of New York County, New York), and by holding an ADS or an interest therein you irrevocably waive any objection which you may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The deposit agreement also provides that the foregoing agreement and waiver shall survive your ownership of ADSs or interests therein.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Ordinary Shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

ORDINARY SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

In the following discussion of ordinary shares and shares eligible for future sale, “we,” “us,” or “our” refer to Xiao-I.

Upon completion of this offering, 5,700,000 ADSs will be outstanding, representing approximately 10% of our Ordinary Shares. All of the ADSs sold in this offering will be freely transferable without restriction, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ADSs or Ordinary Shares. While we intend to list the ADSs on the Nasdaq Global Market, we cannot assure you that a regular trading market will develop in the ADSs.

Based on the number of Ordinary Shares outstanding on June 30, 2022, upon the closing of this offering, we will have 5,700,000 ADSs outstanding, representing 1,900,000 Ordinary Shares, and 24,015,592 Ordinary Shares outstanding (including Ordinary Shares in the form of ADSs), or, if the underwriters exercise in full their option to purchase an additional 855,000 ADSs in this offering, representing 285,000 Ordinary Shares, and 24,300,592 Ordinary Shares (including Ordinary Shares in the form of ADSs). We expect substantially all of these Ordinary Shares will be subject to the contractual 180-day lock-up period described below.

Lock-Up Agreements

All of our directors, company officers and about 95% of our existing shareholders (representing over 83% of outstanding shares in aggregate) have agreed with the underwriters for a period of 180 days following the consummation of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement (other than a registration statement on Form S-8) with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any of our ADSs or Ordinary Shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, ADSs or Ordinary Shares or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the effective date of this prospectus).

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of our Ordinary Shares outstanding, including in the form of ADSs are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Ordinary Shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 241,156 shares immediately after this Offering assuming no exercise of the underwriters’ option to purchase additional ADSs; or

•        the average weekly trading volume of the Ordinary Shares in the form of ADSs or otherwise on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

In the following discussion of taxation, “we,” “us” or “our” refer to Xiao-I.

The following summary of material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in ADSs or Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in ADSs or Ordinary Shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to investors levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise is not party to any double tax treaties which are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Ordinary Shares (including Ordinary Shares represented by the ADSs) will not be subject to taxation in the Cayman Islands and no withholding will be required under Cayman Islands laws on the payment of a dividend or capital to any holder of Ordinary Shares (including Ordinary Shares represented by the ADSs), nor will gains derived from the disposal of ADSs or Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our ADSs or Ordinary Shares or on an instrument of transfer in respect of our ADSs or Ordinary Shares except those which hold interests in land in the Cayman Islands.

People’s Republic of China Taxation

Under the PRC EIT Law and its implementation rules, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued the Circular of the SAT on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the De Facto Standards of Organizational Management (the “SAT Circular 82”), which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in the PRC only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”), which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, Xiao-I Corporation may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including our ADS holders) and with respect to gains derived by our non-PRC enterprise shareholders (including our ADS holders) from transferring our Ordinary Shares or ADSs and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders (including our ADS holders) and with respect to gains derived by our non-PRC individual shareholders (including our ADS holders) from transferring our Ordinary Shares or ADSs. See “Risk Factors — Risks Relating to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise,” which could result in unfavorable tax consequences to us and our shareholders or ADS holders and have a material adverse effect on our results of operations and the value of your investment” on page 64 of this prospectus.

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which took effect on January 1, 2008. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which took effect on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, or the Administrative Measures, which took effect in November 2015, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, Xiao-I Corporation may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Notwithstanding the foregoing, Shanghai Xiao-I and Guizhou Xiao-I enjoy preferential income tax rate of 15% until 2022 and 2024, respectively, due to their treatment as “National High-Tech Enterprises” in China.

United States Federal Income Taxation Considerations

The following is a summary of certain United States federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Ordinary Shares by a U.S. holder (as defined below) that acquires our ADSs in this offering and holds our ADSs or Ordinary Shares as “capital assets” (generally, property held for investment).

This summary does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules, for example, certain financial institutions, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations), investors who are not U.S. holders, investors who own directly, indirectly, or constructively 10% or more of our stock (by vote or value), investors that will hold their ADSs or Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, investors required to accelerate the recognition of any item of gross income with respect to our ADSs or Ordinary Shares as a result of such income being recognized on an applicable financial statement, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions in effect as of the date hereof. Those authorities may be changed, possibly with retroactive effect, which could result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes, such as consequences under the Medicare contribution tax or the alternative minimum tax, and does not deal with all tax considerations that may be relevant to beneficial owners in light of their personal circumstances. Further, this summary does not address the consequences under any United States federal tax laws other than United States federal income tax laws (such as U.S. federal gift or estate tax laws), and does not address the consequences under the tax laws of any state, local or non-U.S. jurisdiction. We will not seek a ruling from the Internal Revenue Service (“IRS”) with respect to any of the United States federal income tax consequences discussed below and there can be no assurance that the IRS would not assert, or that a court would not sustain, positions contrary to those described in this summary.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE UNITED STATES FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR ADSs OR ORDINARY SHARES AND THE POSSIBLE EFFECTS OF ANY CHANGES IN APPLICABLLE TAX LAWS.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our ADSs or Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) it is subject to the primary supervision of a United States court and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or Ordinary Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our ADSs or Ordinary Shares.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Based on such assumptions, if you hold ADSs, you should generally be treated as the holder of the underlying Ordinary Shares represented by those ADSs for United States federal income tax purposes.

The United States Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the underlying Ordinary Shares may be taking actions that are inconsistent with the beneficial ownership of the underlying Ordinary Shares. Accordingly, the creditability of foreign tax credits by U.S. Holders of ADSs or the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and the Company.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce passive income or are held for the production of passive income. For purposes of these calculations, we will be treated as earning our proportionate share of the income and owning our proportionate share of the assets of any other corporation in which we own, directly or indirectly, 25% (by value) of the stock. Although the law in this regard is not entirely clear, we treat the VIE and its subsidiaries as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to all of the economic benefits associated with them (excluding non-controlling interests). As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the VIE and its subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of the VIE and its subsidiaries for U.S. federal income tax purposes, and based upon the manner in which we currently operate our business through the VIE, the expected composition of our income and assets and the value of our assets, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. The value of our assets for purposes of the PFIC determination generally will be determined by reference to the market price of our ADSs or Ordinary Shares, which could fluctuate significantly. In addition, our PFIC status will depend on the manner we operate our business. Furthermore, it is not entirely clear how the contractual arrangements between us, the VIE and its nominal shareholders will be treated for purposes of the PFIC rules, and we may be or become a PFIC if the VIE is not treated as owned by us. Because of these uncertainties, there can be no assurance that we will not be a PFIC for the current taxable year in future taxable years.

The discussion below under “— Dividends” and “— Sale or Other Disposition of ADSs or Ordinary Shares” is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. If we are a PFIC for any taxable year during which a U.S. holder holds our ADSs or Ordinary Shares, the PFIC rules discussed below under “— Passive Foreign Investment Company Rules” generally will apply to such U.S. holder for such taxable year, and unless the U.S. holder makes certain elections, will apply in future years even if we cease to be a PFIC.

Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on our Ordinary Shares or ADSs out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay generally will be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our Ordinary Shares or ADSs will not be eligible for the dividends received deduction generally allowed to corporations. Dividends received by individuals and certain other non-corporate U.S. holders may be subject to tax at the lower capital gain tax rates applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs or Ordinary Shares, as applicable, on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we are eligible for the benefits of the United States-PRC income tax treaty (the “Treaty”), (2) we are neither a PFIC nor treated as such with respect to such a U.S. holder for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Ordinary shares or ADSs will generally be considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as our ADSs are expected to be, although there can be no assurance in this regard.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “— People’s Republic of China Taxation”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Ordinary Shares or ADSs would be eligible for the reduced rates of taxation described in the preceding paragraph.

Dividends paid on our Ordinary Shares or ADSs, if any, generally will be treated as income from foreign sources and generally will constitute passive category income for U.S. foreign tax credit purposes. Depending on the U.S. holder’s individual facts and circumstances, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any non-refundable foreign withholding taxes imposed on dividends received on our Ordinary Shares or ADSs. A U.S. holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. holder’s individual facts and circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Our ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder generally will recognize capital gain or loss upon the sale or other disposition of our ADSs or Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ADSs or Ordinary Shares. Any capital gain or loss will be long-term if the ADSs or Ordinary Shares have been held for more than one year and generally will be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of individuals and certain other non-corporate U.S. holders generally is eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations.

In the event that we are treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of the ADSs or Ordinary Shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source gain under the Treaty. If a U.S. holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any such gain as PRC-source, then such U.S. holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Ordinary Shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). U.S. holders are advised to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC-source. The deductibility of a capital loss may be subject to limitations.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our ADSs or Ordinary Shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder generally will be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the ADSs or Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or Ordinary Shares. Under the PFIC rules:

•        such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the ADSs or Ordinary Shares;

•        the amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

•        the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and

•        an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our ADSs or Ordinary Shares and any of our non-United States subsidiaries, our consolidated VIE or any subsidiary of our consolidated VIE is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our consolidated VIE or any subsidiary of our consolidated VIE.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury Regulations. We expect that our ADSs to be listed on Nasdaq and to be treated as marketable stock for this purposes. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. holder makes this election, the holder generally will (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs or Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such ADSs or Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs or Ordinary Shares over the fair market value of such ADSs or Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the ADSs or Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes a mark-to-market election in a year when we are classified as a PFIC and we subsequently cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. holder makes a mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of our ADSs or Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our ADSs or Ordinary Shares generally will continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. holder owns our ADSs or Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

ENFORCEABILITY OF CIVIL LIABILITIES

In the following discussion of enforceability of civil liabilities, “we”, “us,” or “our” refer to Xiao-I.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

A substantial part of our operations are conducted in China, and substantially all of our operational assets are located in China. In addition, all of our directors and officers (except H. David Sherman) are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals who are nationals or residents of the PRC, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed GKL Corporate/Search Inc., as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by Conyers, Dill & Pearman, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands (“FRA”), pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.

Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding ADSs or Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Squire Patton Boggs has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Squire Patton Boggs has further advised us that foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of the United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States could be enforceable in Hong Kong.

UNDERWRITING

In the following discussion of enforceability of civil liabilities, “we”, “us,” or “our” refer to Xiao-I.

In connection with this offering, we have entered into an underwriting agreement (the “Underwriting Agreement”) with Prime Number Capital, LLC and its affiliates, as representative of the Underwriters, sole global coordinator, lead left underwriter, and lead book-running manager (the “Representative”) in this offering. The Representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this offering. Guotai Junan Securities (Hong Kong) Limited is acting as a joint underwriter for the offering. SBI China Capital Financial Services Limited and AC Sunshine Securities LLC are acting as co-managers. The Underwriters have agreed to purchase from us, on a firm commitment basis, the number of ADSs set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriter	Number of ADSs
Prime Number Capital, LLC	1,470,588
Guotai Junan Securities (Hong Kong) Limited	779,412
SBI China Capital Financial Services Limited	3,155,882
AC Sunshine Securities LLC	294,118
Total	5,700,000

The Underwriters are committed to purchase all the ADSs offered by this prospectus if they purchase any ADSs. The Underwriters are not obligated to purchase ADSs covered by the Underwriters’ over-allotment option to purchase ADSs as described below. The Underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the Underwriting Agreement, such as the receipt by the Underwriters of officer’s certificates and legal opinions. The Underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Certain of the underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC. Guotai Junan Securities (Hong Kong) Limited and SBI China Capital Financial Services Limited are not a broker-dealer registered with the SEC and will not make any offers and sales of ADSs within the United States. The Underwriters intend to offer our ADSs to their retail customers only in states in which we are permitted to offer our ADSs. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet listing standards of a National Securities Exchange, we would be unable to rely on the covered securities exemption to blue sky registration requirements. In such case, we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

The address of Prime Number Capital LLC is 14 Myrtle Drive, Great Neck, NY 11021.

The address of Guotai Junan Securities (Hong Kong) Limited is 26/F-28/F, Low Block, Grand Millennium Plaza, 181 Queen’s Road Central, Hong Kong.

The address of SBI China Capital Financial Services Limited is 4/F, Henley Building, No. 5 Queen’s Road Central, Hong Kong.

The address of AC Sunshine Securities LLC is 8761 the Esplanade Ct, STE 30, Orlando, FL 32836.

Over-Allotment Option

Pursuant to the Underwriting Agreement, we have agreed to grant to the underwriters an option to purchase from us up to an additional 855,000 ADSs, representing 15% of the ADSs sold in the offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts. The underwriters may exercise this option any time during the 45-day period after the closing date of the offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

Fees, Commissions and Expense Reimbursement

We have agreed to pay the Underwriters a fee equal to seven percent (7%) of the gross proceeds of the offering. The Underwriters propose initially to offer the ADSs to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the ADSs offered by us are not sold at the offering price, the Underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the underwriting fees/commission payable to the Underwriters, based upon the initial public offering price of $6.8 per ADS:

	Per ADS	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$6.800	$38,760,000.00	$44,574,000.00
Underwriting fees and commissions (7.0%)(1)	$0.476	$2,713,200.00	$3,120,180.00
Proceeds, before expenses, to us	$6.324	$36,046,800.00	$41,453,820.00

____________

(1)      We agreed to pay to the Representative a retainer in a total amount of $100,000, which will be offset from the 7% underwriting fees and commissions at the closing of the offering. These fees disclosed in the above table do not include the out-of-pocket expense reimbursement as described below.

In addition, we have agreed to pay to the Representative certain accountable out-of-pocket expenses not to exceed the total amount of $200,000, including the Representative’s legal fees, background check expenses, and all other expenses related to the offering.

Right of First Refusal

We have agreed to grant the Representative, for the twelve (12) month period following the closing of this offering, a right of first refusal to act as lead or joint investment banker, lead or joint book runner and/or lead or joint placement agent, for each and every future public and private equity and debt offering, including all equity-linked offerings during such twelve (12) month period by us, or any successor to or any subsidiary of our company subject to such procedures as agreed upon in the underwriting agreement.

The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement. A form of the Underwriting Agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Restrictions on Sale of Securities

The Company has agreed in the Underwriting Agreement that, for a period of 180 days from the closing of this offering, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC any registration statement relating to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), or (iii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Lock-Up Agreements

In addition, each of our directors, officers and about 95% of our existing shareholders (representing over 83% of outstanding shares in aggregate) prior to the offering have agreed that for a period of 180 days from the commencement of the Company’s first day of trading on the Nasdaq (the “Lock-Up Period”), subject to certain exceptions, not to directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ADSs, or Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares of the Company, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; (iii) make any demand for or exercise any right with respect to the registration of any such securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any such securities.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the Underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•        Stabilizing transactions permit the underwriters to make bids or purchases for the purpose of pegging, fixing or maintaining the price of the ADSs, so long as stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriters of the ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

•        Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of our ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•        In passive market making, market makers in the ADSs who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our ADSs until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of ADSs. As a result, the price of ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

Determination of Offering Price

We determined the public offering price of the ADSs we are offering in consultation with the Representative based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the Underwriters. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Internet sites or through other online services maintained by one or more of the Underwriters is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Indemnification

We have agreed to indemnify the Underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriters may be required to make for these liabilities. In the opinion of the Securities and Exchange Commission, we have been advised that indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Application and Approval for Nasdaq Listing

Our ADSs have been approved for listing on the Nasdaq Global Market under the symbol “AIXI”. Since our ADSs are listed on the Nasdaq Global Market, we are subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs, where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Australia

This prospectus:

•        does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•        has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•        does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•        may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

Resale restrictions.    The distribution of the ADSs in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian purchasers.    By purchasing ADSs in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•        the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions;

•        the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations;

•        where required by law, the purchaser is purchasing as principal and not as agent; and

•        the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest.    Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

Statutory Rights of Action.    Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights.    All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment.    Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the ADSs or our Ordinary Shares. This prospectus does not constitute a public offer of the ADSs or Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Neither ADSs nor Ordinary Shares have been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in Dubai International Financial Centre, or the DIFC

This prospectus relates to an Exempt Offer of the Dubai Financial Services Authority, or the DFSA, in accordance with the Markets Rules 2012 of the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant State), no ADSs have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Notice to Prospective Investors in Japan

ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ADSs.

Notice to Prospective Investors in People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or the PRC, and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC includes only mainland China.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Notice to Prospective Investors in United Arab Emirates

The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Prospective Investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of ADSs being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the Nasdaq Global Market listing fee.

EXPENSES	AMOUNT
SEC registration fee	$6,692
FINRA filing fee	$9,608
Nasdaq Global Market listing fee	$270,000
Legal fees and expenses	$1,466,666
Accounting fees and expenses	$787,000
Printing and engraving expenses	$35,000
Total	$2,574,966

LEGAL MATTERS

The validity of the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for Xiao-I by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for Xiao-I by Jingtian & Gongcheng. Certain legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for Xiao-I by Squire Patton Boggs (US) LLP. Certain legal matters as to Hong Kong law will be passed upon for Xiao-I by Squire Patton Boggs Hong Kong Office. The Underwriter is being represented by Robinson & Cole LLP with respect to certain legal matters as to United States federal securities laws, and by King & Capital Law Firm with respect to certain legal matters as to PRC law. Squire Patton Boggs (US) LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law. Robinson & Cole LLP may rely upon King & Capital Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2021 and for each of the two years in the period ended December 31, 2021 included in this registration statement have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus summarizes material provisions of contracts and other documents that Xiao-I refers you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this Offering, Xiao-I will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, Xiao-I will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, it is exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as Xiao-I, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

XIAO-I CORPORATION

PAGE(S)
CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021 AND JUNE 30, 2022 (UNAUDITED)	F-43
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS/(INCOME) FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2022	F-44
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2022	F-45
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2022	F-46
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

XIAO-I CORPORATION

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of XIAO-I CORPORATION (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive (loss)/income, changes in equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2021 and 2020 Financial Statements

As discussed in Note 18 to the financial statements, the accompanying financial statements as of December 31, 2021 and 2020 have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2021.

New York, NY

July 8, 2022, except for the effects of the restatement discussed in Note 18 as to which the date is October 26, 2022.

XIAO-I CORPORATION

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
Assets
Current assets:
Cash and cash equivalents	$366,865	$1,311,846
Restricted cash	460,164	—
Accounts receivable, net	8,052,564	31,184,779
Amounts due from related parties	23,072	391,919
Inventories, net	273,364	768,762
Contract costs	1,067,289	1,669,519
Prepaid expenses and other current assets, net	1,848,408	479,198
Total current assets	12,091,726	35,806,023

Non-current assets:
Property and equipment, net	236,499	207,989
Intangible assets, net	886,479	798,459
Long-term investment	482,463	335,448
Right of use assets	2,250,351	1,194,859
Deferred tax assets, net	5,320,284	4,906,287
Prepaid expenses and other, non-current assets	3,909,726	3,941,346
Total non-current assets	13,085,802	11,384,388

TOTAL ASSETS	$25,177,528	$47,190,411
Commitments and Contingencies

Liabilities
Current liabilities:
Short-term borrowings	$13,923,372	$9,117,158
Accounts payable	2,187,810	5,581,879
Amount due to related parties-current	540,778	1,558,642
Deferred revenue	1,926,373	2,953,238
Convertible loans	—	5,717,737
Accrued liabilities and other current liabilities	5,872,351	10,316,432
Lease liabilities, current	1,310,634	800,658
Income tax payable	—	17,904
Total current liabilities	25,761,318	36,063,648

Non-current liabilities:
Amount due to related parties-non current	—	8,905,313
Accrued liabilities, non-current	5,038,643	5,157,971
Lease liabilities, non-current	1,007,939	446,140
Total non-current liabilities	6,046,582	14,509,424

TOTAL LIABILITIES	31,807,900	50,573,072

XIAO-I CORPORATION

CONSOLIDATED BALANCE SHEETS — (Continued)

(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
Shareholders’ deficit
Ordinary shares*(par value of $0.00005 per share; 1,000,000,000 shares authorized as of December 31, 2020 and 2021, respectively; 22,115,592 shares issued and outstanding as of December 31, 2020 and 2021, respectively)	$1,106	$1,106
Additional paid-in capital	75,621,294	75,621,294
Statutory reserve	237,486	237,486
Accumulated deficit	(76,262,434)	(72,584,621)
Accumulated other comprehensive loss	(3,404,824)	(3,464,423)
XIAO-I CORPORATION shareholders’ deficit	(3,807,372)	(189,158)
Non-controlling interests	(2,823,000)	(3,193,503)
Total shareholders’ deficit	(6,630,372)	(3,382,661)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$25,177,528	$47,190,411

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on March 29, 2019.

The accompanying notes are an integral part of these consolidated financial statements.

XIAO-I CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME

(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
Net revenues	$13,856,734	$32,524,013
Cost of revenues	(7,228,046)	(10,885,731)
Gross profit	6,628,688	21,638,282

Operating expenses:
Selling expenses	(4,566,760)	(4,620,113)
General and administrative expenses	(5,694,785)	(6,657,251)
Research and development expenses	(4,236,723)	(5,363,909)
Total operating expenses	(14,498,268)	(16,641,273)

(Loss)/income from operations	(7,869,580)	4,997,009

Other income/(loss):
Investment losses	(207,497)	(156,630)
Interest expenses	(1,026,636)	(1,866,831)
Foreign currency exchange gain	41,592	11,252
Other income and expense, net	1,770,225	932,557
Total other income/(loss)	577,684	(1,079,652)

(Loss)/income before income tax expense	(7,291,896)	3,917,357
Income tax benefits/(expenses)	235,854	(552,355)
Net (loss)/income	$(7,056,042)	$3,365,002
Net loss attributable to non-controlling interests	(247,677)	(312,811)
Net (loss)/income attributable to XIAO-I CORPORATION shareholders	(6,808,365)	3,677,813
Other comprehensive loss
Foreign currency translation change, net of nil income taxes	(357,695)	(117,291)
Total other comprehensive loss	(357,695)	(117,291)
Total comprehensive (loss)/income	$(7,413,737)	$3,247,711
Total comprehensive loss attributable to non-controlling interests	(386,914)	(370,503)
Total comprehensive (loss)/income attributable to XIAO-I CORPORATION shareholders	(7,026,823)	3,618,214
(Loss)/earnings per ordinary share attributable to XIAO-I CORPORATION shareholders
Basic*	(0.31)	0.17
Diluted	(0.31)	0.16
Weighted average number of ordinary shares outstanding
Basic*	22,115,592	22,115,592
Diluted	22,115,592	22,362,552

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on March 29, 2019.

The accompanying notes are an integral part of these consolidated financial statements.

XIAO-I CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary shares*		Additional paid-in capital	Statutory reserve	Accumulated deficit	Accumulated other comprehensive loss	Total shareholder’s equity/(deficit)	Non- controlling interests	Total equity/(deficit)
	Share	Amount
Balance as of December 31, 2019	22,115,592	$1,106	$75,621,294	$237,486	$(69,454,069)	$(3,186,366)	$3,219,451	$(2,436,086)	$783,365
Net loss	—	—	—	—	(6,808,365)	—	(6,808,365)	(247,677)	(7,056,042)
Foreign currency translation adjustment	—	—	—	—	—	(218,458)	(218,458)	(139,237)	(357,695)
Balance as of December 31, 2020, as adjusted	22,115,592	1,106	75,621,294	237,486	(76,262,434)	(3,404,824)	(3,807,372)	(2,823,000)	(6,630,372)
Net income/(loss)	—	—	—	—	3,677,813	—	3,677,813	(312,811)	3,365,002
Foreign currency translation adjustment	—	—	—	—	—	(59,599)	(59,599)	(57,692)	(117,291)
Balance as of December 31, 2021, as adjusted	22,115,592	$1,106	$75,621,294	$237,486	$(72,584,621)	$(3,464,423)	$(189,158)	$(3,193,503)	$(3,382,661)

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on March 29, 2019.

The accompanying notes are an integral part of these consolidated financial statements.

XIAO-I CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$(7,056,042)	$3,365,002
Adjustments to reconcile net (loss)/income to net cash used in operating activities:
Allowance for accounts receivable	758,019	270,649
Allowance for prepaid expenses and other current assets	—	1,380,331
Depreciation and amortization	168,795	173,055
Gain from the disposal of property and equipment	(33,256)	(31,409)
Gain from the disposal of intangible assets	—	(22,636)
Loss from equity investment	207,497	156,630
Deferred tax (benefits)/expenses	(235,854)	534,668
Right-of-use assets amortization	1,380,588	1,087,035

Changes in assets and liabilities
Accounts receivable	(701,260)	(23,393,437)
Inventories	256,507	(495,398)
Contract costs	313,541	(607,850)
Prepaid expenses and other current assets	957,035	(11,120)
Amount due from related parties	(4,332)	(368,847)
Accounts payable	(614,200)	3,394,069
Deferred revenue	(10,785)	1,038,149
Accrued expenses and other current liabilities	1,019,524	2,693,914
Amount due to related parties	208,249	(56,030)
Income tax payable	(16,399)	17,904
Lease payment liabilities	(1,312,365)	(1,071,775)
Prepaid expenses and other, non-current assets	(3,786,999)	61,130
Accrued liabilities, non-current	5,038,643	(1,156)
Net cash used in operating activities	(3,463,094)	(11,887,122)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(19,932)	(18,853)
Proceeds from disposal of property and equipment	15,256	96,112
Purchase of intangible assets	(21,149)	—
Net cash (used in)/provided by investing activities	(25,825)	77,259

XIAO-I CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	10,392,225	11,393,910
Repayments of short-term borrowings	(11,005,324)	(16,470,788)
Proceeds from interests-free borrowings from related parties	1,448	16,764,954
Repayments of interests-free borrowings from related parties	—	(6,893,702)
Proceeds from borrowings from third-parties	2,911,271	15,115,236
Repayments of borrowings from third-parties	(506,938)	(7,716,658)
Net cash provided by financing activities	1,792,682	12,192,952

Effect of exchange rate changes	(797,954)	101,728

Net change in cash, cash equivalents and restricted cash	(2,494,191)	484,817
Cash, cash equivalents and restricted cash, at beginning of year	3,321,220	827,029
Cash, cash equivalents and restricted cash, at end of year	$827,029	$1,311,846

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$747,529	$121,666
Income taxes paid/(refund)	52,381	(36,279)
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Recognition of Right-of-use and Lease payment liability	$3,630,939	$—

The accompanying notes are an integral part of these consolidated financial statements.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

XIAO-I CORPORATION. (“Xiao-I”, or the “Company”) was incorporated under the laws of the Cayman Islands on August 20, 2018. The Company through its wholly-owned subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries (collectively, the “Group”) primarily engages in Internet technology development in the People’s Republic of China (“PRC” or “China”).

As of December 31, 2021, the Company’s major subsidiaries and consolidated VIE are as follows:

Name	Date of Incorporation	Percentage of beneficial ownership for purposes of accounting	Principal Activities
Wholly owned subsidiaries
AI PLUS HOLDING LIMITED (“AI Plus”)	August 30, 2018	100%	Investing holding company
Xiao-i Technology Limited (“Xiao-i Technology”)	December 17, 2018	100%	Investing holding company
Zhizhen Artificial Intelligent Technology (Shanghai) Co. Ltd. (“Zhizhen Technology”) (“WFOE”)	February, 21, 2020	100%	WFOE, a holding company

Name	Date of Incorporation	Percentage of beneficial ownership for purposes of accounting	Principal Activities
VIE
Shanghai Xiao-i Robot Technology Co., Ltd. (“Shanghai Xiao-i”)	August 27, 2009	100%	Internet technology development

Name	Date of Incorporation	Percentage of beneficial ownership for purposes of accounting	Principal Activities
Subsidiaries of VIE
Xiaoi Robot Technology (H.K) Ltd. (“Xiaoi Robot”)	June 3, 2016	100%	Internet technology development
Guizhou Xiao-i Robot Technology Co., Ltd. (“Guizhou Xiao-i”)	July 18, 2016	70%	AI robot development

Reorganization

The Company undertook a reorganization and became the ultimate holding company of AI PLUS, Xiaoi Robot and WFOE, in which the shareholding percentages and rights of each shareholder are the same before and after the Reorganization. Effective on March 29, 2019, shareholders of Shanghai Xiao-i and WFOE entered into a series of contractual arrangements (“VIE Agreements”) which are described below.

The VIE Agreements

The PRC government regulates the telecommunications and internet industry, including software industry, through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in software business. The Company, AI Plus, Zhizhen Technology, are considered as foreign invested enterprises. To comply with these regulations, the Group conducts the majority of its activities in PRC through Shanghai Xiao-i (the “VIE”), and the VIE’s subsidiaries.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

The currently effective contractual arrangements, as described in more detail below, by and among Zhizhen Technology, the VIE, and 61 of the VIE’s shareholders include (i) certain exclusive call option agreement, proxy agreement and share interest pledge agreement, that enable the Company to exercise operational control over the VIE, and (ii) exclusive business cooperation agreement, that enable the Company to realize all of the economic risks and benefits arising from Shanghai Xiao-i and its subsidiaries (excluding non-controlling interests). Therefore, the Group, through its wholly owned subsidiaries AI Plus and Zhizhen Technology, has been determined to be the primary beneficiary of Shanghai Xiao-i and its subsidiaries for accounting purposes and has consolidated Shanghai Xiao-i’s and its subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

Immediately before and after reorganization, the Company together with its wholly-owned subsidiaries AI Plus and Zhizhen Technology and its VIE were effectively controlled by the same shareholders; therefore, the Reorganization is accounted for in a manner similar to a common control transaction because it is determined that the transfers lack economic substance. The accompanying consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company and its subsidiaries and VIE has been accounted for at historical cost as of the beginning of the first period presented in the accompanying financial statements.

Exclusive Call Option Agreement

Pursuant to the Exclusive Call Option Agreement among Zhizhen Technology, Shanghai Xiao-i and its shareholders, the shareholders irrevocably granted Zhizhen Technology or any third party designated by Zhizhen Technology an option to purchase all or part of their equity interests in Shanghai Xiao-i at any time at a price determined at Zhizhen Technology’s discretion. According to the Exclusive Call Option Agreement, the purchase price to be paid by the Company to each shareholder of Shanghai Xiao-i will be the minimum price permitted by applicable PRC Law at the time when such share transfer occurs. Without Zhizhen Technology’s prior written consent, the shareholders and Shanghai Xiao-i agreed not to, among other things: set encumbrance on, transfer all or part of, or dispose of the equity interests; amend the articles of association of Shanghai Xiao-i; change the registered capital of Shanghai Xiao-i or holding structure; change Shanghai Xiao-i’s business activities; sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of Shanghai Xiao-i’s assets, business, or revenue; incur, assume or guarantee any debts; enter into any material contract; extend any loan or credit to any party, or provide any guarantee or assume any obligation of any party; merge or consolidate with any third party or acquire or invest in any third party; or distribute dividends. The shareholders and Shanghai Xiao-i agreed to manage business and handle financial and commercial affairs prudently and in accordance with relevant laws and codes of practice. This Agreement will continue with full force and effect until the earlier of the date on which Zhizhen Technology has acquired all of the Equity Interests in Shanghai Xiao-i, or this Agreement is terminated by the mutual written consent.

Exclusive Business Cooperation Agreement

On March 29, 2019, Zhizhen Technology entered into an Exclusive Business Cooperation Agreement with Shanghai Xiao-i to enable Zhizhen Technology to engage in the development and operation of the Internet technology development in accordance with applicable laws. Under this Agreement, Zhizhen Technology intends to use its labor, technology and information advantages to provide exclusive technical services, technical consultation and other services to Shanghai Xiao-i, and Shanghai Xiao-i agrees to accept such services. The term of the Services provided by Zhizhen Technology shall be 10 years from the effective date of March 29, 2019, and will be automatically extended after the expiration until when terminated in writing by Zhizhen Technology. Additionally, Zhizhen Technology has the full and exclusive right to manage and direct all cash flow and assets of Shanghai Xiao-i and to direct and administrate the financial affairs and daily operation of Shanghai Xiao-i. Shanghai Xiao-i pays service fees to Zhizhen Technology in an amount determined by Zhizhen Technology in its sole discretion. If Shanghai Xiao-i is unable to pay the service fees due to the actual managing situation, with

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

the written consent of Zhizhen Technology, the unpaid part of the service fees in the previous fiscal year can be deferred to the end of the next year and settled together. During the validity term of this agreement, Zhizhen Technology will bear all the economic benefits and risks arising from the business of Shanghai Xiao-i and its subsidiaries. Zhizhen Technology will provide financial support to Shanghai Xiao-i or its subsidiaries in the event of a loss or serious operational difficulties.

Power of Attorney Agreement

On March 29, 2019, each shareholder of Shanghai Xiao-i, signed the Power of Attorney Agreement to irrevocably entrust Zhizhen Technology or any person(s) designated by Zhizhen Technology to act as its attorney-in-fact to exercise any and all of its rights as a shareholder of Shanghai Xiao-i, including, but not limited to, the right to convene, attend and present the shareholders’ meetings, vote, sign and perform as a shareholder; transfer, pledge or dispose of all the equity interest of Shanghai Xiao-i held by the shareholder; collect the dividend, and participate in litigation procedures. This agreement is effective and irrevocable until all of each shareholder’s equity interest in Shanghai Xiao-i has been transferred to Shanghai Xiao-i or the person(s) designated by Zhizhen Technology.

Share Interest Pledge Agreement

Under the Share Interest Pledge Agreement signed on March 29, 2019 by and among Zhizhen Technology and each shareholder of Shanghai Xiao-i, the shareholders of Shanghai Xiao-i have agreed to pledge 100% equity interest in Shanghai Xiao-i to Zhizhen Technology to guarantee the performance obligations of Shanghai Xiao-i under the Exclusive Business Cooperation Agreement, and the performance obligations of each shareholder under the Exclusive Call Option Agreement. If Shanghai Xiao-i or its shareholders breach their contractual obligations under these agreements, Zhizhen Technology, as pledgee, will have the right to exercise the pledge.

The shareholders also agreed that, without prior written consent of Zhizhen Technology, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. The pledge of equity interests in Shanghai Xiao-i has been registered with the relevant office of the State Administration for Market Regulation in accordance with the Civil Code of the People’s Republic of China.

Spousal Commitment Letters

The spouses of each individual shareholder of Shanghai Xiao-i have each signed Spousal Commitment Letters. Under the Spousal Commitment Letter, the signing spouse unconditionally and irrevocably has agreed to the execution by his or her spouse of the above-mentioned Exclusive Business Cooperation Agreement, Exclusive Call Option Agreement, Power of Attorney Agreement and Share Interest Pledge Agreement, and that his or her spouse may perform, amend or terminate such agreements without his or her consent. In addition, in the event that the spouse obtains any equity interest in Shanghai Xiao-i held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse, as may be amended from time to time.

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with its VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could, among others:

•        revoke the business licenses and/or operating licenses of the Company;

•        discontinue or place restrictions or onerous conditions on the operations;

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

•        impose fines, confiscate the income from Zhizhen Technology or the VIE, or impose other requirements with which the Company or the VIE may not be able to comply;

•        require the Company to restructure the ownership structure or operations, including terminate the contractual arrangements with the VIE and deregister the equity pledges of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert operational control over the VIE, or impose restrictions on the Company’s right to collect revenues;

•        impose additional conditions or requirements with which the Company may not be able to comply;

•        require the Company to restructure the operations in such a way as to compel the Company to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets; or

•        restrict or prohibiting the Company use of the proceeds of overseas offering to finance the business and operations in China.

The revenue producing assets that are held by the VIE and the VIE’s subsidiaries primarily comprise of leasehold improvements, electronic equipment, office equipment and software. Substantially all of such assets are recognized in the Group’s consolidated financial statements, except for certain Internet Content Provider Licenses, internally developed software, trademarks and patent applications which were not recorded in the Company’s consolidated balance sheets as they do not meet all the capitalization criteria. The Internet content provision and other licenses are required under relevant PRC laws, rules and regulations for the operation of Internet businesses in the PRC, and therefore are integral to the Company’s operations. The Internet content provision licenses require that core PRC trademark registrations and domain names are held by the VIE and the VIE’s subsidiaries that provide the relevant services. The VIE and the VIE’s subsidiaries also hire assembled work force on sales, research and development and operations whose costs are expensed as incurred.

The Company’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, The Company may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert operational control over the VIE and their respective shareholders and it may lose the ability to receive economic benefits from the VIE. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiaries and VIE.

The interests of the shareholders of VIE may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. The Company cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of the Company or that conflicts of interests will be resolved in the Company’s favor. The Company believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide the Company with a mechanism to remove the current shareholders of VIE should they act to the detriment of the Company. The Company relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of the Company. If the Company cannot resolve any conflicts of interest or disputes between the Company and the shareholders of VIE, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

The following financial statement amounts and balances of the VIE and its subsidiaries were included in the accompanying consolidated financial statements after elimination of intercompany transactions:

Consolidated Balance Sheets Information

	As of December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
Assets
Current assets:
Cash and cash equivalents	$365,756	$1,310,737
Restricted cash	460,164	—
Accounts receivable, net	8,052,564	31,184,779
Amounts due from related parties	23,072	391,919
Inventories, net	273,364	768,762
Contract costs	1,067,289	1,669,519
Prepaid expenses and other current assets, net	1,848,404	479,194
Total current assets	12,090,613	35,804,910

Non-current assets:
Property and equipment, net	236,499	207,989
Intangible assets, net	886,479	798,459
Long-term investment	482,463	335,448
Right of use assets	2,250,351	1,194,859
Deferred tax assets, net	5,320,284	4,906,287
Prepaid expenses and other, non-current assets	3,909,726	3,941,346
Total non-current assets	13,085,802	11,384,388

TOTAL ASSETS	$25,176,415	$47,189,298

Liabilities
Current liabilities:
Short-term borrowings	$13,923,372	$9,117,158
Accounts payable	2,187,810	5,581,879
Amount due to related parties-current	540,778	1,558,642
Deferred revenue	1,926,373	2,953,238
Accrued liabilities and other current liabilities	5,872,347	10,316,428
Convertible loans	—	5,717,737
Lease liabilities, current	1,310,634	800,658
Income tax payable	—	17,904
Total current liabilities	25,761,314	36,063,644

Non-current liabilities:
Amount due to related parties-non current	—	8,905,313
Accrued liabilities, non-current	5,038,643	5,157,971
Lease liabilities, non-current	1,007,939	446,140
Total non-current liabilities	6,046,582	14,509,424

TOTAL LIABILITIES	31,807,896	50,573,068

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Consolidated Statements of Operations and Comprehensive (loss)/Income

	For the years ended December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
Net Revenue	$13,856,734	$32,524,013
Net (loss)/ income	$(7,056,042)	$3,365,002

Consolidated Cash Flows Information

	For the years ended December 31,
	2020	2021
Net cash used in operating activities	$(3,463,094)	$(11,887,122)
Net cash (used in)/provided by investing activities	(25,825)	77,259
Net cash provided by financing activities	1,792,682	12,192,952
Effect of exchange rate changes	(797,954)	101,728
Net change in cash, cash equivalents and restricted cash	$(2,494,191)	$484,817

As of December 31, 2020 and 2021, there were no pledge or collateralization of the VIE’s assets that can only be used to settle obligations of the VIE. The amount of the net liabilities of the VIE was $6,631,481 and $3,383,770 as of December 31, 2020 and 2021, respectively. The creditors of the VIE’s third party liabilities did not have recourse to the general credit of the Company in normal course of business. Currently there is a contractual arrangement that would require the Company or its subsidiaries to provide financial support to the VIE. Under the Exclusive Business Cooperation Agreement signed on March 29, 2019 between WFOE and the VIE, WFOE will provide financial support to the VIE or the VIE’s subsidiaries in the event of a loss or serious operational difficulties during the validity term of this agreement.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The accompanying consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Group’s ability to operate profitably, to generate cash flows from operations, and its ability to attract investors and to borrow funds on reasonable economic terms.

(b)    Liquidity

As of December 31, 2021, the Group had an accumulated deficit of $72,584,621 and negative working capital $257,625. In addition, for the year ended December 31, 2021, the Group recorded an amount of net cash used in operating activities of $11,887,122 and net cash provided by financing activities of $12,192,952. Historically, the Group has relied principally on both operational sources of cash and non-operational sources of borrowings from banks, related parties and third parties to fund its operations and business development. As of December 31, 2021, the Group has a $15.7 million (RMB 100 million) line of credit available at Shanghai Bank.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management believes that the amount of available cash balance as of December 31, 2021 and forecasted net cash flows for a period of one year after the issuance of the consolidated financial statements will be sufficient for the Group to satisfy its obligations and commitments when they become due for a reasonable period of time. The accompanying consolidated financial statements have been prepared on the basis the Group will be able to continue as a going concern for a period of one year after the issuance of the consolidated financial statements.

(c)     Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE in which the Company, through its WFOE, has a controlling financial interest, and the VIE’s subsidiaries.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors. A VIE is an entity in which the Company, or its WFOE, through contractual arrangements, is fully and exclusively responsible for the management of the entity, absorbs all risk of losses of the entity (excluding non-controlling interests), receives the benefits of the entity that could be significant to the entity (excluding non-controlling interests), and has the exclusive right to exercise all voting rights of the entity, and therefore the Company or its WFOE is the primary beneficiary of the entity for accounting purposes. However, the contractual arrangements with the VIE and its shareholders may not be as effective as equity ownership in providing operational control. (see page 54 of this prospectus).

All intercompany transactions and balances among the Company, its subsidiaries, the VIE, and the VIE’s subsidiaries have been eliminated upon consolidation.

(d)    Use of estimates

The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, the allowance for doubtful accounts, net realizable value of inventories, depreciable lives and recoverability of property and equipment, the realization of deferred income tax assets and other equity investments, transaction price allocation between software income and maintenance service income. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(e)     Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, the Group’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.

(f)     Restricted cash

Restricted cash represented a time deposit pledged for bank loan facilities within one-year maturities.

(g)    Accounts receivable, net

Accounts receivable, net are stated at the original amount less an allowance for doubtful accounts. Accounts receivable are recognized in the period when the Group has provided services to its customers and when its right to consideration is unconditional. The Group reviews the accounts receivable on a periodic basis and makes specific allowances when there is doubt as to the collectability of individual balances. The Group considers many factors in assessing the collectability of its receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(h)    Contract costs

Contract costs represented the costs directly related to a contract with a customer including labor costs and direct materials used in fulfilling the contract and other allocations of costs that relate directly to the contract or to contract activities. The contract costs are determined principally by the specific identification method, and recognize as cost of revenues on a systematic basis that is consistent with the transfer to the customer of the related services.

(i)     Inventories, net

Inventories, primarily consisting of robot, displayer, server and software, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the specific identification method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. There was no inventory write-down for the year ended December 31, 2020 and 2021.

(j)     Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Electronic equipment	5 years
Office equipment	5 years
Leasehold improvement	Shorter of the lease term or the estimated useful life of the assets

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of (loss)/income.

(k)    Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets are amortized using the straight-line approach over the estimated economic useful lives of the assets as follows:

Category	Estimated useful lives
Software	5 – 20 years

(l)     Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. There was no impairment of long-lived assets for the years ended December 31, 2020 and 2021.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(m)   Long-term investments

For an investee over which the Group holds less than 20% voting interest and has no ability to exercise significant influence, the investments are accounted for under the cost method.

For an investee over which the Group has the ability to exercise significant influence, but does not own a majority equity interest or otherwise control, the Group accounted for those using the equity method. Significant influence is generally considered to exist when the Group has an ownership interest in the voting stock of the investee between 20% and 50%. Other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the Group’s share of the investee’s results of operations is reported as share of losses of equity method investments in the consolidated statements of comprehensive loss.

The process of assessing and determining whether impairment on an investment is other than temporary requires a significant amount of judgment. To determine whether an impairment is other than temporary, management considers whether it has the ability and intent to hold the investment until recovery and whether evidence indicating the carrying value of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the decline in value, any change in value subsequent to the period end, and forecasted performance of the investee. As of December 31, 2020 and 2021, management believes no impairment charge is necessary.

(n)    Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

(a)     Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

(b)    Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

(c)     Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash, accounts receivable, amounts due from related parties, other receivables included in prepayments and other current assets, equity investment, short-term borrowings, accounts payable, amounts due to related parties, other payables included in accrued expenses and other current liabilities. The Group’s non-financial assets, such as property and equipment as well as intangible assets, would be measured at fair value only if they were determined to be impaired.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(o)    Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(p)    Revenue recognition

The Group’s revenues are mainly generated from 1) sale of software products, 2) maintenance and support service, 3) sale of hardware products and 4) sale of cloud platform products, etc.

The Group recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, reduced by Value Added Tax (“VAT”). To achieve the core principle of this standard, we applied the following five steps:

1.      Identification of the contract, or contracts, with the customer;

2.      Identification of the performance obligations in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of the revenue when, or as, a performance obligation is satisfied.

The Group enters into two major kinds of revenue arrangements with customers. The first kind of contract can include various combinations of software products, hardware products and maintenance and support service which are generally distinct and accounted for as separate performance obligations. The other kind of contract is sale of cloud platform products, which include software products and cloud platform service as two separate performance obligations. As a result, the Group’s contracts may contain multiple performance obligations. The Group determines whether arrangements are distinct based on whether the customer can benefit from the product or service on its own or together with other resources that are readily available and whether our commitment to transfer the product or service to the customer is separately identifiable from other obligations in the contract.

Sale of software products

The Group’s software products sold to customers comprising customized software products for specific needs. The software products sold by the Group are intended to provide the customer with full control of software, which means that revenues from the sale of such products are recognized at the point-in-time at which the control over the products is transferred to the customer upon the acceptance. Typically, the software delivery period is less than six months from the date of signing the contract. Payments are made by the customers in multiple instalments according to the payment schedule determined in the contract.

Sale of hardware products

Hardware products sold to customers comprising the hardware designed for specific needs. Revenue is recognized at the point-in-time when the customer is able to use and benefit from the hardware products, which is generally upon delivery to the customer.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Maintenance and support service

Maintenance and support (“M&S”) service is provided for software products contracts and consists of unspecified future software updates, upgrades, and enhancements as well as technical product support services, and the provision of unspecified updates and upgrades on a when-and-if-available basis. Maintenance and support services are renewable, generally on an annual basis, at the option of the customer. Maintenance represents stand-ready obligations for which revenue is recognized rateably over the term of the arrangement.

Sale of cloud platform products

Cloud platform products sold to customers comprising software products uploaded in the cloud platform. The Group does not provide any cancellation and refund provisions to customers. Pursuant to contract terms, customers can benefit from the software products and cloud platform from each on its own, meanwhile the Group fulfils its promise by transferring software products and cloud platform services independently. Therefore, the software products and the cloud platform services are distinct performance obligations. The transaction prices for two performance obligations were determined separately in the contract, which also reflects their stand-alone selling price (“SSP”) respectively. Since customers continuously consume the benefits from both software products and cloud platform, the Group recognizes revenue from sale of cloud platform products over time when the Group provides the customer a right to access the Group’s intellectual property throughout the service period. The timing and pattern of transfer the right to access software products and cloud platform is the same. The service period is usually 1 year and customer made quarterly payment after usage.

Contracts with multiple performance obligations

Most contracts with customers contain multiple performance obligations that are distinct and are accounted for separately. The transaction price is allocated to the separate performance obligations on a relative SSP basis. The Group determines SSP for all performance obligations using observable inputs, such as standalone sales and historical contract pricing. SSP is consistent with the Group’s overall pricing objectives, taking into consideration the type of software products, maintenance and support services, and professional services purchased by the customer. SSP also reflects the amount the Group would charge for that performance obligation if it were sold separately in a standalone sale, and the price the Group would sell to similar customers in similar circumstances.

The following table disaggregates the Group’s revenue for the year ended December 31, 2020 and 2021:

	For the Year Ended December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
By revenue type
Sale of software products	$11,500,331	$24,140,541
Sale of hardware products	416,216	75,083
M&S service	1,940,187	2,775,472
Sale of cloud platform products	—	5,532,917
Total	$13,856,734	$32,524,013

Remaining performance obligations

Remaining performance obligations represent the transaction price of orders meeting the definition of a contract in the new revenue standard for which work has not been performed or has been partially performed and excludes unexercised contract options. The duration of the majority of our contracts, as defined by ASC Topic 606, is less

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

than one year. The Company has elected to apply the practical expedient, which allows companies to exclude remaining performance obligations with an original expected duration of one year or less. The aggregate amount of the transaction price allocated to remaining performance obligations for such contracts with a duration of more than one year was approximately $106,927 at December 31, 2021. The Company expects to recognize revenue on approximately $97,423 and $9,504 of the remaining performance obligations over the next 12 and 24 months, respectively, with the remainder recognized thereafter.

Contract balances

When a revenue contract has performed, the Group presents the contract in the consolidated balance sheet as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. The contract assets consist of accounts receivable and contract costs. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract costs are deferred for the contract preparation and will be recognized as cost of revenues when goods or services are transferred to customers. During the years ended December 31, 2020 and 2021, the Group recognized $7,228,046 and $10,885,731 of contract costs as cost of revenues (Note 18).

The contract liabilities consist of deferred revenue, which represent the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all of the Group’s revenue recognition criteria are met. The Group’s deferred revenue amounted to $1,926,373 and $2,953,238 as of December 31, 2020 and 2021, respectively. During the years ended December 31, 2020 and 2021, the Group recognized $1,201,576 and $900,686 revenue that was included in deferred revenue balance at January 1, 2020 and 2021, respectively. The Group expects to recognize this balance as revenue over the next 12 months.

(q)    Cost of revenues

Cost of revenues consists primarily of (i) purchased software, (ii) cloud hosting service fees, (iii) payroll, and (iv) depreciation and other costs related to the business operation.

(r)     Research and development expenses

Research and development expenses consist primarily of payroll and related expenses for research and development professionals, depreciation and rental related to technology and development functions. Research and development expenses are expensed as incurred.

(s)     Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) advertising costs and market promotion expenses, and (ii) staff cost, rental and depreciation related to selling and marketing functions. Advertising costs, which consist primarily of online advertisements, are expensed as incurred.

(t)     General and administrative expenses

General and administrative expenses mainly consist of (i) staff cost, rental and depreciation related to general and administrative personnel, (ii) professional service fees; and (iii) other corporate expenses.

(u)    Government grants

Government grant is recognized when there is reasonable assurance that the Group will comply with the conditions attached to it and the grant will be received. Government grant for the purpose of giving immediate financial support to the Group with no future related costs or obligation is recognized in the Group’s consolidated statements of comprehensive (loss)/income when the grant becomes receivable. The Group recognized government grants $1,699,231 and $853,011 in other income and expense, net for the years ended December 31, 2020 and 2021, respectively.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(v)     Employee benefits

The Group’s subsidiaries and VIE and the VIE’s subsidiary in PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution.

(w)    Leases

On January 1, 2020, the Group adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842). The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. The Group has elected the package of practical expedients, which allows the Group not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any expired or existing leases as of the adoption date. Lastly, the Group elected the short-term lease exemption for all contracts with lease terms of 12 months or less.

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Group recognizes operating lease expenses on a straight-line basis over the lease term.

Operating lease right-of-use of assets

The right-of-use of asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Operating lease liabilities

Lease liability is initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the Group’s incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Group is reasonably certain to exercise.

Lease liability is measured at amortized cost using the effective interest rate method. It is re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Group assessment of option purchases, contract extensions or termination options.

(x)    Income taxes

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Group’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2020 and 2021, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(y)     Value added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenue generated from sales of products, facilitation services and platform services. The Group records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Group to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.

The VAT rate is 13% for taxpayers selling consumer products. For revenue generated from services, the VAT rate is 6% depending on whether the entity is a general tax payer, and related surcharges on revenue generated from providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.

(z)     Foreign currency translation

The consolidated financial statements are presented in United States dollars (‘‘USD’’ or ‘‘$’’). The functional currency of certain of PRC subsidiaries is the Renminbi (‘‘RMB’’).

Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the reporting period. Capital accounts of the consolidated financial statements are translated into USD from RMB at their historical exchange rates when the capital transactions occurred. The rates are obtained from H.10 statistical release of the U.S. Federal Reserve Board.

	For the Year Ended December 31,
	2020	2021
Period end RMB: USD exchange rate	6.5250	6.3726
Average RMB: USD exchange rate	6.9042	6.4508

(aa)  Non-controlling interest

For the Group’s majority-owned subsidiaries of VIE, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group. Consolidated net (loss)/income

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

on the consolidated statements of operation and comprehensive (loss)/income includes the net (loss)/income attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Group’s consolidated balance sheets.

(bb)  Statutory reserves

In accordance with the PRC Company Laws, the Group’s PRC subsidiaries, VIE and the VIE’s subsidiary must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies.

The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

As of December 31, 2021, none of the Group’s PRC subsidiaries and VIE entities had a general reserve that reached the 50% of their registered capital threshold. The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory reserve. Therefore, no appropriations from after tax profits were recognized for the years ended December 31, 2020 and 2021.

(cc)   (Loss)/Earnings per share

Basic (loss)/earnings per share is computed by dividing net (loss)/income attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Shares issuable for little to no consideration upon the satisfaction of certain conditions are considered as outstanding shares and included in the computation of basic (loss)/earnings per share as of the date that all necessary conditions have been satisfied. Net losses are not allocated to other participating securities if based on their contractual terms they are not obligated to share the losses.

Diluted (loss)/earnings per share is calculated by dividing net (loss)/earnings attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the preferred shares, using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted (loss)/earnings per share calculation when inclusion of such share would be anti-dilutive.

(dd)  Segment reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker (“CODM”) identified as the Group’s Chief Executive Officer, relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(ee)   Risks and uncertainties

Beginning in late 2019, an outbreak of a novel strain of coronavirus (COVID-19) first emerged in China and has spread globally. In March 2020, the World Health Organization (“WHO”) declared the COVID-19 as a pandemic. Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak. The full extent to which the COVID-19 outbreak in China impacts our future financial condition and results of operations is uncertain and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions necessary to contain the COVID-19 outbreak or treat its impact, the disruption to the general business activities of China and the impact on the economic growth and business of our production facility and distributors for the foreseeable future, among others.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

(ff)    Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Group does not opt out of extended transition period for complying with any new or revised financial accounting standards. Therefore, the Group’s financial statements may not be comparable to companies that comply with public company effective dates.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326)”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2020-04, ASU 2020-05, ASU 2020-10, ASU 2020-11 and ASU 2021-02 to provide additional guidance on the credit losses standard. For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Group will adopt ASU 2016-13 from January 1, 2023. The Group is in the process of evaluating the effect of the adoption of this ASU.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), a new accounting standard update to simplify the accounting for income taxes. The new guidance removes certain exceptions for recognizing deferred taxes for investments, performing intra period allocation and calculating income taxes in interim periods. It also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. This guidance will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Group is currently evaluating the impact of the new guidance on its consolidated financial statements and related disclosures.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
Accounts receivable	10,287,465	33,747,099
Allowance for doubtful accounts	(2,234,901)	(2,562,320)
	$8,052,564	$31,184,779

The Group recorded bad debt expense of $758,019 and $270,649 for the years ended December 31, 2020 and 2021, respectively.

4.      PREPAID EXPENSES AND OTHER ASSETS

Prepayments and other assets consist of the following:

	As of December 31,
	2020	2021
Prepaid expenses and other current assets:
Receivables from third parties(1)	$2,146,406	$2,479,412
Rent deposits	198,126	211,224
Advance to suppliers	76,882	90,350
Bid security	77,237	70,767
Refundable investment	306,513	—
Others	5,631	10,119
Prepaid expenses and other current assets, gross	2,810,795	2,861,872
Bad debt provisions(1)	(962,387)	(2,382,674)
Prepaid expenses and other current assets, net	$1,848,408	$479,198
Prepaid expenses and other non-current assets:
Prepaid case acceptance fee(2)	$3,839,218	$3,931,033
Others	70,508	10,313
Prepaid expenses and other non-current assets	3,909,726	3,941,346
Total	$5,758,134	$4,420,544

__________

(1)      Receivables from third parties mainly includes funds lent to third parties. The Group established business partnership with these third parties and provided funds to support their business operation. Due to the third parties’ deteriorated financial position affected by COVID -19, the Group recorded bad debt expense for receivables from third parties of nil and $1,380,331 for the years ended December 31, 2020 and 2021, respectively.

(2)      Prepaid case acceptance fee is the expense paid by the plaintiff in advance according to PRC law when the court decides to accept civil cases, economic dispute cases, maritime cases and administrative cases. The court charged the case acceptance fee of US$3.9 million in proportion to the claim amount of the lawsuit between the Group and Apple. The claim amount was RMB 10 billion, approximately US$1,569 million. The lawsuit is not expected to close within the one years and the amount is recognized in non-current portion of prepaid expenses.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	As of December 31,
	2020	2021
Electronic equipment	$139,960	$147,406
Office equipment	164,454	194,241
Leasehold improvement	44,728	55,857
Construction in progress	10,066	2,088
Less: accumulated depreciation	(122,709)	(191,603)
Property and equipment, net	$236,499	$207,989

Depreciation expense was $68,514 and $65,160 for the years ended December 31, 2020 and 2021, respectively.

6.      INTANGIBLE ASSETS, NET

Intangible assets, net, consists of the following:

	As of December 31,
	2020	2021
Software	$1,066,687	$1,092,197
Less: accumulated amortization	(180,208)	(293,738)
Intangible asset, net	$886,479	$798,459

For the years ended December 31, 2020 and 2021, amortization expense amounted to $100,281 and $107,895, respectively. Future estimated amortization expense of intangible assets is as follows:

2022	$109,220
2023	109,220
2024	109,220
2025	109,220
2026	109,220
Thereafter	252,359
Total	$798,459

7.      LONG-TERM INVESTMENT

Long-term investment consists of investments in privately held companies. In September 2015, the Group signed an investment agreement to acquire 20% of the shares of Shanghai Shenghan Information Technology Co., Ltd (“Shanghai Shenghan”) for RMB 5 million, of which the registered capital of RMB 125,000 was subscribed. In January 2018, with the addition of new investors to the investee, Xiao-i’s shareholding percentage in Shanghai Shenghan was diluted to 17.6%. In June 2020, with the capital injection of Wuxi Zhixin Integrated Circuit Investment Center (Limited Partnership), Xiao-i’s shareholding in Shanghai Shenghan was once again diluted to 16.56%. According to the investment agreement, Shanghai Shenghan’s board of directors consists of 3 directors, one of whom is appointed by the Group. Therefore, the Group recognized it as long-term equity investment and measured in equity method since investor had the ability to exercise significant influence over Shanghai Shenghan.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.      LONG-TERM INVESTMENT (cont.)

The following table sets forth the changes in the Group’s long-term investment:

	As of December 31, 2020		As of December 31, 2021
	$	Interest %	$	Interest %
Equity method investments
Shanghai Shenghan	482,463	16.65%	335,448	16.65%

The Group recognized its share of loss of $207,497, and $156,630 for the years ended December 31, 2020 and 2021, respectively.

8.      SHORT-TERM BORROWINGS

As of December 31, 2020 and 2021, the bank borrowings were for working capital and capital expenditure purposes. Short-term borrowings consist of the following:

	Annual Interest Rate	Maturity (Months)	Principal	As of December 31, 2020	As of December 31, 2021
			USD	USD	USD
Short-term borrowings:
China Merchants Bank*	5.00% – 5.01%	September, 2021	3,425,288	3,425,288	—
China Merchants Bank*	5.05%	August, 2022	1,004,300	—	1,004,300
China Merchants Bank*	5.05%	September, 2022	1,035,684	—	1,035,684
Bank of Communications	4.00%	June, 2021	919,540	919,540	—
Bank of Communications	5.307%	August, 2021	1,455,939	1,455,939	—
Bank of Communications	5.307%	February, 2022	627,687	—	627,687
Xiamen International Bank	5.50%	June, 2021	45,977	45,977	—
Xiamen International Bank	6.50%	February, 2022	1,486,590	1,486,590	—
Xiamen International Bank	6.80%	April, 2022	784,609	—	784,609
Shanghai Pudong Development Bank*	5.22%	March, 2021	1,685,824	1,685,824	—
Shanghai Pudong Development Bank*	5.22%	April, 2021	306,513	306,513	—
Shanghai Pudong Development Bank*	5.22%	March, 2022	1,114,145	—	1,114,145
Shanghai Rural Commercial Bank	5.20%	May, 2021	1,532,567	1,532,567	—
Shanghai Rural Commercial Bank	5.20%	May, 2022	1,412,296	—	1,412,296
Shanghai Bank	5.20%	October, 2021	3,065,134	3,065,134	—
Shanghai Bank	5.20%	November, 2022	784,609	—	784,609
Shanghai Bank	5.20%	October, 2022	1,412,296	—	1,412,296
Shanghai Bank	5.20%	November, 2022	941,531	—	941,532
Total				13,923,372	9,117,158

The interest expenses of short-term borrowings were $744,761 and $625,176 for the years ended December 31, 2020 and 2021, respectively. The weighted average interest rates of short-term loans outstanding were 4.67% and 5.52% per annum as of December 31, 2020 and 2021, respectively.

__________

*        These borrowings are guaranteed by Guizhou Xiao-I.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      CONVERTIBLE LOANS

From May to September 2021, the VIE entered into loan agreements with third parties, pursuant to which the VIE has the option to deliver either ordinary shares or cash to pay the debt upon the closing of an Initial Public Offering (“IPO”).

	Annual Interest Rate	Convertible shares	Maturity (Months)	As of December 31, 2020	As of December 31, 2021
				USD	USD
Convertible loans:
Jinzhi Li(2)	14.40%	73,719	August, 2022	—	1,569,218
Jun Xu	15.00%	14,744	May, 2022	—	313,844
Senbiao Hu	15.00%	18,430	May, 2022	—	392,305
Chunhui Li	15.00%	7,372	May, 2022	—	156,922
Fumei Shi	15.00%	73,719	June, 2022	—	1,569,218
Guoqiang Chen(1)	12.00%	22,116	September, 2022	—	941,531
Sunny Concord International Ltd	15.00%	36,860	May, 2022	—	774,699
Total		246,960		—	5,717,737

Pursuant to the terms of agreements, the VIE or a subsidiary of the VIE is required to repay principal and interest of the loans if (i) either an affiliate of the VIE, including Xiao-I, is unable to consummate an Initial Public Offering (“IPO”) before the maturity of loans, or (ii) even if IPO is consummated before the maturity of loans, the enterprise market value does not equal or exceed $465 million (RMB 3 billion) upon closing of the IPO. If such affiliate of the VIE completes an IPO before the maturity of convertible loans with enterprise market value above $465 million, the convertible loan can be paid by the VIE or a subsidiary of the VIE, at the VIE’s option, by delivering either ordinary shares of such affiliate or an equivalent amount in cash. Accordingly, upon completion of this offering pursuant to the relevant loan agreements, the shares to be issued if such loans were converted would be ordinary shares of Xiao-I Corporation should the VIE decided to convert shares. Whether the loans are paid for in cash within ten working days after completion of the listing or in ordinary shares of Xiao-I Corporation is at the option of the VIE. However, as disclosed in subsequent events, the VIE will settle the cash payment through cash flow from operations, bank borrowings and other financing sources including financial support from related parties.

Loans can be extended with both parties’ consensus. Since the conversion is only exercisable upon closing of the IPO, the Group has determined that the conversion feature embedded in the convertible loans should not be bifurcated, and accounted the convertible loans as a liability until the contingency event is resolved. The aggregate number of shares that would be issued in a hypothetical conversion of the total loans outstanding at December 31, 2021 was 246,960.

The interest expenses of convertible loans were nil and $405,316 for the years ended December 31, 2020 and 2021, respectively. The total expected cash payment was $6,052,072 as of December 31, 2021 under the scenario that an affiliate of the VIE, including Xiao-I, could not consummate an IPO or meet the enterprise market value criteria. If such affiliate of the VIE completes an IPO before the maturity of convertible loans and meet enterprise market value criteria, the amount of total cash payment equals to convertible shares market value, which is the closing price of Xiao-I Corporation ADS upon listing date on exchange market.

__________

(1)     Pursuant to the terms of agreement, the Group is required to repay principal and interest of the loans when the Group could not consummate an IPO or the enterprise market value doesn’t reach $930 million (RMB 6 billion) upon closing of the IPO.

(2)    Pursuant to the terms of agreement, the Group is required to pay interest monthly with 14.40% annual interest rate.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

	As of December 31,
	2020	2021
Accrued expenses and other current liabilities:
Loan from third parties(1)	$2,571,037	$4,381,136
Other Tax Payable	314,661	2,777,187
Payroll Payable	1,909,269	1,591,662
Interest payable	121,299	1,053,854
Payable to staff	152,613	275,041
Accrued expense	50,316	173,232
Staff social insurance	715,253	—
Others	37,903	64,320
Accrued expenses and other current liabilities	$5,872,351	$10,316,432
Accrued expenses, non-current:
Litigation related payable(2)	5,038,643	5,157,971
TOTAL	$10,910,994	$15,474,403

__________

(1)      Loan from third parties mainly consisted of the unsecured borrowings from third parties for ordinary business operation. For the borrowings, the interest rates range from 3.8% to 25.55% and the interest expenses were $216,020 and $815,994 for the years ended December 31, 2020 and 2021. The borrowings are payable on demand.

(2)      Litigation related payable mainly consisted of the litigation fee of the lawsuit between the Group and Apple paid by the third parties on behalf of the Group.

11.    TAXATION

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. In March 2018, the Hong Kong Government introduced a two-tiered profit tax rate regime by enacting the Inland Revenue (Amendment) (No.3) Ordinance 2018 (the “Ordinance”). Under the two-tiered profits tax rate regime, the first HK dollar 2 million of assessable profits of qualifying corporations is taxed at 8.25% and the remaining assessable profits at 16.5%. The Ordinance is effective from the year of assessment 2018-2019. According to the policy, if no election has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to Profits Tax at the rate of 16.5% or 15%, as applicable. Because the preferential tax treatment is not elected by the Group, all the subsidiaries registered in Hong Kong are subject to income tax at a rate of 16.5%. Payments of dividends by the subsidiary to the Company are not subject to withholding tax in Hong Kong.

PRC

Generally, the Group’s WFOE, VIE and subsidiaries of VIE, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    TAXATION (cont.)

In accordance with the implementation rules of EIT Laws, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires. The Company’s subsidiary, Shanghai Zhizhen, is eligible to enjoy a preferential tax rate of 15% from 2020 to 2022 to the extent it has taxable income under the EIT Law.

Guizhou Xiao-I was qualified as an eligible software enterprise before the income tax year-end final settlement in 2017. As a result of this qualification, it is entitled to a tax holiday of a full exemption for the years ended December 31, 2017 and 2018, in which its taxable income is greater than zero, followed by a three-year 50% exemption.

In general, the PRC tax authority has up to five years to conduct examinations of the Company’s tax filings. Accordingly, the PRC subsidiaries’ and the VIE and subsidiaries of the VIE’s tax years 2016 through 2021 remain open to examination by the taxing jurisdictions. According to PRC tax regulations, the PRC net operating loss can generally carry forward for no longer than five years starting from the year subsequent to the year in which the loss was incurred, and that of high-tech enterprises is no more than 10 years. Carryback of losses is not permitted.

The income tax provision consists of the following components:

	For the years ended December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
Current income tax expenses	$—	$17,687
Deferred income tax (benefits)/expenses	(235,854)	534,668
Total income tax (benefits)/expenses	$(235,854)	$552,355

A reconciliation between the Group’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:

	For the years ended December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
(Loss)/Income before income tax	$(7,291,896)	$3,917,357
Income tax expense at statutory tax rate	(1,822,974)	979,339
Additional deduction for R&D expenses	(343,193)	(1,005,733)
Investment loss	51,874	39,158
Non-deductible welfare and union funds	13,704	1,960
Entertainment expense	19,688	39,719
Tax effect of tax rate in a different jurisdiction	13,058	134,570
Effect of preferential tax rates	157,236	(356,448)
Change in valuation allowance	459,885	719,790
Write-off of net operating loss carry forwards	1,214,868	—
Income tax (benefits)/expenses	$(235,854)	$552,355

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    TAXATION (cont.)

The significant components of the net deferred tax assets are summarized below:

	As of December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
Deferred tax assets:
Tax losses	$6,087,936	$6,239,757
Allowance for doubtful accounts	519,287	773,701
Accrued expenses	305,979	257,966
Impairment	303,179	310,430
Non-deductible education expense	800	818
Lease liabilities	371,883	191,758
Valuation allowance	(1,911,047)	(2,685,373)
Total deferred tax assets	$5,678,017	$5,089,057
Deferred tax liabilities:
Right-of-use assets	(357,733)	(182,770)
Deferred tax assets, net	$5,320,284	$4,906,287

As of December 31, 2020 and 2021, the Group had net operating loss carryforwards of approximately $36,846,479 and $36,288,770, respectively, which arose from the Group’s subsidiaries, the VIE and the VIE’s subsidiaries established in the PRC and Hong Kong. As of December 31, 2020 and 2021, deferred tax assets from the net operating loss carryforwards amounted to $6,087,936 and $6,239,757, respectively. Due to the Group’s history of recurrent losses, the management did not expect the Subsidiaries of VIE will generate enough profit to utilize the deferred tax assets in the future. The Group has recognized a valuation allowance of $1,911,047 and $2,685,373 for the years ended December 31, 2020 and 2021, respectively.

Changes in valuation allowance are as follows:

	As of December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
Balance at the beginning of the year	$1,335,064	$1,911,047
Current year addition	570,253	810,159
Current year reduction	(110,368)	(90,370)
Exchange rate effect	116,098	54,537
Balance at the end of the year	$1,911,047	$2,685,373

As of December 31, 2021, net operating loss carryforwards from PRC will expire, if unused, in the following amounts:

2022	$218
2023	349,337
2024	3,413,302
2025	1,675,851
2026	2,020,263
Thereafter	25,460,190
Total	$32,919,161

As of December 31, 2021, net operating loss from HK will carry forward indefinitely, in the following amounts:

Net operating loss carryforwards indefinitely	3,369,609
Total	$3,369,609

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    ORDINARY SHARES

The authorized number of ordinary shares of the Company is 1,000,000,000 shares with par value of US$0.00005 each, as of December 31, 2020 and 2021.

13.    LEASES

Effective on January 1, 2020, the Company adopted Topic 842. At the inception of a contract, the Group determines if the arrangement is, or contains, a lease. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Rent expense is recognized on a straight-line basis over the lease term.

Supplemental balance sheet information related to operating lease was as follows:

	As of December 31,
	2020	2021
Right-of-use Assets	$2,250,351	$1,194,859

Lease payment liabilities-current	(1,310,634)	(800,658)
Lease payment liabilities- non-current	(1,007,939)	(446,140)
Total	$(2,318,573)	$(1,246,798)

The discount rate for the operating lease was 4.75% as of December 31, 2020 and 2021. The amortization expenses of right-of-use assets were $1,380,588 and $1,087,035 for the years ended December 31, 2020 and 2021.

For the years ended December 31, 2020 and 2021, the lease expense was as follows:

	For the Years Ended December 31,
	2020	2021
Operating leases cost excluding short-term rental expense	$1,567,532	$1,207,920
Short-term lease cost	17,714	8,991
Total	$1,585,246	$1,216,911

The following is a schedule of future minimum payments under our operating leases:

For the year ended December 31,	Operating Leases
2022	$837,464
2023	359,874
2024	102,199
Total lease payments	1,299,537
Less: imputed interest	(52,739)
Total	$1,246,798

14.    RESTRICTED NET ASSETS

A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) VIE, the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its VIE and VIE’s subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its VIE and VIE’s subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the VIE and VIE’s subsidiaries included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    RESTRICTED NET ASSETS (cont.)

In accordance with the PRC regulations on Enterprises with Foreign Investment, a WFOE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WFOE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. WFOE is subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for a discretionary surplus reserve, at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the Group’s PRC consolidated VIE and VIE’s subsidiaries are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Group’s VIE and VIE’s subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of December 31, 2020 and 2021, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Group’s VIE and VIE’s subsidiaries, that are included in the Group’s consolidated net assets were approximately $75,858,780 and $75,858,780, respectively.

15.    RELATED PARTY TRANSACTIONS

Related parties

The following is a list of related parties which the Group has transactions with:

No.	Name of Related Parties	Relationship
1	Zhejiang Baiqianyin Network Technology Co., Ltd (“Zhejiang Baiqianyin”)	An entity which has a common director of the Board of Directors with the Group
2	Shanghai Shenghan	An entity which the Group holds 16.56% equity interests
3	Shanghai Aoshu Enterprise Management Partnership (Limited Partnership) (“Shanghai Aoshu”)	An entity which is the Group’s employee stock ownership platform, and has a common director of the Board of Directors with the Group
4	Shanghai Machinemind Intelligent Technology Co., Ltd.	An entity which the Company holds 18% equity interests
5	Jiaxing Sound Core Intelligent Technology Co., LTD	An entity which Shanghai Shenghan holds 20% equity interests
6	Hui Yuan	Chairman of the board, one of the major shareholders holding 14.73% equity interests of the Company
7	Weng Wei	CFO of the Company
8	Tianjin Haiyin Equity Investment Fund Partnership (Limited Partnership) (“Tianjin Haiyin”)	A significant shareholder holding 5.18% equity interests of the Company
9	Jiaxing Chiyu Investment Partnership (limited Partnership)	A significant shareholder holding 5.44% equity interests of the Company
10	Haiyin Capital Investment (International) Limited	A subsidiary of Tianjin Haiyin

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    RELATED PARTY TRANSACTIONS (cont.)

Amounts due from related parties

Amounts due from related parties consisted of the following for the periods indicated:

	As of December 31,
	2020		2021
Accounts receivable	$		$
Zhejiang Baiqianyin		—		52,883

Other receivables
Shanghai Aoshu(a)		21,540		22,055
Zhejiang Baiqianyin(b)		1,532		316,981
Total		$23,072		$391,919

__________

(a)      Other receivable from Shanghai Aoshu was the payment to an employee on behalf of Shanghai Aoshu.

(b)      Other receivable from Zhejiang Baiqianyin consists of the interest-free borrowings for ordinary business.

Amounts due to related parties

Amount due to related parties consisted of the following for the periods indicated:

	As of December 31,
	2020	2021
Due to related parties-current
Accounts payable
Shanghai Shenghan	$137,931	$470,765
Shanghai Machinemind Intelligent Technology Co., Ltd.	75,096	76,892
Jiaxing Sound Core Intelligent Technology Co., LTD	95,785	98,076

Interest-free loans(c)
Jiaxing Chiyu Investment Partnership (limited Partnership)	$—	$784,610
Haiyin Capital Investment (International) Limited	—	128,299

Deferred revenue
Zhejiang Baiqianyin	$231,966	$—
Subtotal-due to related parties-current	540,778	1,558,642

Due to related parties-non current
Interest-free loans(c)
Hui Yuan	$—	$8,905,313
Subtotal-due to related parties-non current	—	8,905,313
Total	$540,778	$10,463,955

__________

(c)      The balance represents the advance funds from related parties for daily operational purposes. The funds are interest-free, unsecured and repayable on demand.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    RELATED PARTY TRANSACTIONS (cont.)

Nature	For the years ended December 31,
	2020	2021
Software and service income
Zhejiang Baiqianyin	$2,449,560	$286,875

Technology service fee payable
Shanghai Shenghan	$130,356	$465,058

Interest-free loans from related parties
Hui Yuan	$—	$9,696,450
Zhejiang Baiqianyin	1,448	5,782,216
Jiaxing Chiyu Investment Partnership (limited Partnership)	—	775,097
Tianjin Haiyin	—	310,038
Haiyin Capital Investment (International) Limited	—	126,744
Weng Wei	—	74,409

Interest-free loans repayment to related parties
Zhejiang Baiqianyin	$—	$5,470,627
Hui Yuan	—	899,111
Tianjin Haiyin	—	310,038
Shanghai Shenghan	—	139,517
Weng Wei	—	74,409

16.    CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total revenue.

	For the Years ended December 31,
	2020		2021
	Restated (Note 18)		Restated (Note 18)
Percentage of the Group’s total revenue	Amount	%	Amount	%
Customer A	—	—	13,384,613	41.2%
Customer B	—	—	3,363,631	10.3%
Customer C	2,449,557	17.7%	—	—
Customer D	1,780,014	12.8%	—	—

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    CONCENTRATION OF CREDIT RISK (cont.)

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total accounts receivable:

	As of December 31,
	2020		2021
	Restated (Note 18)		Restated (Note 18)
Percentage of the Group’s accounts receivable	Amount	%	Amount	%
Customer A	—	—	15,203,371	48.8%
Customer B	—	—	3,138,436	10.1%
Customer D	2,147,556	26.7%	2,098,045	6.7%

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total purchases:

	As of December 31,
	2020		2021
Percentage of the Group’s total purchase	Amount	%	Amount	%
Supplier A	—	—	3,756,094	73.8%
Supplier B	139,040	10.0%	148,812	2.9%
Supplier C	181,046	13.0%	125,017	2.5%
Supplier D	550,496	39.5%	—	—

17.    COMMITMENTS AND CONTINGENCIES

Lease Commitments

The total future minimum lease payments under the non-cancellable operating lease with respect to the office and the warehouse as of December 31, 2021 are payable as follows:

Lease Commitment
2022	$840,210
2023	359,874
2024	102,199
Total	$1,302,283

Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable.

On August 3, 2020, Shanghai Xiao-i filed a lawsuit with the High People’s Court of Shanghai in China, against Apple Computer Trading (Shanghai) Co., Ltd., Apple, Inc., and Apple Computer Trading (Shanghai) Co., Ltd. (together, “Apple”), demanding that Apple cease its infringement of Shanghai Xiao-i’s intelligent assistant patent (ZL200410053749.9 invention patent) by its Siri (intelligent assistant) (the “Patent Infringement Case”). The lawsuit seeks various remedies, including but not limited to, requiring Apple to stop manufacturing, using, offering to sell, selling or importing products that infringe Shanghai Xiao-i’s patent, and a temporary claim

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    COMMITMENTS AND CONTINGENCIES (cont.)

amount of 10 billion yuan (RMB). On August 10, 2020, the High People’s Court of Shanghai formally accepted the Patent Infringement Case filed by Shanghai Xiao-i against Apple. On September 4, 2021, Shanghai Xiao-i filed a behavior preservation application (injunction) with the Shanghai High People’s Court, demanding Apple to immediately stop the patent infringement involving Siri, including but not limited to stopping the production, selling, offering to sell, importing or using of iPhone products that infringe Shanghai Xiao-i’s patent. As of the date of this prospectus, the Patent Infringement Case is pending in the High People’s Court of Shanghai.

In the opinion of management, there were no other pending or threatened claims and litigation as of December 31, 2021 and through the issuance date of these consolidated financial statements.

18.    RESTATEMENT

Subsequent to the issuance of the Group’s consolidated financial statements for the years ended December 31, 2020 and 2021, the Group revisited its consolidated financial statements and identified certain material misstatements and as a result has restated the Group’s previously issued consolidated financial statements for the years ended December 31, 2020 and 2021.

The Company’s lack of integrated contract management process has led to the delayed provision of a number of revenue contracts to financial department. As a result, these arrangements were not accounted for in 2021 and 2020. The following table summarized the corrections made to the previously reported 2020 and 2021 consolidated balance sheets, consolidated statements of operations and comprehensive (loss)/income, consolidated statements of cash flows, and consolidated statements of changes in stockholders’ equity.

The effects of restatement for the error on the consolidated balance sheet are as follows:

	As of December 31, 2020
	As previously reported	Restatement adjustments	As Restated
Assets
Accounts receivable, net	$7,713,118	$339,446	$8,052,564
Contract costs	1,249,784	(182,495)	1,067,289
TOTAL ASSETS	25,020,577	156,951	25,177,528
Liabilities
Deferred revenue	$1,945,790	$(19,417)	$1,926,373
TOTAL LIABILITIES	31,827,317	(19,417)	31,807,900
Shareholders’ deficit
Accumulated deficit	$(76,429,115)	$166,681	$(76,262,434)
Accumulated other comprehensive loss	(3,414,511)	9,687	(3,404,824)
XIAO-I CORPORATION shareholders’ deficit	(3,983,740)	176,368	(3,807,372)
Total shareholders’ deficit	(6,806,740)	176,368	(6,630,372)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$25,020,577	$156,951	$25,177,528

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    RESTATEMENT (cont.)

	As of December 31, 2021
	As previously reported	Restatement adjustments	As Restated
Assets
Accounts receivable, net	$30,729,380	$455,399	$31,184,779
Contract costs	1,959,910	(290,391)	1,669,519
Deferred tax assets, net	5,032,946	(126,659)	4,906,287
TOTAL ASSETS	47,152,062	38,349	47,190,411
Liabilities
Deferred revenue	$3,865,505	$(912,267)	$2,953,238
TOTAL LIABILITIES	51,485,339	(912,267)	50,573,072
Shareholders’ deficit
Accumulated deficit	$(73,509,271)	$924,650	$(72,584,621)
Accumulated other comprehensive loss	(3,487,631)	23,208	(3,464,423)
XIAO-I CORPORATION shareholders’ deficit	(1,137,016)	947,858	(189,158)
Non-controlling interests	(3,196,261)	2,758	(3,193,503)
Total shareholders’ deficit	(4,333,277)	950,616	(3,382,661)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$47,152,062	$38,349	$47,190,411

The effects of restatement for the error on the consolidated statements of operations and comprehensive (loss)/income are as follows:

	For the year ended December 31, 2020
	As previously reported	Restatement adjustments	As Restated
Net revenues	$13,517,581	$339,153	$13,856,734
Cost of revenues	(7,055,574)	(172,472)	(7,228,046)
Gross profit	6,462,007	166,681	6,628,688
Loss before income tax expense	(7,458,577)	166,681	(7,291,896)
Net loss	(7,222,723)	166,681	(7,056,042)
Net loss attributable to XIAO-I CORPORATION shareholders	(6,975,046)	166,681	(6,808,365)
Foreign currency translation change, net of nil income taxes	(367,382)	9,687	(357,695)
Total comprehensive loss	(7,590,105)	176,368	(7,413,737)
Total comprehensive loss attributable to XIAO-I CORPORATION shareholders	(7,203,191)	176,368	(7,026,823)
Loss per ordinary share attributable to XIAO-I CORPORATION shareholders
Basic*	$(0.32)	$0.01	$(0.31)
Diluted	(0.32)	0.01	(0.31)

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    RESTATEMENT (cont.)

	For the year ended December 31, 2021
	As previously reported	Restatement adjustments	As Restated
Net revenues	$31,535,920	$988,093	$32,524,013
Cost of revenues	(10,783,454)	(102,277)	(10,885,731)
Gross profit	20,752,466	885,816	21,638,282
Income before income tax expense	3,031,541	885,816	3,917,357
Income tax expenses	(427,232)	(125,123)	(552,355)
Net income	2,604,309	760,693	3,365,002
Net loss attributable to non-controlling interests	(315,535)	2,724	(312,811)
Net income attributable to XIAO-I CORPORATION shareholders	2,919,844	757,969	3,677,813
Foreign currency translation change, net of nil income taxes	(130,846)	13,555	(117,291)
Total comprehensive income	2,473,463	774,248	3,247,711
Total comprehensive loss attributable to non-controlling interests	(373,261)	2,758	(370,503)
Total comprehensive income attributable to XIAO-I CORPORATION shareholders	2,846,724	771,490	3,618,214
Earnings per ordinary share attributable to XIAO-I CORPORATION shareholders
Basic*	$0.13	$0.04	$0.17
Diluted	0.13	0.03	0.16

The restatement resulted in additional $172,472 and $102,277 of contract assets recognized as cost of revenues for the years ended December 31, 2020 and 2021, respectively.

The effects of restatement for the error on the consolidated statements of changes in equity are as follows:

	As previously reported
	Ordinary shares*		Additional paid-in capital	Statutory reserve	Accumulated deficit	Accumulated other comprehensive loss	Total shareholder’s equity/(deficit)	Non-controlling interests	Total equity/ (deficit)
	Share	Amount
Balance as of December 31, 2019	22,115,592	$1,106	$75,621,294	$237,486	$(69,454,069)	$(3,186,366)	$3,219,451	$(2,436,086)	$783,365
Net loss	—	—		—	(6,975,046)	—	(6,975,046)	(247,677)	(7,222,723)
Foreign currency translation adjustment	—	—		—	—	(228,145)	(228,145)	(139,237)	(367,382)
Balance as of December 31, 2020	22,115,592	1,106	75,621,294	237,486	(76,429,115)	(3,414,511)	(3,983,740)	(2,823,000)	(6,806,740)
Net income/(loss)	—	—		—	2,919,844	—	2,919,844	(315,535)	2,604,309
Foreign currency translation adjustment	—	—		—	—	(73,120)	(73,120)	(57,726)	(130,846)
Balance as of December 31, 2021	22,115,592	$1,106	$75,621,294	$237,486	$(73,509,271)	$(3,487,631)	$(1,137,016)	$(3,196,261)	$(4,333,277)

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    RESTATEMENT (cont.)

	Restatement adjustments
	Ordinary shares*		Additional paid-in capital	Statutory reserve	Accumulated deficit	Accumulated other comprehensive loss	Total shareholder’s equity/(deficit)	Non-controlling interests	Total equity/ (deficit)
	Share	Amount
Balance as of December 31, 2019	—	$—	$—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	166,681	—	166,681	—	166,681
Foreign currency translation adjustment	—	—	—	—	—	9,687	9,687	—	9,687
Balance as of December 31, 2020	—	—	—	—	166,681	9,687	176,368	—	176,368
Net income	—	—	—	—	757,969	—	757,969	2,724	760,693
Foreign currency translation adjustment	—	—	—	—	—	13,521	13,521	34	13,555
Balance as of December 31, 2021	—	$—	$—	$—	$924,650	$23,208	$947,858	$2,758	$950,616
	As Restated
	Ordinary shares*		Additional paid-in capital	Statutory reserve	Accumulated deficit	Accumulated other comprehensive loss	Total shareholder’s equity/(deficit)	Non-controlling interests	Total equity/ (deficit)
	Share	Amount
Balance as of December 31, 2019	22,115,592	$1,106	$75,621,294	$237,486	$(69,454,069)	$(3,186,366)	$3,219,451	$(2,436,086)	$783,365
Net loss	—	—	—	—	(6,808,365)	—	(6,808,365)	(247,677)	(7,056,042)
Foreign currency translation adjustment	—	—	—	—	—	(218,458)	(218,458)	(139,237)	(357,695)
Balance as of December 31, 2020	22,115,592	1,106	75,621,294	237,486	(76,262,434)	(3,404,824)	(3,807,372)	(2,823,000)	(6,630,372)
Net income/(loss)	—	—	—	—	3,677,813	—	3,677,813	(312,811)	3,365,002
Foreign currency translation adjustment	—	—	—	—	—	(59,599)	(59,599)	(57,692)	(117,291)
Balance as of December 31, 2021	22,115,592	$1,106	$75,621,294	$237,486	$(72,584,621)	$(3,464,423)	$(189,158)	$(3,193,503)	$(3,382,661)

The effects of restatement for the error on the consolidated statements of cash flows are as follows:

	For the year ended December 31, 2020
	As previously reported	Restatement adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,222,723)	$166,681	$(7,056,042)
Changes in assets and liabilities
Accounts receivable	(380,457)	(320,803)	(701,260)
Contract costs	141,069	172,472	313,541
Deferred revenue	7,565	(18,350)	(10,785)

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    RESTATEMENT (cont.)

	For the year ended December 31, 2021
	As previously reported	Restatement adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,604,309	$760,693	$3,365,002
Adjustments to reconcile net income to net cash used in operating activities:
Deferred tax expenses	409,545	125,123	534,668
Changes in assets and liabilities
Accounts receivable	(23,286,911)	(106,526)	(23,393,437)
Contract costs	(710,126)	102,276	(607,850)
Deferred revenue	1,919,715	(881,566)	1,038,149

19.    SUBSEQUENT EVENTS

In May 2022, three holders have signed convertible loans extension agreements with the VIE. Sunny Concord International Ltd. agreed to extend the maturity date to December 31, 2022, and Senbiao Hu and Chunhui Li agreed to extend the maturity date to November 2022. In August 2022, the VIE has repaid the principal and interest of the convertible loan to Jinzhi Li. Jun Xu agreed to extend the maturity date to May 6, 2023, and Fumei Shi agreed to extend to December 2, 2022. In September 2022, Guoqiang Chen has signed a convertible loan extension agreement with the VIE and agreed to extend the maturity date to September 1, 2023. All of these loans can be extended with both parties’ consensus prior to the new maturity date.

In October 2022, the VIE has decided to repay all convertible loans by cash in future. In the opinion of the Company’s PRC Counsel, Jingtian & Gongcheng, VIE’s decision to pay cash to the lenders is not in violation of applicable PRC laws and regulations or contractual provisions in the investment agreement. The total expected cash payment was $6,052,072 as of December 31, 2021 under the scenario that an affiliate of the VIE, including Xiao-I, could not consummate an IPO or meet the enterprise market value criteria. If such affiliate of the VIE completes an IPO before the maturity of convertible loans and meet enterprise market value criteria, the amount of total cash payment equals to convertible shares market value, which is the closing price of Xiao-I Corporation ADS upon listing date on exchange market.

The Group has evaluated subsequent events through October 26, 2022, the date of issuance of the revised consolidated financial statements, and noted that there are no other subsequent events.

20.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Group performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Group to disclose the financial statements for the parent Company.

XIAO-I CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

PARENT COMPANY BALANCE SHEETS

	As of December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
ASSETS
Cash and cash equivalents	$1,105	$1,105
Prepaid expenses and other current assets, net	4	4
TOTAL ASSETS	$1,109	$1,109

LIABILITIES
Investment deficit in subsidiaries and VIEs	3,808,481	190,267
TOTAL LIABILITIES	$3,808,481	$190,267

Shareholders’ deficit
Ordinary shares*(par value of $0.00005 per share; 1,000,000,000 shares authorized as of December 31, 2020 and 2021, respectively; 22,115,592 shares issued and outstanding as of December 31, 2020 and 2021, respectively)	1,106	1,106
Additional paid-in capital	75,621,294	75,621,294
Statutory reserve	237,486	237,486
Accumulated deficit	(76,262,434)	(72,584,621)
Accumulated other comprehensive loss	(3,404,824)	(3,464,423)
Total shareholders’ deficit	$(3,807,372)	$(189,158)

__________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on March 29, 2019.

PARENT COMPANY STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME

	For the years ended December 31,
	2020	2021
	Restated (Note 18)	Restated (Note 18)
Revenue	$—	$—
Cost of revenue	—	—
Gross profit	—	—

Operating expenses:
Share of (loss)/income in subsidiaries and VIEs	$(6,808,365)	$3,677,813
(Loss)/Income before income tax provision	(6,808,365)	3,677,813
Provision for income tax	—	—
Net (loss)/income	$(6,808,365)	$3,677,813

PARENT COMPANY STATEMENTS OF CASH FLOW

For the years ended December 31,
	2020	2021
Net cash provided by operating activities	$—	$—
Net cash used in investing activities	—	—
Net cash provided by financing activities	—	—
Net cash inflow	$—	$—

XIAO-I CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,311,846	$1,524,030
Accounts receivable, net	31,184,779	35,498,955
Amounts due from related parties	391,919	374,367
Inventories, net	768,762	270,065
Contract costs	1,669,519	2,589,487
Advance to suppliers	90,350	3,108,139
Deferred offering costs	—	514,182
Prepaid expenses and other current assets, net	388,848	303,296
Total current assets	35,806,023	44,182,521

Non-current assets:
Property and equipment, net	207,989	170,994
Intangible assets, net	798,459	707,701
Long-term investment	335,448	2,963,483
Right of use assets	1,194,859	988,803
Deferred tax assets, net	4,906,287	4,881,462
Prepaid expenses and other, non-current assets	3,941,346	3,740,001
Total non-current assets	11,384,388	13,452,444
TOTAL ASSETS	$47,190,411	$57,634,965

Commitments and Contingencies

Liabilities
Current liabilities:
Short-term borrowings	$9,117,158	$15,709,376
Accounts payable	5,581,879	3,039,985
Amount due to related parties-current	1,558,642	732,957
Deferred revenue	2,953,238	5,010,410
Convertible loans	5,717,737	5,473,774
Accrued liabilities and other current liabilities	10,316,432	12,729,322
Lease liabilities, current	800,658	689,837
Income tax payable	17,904	—
Total current liabilities	36,063,648	43,385,661

Non-current liabilities:
Amount due to related parties-non current	8,905,313	8,836,834
Accrued liabilities, non-current	5,157,971	7,671,798
Lease liabilities, non-current	446,140	387,705
Total non-current liabilities	14,509,424	16,896,337
TOTAL LIABILITIES	50,573,072	60,281,998

Shareholders’ (deficit)/equity
Ordinary shares (par value of $0.00005 per share; 1,000,000,000 shares authorized as of December 31, 2021 and June 30, 2022, respectively; 22,115,592 shares issued and outstanding as of December 31,2021 and June 30, 2022, respectively)	$1,106	$1,106
Additional paid-in capital	75,621,294	75,621,294
Statutory reserve	237,486	237,486
Accumulated deficit	(72,584,621)	(71,991,448)
Accumulated other comprehensive loss	(3,464,423)	(3,446,817)
XIAO-I CORPORATION shareholders’ (deficit)/equity	(189,158)	421,621
Non-controlling interests	(3,193,503)	(3,068,654)
Total shareholders’ deficit	(3,382,661)	(2,647,033)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$47,190,411	$57,634,965

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XIAO-I CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the six months ended June 30,
	2021	2022
	(Unaudited)	(Unaudited)
Net revenues	$8,874,070	$12,859,481
Cost of revenues	(3,598,319)	(3,720,705)
Gross profit	5,275,751	9,138,776

Operating expenses:
Selling expenses	(2,205,736)	(2,094,124)
General and administrative expenses	(3,598,496)	(1,725,928)
Research and development expenses	(2,692,321)	(3,669,196)
Total operating expenses	(8,496,553)	(7,489,248)
(Loss)/income from operations	(3,220,802)	1,649,528

Other income/(loss):
Investment loss	(97,841)	(121,618)
Interest expense	(739,401)	(1,202,391)
Foreign currency exchange gain/(loss)	4,954	(38,375)
Other income, net	498,833	82,535
Total other loss	(333,455)	(1,279,849)

(Loss)/Income before income tax expense	(3,554,257)	369,679
Income tax benefits	568,713	220,820
Net (loss)/income	$(2,985,544)	$590,499
Net loss attributable to non-controlling interests	(158,687)	(2,674)
Net (loss)/income attributable to XIAO-I CORPORATION shareholders	(2,826,857)	593,173
Other comprehensive (loss)/income
Foreign currency translation change, net of nil income taxes	(76,542)	145,129
Total other comprehensive (loss)/income	(76,542)	145,129
Total comprehensive (loss)/income	$(3,062,086)	$735,628
Total comprehensive (loss)/income attributable to non-controlling interests	(182,878)	124,849
Total comprehensive (loss)/income attributable to XIAO-I CORPORATION shareholders	(2,879,208)	610,779
(Loss)/Income per ordinary share attributable to XIAO-I CORPORATION shareholders
Basic	(0.13)	0.03
Diluted	(0.13)	0.03
Weighted average number of ordinary shares outstanding
Basic	22,115,592	22,115,592
Diluted	22,115,592	22,362,552

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XIAO-I CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Statutory reserve	Accumulated deficit	Accumulated other comprehensive loss	Total shareholder’s deficit	Non-controlling interests	Total deficit
	Share	Amount
Balance as of December 31, 2020	22,115,592	1,106	75,621,294	237,486	(76,262,434)	(3,404,824)	(3,807,372)	(2,823,000)	(6,630,372)
Net loss	—	—	—	—	(2,826,857)	—	(2,826,857)	(158,687)	(2,985,544)
Foreign currency translation adjustment	—	—	—	—	—	(52,351)	(52,351)	(24,191)	(76,542)
Balance as of June 30, 2021	22,115,592	$1,106	$75,621,294	$237,486	$(79,089,291)	$(3,457,175)	$(6,686,580)	$(3,005,878)	$(9,692,458)

Balance as of December 31, 2021	22,115,592	$1,106	$75,621,294	237,486	(72,584,621)	(3,464,423)	(189,158)	(3,193,503)	(3,382,661)
Net income/(loss)	—	—	—	—	593,173	—	593,173	(2,674)	590,499
Foreign currency translation adjustment	—	—	—	—	—	17,606	17,606	127,523	145,129
Balance as of June 30, 2022	22,115,592	$1,106	$75,621,294	$237,486	$(71,991,448)	$(3,446,817)	$421,621	$(3,068,654)	$(2,647,033)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XIAO-I CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the six months ended June 30,
	2021	2022
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash used in operating activities	$(7,649,508)	$(6,826,343)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,836)	—
Proceeds from disposal of property and equipment	95,824	2,238
Purchase of equity method investment	—	(2,855,335)
Net cash provided by/(used in) investing activities	92,988	(2,853,097)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings from banks	4,358,443	11,730,024
Repayments of short-term borrowings from banks	(6,196,408)	(4,456,951)
Proceeds from interests-free borrowings from related parties	9,842,586	2,404,655
Repayments of interests-free borrowings from related parties	(3,973,602)	(2,353,722)
Proceeds from borrowings from third-parties	5,195,266	5,276,967
Repayments of borrowings from third-parties	(1,205,527)	(2,128,598)
Deferred offering costs	—	(531,562)
Net cash provided by financing activities	8,020,758	9,940,813

Effect of exchange rate changes	(97,414)	(49,189)

Net change in cash, cash equivalents and restricted cash	366,824	212,184
Cash, cash equivalents and restricted cash, at beginning of period	827,029	1,311,846
Cash, cash equivalents and restricted cash, at end of period	$1,193,853	$1,524,030

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$46,073	$455,164
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Recognition of Right-of-use and Lease payment liability	$—	$223,467

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

XIAO-I CORPORATION. (“Xiao-I”, or the “Company”) was incorporated under the laws of the Cayman Islands on August 20, 2018. The Company through its wholly-owned subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries (collectively, the “Group”) primarily engages in Internet technology development in the People’s Republic of China (“PRC” or “China”).

As of June 30, 2022, the Company’s major subsidiaries and consolidated VIE are as follows:

Name	Date of Incorporation	Percentage of beneficial ownership for purposes of accounting	Principal Activities
Wholly owned subsidiaries
AI PLUS HOLDING LIMITED (“AI Plus”)	August 30, 2018	100%	Investing holding company
Xiao-i Technology Limited (“Xiao-i Technology”)	December 17, 2018	100%	Investing holding company
Zhizhen Artificial Intelligent Technology (Shanghai) Co. Ltd. (“Zhizhen Technology”) (“WFOE”)	February, 21, 2020	100%	WFOE, a holding company

VIE
Shanghai Xiao-i Robot Technology Co., Ltd (“Shanghai Xiao-i”)	August 27, 2009	100%	Internet technology development

Subsidiaries of VIE
Xiaoi Robot Technology (H.K) Limited. (“Xiaoi Robot”)	June 3, 2016	100%	Internet technology development
Guizhou Xiao-i Robot Technology Co., Ltd (“Guizhou Xiao-i”)	July 18, 2016	70%	AI robot development

The following financial statement amounts and balances of the VIE and its subsidiaries were included in the accompanying unaudited condensed consolidated financial statements after elimination of intercompany transactions:

Consolidated Balance Sheets Information

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,310,737	$1,522,921
Accounts receivable, net	31,184,779	35,498,955
Amounts due from related parties	391,919	374,367
Inventories, net	768,762	270,065
Contract costs	1,669,519	2,589,487
Advance to suppliers	90,350	3,108,139
Deferred offering costs	—	514,182
Prepaid expenses and other current assets, net	388,844	303,292
Total current assets	35,804,910	44,181,408

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Non-current assets:
Property and equipment, net	207,989	170,994
Intangible assets, net	798,459	707,701
Long-term investment	335,448	254,346
Right of use assets	1,194,859	988,803
Deferred tax assets, net	4,906,287	4,881,462
Prepaid expenses and other, non-current assets	3,941,346	3,740,001
Total non-current assets	11,384,388	10,743,307
TOTAL ASSETS	$47,189,298	$54,924,715

Liabilities
Current liabilities:
Short-term borrowings	$9,117,158	$15,709,376
Accounts payable	5,581,879	3,039,985
Amount due to related parties-current	1,558,642	732,957
Deferred revenue	2,953,238	5,010,410
Accrued liabilities and other current liabilities	10,316,428	12,729,285
Convertible loans	5,717,737	5,473,774
Lease liabilities, current	800,658	689,837
Income tax payable	17,904	—
Total current liabilities	36,063,644	43,385,624

Non-current liabilities:
Amount due to related parties-non current	8,905,313	8,836,834
Accrued liabilities, non-current	5,157,971	4,909,821
Lease liabilities, non-current	446,140	387,705
Total non-current liabilities	14,509,424	14,134,360
TOTAL LIABILITIES	$50,573,068	$57,519,984

Unaudited Consolidated Statements of Operations and Comprehensive (loss)/Income

	For the six months ended June 30,
	2021	2022
Net Revenue	$8,874,070	$12,859,481
Net (loss)/income	$(2,985,544)	$645,156

Unaudited Consolidated Cash Flows Information

	For the six months ended June 30,
	2021	2022
Net cash used in operating activities	$(7,649,508)	$(6,826,343)
Net cash provided by investing activities	92,988	2,238
Net cash provided by financing activities	8,020,758	7,085,478
Effect of exchange rate changes	(97,414)	(49,189)
Net change in cash, cash equivalents and restricted cash	$366,824	$212,184

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

As of December 31, 2021 and June 30, 2022, there were no pledge or collateralization of the VIE’s assets that can only be used to settle obligations of the VIE. The amount of the net liabilities of the VIE was $3,383,770 and $2,595,269 as of December 31, 2021 and June 30, 2022, respectively. The creditors of the VIE’s third party liabilities did not have recourse to the general credit of the Company in normal course of business. Currently there is a contractual arrangement that would require the Company or its subsidiaries to provide financial support to the VIE. Under the Exclusive Business Cooperation Agreement signed on March 29, 2019 between WFOE and the VIE, WFOE will provide financial support to the VIE or the VIE’s subsidiaries in the event of a loss or serious operational difficulties during the validity term of this agreement.

2.      LIQUIDITY AND CAPITAL RESOURCES

The Group has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements were available to be issued.

For the six months ended June 30, 2021 and 2022, the Group incurred negative operating flows of $7.6 million and $6.8 million, respectively. As of June 30, 2022, the Group had an accumulated deficit of $72.0 million. The Group has funded its operations and capital needs primarily through the net proceeds received from bank borrowings, the issuance of related party loans and loans from third parties.

To meet the cash requirements for the next 12 months from the issuance date of this report, the Group is undertaking a combination of below remediation plans:

(a)     The Group is in the progress of negotiation of liabilities extension including borrowings, convertible loans and loans from third parties.

(b)    The Group is working to secure new bank financing and will use commercially reasonable best efforts to raise additional funds to support daily operations.

(c)     The Group is focusing on the improvement of operation efficiency, implementation of strict cost control and budget and enhancement of internal controls to create a synergy of the Group’s resources.

The Management plan cannot alleviate the substantial doubt of the Group’s ability to continue as a going concern. There can be no assurance that the Group will be successful in achieving its strategic plans, that the Group’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Group is unable to raise sufficient financing or events or circumstances occur such that the Group does not meet its strategic plans, the Group will be required to reduce certain discretionary spending, alter or be unable to fund capital expenditures, which would have a material adverse effect on the Group’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. Based on its need to raise additional capital to finance its future operations, as of the date the unaudited condensed consolidated financial statements for the six months ended June 30, 2022, were available to be issued, the Group has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these unaudited condensed consolidated financial statements are issued.

The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the unaudited condensed consolidated financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The accompanying unaudited condensed consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Group’s ability to operate profitably, to generate cash flows from operations, and its ability to attract investors and to borrow funds on reasonable economic terms.

(b)    Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE in which the Company, through its WFOE, has a controlling financial interest, and the VIE’s subsidiaries.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors. A VIE is an entity in which the Company, or its WFOE, through contractual arrangements, exercises operational control over the activities that most impact the economic performance, bears the risks of, and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its WFOE is the primary beneficiary of the entity for accounting purposes. However, the contractual arrangements with the VIE and its shareholders may not be as effective as equity ownership in providing operational control.

All intercompany transactions and balances among the Company, its subsidiaries, the VIE, and the VIE’s subsidiaries have been eliminated upon consolidation.

(c)     Use of estimates

The preparation of the unaudited condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the unaudited condensed consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, the allowance for doubtful accounts, the realization of deferred income tax assets, transaction price allocation between software income and maintenance service income. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited condensed consolidated financial statements.

(d)    Revenue recognition

The Group’s revenues are mainly generated from 1) sale of software products and service, 2) maintenance and support service, 3) sale of hardware products and 4) sale of cloud platform products, etc.

The Group recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, reduced by Value Added Tax (“VAT”). To achieve the core principle of this standard, we applied the following five steps:

1.      Identification of the contract, or contracts, with the customer;

2.    Identification of the performance obligations in the contract;

3.    Determination of the transaction price;

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of the revenue when, or as, a performance obligation is satisfied.

The Group enters into two major kinds of revenue arrangements with customers. The first kind of contract can include various combinations of software products, hardware products and maintenance and support service which are generally distinct and accounted for as separate performance obligations. The other kind of contract is sale of cloud platform products, which include software products and cloud platform service as two separate performance obligations. As a result, the Group’s contracts may contain multiple performance obligations. The Group determines whether arrangements are distinct based on whether the customer can benefit from the product or service on its own or together with other resources that are readily available and whether our commitment to transfer the product or service to the customer is separately identifiable from other obligations in the contract.

The following table disaggregates the Group’s revenue for the six months ended June 30, 2021 and 2022:

	For the six months ended June 30,
	2021	2022
	(Unaudited)	(Unaudited)
By revenue type
Sale of software products and service	$4,875,236	$7,694,840
Sale of hardware products	42,022	18,431
M&S service	1,431,805	1,497,871
Sale of cloud platform products	2,525,007	3,648,339
Total	$8,874,070	$12,859,481

Contract balances

When a revenue contract has performed, the Group presents the contract in the consolidated balance sheet as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. The contract assets consist of accounts receivable and contract costs. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract costs are deferred for the contract preparation and will be recognized as cost of revenues when goods or services are transferred to customers.

The contract liabilities consist of deferred revenue, which represent the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all of the Group’s revenue recognition criteria are met. The Group’s deferred revenue amounted to $2,953,238 and $5,010,410 as of December 31, 2021 and June 30, 2022, respectively. During the six months ended June 30, 2021 and 2022, the Group recognized $663,623 and $921,684 revenue that was included in deferred revenue balance at January 1, 2021 and 2022, respectively. The Group expects to recognize this balance as revenue over the next 12 months.

(e)     Deferred offering costs

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the proposed public offering. These costs, together with the underwriting discounts and commissions, will be charged to additional paid-in capital upon completion of the proposed public offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of June 30, 2022, the Company has recognized $0.5 million deferred offering costs.

(f)     Foreign currency translation

The unaudited condensed consolidated financial statements are presented in United States dollars (‘‘USD’’ or ‘‘$’’). The functional currency of certain of PRC subsidiaries is the Renminbi (‘‘RMB’’).

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the reporting period. Capital accounts of the unaudited condensed consolidated financial statements are translated into USD from RMB at their historical exchange rates when the capital transactions occurred. The rates are obtained from H.10 statistical release of the U.S. Federal Reserve Board.

	As of December 31, 2021	As of June 30, 2022

Period end RMB: USD exchange rate	6.3726	6.6981
	For the six months ended June 30,
	2021	2022
Average RMB: USD exchange rate	6.4702	6.4791

4.      ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Accounts receivable	33,747,099	37,817,099
Allowance for doubtful accounts	(2,562,320)	(2,318,144)
	$31,184,779	$35,498,955

The Group reversed bad debt expense of $243,934 and $123,703 for the six months ended June 30, 2021 and 2022, respectively.

5.      PREPAID EXPENSES AND OTHER ASSETS

Prepayments and other assets consist of the following:

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Prepaid expenses and other current assets:
Receivables from third parties	$2,479,412	$197,112
Rent deposits	211,224	85,938
Others	10,119	15,731
Bid security	70,767	4,515
Prepaid expenses and other current assets, gross	2,771,522	303,296
Bad debt provisions(1)	(2,382,674)	—
Prepaid expenses and other current assets, net	$388,848	$303,296
Prepaid expenses and other non-current assets:
Prepaid case acceptance fee(2)	$3,931,033	$3,740,001
Others	10,313	—
Prepaid expenses and other non-current assets	3,941,346	3,740,001
Total	$4,330,194	$4,043,297

__________

(1)      Receivables from third parties mainly includes funds lent to third parties. The Group established business partnership with these third parties and provided funds to support their business operation. Due to the third parties deteriorated financial position affected by COVID -19, the Group recorded bad debt expense for receivables from third parties of $1,376,195 for the six months ended June 30, 2021 and wrote off the balance in 2022.

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.      PREPAID EXPENSES AND OTHER ASSETS (cont.)

(2)      Prepaid case acceptance fee is the expense paid by the plaintiff in advance according to PRC law when the court decides to accept civil cases, economic dispute cases, maritime cases and administrative cases. The court charged the case acceptance fee of US$3.7 million in proportion to the claim amount of the lawsuit between the Group and Apple. The claim amount was RMB 10 billion, approximately US$1,493 million. The lawsuit is not expected to close within the one years and the amount is recognized in non-current portion of prepaid expenses.

6.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Electronic equipment	$147,406	$140,243
Office equipment	194,241	184,802
Leasehold improvement	55,857	53,143
Construction in progress	2,088	9,822
Less: accumulated depreciation	(191,603)	(217,016)
Property and equipment, net	$207,989	$170,994

Depreciation expense was $34,519 and $35,898 for the six months ended June 30, 2021 and 2022, respectively.

7.      INTANGIBLE ASSETS, NET

Intangible assets, net, consists of the following:

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Software	$1,092,197	$1,039,120
Less: accumulated amortization	(293,738)	(331,419)
Intangible asset, net	$798,459	$707,701

For the six months ended June 30, 2021 and 2022, amortization expense amounted to $53,787 and $53,712, respectively. Future estimated amortization expense of intangible assets is as follows:

Remainder of 2022	$51,956
2023	103,912
2024	103,912
2025	103,912
2026	103,912
Thereafter	240,097
Total	$707,701

8.      LONG-TERM INVESTMENT

Long-term investment consists of investments in privately held companies. For the six months ended June 30, 2022, the Group held 16.65% of the shares of Shanghai Shenghan Information Technology Co., Ltd (“Shanghai Shenghan”). According to the investment agreement, Shanghai Shenghan’s board of directors consists of 3 directors, one of whom is appointed by the Group. Therefore, the Group recognized it as long-term equity investment and measured in equity method since investor had the ability to exercise significant influence over Shanghai Shenghan.

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.      LONG-TERM INVESTMENT (cont.)

In February 2022, the Group entered into agreements with third parties to establish Zhizhen Guorui (Shanghai) Information Technology Development Co., Ltd. (“Zhizhen Guorui”) with a total consideration of $2.9 million. According to the investment agreement, Zhizhen Guorui’s board of directors consists of 5 directors, two of whom is appointed by the Group. Therefore, the Group recognized it as long-term equity investment and measured in equity method since investor had the ability to exercise significant influence over Zhizhen Guorui.

The following table sets forth the changes in the Group’s long-term investment:

	As of December 31, 2021		As of June 30, 2022
	$	Interest %	$	Interest %
			(Unaudited)
Equity method investments
Shanghai Shenghan	335,448	16.65%	254,346	16.65%
Zhizhen Guorui	—	—%	2,709,137	37%
Total	335,448		2,963,483

The Group recognized its share of loss of $97,841, and $121,618 for the six months ended June 30, 2021 and 2022, respectively. The cash dividend from Zhizhen Guorui is subject to repayment of loan in first priority (Note 10).

9.      CONVERTIBLE LOANS

From May to September 2021, the VIE entered into loan agreements with third parties, pursuant to which the VIE has the option to deliver either ordinary shares or cash to pay the debt upon the closing of an Initial Public Offering (“IPO”).

	Annual Interest Rate	Convertible shares	Maturity (Months)	As of December 31, 2021	As of June 30, 2022
				USD	USD
					(Unaudited)
Convertible loans:
Jinzhi Li(1)	14.40%	73,719	August, 2022	1,569,218	1,492,961
Jun Xu(2)	15.00%	14,744	May, 2022	313,844	298,592
Senbiao Hu(3)	15.00%	18,430	November, 2022	392,305	373,240
Chunhui Li(4)	15.00%	7,372	November, 2022	156,922	149,296
Fumei Shi(5)	15.00%	73,719	June, 2022	1,569,218	1,492,961
Guoqiang Chen(6)	12.00%	22,116	September, 2022	941,531	895,776
Sunny Concord International Ltd.(7)	15.00%	36,860	December, 2022	774,699	770,948
Total		246,960		5,717,737	5,473,774

__________

(1)      Pursuant to the terms of agreement, the Group is required to pay interest monthly with 14.40% annual interest rate. The principal and interest of the loan were repaid subsequently (Note 16).

(2)      The loan was extended (Note 16).

(3)      The loan was extended (Note 16). Pursuant to the extension agreement, the loan would be settled in cash without the conversion option.

(4)      The principal and interest of the loan were repaid subsequently (Note 16).

(5)      The loan was extended (Note 16). Pursuant to the extension agreement, the loan would be settled in cash without conversion option. (Note 16).

(6)      Pursuant to the terms of agreement, the Group is required to repay principal and interest of the loans when the Group could not consummate an IPO or the enterprise market value doesn’t reach $896 million (RMB 6 billion) upon closing of the IPO. The loan was extended subsequently. (Note 16)

(7)      The loan was extended. Pursuant to the extension agreement, the loan would be settled in cash without conversion option. (Note 16).

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9.      CONVERTIBLE LOANS (cont.)

Pursuant to the terms of agreements, the VIE or a subsidiary of the VIE is required to repay principal and interest of the loans if (i) either an affiliate of the VIE, including Xiao-I, is unable to consummate an Initial Public Offering (“IPO”) before the maturity of loans, or (ii) even if IPO is consummated before the maturity of loans, the enterprise market value does not equal or exceed $448 million (RMB 3 billion) upon closing of the IPO. If such affiliate of the VIE completes an IPO before the maturity of convertible loans with enterprise market value above $448 million, the convertible loan can be paid by the VIE or a subsidiary of the VIE, at the VIE’s option, delivering either ordinary shares of such affiliate or an equivalent amount in cash. If the VIE decides to deliver ordinary shares of such affiliate, the VIE will need to separately negotiate with such affiliate and obtain the necessary board and/or shareholders’ approvals of such affiliate pursuant to such affiliate’s corporate charters and the laws of the jurisdiction where it is incorporated. Accordingly, upon completion of this offering pursuant to the relevant loan agreements, the shares to be issued if such loans were converted would be ordinary shares of Xiao-I Corporation should the VIE decided to convert shares. Whether the loans are paid for in cash within ten working days after completion of the listing or in ordinary shares of Xiao-I Corporation is at the option of the VIE. As disclosed in subsequent events, the VIE will settle the cash payment through cash flow from operations, bank borrowings and other financing sources including financial support from related parties.

Loans can be extended with both parties’ consensus. Since the conversion is only exercisable upon closing of the IPO, the Group has determined that the conversion feature embedded in the convertible loans should not be bifurcated, and accounted the convertible loans as a liability until the contingency event is resolved.

The aggregate number of shares that would be issued in a hypothetical conversion of the total loans outstanding at June 30, 2022 was 246,960. The total expected cash payment was $6,075,151 as of June 30, 2022 under the scenario that an affiliate of the VIE, including Xiao-I, could not consummate an IPO or meet the enterprise market value criteria. If such affiliate of the VIE completes an IPO before the maturity of convertible loans and meet enterprise market value criteria, the amount of total cash payment equals to convertible shares market value, which is the closing price of Xiao-I Corporation ADS upon listing date on exchange market.

10.    ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Accrued expenses and other current liabilities:
Loan from third parties(1)	$4,381,136	$4,451,968
Other Tax Payable	2,777,187	3,103,624
Payroll Payable	1,591,662	2,956,053
Interest payable	1,053,854	1,605,009
Others	512,593	612,668
Accrued expenses and other current liabilities	$10,316,432	$12,729,322
Accrued liabilities, non-current:
Long-term loan from a third party(2)	—	2,761,977
Litigation related payable(3)	5,157,971	4,909,821
Accrued liabilities, non-current	5,157,971	7,671,798
TOTAL	$15,474,403	$20,401,120

__________

(1)      Loan from third parties mainly consisted of the borrowings from third parties for ordinary business operation. The borrowings are payable on demand.

(2)      Long-term loan from a third party is for the purpose of investing in Zhizhen Guorui in February 2022 (Note 8), with free interest rate in the first three years. The loan is due in five years, and if Zhizhen Guorui declares any cash dividend to the Group, the cash dividend would become the source to repay the loan in the first priority.

(3)      Litigation related payable mainly consisted of the litigation fee of the lawsuit between the Group and Apple paid by the third parties on behalf of the Group.

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11.    TAXATION

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. In March 2018, the Hong Kong Government introduced a two-tiered profit tax rate regime by enacting the Inland Revenue (Amendment) (No.3) Ordinance 2018 (the “Ordinance”). Under the two-tiered profits tax rate regime, the first HK dollar 2 million of assessable profits of qualifying corporations is taxed at 8.25% and the remaining assessable profits at 16.5%. The Ordinance is effective from the year of assessment 2018-2019. According to the policy, if no election has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to Profits Tax at the rate of 16.5% or 15%, as applicable. Because the preferential tax treatment is not elected by the Group, all the subsidiaries registered in Hong Kong are subject to income tax at a rate of 16.5%. Payments of dividends by the subsidiary to the Company are not subject to withholding tax in Hong Kong.

PRC

Generally, the Group’s WFOE, VIE and subsidiaries of VIE, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

In accordance with the implementation rules of EIT Laws, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires. The Company’s subsidiary, Shanghai Zhizhen, is eligible to enjoy a preferential tax rate of 15% from 2020 to 2022 to the extent it has taxable income under the EIT Law.

Guizhou Xiao-I was qualified as an eligible software enterprise before the income tax year-end final settlement in 2017. As a result of this qualification, it is entitled to a tax holiday of a full exemption for the years ended December 31, 2017 and 2018, in which its taxable income is greater than zero, followed by a three-year 50% exemption. In 2022, the tax holiday has expired and Guizhou Xiao-i applied qualification of HNTE, which allows Guizhou Xiao-i to enjoy a preferential tax rate of 15% from 2022 to 2024.

In general, the PRC tax authority has up to five years to conduct examinations of the Company’s tax filings. Accordingly, the PRC subsidiaries’ and the VIE and subsidiaries of the VIE’s tax years 2016 through 2021 remain open to examination by the taxing jurisdictions. According to PRC tax regulations, the PRC net operating loss can generally carry forward for no longer than five years starting from the year subsequent to the year in which the loss was incurred, and that of high-tech enterprises is no more than 10 years. Carry back of losses is not permitted.

The income tax provision consists of the following components:

	For the six months ended June 30,
	2021	2022
	(Unaudited)	(Unaudited)
Current income tax expenses	$—	$—
Deferred income tax benefits	(568,713)	(220,820)
Total income tax benefits	$(568,713)	$(220,820)

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11.    TAXATION (cont.)

A reconciliation between the Group’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:

	For the six months ended June 30,
	2021	2022
	(Unaudited)	(Unaudited)
(Loss)/income before income tax	$(3,554,257)	$369,679
Income tax expense at statutory tax rate	(888,564)	92,420
Additional deduction for R&D expenses	(504,921)	(687,974)
Investment loss	24,460	30,404
Non-deductible welfare and union funds	1,507	1,396
Entertainment expense	9,365	2,032
Tax effect of tax rate in a different jurisdiction	82,965	31,323
Effect of preferential tax rates	379,142	(393,610)
Deferred tax effect of tax rate change	—	559,437
Change in valuation allowance	327,333	143,752
Income tax benefits	$(568,713)	$(220,820)

The significant components of the net deferred tax assets are summarized below:

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Deferred tax assets:
Tax losses	$6,239,757	$5,927,060
Allowance for doubtful accounts	773,701	356,398
Accrued expenses	257,966	448,815
Impairment	310,430	286,794
Non-deductible education expense	818	778
Lease liabilities	191,758	162,885
Valuation allowance	(2,685,373)	(2,152,778)
Total deferred tax assets	$5,089,057	$5,029,952
Deferred tax liabilities:
Right-of-use assets	(182,770)	(148,490)
Deferred tax assets, net	$4,906,287	$4,881,462

As of December 31, 2021 and June 30, 2022, the Group had net operating loss carryforwards of approximately $36,288,770 and $37,617,488, respectively, which arose from the Group’s subsidiaries, the VIE and the VIE’s subsidiaries established in the PRC and Hong Kong. As of December 31, 2021 and June 30, 2022, deferred tax assets from the net operating loss carryforwards amounted to $6,239,757 and $5,927,060, respectively. Due to the Group’s history of recurrent losses, the management did not expect the Subsidiaries of VIE will generate enough profit to utilize the deferred tax assets in the future. The Group has recognized a valuation allowance of $2,685,373 and $2,152,778 as of December 31, 2021 and June 30, 2022, respectively.

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11.    TAXATION (cont.)

Changes in valuation allowance are as follows:

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Balance at the beginning of the year	$1,911,048	$2,685,373
Current year addition	810,159	163,311
Current year reduction	(90,370)	(578,996)
Exchange rate effect	54,536	(116,910)
Balance at the end of the year	$2,685,373	$2,152,778

As of June 30, 2022, net operating loss carryforwards from PRC will expire, if unused, in the following amounts:

Net operating loss carryforwards
Remainder of 2022	$207
2023	332,360
2024	3,247,430
2025	1,594,412
2026	1,922,086
Thereafter	26,742,325
Total	$33,838,820

As of June 30, 2022, net operating loss from HK will carry forward indefinitely, in the following amounts:

Net operating loss carryforwards indefinitely	3,778,668
Total	$3,778,668

12.    LEASES

Effective on January 1, 2020, the Company adopted Topic 842. At the inception of a contract, the Group determines if the arrangement is, or contains, a lease. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Rent expense is recognized on a straight-line basis over the lease term.

Supplemental balance sheet information related to operating lease was as follows:

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Right-of-use Assets	$1,194,859	$988,803

Lease payment liabilities-current	(800,658)	(689,837)
Lease payment liabilities- non-current	(446,140)	(387,705)
Total	$(1,246,798)	$(1,077,542)

The weighted average discount rate for the operating lease was 4.75% and 4.70% as of December 31, 2021 and June 30, 2022. The amortization expenses of right-of-use assets were $663,069 and $378,010 for the six months ended June 30, 2021 and 2022.

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.    LEASES (cont.)

For the six months ended June 30, 2021 and 2022, the lease expense was as follows:

	For the six months ended June 30,
	2021	2022
	(Unaudited)	(Unaudited)
Operating leases cost excluding short-term rental expense	$663,637	$368,547
Short-term lease cost	—	1,513
Total	$663,637	$370,060

The following is a schedule of future minimum payments under our operating leases:

Operating Leases
Remainder of 2022	$546,935
2023	381,307
2024	189,009
Total lease payments	1,117,251
Less: imputed interest	(39,709)
Total	$1,077,542

13.    RELATED PARTY TRANSACTIONS

Related parties

The following is a list of related parties which the Group has transactions with:

No.	Name of Related Parties	Relationship
1	Zhejiang Baiqianyin Network Technology Co., Ltd (“Zhejiang Baiqianyin”)	An entity which has a common director of the Board of Directors with the Group
2	Shanghai Shenghan	An entity which the Group holds 16.56% equity interests
3	Shanghai Aoshu Enterprise Management Partnership (Limited Partnership) (“Shanghai Aoshu”)	An entity which is the Group’s employee stock ownership platform, and has a common director of the Board of Directors with the Group
4	Shanghai Machinemind Intelligent Technolgy Co., Ltd.	An entity which the Company holds 18% equity interests
5	Jiaxing Sound Core Intelligent Technology Co., LTD	An entity which Shanghai Shenghan holds 20% equity interests
6	Hui Yuan	Chairman of the board, one of the major shareholders holding 14.73% equity interests of the Company
7	Tianjin Haiyin Equity Investment Fund Partnership (Limited Partnership) (“Tianjin Haiyin”)	A significant shareholder holding 5.18% equity interests of the Company
8	Jiaxing Chiyu Investment Partnership (limited Partnership)	A significant shareholder holding 5.44% equity interests of the Company
9	Haiyin Capital Investment (International) Limited	A subsidiary of Tianjin Haiyin

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.    RELATED PARTY TRANSACTIONS (cont.)

Amounts due from related parties

Amounts due from related parties consisted of the following for the periods indicated:

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Accounts receivable
Zhejiang Baiqianyin	$52,883	$50,313

Other receivables
Shanghai Aoshu(a)	22,055	20,983
Zhejiang Baiqianyin(b)	316,981	303,071
Total	$391,919	$374,367

__________

(a)      Other receivable from Shanghai Aoshu was the payment to an employee on behalf of Shanghai Aoshu.

(b)      Other receivable from Zhejiang Baiqianyin consists of the interest-free borrowings for ordinary business.

Amounts due to related parties

Amount due to related parties consisted of the following for the periods indicated:

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
Due to related parties-current
Accounts payable
Shanghai Shenghan	$470,765	$5,855
Shanghai Machinemind Intelligent Technology Co., Ltd.	76,892	73,155
Jiaxing Sound Core Intelligent Technology Co., LTD	98,076	78,380

Interest-free loans(c)
Jiaxing Chiyu Investment Partnership (limited Partnership)	$784,610	$447,888
Haiyin Capital Investment (International) Limited	128,299	127,679
Subtotal-due to related parties-current	1,558,642	732,957

Due to related parties-non current
Interest-free loans(c)
Hui Yuan	$8,905,313	$8,836,834
Subtotal-due to related parties-non current	8,905,313	8,836,834
Total	$10,463,955	$9,569,791

__________

(c)      The balance represents the advance funds from related parties for daily operational purposes. The funds are interest-free, unsecured and repayable on demand. Hui Yuan’s loans are repayable on demand after December 31, 2023.

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.    RELATED PARTY TRANSACTIONS (cont.)

	For the six months ended June 30,
Nature	2021	2022
	(Unaudited)	(Unaudited)
Software and service income
Zhejiang Baiqianyin	$143,802	$—

Interest-free loans from related parties
Hui Yuan	$6,591,759	$552,546
Zhejiang Baiqianyin	3,122,006	1,852,109
Haiyin Capital Investment (International) Limited	128,821	—

Interest-free loans repayment to related parties
Zhejiang Baiqianyin	$3,123,551	$1,853,653
Hui Yuan	772,774	175,950
Jiaxing Chiyu Investment Partnership (limited Partnership)	—	308,685
Jiaxing Sound Core Intelligent Technology Co., LTD	—	15,434
Shanghai Shenghan	77,277	—

Return of inventories to a related party
Shanghai Shenghan	—	456,974

14.    CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total revenue.

	For the Six Months Ended June 30,
	2021		2022
	(Unaudited)		(Unaudited)
Percentage of the Group’s total revenue	Amount	%	Amount	%
Customer A	*	*	3,365,684	26.2%
Customer B	1,676,773	18.9%	2,890,063	22.5%
Customer C	*	*	1,655,513	12.9%
Customer D	1,239,354	14.0%	*	*
Customer E	947,741	10.7%	*	*

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total accounts receivable:

	As of
	December 31, 2021		June 30, 2022
			(Unaudited)
Percentage of the Group’s accounts receivable	Amount	%	Amount	%
Customer A	15,203,371	48.8%	17,915,528	50.5%
Customer B	3,138,436	10.1%	4,636,810	13.1%

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14.    CONCENTRATION OF CREDIT RISK (cont.)

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total purchases:

	For the Six Months Ended June 30,
	2021		2022
	(Unaudited)		(Unaudited)
Percentage of the Group’s total purchase	Amount	%	Amount	%
Supplier A	1,830,161	84.7%	1,667,947	36.2%
Supplier B	*	*	1,395,707	30.3%
Supplier C	*	*	1,142,890	24.8%

15.    COMMITMENTS AND CONTINGENCIES

Lease Commitments

The total future minimum lease payments under the non-cancellable operating lease with respect to the office and the warehouse as of June 30, 2022 are payable as follows:

Lease Commitment
Remainder of 2022	$549,528
2023	382,603
2024	189,009
Total	$1,121,140

Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable.

On August 3, 2020, Shanghai Xiao-i filed a lawsuit with the High People’s Court of Shanghai in China, against Apple Computer Trading (Shanghai) Co., Ltd., Apple, Inc., and Apple Computer Trading (Shanghai) Co., Ltd. (together, “Apple”), demanding that Apple cease its infringement of Shanghai Xiao-i’s intelligent assistant patent (ZL200410053749.9 invention patent) by its Siri (intelligent assistant) (the “Patent Infringement Case”). The lawsuit seeks various remedies, including but not limited to, requiring Apple to stop manufacturing, using, offering to sell, selling or importing products that infringe Shanghai Xiao-i’s patent, and a temporary claim amount of 10 billion yuan (RMB). On August 10, 2020, the High People’s Court of Shanghai formally accepted the Patent Infringement Case filed by Shanghai Xiao-i against Apple. On September 4, 2021, Shanghai Xiao-i filed a behavior preservation application (injunction) with the Shanghai High People’s Court, demanding Apple to immediately stop the patent infringement involving Siri, including but not limited to stopping the production, selling, offering to sell, importing or using of iPhone products that infringe Shanghai Xiao-i’s patent. As of the date of this prospectus, the Patent Infringement Case is pending in the High People’s Court of Shanghai.

In the opinion of management, there were no other pending or threatened claims and litigation as of June 30, 2022 and through the issuance date of these unaudited condensed consolidated financial statements.

XIAO-I CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.    SUBSEQUENT EVENTS

In August 2022, the VIE has repaid the principal and interest of the convertible loan to Jinzhi Li. Jun Xu agreed to extend the maturity date to May 6, 2023, and Fumei Shi agreed to extend to December 2, 2022.

In September 2022, Guoqiang Chen has signed a convertible loan extension agreement with the VIE and agreed to extend the maturity date to September 1, 2023.

In October 2022, the VIE has decided to repay all convertible loans by cash in future. In the opinion of the Company’s PRC Counsel, Jingtian & Gongcheng, VIE’s decision to pay cash to the lenders is not in violation of applicable PRC laws and regulations or contractual provisions in the investment agreement. The total expected cash payment was $6,075,151 as of June 30, 2022, under the scenario that an affiliate of the VIE, including Xiao-I, could not consummate an IPO or meet the enterprise market value criteria. If such affiliate of the VIE completes an IPO before the maturity of convertible loans and meet enterprise market value criteria, the amount of total cash payment equals to convertible shares market value, which is the closing price of Xiao-I Corporation ADS upon listing date on exchange market.

In December 2022, the VIE has repaid the principal and interest of the convertible loan to Chunhui Li. In January 2023, Fumei Shi and Sunny Concord International Ltd. signed extension agreements with the VIE and agreed to extend the maturity date to April 30, 2024, respectively. In February 2023, Senbiao Hu signed an extension agreement with the VIE and agreed to extend the maturity date to November 23, 2023. Pursuant to the extension agreements with Fumei Shi, Sunny Concord and Senbiao Hu, the loans would be settled in cash without conversion options.

The Group has evaluated all subsequent events and transactions that occurred after June 30, 2022 up through the date of issuance of the unaudited condensed consolidated financial statements on November 23, 2022, and noted that there are no other subsequent events except for events mentioned above.

American Depositary Shares

XIAO-I CORPORATION

_________________

PROSPECTUS

_________________

Until April 3, 2023 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

March 9, 2023